SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2014
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2014 and 2013, and for the Year Ended December 31, 2014, Supplemental Schedules as of and for the year ended December 31, 2014, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2014	3
Notes to Financial Statements as of December 31, 2014 and 2013 and for the Year Ended December 31, 2014	4
SUPPLEMENTAL SCHEDULES AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2014
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year)	28
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions	169

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable or are not required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content are, presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
June 26, 2015

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2014 AND 2013

(Dollars in millions)	2014	2013
ASSETS:
Investments — at fair value — interest in Master Trust	$45,836	$44,404
Receivables:
Notes receivable from participants	706	714

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	46,542	45,118
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(327)	(245)
NET ASSETS AVAILABLE FOR BENEFITS	$46,215	$44,873
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

(Dollars in millions)
ADDITIONS:
Net Master Trust activity	$1,786
Interest income from notes receivable from participants	22
Contributions:
Employer	765
Participant	1,778
Total contributions	2,543
Total additions	4,351
DEDUCTIONS — Benefits paid	3,009
NET ADDITIONS	1,342
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	44,873
End of year	$46,215
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2014 AND 2013, AND FOR THE YEAR ENDED DECEMBER 31, 2014
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (IRC) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings to provide additional security for their retirement. An employee of The Boeing Company (the “Company” or “Boeing”) becomes eligible to participate on the first day of employment.
The Plan also provides for salary continuation during extended illness of certain bargaining units of active employees or disbursement of their remaining account balance at termination.
The Plan includes an auto-enrollment provision for newly eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a default investment fund until changed by the Members.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). State Street Bank and Trust Company (“SSBT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee controls and manages the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation from pretax, after-tax, or a combination of both, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contributions and the employer-matching and Company’s contributions, allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”) (a dividend payout program), as of December 31, 2014 and 2013. Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, both pretax and after-tax, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their own pretax contribution accounts, employer-matching contribution accounts, and Company contribution accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her pretax contribution account are subject to certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
In the event of illness or injury and if a Member has used all of their regular sick leave benefits, eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance (excluding a Member’s salary continuation balance and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month, immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 2.0% to 9.8% at December 31, 2014, with loans maturing at various dates through December 2034.
Loan repayment is made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will continue to be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to

10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect an annuity contract. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 1/2. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is $1,000 or less, it will automatically be paid out to the Member in accordance with applicable Plan terms.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets available for benefits.

•
Investments in common/collective trust funds are valued based on the year-end unit value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at fair value and then adjusted to contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued using prices provided by SSBT, which are based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (TBAs) are valued similarly to fixed-income securities in active markets. TBAs are included in synthetic GICs and payables for securities purchased on the Master Trust’s statements of net assets available for benefits.

•
Investments in limited partnerships are recorded based upon the net asset value (NAV) provided by the partnerships. There are no unfunded commitments and the Plan does not have the ability to make redemption requests from limited partnerships.

•
Other investments include over-the-counter (OTC) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

•
Cash equivalents and short-term investments include certificates of deposits, Treasury bills, and discounted notes with original maturities of three months or less for cash equivalents and greater than three months, but less than one year for short-term investments. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 946-210-45 through 946-210-55, the synthetic GICs are included at fair value in participant-directed investments in the statements of net assets available for benefits, and an additional line item is presented representing the adjustment from fair value to contract value. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. The net appreciation/depreciation in fair value of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the assets as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Valuation Controls — Plan management has controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The Board of Directors of the Company has delegated the fiduciary oversight of Plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (EBIC). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (CIO), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets at least quarterly with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Limited partnerships are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding on the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the statement of changes.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.
Recent Accounting Guidance Not Yet Adopted — In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the NAV per share practical expedient. It also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the NAV per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. Plan management is currently evaluating the impact of ASU No. 2015-07, which will be effective for the Plan beginning January 1, 2016.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (VIP SVF), which is managed by Goldman Sachs Asset Management Company LLP (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified bond portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future interest-crediting rate. Primary variables impacting the future crediting rate of the wrap contracts include current yield of the underlying assets within the wrap contract, duration of the underlying assets covered by the wrap contract, and the existing difference between market value and contract value of the underlying assets within the wrap contract. The issuer guarantees that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract and administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets available for benefits, as discussed in Note 2, at fair value in participant-directed investments, and an additional line item is presented representing the adjustment from fair value to contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued using prices provided by SSBT, which are based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust; SSBT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified bond portfolios managed by BlackRock Financial Management Inc., Voya Investment Management Co., JPMorgan Asset Management (JPMAM), Pacific Investment Management Company, Prudential Fixed Income Management, and Western Asset Management Co. In addition to the diversified bond portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPMAM.
The wrap providers are each contractually obligated to pay the principal and specified interest rate that is guaranteed to the VIP SVF. The respective interest-crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. Such interest rates are reviewed and reset on a quarterly basis. Synthetic GICs provide prospective crediting interest rates, which are adjusted quarterly based on the interest earnings, fair value, and duration of the underlying diversified bond portfolios. The crediting rate of each contract in any given quarter will reflect market experience from the previous quarter. The wrap providers may not terminate the contracts at any amount less than contract value.
Certain events, such as a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.
The average yields of the VIP SVF for the years ended December 31, 2014 and 2013, are as follows:

	2014	2013
Average yields:
Based on annualized earnings (1)	1.66%	1.44%
Based on interest rate credited to Members (2)	2.11%	1.87%

(1)	Computed by dividing the annualized one-day actual earnings of the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

(2)	Computed by dividing the annualized one-day earnings credited to Members in the VIP SVF on the last day of the plan year by the fair value of the investments of the VIP SVF on the same date.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets available for benefits is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets available for benefits is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust was $45,836 and $44,404, respectively, representing 100% of the Master Trust’s net assets at December 31, 2014 and 2013, respectively.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2014, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.
The Master Trust’s statements of net assets available for benefits as of December 31, 2014 and 2013, are as follows:

	2014	2013
ASSETS:
Investments — at fair value:
Common/collective trusts	$20,652	$18,455
Common and preferred stock	5,819	5,394
Boeing common stock	6,086	7,030
Synthetic GICs	11,992	12,215
Limited partnerships	1	1
Fixed-income securities	1,154	944
Other investments	10	4
Total investments — at fair value	45,714	44,043
Cash and cash equivalents	227	287
Receivables:
Receivables for securities sold	254	198
Accrued investment income	66	66
Other	30	16
Total receivables	350	280
Total assets	46,291	44,610
LIABILITIES:
Payables for securities purchased	322	149
Accrued investment and administration expenses	22	22
Other	111	35
Total liabilities	455	206
NET ASSETS AVAILABLE FOR BENEFITS — At fair value	45,836	44,404
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE FOR FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS	(327)	(245)
NET ASSETS AVAILABLE FOR BENEFITS	$45,509	$44,159

Changes in net assets for the Master Trust for the year ended December 31, 2014, are as follows:

Net appreciation (depreciation) of investments:
Common/collective trusts	$1,241
Common and preferred stock	446
Boeing common stock	(347)
Other	(30)
Net appreciation of investments	1,310
Interest income	306
Dividend income	255
Investment income	561
Net investment income	1,871
Amounts received from participating plans	2,901
Deductions:
Amounts paid to participating plans	3,337
Investment and administration expenses	85
Total deductions	3,422
Increase in net assets	1,350
Beginning of year	44,159
End of year	$45,509

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Basis of Fair Value Measurement:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.
The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by classes of assets and liabilities on the basis of the nature and risk of the investments measured at fair value on a recurring basis as of December 31, 2014 and 2013. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize transfers between levels at the beginning of the reporting period.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2014
Investment assets:
Common/collective trusts:
U.S. equity	$—	$11,246	$—	$11,246
Non-U.S. equity	—	3,766	—	3,766
Fixed income	—	5,240	—	5,240
Other	—	400	—	400
Total common/collective trusts	—	20,652	—	20,652
Common and preferred stocks:
U.S. equity	4,446	—	—	4,446
Non-U.S. equity	1,119	254	—	1,373
Total common and preferred stocks	5,565	254	—	5,819
Fixed-income securities:
Corporate bonds	—	454	—	454
Mortgage-backed and asset-backed	—	165	28	193
U.S. government and agency	—	246	—	246
Other	—	261	—	261
Total fixed-income securities	—	1,126	28	1,154
Boeing common stock	6,086	—	—	6,086
Synthetic GICs:
U.S. government and agency	—	4,927	6	4,933
Corporate bonds	—	3,846	—	3,846
Mortgage-backed and asset-backed	—	1,909	922	2,831
Common/collective trusts — fixed-income	—	251	—	251
Other	—	131	—	131
Total synthetic GICs	—	11,064	928	11,992
Limited partnerships	—	—	1	1
Other investments	—	10	—	10
Total investment assets	11,651	33,106	957	45,714
Receivables:
Forward currency contracts	—	11	—	11
Futures	1	—	—	1
Total receivables	1	11	—	12
Cash equivalents	—	6	—	6
Total financial assets	$11,652	$33,123	$957	$45,732
Investment liabilities:
Swaps	$—	$24	$—	$24
Options	—	2	—	2
Futures	3	—	—	3
Forward currency contracts	—	10	—	10
Total investment liabilities	$3	$36	$—	$39

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2013
Investment assets:

Common/collective trusts:
U.S. equity	$—	$10,725	$—	$10,725
Non-U.S. equity	—	3,938	—	3,938
Fixed income	—	3,392	—	3,392
Short-term investment	—	400	—	400
Total common/collective trusts	—	18,455	—	18,455
Common and preferred stocks:
U.S. equity	4,129	—	—	4,129
Non-U.S. equity	1,031	234	—	1,265
Total common and preferred stocks	5,160	234	—	5,394
Fixed-income securities:
Corporate bonds	—	393	—	393
Mortgage-backed and asset-backed	—	155	17	172
U.S. government and agency	—	189	—	189
Other	—	190	—	190
Total fixed-income securities	—	927	17	944
Boeing common stock	7,030	—	—	7,030
Synthetic GICs:
U.S. government and agency	—	5,784	6	5,790
Corporate bonds	—	3,304	—	3,304
Mortgage-backed and asset-backed	—	1,819	705	2,524
Common collective trusts — fixed income	—	334	—	334
Other	—	263	—	263
Total synthetic GICs	—	11,504	711	12,215
Limited partnerships	—	—	1	1
Other investments	—	4	—	4
Total investment assets	12,190	31,124	729	44,043
Receivables:
Forward currency contracts	—	4	—	4
Futures	1	—	—	1
Total receivables	1	4	—	5
Cash equivalents	—	14	—	14
Total financial assets	$12,191	$31,142	$729	$44,062
Investment liabilities:
TBAs	$—	$3	$—	$3
Swaps	—	5	—	5
Forward currency contracts	—	5	—	5
Total investment liabilities	$—	$13	$—	$13

Total Master Trust investment assets at fair value classified within Level 3 were $957 and $729 million as of December 31, 2014 and 2013, respectively, which primarily consist of fixed-income securities, including those underlying the synthetic GICs, and an investment in a partnership. Such amounts were 2.09% and 1.65% of “Total investment assets” in the Master Trust’s statements of net assets available for benefits as of December 31, 2014 and 2013, respectively.
Level 3 Activities — A summary of changes in the fair value of the Master Trust’s Level 3 investment assets for the years ended December 31, 2014 and 2013, is as follows:

	January 1, 2014 Beginning Balance	Net Unrealized and Realized Gains (Losses)	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2014 Ending Balance
Financial assets:
Fixed-income securities:
Mortgage-backed and asset- backed	$17	$(1)	$17	$(4)	$—	$(1)	$28
Synthetic GICs:
U.S. government and agency	6	—	—	—	—	—	6
Mortgage-backed and asset- backed	705	(9)	406	(177)	2	(5)	922
Limited partnerships	1	—	—	—	—	—	1
Total financial assets	$729	$(10)	$423	$(181)	$2	$(6)	$957

	January 1, 2013 Beginning Balance	Net Unrealized and Realized Gains (Losses)	Purchases	Sales	Transfers into Level 3	Transfers out of Level 3	December 31, 2013 Ending Balance
Financial assets:
Fixed-income securities:
Corporate bonds	$1	$—	$—	$—	$—	$(1)	$—
Mortgage-backed and asset- backed	5	(1)	10	(1)	5	(1)	17
Synthetic GICs:
U.S. government and agency	14	—	—	—	—	(8)	6
Mortgage-backed and asset- backed	180	(6)	419	(104)	224	(8)	705
Other	9	—	7	(16)	—	—	—
Limited partnerships	1	—	—	—	—	—	1
Total financial assets	$210	($7)	$436	($121)	$229	($18)	$729
The net unrealized loss on Level 3 investment assets still held as of December 31, 2014 and 2013, were $8 and $7 for mortgage-backed and asset-backed securities, respectively.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period.
$2 of mortgage-backed and asset-backed securities were transferred into Level 3 during 2014 because the pricing vendor notified Plan management that the significant valuation input was unobservable. Mortgage-backed and asset-backed securities in the amount of $6 were reclassified from Level 3 to Level 2 as additional pricing information, including significant observable inputs, on these securities became available. There were no reclassifications between Level 1 and Level 2 during 2014.

$229 of mortgage-backed and asset-backed securities were transferred into Level 3 during 2013 because the pricing vendor notified Plan management that the significant valuation input was unobservable. Mortgage-backed and asset-backed securities, U.S. government and agency securities, and corporate bonds in the amounts of $9, $8, and $1, respectively, were reclassified from Level 3 to Level 2 as additional pricing information, including significant observable inputs, on these securities became available. There were no reclassifications between Level 1 and Level 2 during 2013.

Level 3 Quantitative Disclosure — A summary of quantitative data of the Master Trust’s Level 3 investment assets for the years ended December 31, 2014 and 2013, is as follows:

	2014
	Level 3 Total	Valuation Technique	Assumptions*	Minimum	Maximum	Weighted Average
Synthetic GICs
Collateralized mortgage obligations
Whole loan collateralized mortgage obligations	$784	Matrix pricing	Bid Yield	1.09%	6.44%	4.04%
			Prepayment Rate	0.00	28.57	6.55
			Default Rate	0.02	22.68	3.78
			Severity	10.00	100.00	49.12

			Bid Yield	0.55	7.10	2.26
			Prepayment Rate	0.00	100.00	0.20
			Default Rate	0.00	0.00	0.00
			Severity	0.00	0.00	0.00
Asset-backed securities
Home equity loans	11	Matrix pricing	Bid Yield	2.44%	7.24%	4.15%
			Prepayment Rate	0.00	5.00	4.56
			Default Rate	4.94	6.00	5.88
			Severity	70.00	100.00	73.16

Other asset-backed securities	62	Matrix pricing	Bid Yield	2.61%	5.39%	3.24%
			Prepayment Rate	1.00	11.43	8.66
			Default Rate	0.00	15.54	1.62
			Severity	0.00	100.00	20.89

			Bid Yield	2.30%	2.40%	2.32%
			Prepayment Rate	0.00	0.00	0.00
			Default Rate	0.00	0.00	0.00
			Severity	0.00	0.00	0.00
Synthetic GICs	$857

	2013
	Level 3 Total	Valuation Technique	Assumptions*	Minimum	Maximum	Weighted Average
Fixed-income securities
Collateralized mortgage obligations
Agency residential mortgage-backed securities	$1	Matrix pricing	Yield	1.50%	2.31%	1.89%
			Prepayment Speed	100.00	100.00	100.00
Non agency residential mortgage-backed securities	4	Matrix pricing	Yield	1.12%	4.73%	3.11%
			Prepayment Speed	2.00	6.00	4.24
			Default Rate	1.00	6.00	2.97
			Severity	20.00	80.00	50.7
Fixed-income	$5
Synthetic GICs
Collateralized mortgage obligations
Non agency residential mortgage-backed securities	$109	Matrix pricing	Yield	1.12%	7.43%	4.63%
			Prepayment Speed	0.50	28.85	5.92
			Default Rate	0.10	19.62	4.06
			Severity	5.00	86.00	42.55
Non agency residential mortgage-backed securities	3	Matrix pricing	Yield	5.50%	6.00%	5.98%
			Prepayment Speed	2.00	5.00	4.88
			Default Rate	8.00	13.00	12.79
			Severity	45.00	60.00	59.38
Commercial mortgage-backed securities	4	Matrix pricing	Yield	1.40%	4.90%	3.09%

Other asset-backed securities
Non agency residential mortgage-backed securities	21	Matrix pricing	Yield	1.72%	8.72%	3.97%
			Prepayment Speed		7.00	3.44
			Default Rate	3.00	10.84	6.09
			Severity	40.00	100.00	66.47
Asset-backed securities	26	Matrix pricing	Yield	1.30%	6.25%	4.68%
			Prepayment Speed		10.00	4.40
			Default Rate	4.92	22.68	6.76
			Severity	50.00	10.00	74.94

Synthetic GICs	$163
*Valuation techniques for which no unobservable inputs are disclosed generally reflect the use of third-party pricing services or dealers, and the range of unobservable inputs applied by these sources is not readily available or cannot be reasonably estimated.
Sensitivity Disclosures for Level 3 — For residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities, an increase in unobservable yields, loss severity rates, or default rates in isolation would generally result in a decrease in fair value.

For mortgage-backed securities and asset-backed securities, an increase in unobservable prepayment rates/speeds in isolation may result in an increase or a decrease in fair value, depending upon the nature of the security.
For corporate issues, including structured notes and auction rate securities, an increase in unobservable spreads or yields, in isolation, would generally result in a decrease in fair value.
Although the sensitivities of the fair value of these securities to various unobservable inputs are discussed in isolation above, interrelationships exist among observable and unobservable inputs such that a change in any significant unobservable input may affect changes to one or more of the other inputs.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures to enable Members to understand how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust is exposed to the following financial instrument risk:
Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration.
A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.
Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal.
Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.
Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities.
Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.
Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance.
Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date.
A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.
Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.
Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.
Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.
As of December 31, 2014 and 2013, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets available for benefits, as discussed in Note 4, as follows:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2014
Assets:
Synthetic GICs - TBAs	$—	$—	$—	$—	$—	$3	$3
Other investments:
Swaps	7	2	—	—	—	—	9
Other receivables:
Forward contracts	—	—	11	—	—	—	11
Futures	—	—	—	—	1	—	1
Total assets	$7	$2	$11	$—	$1	$3	$24
Liabilities:
Other liabilities:
Forward contracts	$—	$—	$—	$—	$—	$—	$—
Futures	—	—	—	2	1	—	3
Options	1	—	—	—	—	—	1
Swaps	13	3	2	6	—	—	24
Total liabilities	$14	$3	$2	$8	$1	$—	$28

December 31, 2013
Assets:
Other investments:
Swaps	$1	$1	$2	$—	$—	$—	$4
Other receivables:
Forward contracts	—	—	4	—	—	—	4
Futures	—	—	—	1	—	—	1
Total assets	$1	$1	$6	$1	$—	$—	$9

Liabilities:
Other liabilities:
Forward contracts	$—	$—	$5	$—	$—	$—	$5
Swaps	3	2	—	—	—	—	5
Payable for securities purchased:
TBAs	—	—	—	—	—	3	3
Total liabilities	$3	$2	$5	$—	$—	$3	$13
Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets available for benefits as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2014, is reflected in the following table:

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$2	$—	$—	$—	$2
Futures	5	—	—	8	1	—	14
Options	1	—	—	—	—	—	1
Swaps	(9)	(3)	(7)	(28)	—	—	(47)
TBAs	—	—	—	—	—	—	—
Total net gains (losses)	$(3)	$(3)	$(5)	$(20)	$1	$—	$(30)

The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2014 and 2013. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2014
Forward contracts	$—	$—	$829	$—	$—	$—	$829
Futures	354	—	—	303	101	—	758
Options	753	—	43	—	—	—	796
Swaps	640	189	51	1	—	—	881
TBAs	—	—	—	—	—	—	—
Total	$1,747	$189	$923	$304	$101	$—	$3,264
December 31, 2013
Forward contracts	$—	$—	$532	$—	$—	$—	$532
Futures	583	—	2	313	—	—	898
Options	138	—	5	—	—	—	143
Swaps	245	73	46	—	—	—	364
TBAs	—	—	—	—	—	—	—
Total	$966	$73	$585	$313	$—	$—	$1,937
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2014 and 2013, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with a total of $5 and $7, respectively, posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective January 1, 2014, the Plan was amended to allow certain Members to defer up to 100% of eligible incentive payments, subject to statutory limits. Such deferrals are not eligible for employer-matching contributions. Members should refer to the plan document for details.
Effective with the pay period beginning on or after December 26, 2014, the Plan was amended to change the employer-matching contribution formula for certain non-union Members.
Effective January 1, 2014, the maximum Member contribution percentage was increased from 25% to 30% of eligible compensation for certain Members.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2014 and 2013, to Form 5500:

	2014	2013
Net assets available for benefits per the financial statements	$46,215	$44,873
Amounts allocated to withdrawing Members	(13)	(18)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	327	245
Net assets available for benefits per Form 5500	$46,529	$45,100

The following is a reconciliation of total additions per the financial statements for the year ended December 31, 2014, to total income per Form 5500:

Total additions per the financial statements	$4,351
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2014	327
Adjustment from contract value to fair value for fully benefit-responsive investment contracts — December 31, 2013	(245)
Total income per Form 5500	$4,433
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2014, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$3,009
Amounts allocated to withdrawing Members — December 31, 2014	13
Amounts allocated to withdrawing Members — December 31, 2013	(18)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(17)
Total benefit payments per Form 5500	$2,987
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made, Members who failed to repay the loan in full within 30 days after the end of the repayment period, or the Member takes a full distribution of their net account balance before the loan is paid off for the year ended December 31, 2014.

9.	SIGNIFICANT INVESTMENTS
The Master Trust has invested in the following funds, representing 5% or more of net assets available for benefits as of December 31, 2014 and 2013, stated at fair value:

	2014	2013
SSBT Flagship S&P 500 Index Non-Lending Series Fund Class A	$9,381	$8,095
Boeing common stock	6,086	7,030
SSBT Bond Market Index Non-Lending Series Fund Class A	3,748	3,039
SSBT Global All Cap Equity ex-US Index Non-lending Series Fund Class A	3,740	3,419
NTGI Collective Russell 2000 Index Fund-Non Lending	2,409	2,630

10.	RELATED-PARTY TRANSACTIONS
Certain Master Trust investments are managed by SSBT. SSBT is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.
As of December 31, 2014 and 2013, the Plan held approximately 47 million and 52 million shares of common stock of the Company, respectively, with a cost basis of $3,291 and $3,328, respectively, and recorded dividend income of $147 during the year ended December 31, 2014.
Evercore Trust Company, N.A. (“Evercore”) is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Evercore with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Evercore determined to sell or dispose of stock in the Boeing Stock Fund, Evercore would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

11.	PROHIBITED TRANSACTIONS
Between February 28, 2011 and May 29, 2012, reportable nonexempt party-in-interest transactions existed. Plan assets were inadvertently used to pay an overstated amount for investment advisory fees. The Plan was corrected according to the guiding principles of the Department of Labor’s Voluntary Fiduciary Correction Program (VFCP), which involved remitting the total principal amount of one hundred and seventy-three dollars and associated earnings in the amount of seventeen dollars to the Plan on December 11, 2014.
On December 31, 2012, a reportable nonexempt party-in-interest transaction existed. An investment advisory firm was in control of plan assets held outside of the Plan and Master Trust. The Plan was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of fifteen thousand seven hundred and fifty-two dollars and associated earnings in the amount of eight hundred and ninety-eight dollars to the Plan on October 28, 2014 and April 9, 2015, respectively.
Between April 30, 2014 and October 29, 2014, reportable nonexempt party-in-interest transactions existed. Plan assets were inadvertently used to pay an overstated amount for investment advisory fees. The Plan was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of one hundred fifty thousand nine hundred and forty-nine dollars and associated earnings in the amount of two thousand and two hundred dollars to the Plan on October 29, 2014.

12.	TAX STATUS
The Internal Revenue Service (IRS) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014 and 2013, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

13.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and Company contributions, including any income earned, will be distributed to the Members.

14.	SUBSEQUENT EVENTS
Effective January 5, 2015, the Plan began allowing non-union and certain union Members to make Roth 401(k) contributions to the Plan. Roth contributions were added to the Plan for other union Members, with varying effective dates, as specified or permitted in the applicable collective bargaining agreement for each group.
Effective January 1, 2016, the Plan will add an enhanced defined contribution benefit to be contributed by the Company, including a temporary transition benefit, under the Plan for certain eligible non-union employees who previously received benefits from both a defined benefit plan and a defined contribution plan. The Plan will also add an enhanced defined contribution benefit to be contributed by the Company for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.

*  *  *  *  *  *

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 26, 2015	/s/ Maurita Sutedja
Date	Maurita Sutedja
Vice President Finance
Chief Financial Officer
Shared Services Group

SUPPLEMENTAL SCHEDULES

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2014

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
AAR CORP COMMON STOCK USD1.			**	$38,892
ABB TREASURY CENTER USA SR UNSECURED 144A 06/16 2.5	6/15/2016	2.50%	**	509,923
ACCO BRANDS CORP COMMON STOCK USD.01			**	100,660
ABN AMRO BANK NV SR UNSECURED 144A 01/16 1.375	1/22/2016	1.38%	**	1,904,673
ABN AMRO BANK NV 10/18 2.5	10/30/2018	2.5%	**	202,003
ABM INDUSTRIES INC COMMON STOCK USD.01			**	158,578
ADT CORP/THE COMMON STOCK USD.01			**	609,026
ADT CORP SR UNSECURED 07/17 2.25	7/15/2017	2.25%	**	870,750
ADT CORP SR UNSECURED 07/42 4.875	7/15/2042	4.88%	**	18,500
ADT CORP SR UNSECURED 06/23 4.125	6/15/2023	4.13%	**	31,675
AEP INDUSTRIES INC COMMON STOCK USD.01			**	29,773
AEW GLOBAL PPTY SECS MASTER TR MUTUAL FUND			**	239,940,021
AGCO CORP COMMON STOCK USD.01			**	379,906
AGL CAPITAL CORP COMPANY GUAR 07/16 6.375	7/15/2016	6.38%	**	537,882
AGL CAPITAL CORP COMPANY GUAR 03/41 5.875	3/15/2041	5.88%	**	31,354
AGL CAPITAL CORP COMPANY GUAR 09/21 3.5	9/15/2021	3.5%	**	155,254
AH BELO CORP A COMMON STOCK USD.01			**	20,210
AIG GLOBAL FUNDING SR SECURED 144A 12/17 1.65	12/15/2017	1.65%	**	6,088,953
AMC NETWORKS INC A COMMON STOCK			**	1,122,352
ANZ NEW ZEALAND INTL/LDN COMPANY GUAR 144A 08/15 3.125	8/10/2015	3.13%	**	1,967,920
ANZ NEW ZEALAND INTL/LDN COMPANY GUAR 144A 03/16 1.125	3/24/2016	1.13%	**	4,715,778
AOL INC COMMON STOCK USD.01			**	364,374
AON PLC COMPANY GUAR 12/42 4.25	12/12/2042	4.25%	**	43,739
AT+T INC COMMON STOCK USD1.			**	1,492,706
AT+T INC SR UNSECURED 02/18 5.5	2/1/2018	5.5%	**	1,782,786
AT+T INC SR UNSECURED 08/15 2.5	8/15/2015	2.5%	**	11,011,612
AT+T INC SR UNSECURED 05/21 4.45	5/15/2021	4.45%	**	53,721
AT+T INC SR UNSECURED 08/16 2.4	8/15/2016	2.4%	**	357,079
AT+T INC SR UNSECURED 08/21 3.875	8/15/2021	3.88%	**	2,160,624
AT+T INC SR UNSECURED 02/17 1.6	2/15/2017	1.6%	**	801,635
AT+T INC SR UNSECURED 02/22 3	2/15/2022	3%	**	775,132
AT+T INC SR UNSECURED 12/15 0.8	12/1/2015	0.8%	**	4,611,224
AT+T INC SR UNSECURED 12/17 1.4	12/1/2017	1.4%	**	222,742
AT+T INC SR UNSECURED 02/16 0.9	2/12/2016	0.9%	**	169,955
AT+T INC SR UNSECURED 03/24 3.9	3/11/2024	3.9%	**	452,172
A10 SECURITIZATION A10 2014 1 A2 144A	4/15/2033	3.02%	**	392,666
AVX CORP COMMON STOCK USD.01			**	210,938
AZZ INC COMMON STOCK USD1.			**	115,423
A10 SECURITIZATION A10 2013 1 A 144A	11/15/2025	2.4%	**	123,632
AARON S INC COMMON STOCK USD.5			**	197,390
ABBEY NATL TREASURY SERV COMPANY GUAR 03/17 1.375	3/13/2017	1.38%	**	4,993,980
ABBEY NATL TREASURY SERV 09/17 1.65	9/29/2017	1.65%	**	6,426,971

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ABBOTT LABORATORIES COMMON STOCK NPV			**	20,064,379
ABBVIE INC SR UNSECURED 11/15 1.2	11/6/2015	1.2%	**	15,545,555
ABBVIE INC SR UNSECURED 11/17 1.75	11/6/2017	1.75%	**	1,944,216
ABBVIE INC SR UNSECURED 11/22 2.9	11/6/2022	2.9%	**	13,308,836
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01			**	182,007
ABIOMED INC COMMON STOCK USD.01			**	651,739
ACADIA HEALTHCARE CO INC COMMON STOCK USD.01			**	4,610,092
ACADIA PHARMACEUTICALS INC COMMON STOCK USD.0001			**	838,168
ACADIA REALTY TRUST REIT USD.001			**	3,098,422
ACCESS GROUP INC ACCSS 2005 1 A3	6/22/2022	0.4%	**	1,522,668
ACCESS GROUP INC ACCSS 2005 A A3	7/25/2034	0.63%	**	8,039,160
ACCESS GROUP INC ACCSS 2008 1 A	10/27/2025	1.53%	**	4,888,203
ACCESS NATIONAL CORP COMMON STOCK USD.835			**	17,353
ACCREDITED MORTGAGE LOAN TRUST ACCR 2004 3 2A2	10/25/2034	1.37%	**	1,689,031
ACE INA HOLDINGS COMPANY GUAR 02/17 5.7	2/15/2017	5.7%	**	70,912
ACE INA HOLDINGS COMPANY GUAR 11/15 2.6	11/23/2015	2.6%	**	441,775
ACE INA HOLDINGS COMPANY GUAR 03/23 2.7	3/13/2023	2.7%	**	1,009,818
ACE SECURITIES CORP. ACE 2004 SD1 A1	11/25/2033	0.66%	**	749,338
ACE SECURITIES CORP. ACE 2004 HE3 M1	11/25/2034	1.1%	**	897,276
ACETO CORP COMMON STOCK USD.01			**	1,851,574
ACHILLION PHARMACEUTICALS COMMON STOCK USD.001			**	331,975
ACI WORLDWIDE INC COMMON STOCK USD.005			**	2,924,650
ACORDA THERAPEUTICS INC COMMON STOCK USD.001			**	1,837,107
ACTAVIS FUNDING SCS COMPANY GUAR 06/17 1.3	6/15/2017	1.3%	**	5,912,303
ACTAVIS FUNDING SCS COMPANY GUAR 06/19 2.45	6/15/2019	2.45%	**	260,481
ACTUATE CORP COMMON STOCK USD.001			**	30,439
ACTUANT CORP A COMMON STOCK USD.2			**	170,304
ACUITY BRANDS INC COMMON STOCK USD.01			**	384,492
ACTUA CORP COMMON STOCK USD.001			**	70,038
ACXIOM CORP COMMON STOCK USD.1			**	5,045,403
BHP BILLITON PLC COMMON STOCK USD.5			**	656,737
ARM HOLDINGS PLC COMMON STOCK GBP.0005			**	2,644,934
ADAMS RESOURCES + ENERGY INC COMMON STOCK USD.1			**	15,335
ADDUS HOMECARE CORP COMMON STOCK USD.001			**	22,377
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2004 2 7A2	2/25/2035	1.01%	**	233,747
ADJUSTABLE RATE MORTGAGE TRUST ARMT 2005 5 2A1	9/25/2035	2.76%	**	1,845,899
ADOBE SYSTEMS INC COMMON STOCK USD.0001			**	19,223,625
ADTRAN INC COMMON STOCK USD.01			**	2,019,203
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001			**	3,678,253
ADVISORY BOARD CO/THE COMMON STOCK USD.01			**	3,051,454
AECOM COMMON STOCK USD.01			**	323,896
AEGION CORP COMMON STOCK USD.01			**	62,939
AEROPOSTALE INC COMMON STOCK USD.01			**	11,890
ADVENT HEALTH SYSTEM UNSECURED 03/23 3.378	3/1/2023	3.38%	**	3,986,928
ADVANCED ENERGY INDUSTRIES COMMON STOCK USD.001			**	94,729
AETNA INC SR UNSECURED 11/22 2.75	11/15/2022	2.75%	**	776,020
AETNA INC COMMON STOCK USD.01			**	4,775,057
AETNA INC SR UNSECURED 12/37 6.75	12/15/2037	6.75%	**	79,132

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
AETNA INC SR UNSECURED 05/17 1.75	5/15/2017	1.75%	**	6,540,775
AETNA INC SR UNSECURED 03/19 2.2	3/15/2019	2.2%	**	461,928
AFRICAN DEVELOPMENT BANK SUBORDINATED 10/15 6.875	10/15/2015	6.88%	**	390,858
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01			**	2,183,740
AGIOS PHARMACEUTICALS INC COMMON STOCK USD.001			**	3,427,304
AGREE REALTY CORP REIT USD.0001			**	31,867
AGRIUM INC COMMON STOCK NPV			**	541,334
AGRIUM INC SR UNSECURED 06/23 3.5	6/1/2023	3.5%	**	616,301
AGRIUM INC SR UNSECURED 01/45 5.25	1/15/2045	5.25%	**	151,216
AIR CANADA 2013 1A PTT PASS THRU CE 144A 11/26 4.125	11/15/2026	4.13%	**	46,168
AIR METHODS CORP COMMON STOCK USD.06			**	2,159,231
AIR INDUSTRIES GROUP COMMON STOCK USD.001			**	10,711
AIR LEASE CORP COMMON STOCK USD.01			**	351,678
AIR TRANSPORT SERVICES GROUP COMMON STOCK USD.01			**	50,889
BALFOUR BEATTY PLC COMMON STOCK GBP.5			**	356,014
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01			**	24,182,873
AKORN INC COMMON STOCK NPV			**	2,254,174
ALABAMA POWER CO SR UNSECURED 02/19 5.125	2/15/2019	5.13%	**	27,827
ALABAMA POWER CO SR UNSECURED 10/15 0.55	10/15/2015	0.55%	**	299,868
ALAMO GROUP INC COMMON STOCK USD.1			**	59,581
ALAMOS GOLD INC COMMON STOCK NPV			**	337,518
ALASKA AIR GROUP INC COMMON STOCK USD.01			**	777,896
BRAMMER PLC COMMON STOCK GBP.2			**	522,367
ALBANY INTL CORP CL A COMMON STOCK USD.001			**	105,118
ALBANY MOLECULAR RESEARCH COMMON STOCK USD.01			**	51,722
ALBEMARLE CORP COMMON STOCK USD.01			**	2,441,278
BRITISH LAND CO PLC REIT GBP.25			**	101,406
ALCATEL LUCENT SPONSORED ADR ADR EUR2.			**	2,802,406
SKY PLC COMMON STOCK GBP.5			**	4,352,230
ALEXANDER + BALDWIN INC COMMON STOCK			**	185,111
TULLOW OIL PLC COMMON STOCK GBP.1			**	51,378
ALEXANDRIA REAL ESTATE EQUIT REIT USD.01			**	427,461
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001			**	7,069,071
ALIBABA GROUP HOLDING SP ADR ADR USD.000025			**	19,281,390
ALIBABA GROUP HOLDING COMPANY GUAR 144A 11/17 1.625	11/28/2017	1.63%	**	4,161,060
ALICO INC COMMON STOCK USD1.			**	35,872
ALIGN TECHNOLOGY INC COMMON STOCK USD.0001			**	3,477,602
ALIMENTATION COUCHE TARD B COMMON STOCK NPV			**	1,404,054
ALLEGHANY CORP COMMON STOCK USD1.			**	760,140
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1			**	2,444,331
ALLEGIANT TRAVEL CO COMMON STOCK USD.001			**	2,720,973
ALLERGAN INC COMMON STOCK USD.01			**	41,184,210
ALLETE INC COMMON STOCK NPV			**	3,070,747
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD.01			**	18,569,508
ALLIANT TECHSYSTEMS INC COMMON STOCK USD.01			**	214,481
ALLIED MOTION TECHNOLOGIES COMMON STOCK NPV			**	21,842
ALLIED WORLD ASSURANCE COMPANY GUAR 08/16 7.5	8/1/2016	7.5%	**	1,670,231
ALLSCRIPTS HEALTHCARE SOLUTI COMMON STOCK USD.01			**	149,217

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA TBA 15 YR 3 SINGLE FAMILY MORTGAGE	1/20/2030	3%	**	—
FNMA TBA 30 YR 3.5 SINGLE FAMILY MORTGAGE	1/14/2045	3.5%	**	—
FNMA TBA 30 YR 4.5 SINGLE FAMILY MORTGAGE	1/14/2045	4.5%	**	—
FNMA TBA 30 YR 5 SINGLE FAMILY MORTGAGE	1/14/2045	5%	**	—
ALLSTATE CORP COMMON STOCK USD.01			**	4,580,300
ALLSTATE CORP SR UNSECURED 05/18 6.75	5/15/2018	6.75%	**	230,874
ALLSTATE CORP SR UNSECURED 06/23 3.15	6/15/2023	3.15%	**	562,728
ALLY MASTER OWNER TRUST AMOT 2014 2 A	1/16/2018	0.53%	**	6,124,839
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 5 A3	3/15/2017	0.62%	**	1,705,624
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A3	8/15/2016	0.85%	**	69,868
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 3 A4	2/15/2017	1.06%	**	790,887
ALLY FINANCIAL INC COMPANY GUAR 02/15 8.3	2/12/2015	8.3%	**	180,900
ALLY FINANCIAL INC COMPANY GUAR 02/17 5.5	2/15/2017	5.5%	**	210,000
ALLY FINANCIAL INC COMPANY GUAR 06/15 4.625	6/26/2015	4.63%	**	100,750
ALLY FINANCIAL INC COMPANY GUAR 07/16 3.5	7/18/2016	3.5%	**	101,125
ALLY FINANCIAL INC COMPANY GUAR 09/18 4.75	9/10/2018	4.75%	**	310,500
ALLY FINANCIAL INC COMPANY GUAR 01/17 2.75	1/30/2017	2.75%	**	398,752
ALLY FINANCIAL INC SR UNSECURED 09/17 3.25	9/29/2017	3.25%	**	200,000
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 2 A4	4/15/2016	1.98%	**	129,758
ALLY AUTO RECEIVABLES TRUST ALLYA 2011 4 A4	6/15/2016	1.14%	**	844,018
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 1 A3	2/16/2016	0.93%	**	49,261
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 2 A3	4/15/2016	0.74%	**	261,416
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A3	1/17/2017	0.59%	**	1,985,749
ALLY AUTO RECEIVABLES TRUST ALLYA 2012 4 A4	10/16/2017	0.8%	**	1,045,723
ALLY AUTO RECEIVABLES TRUST ALLYA 2013 1 A3	5/15/2017	0.63%	**	1,191,970
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2013 SN1 A3	5/20/2016	0.72%	**	4,714,094
ALLY AUTO RECEIVABLES TRUST ALLYA 2013 2 A4	11/15/2018	1.24%	**	3,687,683
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2014 SN1 A2A	10/20/2016	0.52%	**	3,498,505
ALLY AUTO RECEIVABLES TRUST LE ALLYL 2014 SN1 A3	2/21/2017	0.75%	**	1,242,819
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 1 A2	2/15/2017	0.48%	**	4,895,267
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 3 A2	9/15/2017	0.81%	**	4,398,918
ALLY AUTO RECEIVABLES TRUST ALLYA 2014 2 A2	7/17/2017	0.68%	**	6,695,725
ALMOST FAMILY INC COMMON STOCK USD.1			**	26,692
ALNYLAM PHARMACEUTICALS INC COMMON STOCK USD.01			**	3,214,677
ALON USA ENERGY INC COMMON STOCK USD.01			**	88,310
ALTERA CORP SR UNSECURED 05/17 1.75	5/15/2017	1.75%	**	3,358,541
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2006 OA9 2A1A	7/20/2046	0.38%	**	224,282
ALTICE SA SR SECURED 144A 05/22 7.75	5/15/2022	7.75%	**	1,001,875
AVIVA PLC COMMON STOCK GBP.25			**	394,635
ALTRA INDUSTRIAL MOTION CORP COMMON STOCK USD.001			**	66,915
ALTRIA GROUP INC COMMON STOCK USD.333			**	2,776,069
ALTRIA GROUP INC COMPANY GUAR 11/18 9.7	11/10/2018	9.7%	**	7,491,867
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	8/6/2019	9.25%	**	6,463,482
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	5/5/2021	4.75%	**	1,271,924
ALTRIA GROUP INC COMPANY GUAR 08/22 2.85	8/9/2022	2.85%	**	417,829
ALTRIA GROUP INC COMPANY GUAR 01/24 4	1/31/2024	4%	**	3,310,195
AMAZON.COM INC COMMON STOCK USD.01			**	24,629,066
AMAZON.COM INC SR UNSECURED 11/17 1.2	11/29/2017	1.2%	**	771,726

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
AMAZON.COM INC SR UNSECURED 11/22 2.5	11/29/2022	2.5%	**	4,732,575
AMAZON.COM INC SR UNSECURED 11/15 0.65	11/27/2015	0.65%	**	5,127,434
AMAZON.COM INC SR UNSECURED 12/19 2.6	12/5/2019	2.6%	**	312,140
AMAZON.COM INC SR UNSECURED 12/24 3.8	12/5/2024	3.8%	**	3,657,536
AMAZON.COM INC SR UNSECURED 12/34 4.8	12/5/2034	4.8%	**	5,341,067
AMAZON.COM INC SR UNSECURED 12/44 4.95	12/5/2044	4.95%	**	1,859,409
AMBAC FINANCIAL GROUP INC COMMON STOCK USD.01			**	97,927
AMBEV SA ADR ADR NPV			**	373,200
HESS CORP SR UNSECURED 10/29 7.875	10/1/2029	7.88%	**	70,380
AMERCO COMMON STOCK USD.25			**	495,181
AMERESCO INC CL A COMMON STOCK USD.0001			**	20,090
AMERICA MOVIL SPN ADR CL L ADR NPV			**	1,288,658
AMERICA MOVIL SAB DE CV COMPANY GUAR 01/15 5.75	1/15/2015	5.75%	**	6,703,350
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5	3/30/2020	5%	**	88,219
DIAGEO PLC COMMON STOCK GBP.2893518			**	2,878,728
AMER AIRLN 14 1 A PTT EQUIPMENT TR 04/28 3.7	4/1/2028	3.7%	**	256,275
AMERICAN AIRLINES 2013 2 EQUIPMENT TR 07/24 4.95	7/15/2024	4.95%	**	783,700
AMERICAN ASSETS TRUST INC REIT USD.01			**	3,051,516
SCHRODERS PLC COMMON STOCK GBP1.0			**	385,770
DCC PLC COMMON STOCK EUR.25			**	393,341
AMERICAN CAMPUS COMMUNITIES REIT USD.01			**	5,647,998
AMERICAN CAMPUS CMNTYS COMPANY GUAR 07/24 4.125	7/1/2024	4.13%	**	1,010,078
DAIRY CREST GROUP PLC COMMON STOCK GBP.25			**	290,320
AMERICAN CREDIT ACCEPTANCE REC ACAR 2013 2 A 144A	2/15/2017	1.32%	**	437,763
AMERICAN CREDIT ACCEPTANCE REC ACAR 2014 2 B 144A	3/10/2020	2.26%	**	309,701
AMERICAN CREDIT ACCEPTANCE REC ACAR 2014 4 A 144A	7/10/2018	1.23%	**	907,744
AMERICAN ELECTRIC POWER SR UNSECURED 12/17 1.65	12/15/2017	1.65%	**	1,395,359
AMERICAN EAGLE OUTFITTERS COMMON STOCK USD.01			**	1,208,292
AMERICAN EQUITY INVT LIFE HL COMMON STOCK USD1.			**	218,400
AMERICAN EXPRESS BK FSB SR UNSECURED 09/17 6	9/13/2017	6%	**	156,067
AMERICAN EXPR CENTURION SR UNSECURED 11/15 0.875	11/13/2015	0.88%	**	300,416
AMERICAN EXPRESS CO SR UNSECURED 12/22 2.65	12/2/2022	2.65%	**	5,065,734
AMERICAN EXPRESS CO SR UNSECURED 05/18 1.55	5/22/2018	1.55%	**	5,942,958
AMERICAN EXPRESS CO SUBORDINATED 12/24 3.625	12/5/2024	3.63%	**	1,812,986
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2012 2 A	3/15/2018	0.68%	**	12,009,180
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2013 2 A	5/17/2021	0.58%	**	13,529,997
AMERICAN EXPRESS CREDIT ACCOUN AMXCA 2014 3 A	4/15/2020	1.49%	**	917,832
AMER EXPRESS CREDIT CO SR UNSECURED 09/15 2.75	9/15/2015	2.75%	**	2,233,942
AMERICAN EXPRESS CREDIT SR UNSECURED 07/16 1.3	7/29/2016	1.3%	**	3,891,880
AMERICAN EXPRESS CREDIT SR UNSECURED 03/19 VAR	3/18/2019	0.79%	**	9,062,053
AMERICAN EXPRESS CREDIT SR UNSECURED 06/17 VAR	6/5/2017	0.5%	**	6,988,016
AMERICAN EXPRESS CREDIT SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	1,100,176
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 1.55	9/22/2017	1.55%	**	5,193,138
AMERICAN EXPRESS CREDIT SR UNSECURED 09/17 VAR	9/22/2017	0.55%	**	2,485,778
AMERICAN FINANCIAL GROUP INC COMMON STOCK NPV			**	541,440
AMERICAN HOME MORTGAGE INVESTM AHM 2005 2 4A1	9/25/2045	1.83%	**	317,527
AMERICAN HONDA FINANCE SR UNSECURED 10/16 VAR	10/7/2016	0.73%	**	3,917,024
AMERICAN HONDA FINANCE SR UNSECURED 10/16 1.125	10/7/2016	1.13%	**	4,681,548

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
AMERICAN HONDA FINANCE SR UNSECURED 07/17 1.2	7/14/2017	1.2%	**	1,942,212
AMERICAN HONDA FINANCE SR UNSECURED 08/19 2.25	8/15/2019	2.25%	**	436,399
AMERICAN HONDA FINANCE SR UNSECURED 12/17 1.55	12/11/2017	1.55%	**	89,380
AMERICAN HONDA FINANCE SR UNSECURED 12/17 VAR	12/11/2017	0.55%	**	3,397,868
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/15 2.5	9/21/2015	2.5%	**	456,623
AMERICAN HONDA FINANCE SR UNSECURED 144A 02/15 1.45	2/27/2015	1.45%	**	300,462
AMERICAN HONDA FINANCE SR UNSECURED 144A 08/15 1	8/11/2015	1%	**	2,489,238
AMERICAN HONDA FINANCE SR UNSECURED 144A 09/17 1.5	9/11/2017	1.5%	**	300,266
AMERICAN INTERNATIONAL GROUP COMMON STOCK USD2.5			**	10,843,536
AMERICAN INTL GROUP SR UNSECURED 10/15 5.05	10/1/2015	5.05%	**	3,606,204
AMERICAN INTL GROUP SR UNSECURED 12/20 6.4	12/15/2020	6.4%	**	1,752,931
AMERICAN INTL GROUP SR UNSECURED 06/22 4.875	6/1/2022	4.88%	**	1,044,710
AMERICAN INTL GROUP SR UNSECURED 02/24 4.125	2/15/2024	4.13%	**	25,548
AMERICAN INTL GROUP SR UNSECURED 07/19 2.3	7/16/2019	2.3%	**	870,886
AMERICAN INTL GROUP SR UNSECURED 10/16 5.6	10/18/2016	5.6%	**	4,131,741
AMERICAN INTL GROUP SR UNSECURED 05/17 5.45	5/18/2017	5.45%	**	1,609,370
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	1/16/2018	5.85%	**	5,720,200
AMERICAN MUNI PWR OHIO INC OH AMEPWR 02/28 FIXED 7.334	2/15/2028	7.33%	**	262,258
AMER NATL BNKSHS/DANVILLE VA COMMON STOCK USD1.			**	20,344
AMERICAN NATIONAL INSURANCE COMMON STOCK USD1.			**	304,503
AMERICAN RAILCAR INDUSTRIES COMMON STOCK USD.01			**	105,575
AMERICAN SCIENCE + ENGINEERI COMMON STOCK USD.667			**	37,212
TBA FHLMC GOLD CONV INTER AGGR	12/1/2099	2.5%	**	—
AMERICAN TOWER TRUST I AMTT 13 1A 144A	3/15/2043	1.55%	**	49,408
AMERICAN TOWER CORP REIT USD.01			**	16,916,003
AMERICAN VANGUARD CORP COMMON STOCK USD.1			**	30,967
AMERICAN WATER CAP CORP SR UNSECURED 12/42 4.3	12/1/2042	4.3%	**	7,118
AMERICAN WATER CAPITAL C SR UNSECURED 03/25 3.4	3/1/2025	3.4%	**	11,070
AMERICAN WATER WORKS CO INC COMMON STOCK USD.01			**	3,187,340
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 3 A3	1/9/2017	0.96%	**	315,332
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 2 A3	10/11/2016	1.05%	**	52,424
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2012 4 A3	6/8/2017	0.67%	**	726,574
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 1 A2	7/10/2017	0.57%	**	2,255,220
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A2A	10/10/2017	0.54%	**	5,696,540
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 2 A3	2/8/2019	0.94%	**	861,588
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 1 A3	10/10/2017	0.61%	**	427,128
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 3 A2	10/11/2016	0.68%	**	1,413,231
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2013 4 B	9/10/2018	1.66%	**	1,970,161
AMERICREDIT AUTOMOBILE RECEIVA AMCAR 2014 4 A2B	4/9/2018	0.56%	**	5,700,844
AMERISAFE INC COMMON STOCK USD.01			**	78,154
AMERIQUEST MORTGAGE SECURITIES AMSI 2004 R11 A1	11/25/2034	0.76%	**	14,425
AMERISOURCEBERGEN CORP SR UNSECURED 05/17 1.15	5/15/2017	1.15%	**	5,308,769
AMERIPRISE FINANCIAL INC COMMON STOCK USD.01			**	13,469,663
AMERIPRISE FINANCIAL INC SR UNSECURED 10/23 4	10/15/2023	4%	**	105,927
AMERIS BANCORP COMMON STOCK USD1.			**	25,589
AMGEN INC SR UNSECURED 06/17 5.85	6/1/2017	5.85%	**	220,299
AMGEN INC SR UNSECURED 06/18 6.15	6/1/2018	6.15%	**	369,917
AMGEN INC SR UNSECURED 02/19 5.7	2/1/2019	5.7%	**	14,707,780

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
AMGEN INC SR UNSECURED 10/20 3.45	10/1/2020	3.45%	**	805,222
AMGEN INC SR UNSECURED 06/16 2.3	6/15/2016	2.3%	**	40,632
AMGEN INC SR UNSECURED 06/21 4.1	6/15/2021	4.1%	**	177,081
AMGEN INC SR UNSECURED 11/21 3.875	11/15/2021	3.88%	**	417,323
AMGEN INC SR UNSECURED 05/22 3.625	5/15/2022	3.63%	**	252,221
AMGEN INC SR UNSECURED 05/17 2.125	5/15/2017	2.13%	**	411,327
AMGEN INC SR UNSECURED 05/17 1.25	5/22/2017	1.25%	**	297,633
AMGEN INC SR UNSECURED 05/19 VAR	5/22/2019	0.83%	**	4,999,835
AMGEN INC SR UNSECURED 05/19 2.2	5/22/2019	2.2%	**	99,580
AMGEN INC SR UNSECURED 05/24 3.625	5/22/2024	3.63%	**	17,294,744
AMKOR TECHNOLOGY INC COMMON STOCK USD.001			**	109,163
AMPCO PITTSBURGH CORP COMMON STOCK USD1.0			**	19,731
AMPHENOL CORP CL A COMMON STOCK USD.001			**	1,926,398
AMSURG CORP COMMON STOCK NPV			**	252,415
ANADARKO PETROLEUM CORP COMMON STOCK USD.1			**	5,020,538
ANADARKO PETROLEUM CORP SR UNSECURED 09/16 5.95	9/15/2016	5.95%	**	4,442,205
ANADARKO PETROLEUM CORP SR UNSECURED 09/36 6.45	9/15/2036	6.45%	**	216,305
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	9/15/2017	6.38%	**	2,701,679
ANALOGIC CORP COMMON STOCK USD.05			**	104,070
ANDERSONS INC/THE COMMON STOCK NPV			**	147,038
ANGIODYNAMICS INC COMMON STOCK USD.01			**	70,147
ANHEUSER BUSCH COS LLC COMPANY GUAR 10/16 5.05	10/15/2016	5.05%	**	267,343
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/15 4.125	1/15/2015	4.13%	**	200,187
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	1/15/2020	5.38%	**	3,029,804
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/15 3.625	4/15/2015	3.63%	**	605,282
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 04/20 5	4/15/2020	5%	**	1,358,457
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/19 7.75	1/15/2019	7.75%	**	454,215
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/17 1.375	7/15/2017	1.38%	**	424,623
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 01/16 0.8	1/15/2016	0.8%	**	1,136,831
ANHEUSER BUSCH INBEV FIN COMPANY GUAR 02/24 3.7	2/1/2024	3.7%	**	534,964
ANIKA THERAPEUTICS INC COMMON STOCK USD.01			**	1,005,463
ANIXTER INTERNATIONAL INC COMMON STOCK USD1.			**	244,769
ANTHEM INC COMMON STOCK USD.01			**	3,971,172
AON CORP COMPANY GUAR 09/15 3.5	9/30/2015	3.5%	**	6,351,339
APACHE CORP SR UNSECURED 09/40 5.1	9/1/2040	5.1%	**	58,772
APACHE CORP SR UNSECURED 04/22 3.25	4/15/2022	3.25%	**	2,823,780
APACHE CORP SR UNSECURED 04/17 1.75	4/15/2017	1.75%	**	699,317
APOLLO EDUCATION GROUP INC COMMON STOCK NPV			**	356,620
APOLLO GLOBAL MANAGEMENT A MLP			**	4,008,600
APIDOS CLO APID 2006 3A A1 144A	6/12/2020	0.5%	**	340,803
APPALACHIAN POWER CO SR UNSECURED 06/17 5	6/1/2017	5%	**	215,762
APPLE INC COMMON STOCK USD.00001			**	149,936,329
APPLE INC SR UNSECURED 05/16 0.45	5/3/2016	0.45%	**	11,697,306
APPLE INC SR UNSECURED 05/18 1	5/3/2018	1%	**	98,516
APPLE INC SR UNSECURED 05/23 2.4	5/3/2023	2.4%	**	97,200
APPLE INC SR UNSECURED 05/21 2.85	5/6/2021	2.85%	**	29,414,163
APPLIED INDUSTRIAL TECH INC COMMON STOCK NPV			**	182,223
APPLIED MATERIALS INC COMMON STOCK USD.01			**	11,691,168

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
APTARGROUP INC COMMON STOCK USD.01			**	278,121
APPROACH RESOURCES INC COMMON STOCK USD.01			**	17,029
ARC PROPERTIES OPERATING COMPANY GUAR 02/17 2	2/6/2017	2%	**	12,185,927
ARCBEST CORP COMMON STOCK USD.01			**	1,222,406
ARCH COAL INC COMMON STOCK USD.01			**	25,178
ARCTIC CAT INC COMMON STOCK USD.01			**	40,009
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001			**	2,467,968
ARGENT SECURITIES INC. ARSI 2003 W3 M1	9/25/2033	1.28%	**	471,604
ARGENT SECURITIES INC. ARSI 2004 W5 AV3B	4/25/2034	1.06%	**	1,042,760
ARGENT SECURITIES INC. ARSI 2004 W11 M2	11/25/2034	1.22%	**	3,320,549
ARES MANAGEMENT LP MLP			**	1,743,138
ARIZONA PUBLIC SERVICE SR UNSECURED 05/15 4.65	5/15/2015	4.65%	**	182,519
ARIZONA PUBLIC SERVICE SR UNSECURED 08/16 6.25	8/1/2016	6.25%	**	406,131
ARIZONA PUBLIC SERVICE SR UNSECURED 04/42 4.5	4/1/2042	4.5%	**	26,479
HAMMERSON PLC REIT GBP.25			**	64,515
STANDARD CHARTERED PLC COMMON STOCK USD.5			**	3,794,872
HAYS PLC COMMON STOCK GBP.01			**	1,280,179
ARM HOLDINGS PLC SPONS ADR ADR NPV			**	5,235,928
ARROW ELECTRONICS INC COMMON STOCK USD1.			**	557,770
ARROW ELECTRONICS INC SR UNSECURED 01/27 7.5	1/15/2027	7.5%	**	98,042
ARROW ELECTRONICS INC SR UNSECURED 03/18 3	3/1/2018	3%	**	271,741
ARROW ELECTRONICS INC SR UNSECURED 11/15 3.375	11/1/2015	3.38%	**	594,528
ARROW FINANCIAL CORP COMMON STOCK USD1.			**	33,813
ARTISAN PARTNERS ASSET MA A COMMON STOCK USD.01			**	2,930,740
ARUBA NETWORKS INC COMMON STOCK USD.0001			**	3,469,427
ASBURY AUTOMOTIVE GROUP COMMON STOCK USD.01			**	4,149,787
ASCENA RETAIL GROUP INC COMMON STOCK USD.01			**	131,315
ASCENT CAPITAL GROUP INC A COMMON STOCK USD.01			**	70,503
ASHFORD HOSPITALITY TRUST REIT USD.01			**	50,482
ASHLAND INC COMMON STOCK USD.01			**	333,172
ASPEN TECHNOLOGY INC COMMON STOCK USD.1			**	5,390,804
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	12/15/2033	1.13%	**	2,109,533
IMPERIAL TOBACCO GROUP PLC COMMON STOCK GBP.1			**	535,243
ASSOCIATED BANC CORP COMMON STOCK USD.01			**	282,617
ASSOCIATED ESTATES REALTY CP REIT NPV			**	92,770
ASSURANT INC COMMON STOCK USD.01			**	490,985
ASTA FUNDING INC COMMON STOCK USD.01			**	11,620
ASTEC INDUSTRIES INC COMMON STOCK USD.2			**	88,644
ASTORIA FINANCIAL CORP COMMON STOCK USD.01			**	132,825
ASTRAZENECA PLC SPONS ADR ADR			**	10,518,643
ASTRAZENECA PLC SR UNSECURED 09/37 6.45	9/15/2037	6.45%	**	60,637
ASTRO MED INC COMMON STOCK USD.05			**	13,547
ATHENAHEALTH INC COMMON STOCK USD.01			**	3,811,949
ATLANTIC TELE NETWORK INC COMMON STOCK USD.01			**	103,886
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01			**	126,307
ATMEL CORP COMMON STOCK USD.001			**	2,278,087
ATMOS ENERGY CORP SR UNSECURED 06/17 6.35	6/15/2017	6.35%	**	379,726
ATMOS ENERGY CORP SR UNSECURED 03/19 8.5	3/15/2019	8.5%	**	161,579

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ATMOS ENERGY CORP SR UNSECURED 10/44 4.125	10/15/2044	4.13%	**	69,451
ATWOOD OCEANICS INC COMMON STOCK USD1.			**	162,844
AUST + NZ BANKING GROUP SR UNSECURED 144A 03/16 3.25	3/1/2016	3.25%	**	205,991
AUST + NZ BANKING GROUP UNSECURED 144A 07/16 VAR	7/15/2016	0.41%	**	6,497,654
AUST + NZ BANKING GRP NY SR UNSECURED 02/16 0.9	2/12/2016	0.9%	**	15,493,384
AUTODESK INC COMMON STOCK USD.01			**	23,127,965
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1			**	7,142,641
AUTOZONE INC SR UNSECURED 06/16 6.95	6/15/2016	6.95%	**	324,879
AUTOZONE INC SR UNSECURED 01/15 5.75	1/15/2015	5.75%	**	375,524
AVALONBAY COMMUNITIES IN SR UNSECURED 10/20 3.625	10/1/2020	3.63%	**	5,200,455
AVENTURA MALL TRUST AVMT 2013 AVM A 144A	12/5/2032	3.74%	**	2,663,936
AVIATION CAPITAL GROUP SR UNSECURED 144A 10/20 7.125	10/15/2020	7.13%	**	356,826
AVIS BUDGET GROUP INC COMMON STOCK USD.01			**	4,321,400
AVIS BUDGET RENTAL CAR FUNDING AESOP 2010 5A A 144A	3/20/2017	3.15%	**	685,372
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	5/20/2018	2.8%	**	3,169,055
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 3A A 144A	3/20/2019	2.1%	**	100,032
AVIS BUDGET RENTAL CAR FUNDING AESOP 2013 1A A 144A	9/20/2019	1.92%	**	15,170,139
AVNET INC COMMON STOCK USD1.			**	586,449
HSBC HOLDINGS PLC COMMON STOCK USD.5			**	8,552,194
AXCELIS TECHNOLOGIES INC COMMON STOCK USD.001			**	28,600
AXIALL CORP COMMON STOCK USD.01			**	296,016
AXIS SPECIALTY FINANCE COMPANY GUAR 06/20 5.875	6/1/2020	5.88%	**	951,535
AXIS SPECIALTY FINAN PLC COMPANY GUAR 04/19 2.65	4/1/2019	2.65%	**	2,506,318
BB UBS TRUST BBUBS 2012 TFT A 144A	6/5/2030	2.89%	**	450,377
BB+T CORPORATION SUBORDINATED 12/15 5.2	12/23/2015	5.2%	**	57,194
BB+T CORPORATION SUBORDINATED 11/19 5.25	11/1/2019	5.25%	**	53,472
B+G FOODS INC COMMON STOCK USD.01			**	156,287
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A1 A	6/15/2021	0.54%	**	12,834,904
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A2 A	9/16/2019	0.43%	**	2,006,318
BANK OF AMERICA CREDIT CARD TR BACCT 2014 A3 A	1/15/2020	0.45%	**	17,396,868
BAE SYSTEMS PLC SR UNSECURED 144A 10/16 3.5	10/11/2016	3.5%	**	10,299,236
BAE SYSTEMS HOLDINGS INC COMPANY GUAR 144A 08/15 5.2	8/15/2015	5.2%	**	6,901,363
BAMLL DB TRUST BMLDB 2012 OSI A1 144A	4/13/2029	2.34%	**	1,466,018
BANC OF AMERICA MERRILL LYNCH BAMLL 2014 FL1 A	12/15/2031	1.56%	**	8,493,865
BB+T CORPORATION SR UNSECURED 04/16 3.95	4/29/2016	3.95%	**	311,600
BB+T CORPORATION SR UNSECURED 03/16 3.2	3/15/2016	3.2%	**	1,641,954
BB+T CORPORATION SR UNSECURED 08/17 1.6	8/15/2017	1.6%	**	4,005,848
BB+T CORPORATION SR UNSECURED 01/18 1.45	1/12/2018	1.45%	**	6,933,157
BB+T CORPORATION 06/18 2.05	6/19/2018	2.05%	**	5,768,762
BB+T CORPORATION SR UNSECURED 02/19 2.25	2/1/2019	2.25%	**	225,461
BB+T CORPORATION SR UNSECURED 01/20 2.45	1/15/2020	2.45%	**	7,330,037
BG ENERGY CAPITAL PLC COMPANY GUAR 144A 10/16 2.875	10/15/2016	2.88%	**	205,002
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	4/1/2019	6.5%	**	546,543
BHP BILLITON FIN USA LTD COMPANY GUAR 02/17 1.625	2/24/2017	1.63%	**	2,646,704
BHP BILLITON FIN USA LTD COMPANY GUAR 09/18 2.05	9/30/2018	2.05%	**	6,070,450
BHP BILLITON FIN USA LTD COMPANY GUAR 09/43 5	9/30/2043	5%	**	85,014
BP CAPITAL MARKETS PLC COMPANY GUAR 03/15 3.875	3/10/2015	3.88%	**	4,577,605
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	10/1/2015	3.13%	**	17,645,851

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BP CAPITAL MARKETS PLC COMPANY GUAR 10/20 4.5	10/1/2020	4.5%	**	2,596,726
BP CAPITAL MARKETS PLC COMPANY GUAR 03/16 3.2	3/11/2016	3.2%	**	4,210,520
BP CAPITAL MARKETS PLC COMPANY GUAR 11/16 2.248	11/1/2016	2.25%	**	2,365,800
BP CAPITAL MARKETS PLC COMPANY GUAR 11/21 3.561	11/1/2021	3.56%	**	658,991
BP CAPITAL MARKETS PLC COMPANY GUAR 05/22 3.245	5/6/2022	3.25%	**	12,961,369
BP CAPITAL MARKETS PLC COMPANY GUAR 11/15 0.7	11/6/2015	0.7%	**	9,127,163
BP CAPITAL MARKETS PLC COMPANY GUAR 11/17 1.375	11/6/2017	1.38%	**	989,100
BP CAPITAL MARKETS PLC COMPANY GUAR 05/18 1.375	5/10/2018	1.38%	**	210,201
BP CAPITAL MARKETS PLC COMPANY GUAR 02/24 3.814	2/10/2024	3.81%	**	135,876
BNP PARIBAS SR UNSECURED 09/17 2.375	9/14/2017	2.38%	**	5,410,993
BNP PARIBAS COMPANY GUAR 03/15 3.25	3/11/2015	3.25%	**	1,508,003
BNP PARIBAS COMPANY GUAR 01/21 5	1/15/2021	5%	**	11,310
BNP PARIBAS HOME LOAN COVERED 144A 11/15 2.2	11/2/2015	2.2%	**	1,719,458
BNP PARIBAS SR UNSECURED 08/18 2.7	8/20/2018	2.7%	**	3,454,411
BNP PARIBAS 12/16 1.25	12/12/2016	1.25%	**	9,993,520
BPCE SA COMPANY GUAR 02/17 1.625	2/10/2017	1.63%	**	3,447,152
BPCE SA COMPANY GUAR 04/24 4	4/15/2024	4%	**	20,903,320
BPCE SA COMPANY GUAR 11/16 VAR	11/18/2016	1%	**	1,000,698
BPCE SA COMPANY GUAR 06/17 VAR	6/23/2017	0.86%	**	9,999,460
BPCE SA UNSECURED 07/17 1.6125	7/25/2017	1.61%	**	1,636,295
BPCE SA SUBORDINATED 144A 07/24 4.625	7/11/2024	4.63%	**	8,543,524
BPCE SA SUBORDINATED 144A 03/25 4.5	3/15/2025	4.5%	**	879,414
BMW VEHICLE OWNER TRUST BMWOT 2013 A A2	2/25/2016	0.41%	**	461,979
BAIDU INC SPON ADR ADR USD.00005			**	35,102,593
BAKER HUGHES INC COMMON STOCK USD1.			**	947,975
BAKER HUGHES INC SR UNSECURED 11/18 7.5	11/15/2018	7.5%	**	3,043,779
BALDWIN + LYONS INC CL B COMMON STOCK NPV			**	31,709
BALTIMORE GAS + ELECTRIC SR UNSECURED 10/16 5.9	10/1/2016	5.9%	**	162,616
BALTIMORE GAS + ELECTRIC SR UNSECURED 07/23 3.35	7/1/2023	3.35%	**	343,376
BANCFIRST CORP COMMON STOCK USD1.			**	97,430
BANCO BRADESCO ADR ADR NPV			**	668,634
BANC OF AMERICA COMMERCIAL MOR BACM 2005 3 A3A	7/10/2043	4.62%	**	2,803,211
BANC OF AMERICA COMMERCIAL MOR BACM 2005 3 A4	7/10/2043	4.67%	**	1,309,875
BANC OF AMERICA COMMERCIAL MOR BACM 2005 4 A5A	7/10/2045	4.93%	**	1,544,440
BANC OF AMERICA COMMERCIAL MOR BACM 2006 3 A4	7/10/2044	5.89%	**	1,375,227
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 A4	5/10/2045	5.73%	**	14,032,145
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 AJ	5/10/2045	5.76%	**	8,520,393
BANC OF AMERICA COMMERCIAL MOR BACM 2006 6 A2	10/10/2045	5.31%	**	168,033
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A2	9/10/2047	5.32%	**	108,314
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 A4	9/10/2047	5.41%	**	156,915
BANC OF AMERICA COMMERCIAL MOR BACM 2006 5 AM	9/10/2047	5.45%	**	282,890
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A3	6/10/2049	5.55%	**	1,663,813
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A4	6/10/2049	5.55%	**	26,281,444
BANC OF AMERICA COMMERCIAL MOR BACM 2007 3 A5	6/10/2049	5.38%	**	1,726,350
BANC OF AMERICA COMMERCIAL MOR BACM 2007 4 A1A	2/10/2051	5.77%	**	3,522,148
BANC OF AMERICA COMMERCIAL MOR BACM 2007 5 A3	2/10/2051	5.62%	**	109,070
BANC OF AMERICA LARGE LOAN BALL 2009 UB2 A4AA 144A	2/24/2051	5.67%	**	3,143,342
BANC OF AMERICA LARGE LOAN BALL 2010 UB5 A4A 144A	2/17/2051	5.65%	**	77,360

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/18 6.369	6/16/2018	6.37%	**	149,240
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 06/19 6.5	6/10/2019	6.5%	**	63,600
BANCO NAC DE DESEN ECONO SR UNSECURED 144A 09/16 3.375	9/26/2016	3.38%	**	2,207,480
BANCO SANTANDER CHILE ADR ADR			**	228,752
BANCO SANTANDER BRAS CI SR UNSECURED 144A 01/16 4.25	1/14/2016	4.25%	**	304,200
BANCORPSOUTH INC COMMON STOCK USD2.5			**	2,828,719
BANCORP INC/THE COMMON STOCK USD1.			**	27,900
BANC OF AMERICA FUNDING CORPOR BAFC 2012 R5 A 144A	10/3/2039	0.41%	**	3,308,092
BANC OF CALIFORNIA INC COMMON STOCK USD.01			**	32,919
BANK OF AMERICA CORP COMMON STOCK USD.01			**	28,397,692
BANK OF AMERICA CORP SR UNSECURED 10/16 VAR	10/14/2016	0.49%	**	4,868,791
BANK OF AMERICA CORP SR UNSECURED 10/16 5.625	10/14/2016	5.63%	**	2,682,567
BANK OF AMERICA CORP SUBORDINATED 03/19 5.49	3/15/2019	5.49%	**	331,955
BANK OF AMERICA CORP SR UNSECURED 09/17 6	9/1/2017	6%	**	31,464,203
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	12/1/2017	5.75%	**	5,281,408
BANK OF AMERICA NA SR UNSECURED 11/16 1.125	11/14/2016	1.13%	**	996,394
BANK OF AMERICA NA SR UNSECURED 05/17 VAR	5/8/2017	0.65%	**	1,198,013
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	6/1/2019	7.63%	**	2,411,181
BANK OF AMERICA CORP SR UNSECURED 08/16 6.5	8/1/2016	6.5%	**	4,233,891
BANK OF AMERICA CORP SR UNSECURED 04/15 4.5	4/1/2015	4.5%	**	5,046,980
BANK OF AMERICA CORP SR UNSECURED 07/20 5.625	7/1/2020	5.63%	**	1,986,840
BANK OF AMERICA CORP SR UNSECURED 03/16 3.625	3/17/2016	3.63%	**	205,619
BANK OF AMERICA CORP SR UNSECURED 05/21 5	5/13/2021	5%	**	4,050,546
BANK OF AMERICA CORP SR UNSECURED 07/16 3.75	7/12/2016	3.75%	**	11,206,912
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	3/22/2017	3.88%	**	701,018
BANK OF AMERICA CORP SR UNSECURED 10/15 1.5	10/9/2015	1.5%	**	2,510,253
BANK OF AMERICA CORP SR UNSECURED 01/16 1.25	1/11/2016	1.25%	**	8,690,216
BANK OF AMERICA CORP SR UNSECURED 01/18 2	1/11/2018	2%	**	10,691,868
BANK OF AMERICA CORP SR UNSECURED 01/23 3.3	1/11/2023	3.3%	**	4,239,326
BANK OF AMERICA CORP SR UNSECURED 01/19 2.6	1/15/2019	2.6%	**	9,582,942
BANK OF AMERICA CORP SR UNSECURED 11/16 1.35	11/21/2016	1.35%	**	2,492,893
BANK OF AMERICA CORP SR UNSECURED 01/24 4.125	1/22/2024	4.13%	**	3,759,555
BANK OF AMERICA CORP SR UNSECURED 01/44 5	1/21/2044	5%	**	4,703,265
BANK OF AMERICA CORP SR UNSECURED 04/19 2.65	4/1/2019	2.65%	**	8,930,025
BANK OF AMERICA CORP SR UNSECURED 04/24 4	4/1/2024	4%	**	13,822,262
BANK OF AMERICA CORP SUBORDINATED 08/24 4.2	8/26/2024	4.2%	**	6,132,725
BANK OF AMERICA CORP SR UNSECURED 08/17 1.7	8/25/2017	1.7%	**	311,071
BANK OF AMERICA CORP SR UNSECURED 07/23 4.1	7/24/2023	4.1%	**	22,116
BANK OF HAWAII CORP COMMON STOCK USD.01			**	2,455,434
BANK OF MONTREAL SR UNSECURED 11/15 0.8	11/6/2015	0.8%	**	2,895,367
BANK OF MONTREAL SR UNSECURED 11/22 2.55	11/6/2022	2.55%	**	147,128
BANK OF MONTREAL SR UNSECURED 07/16 VAR	7/15/2016	0.75%	**	11,954,371
BANK OF MONTREAL SR UNSECURED 07/17 1.3	7/14/2017	1.3%	**	4,189,259
BANK OF MONTREAL COMMON STOCK NPV			**	624,376
BANK OF MONTREAL COVERED 144A 06/15 2.85	6/9/2015	2.85%	**	1,434,207
BANK MUTUAL CORP COMMON STOCK USD.01			**	32,345
BANK OF THE OZARKS COMMON STOCK USD.01			**	6,146,187
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01			**	9,005,201

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BANK OF NEW YORK MELLON SR UNSECURED 06/15 2.95	6/18/2015	2.95%	**	303,370
BANK OF NEW YORK MELLON SR UNSECURED 01/16 2.5	1/15/2016	2.5%	**	560,478
BANK OF NEW YORK MELLON SR UNSECURED 02/15 1.2	2/20/2015	1.2%	**	179,058
BANK OF NEW YORK MELLON SR UNSECURED 01/18 1.3	1/25/2018	1.3%	**	1,292,743
BANK OF NEW YORK MELLON SR UNSECURED 03/16 0.7	3/4/2016	0.7%	**	3,996,112
BANK OF NEW YORK MELLON SR UNSECURED 08/18 VAR	8/1/2018	0.79%	**	10,376,746
BANK OF NEW YORK MELLON SR UNSECURED 01/19 2.1	1/15/2019	2.1%	**	15,048
BANK OF NEW YORK MELLON SR UNSECURED 11/25 3.95	11/18/2025	3.95%	**	14,986
BANK OF NEW YORK MELLON SR UNSECURED 05/19 2.2	5/15/2019	2.2%	**	71,199
BANK OF NEW YORK MELLON SR UNSECURED 09/19 2.3	9/11/2019	2.3%	**	12,556,850
BANK OF NOVA SCOTIA COMMON STOCK NPV			**	778,602
BANK OF NOVA SCOTIA SR UNSECURED 01/15 3.4	1/22/2015	3.4%	**	1,076,690
BANK OF NOVA SCOTIA SR UNSECURED 03/16 2.9	3/29/2016	2.9%	**	7,688,761
BANK OF NOVA SCOTIA SR UNSECURED 10/15 0.75	10/9/2015	0.75%	**	5,619,307
BANK OF NOVA SCOTIA SR UNSECURED 10/18 2.05	10/30/2018	2.05%	**	350,429
BANK OF NOVA SCOTIA SR UNSECURED 07/17 1.3	7/21/2017	1.3%	**	5,139,207
BANK OF NOVA SCOTIA COVERED 144A 10/15 1.65	10/29/2015	1.65%	**	723,221
BANK OF NOVA SCOTIA COVERED 09/19 2.125	9/11/2019	2.13%	**	8,027,278
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 01/15 3.85	1/22/2015	3.85%	**	1,652,747
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 02/16 1	2/26/2016	1%	**	200,036
BK TOKYO MITSUBISHI UFJ SR UNSECURED 144A 09/24 3.25	9/8/2024	3.25%	**	19,944,607
OXFORD INSTRUMENTS PLC COMMON STOCK GBP.05			**	677,923
BANNER CORPORATION COMMON STOCK USD.01			**	83,760
BANQUE FED CRED MUTUEL 01/17 1.7	1/20/2017	1.7%	**	3,709,068
BAR HARBOR BANKSHARES COMMON STOCK USD2.			**	19,680
ASSOCIATED BRITISH FOODS PLC COMMON STOCK GBP.0568			**	1,617,517
BACARDI LTD COMPANY GUAR 144A 04/19 8.2	4/1/2019	8.2%	**	201,136
BARCLAYS PLC SR UNSECURED 11/19 2.75	11/8/2019	2.75%	**	9,302,810
BARCLAYS BANK PLC SUBORDINATED 144A 06/21 10.179	6/12/2021	10.18%	**	14,164,314
BARCLAYS BANK PLC SR UNSECURED 09/16 5	9/22/2016	5%	**	12,387,565
BARCLAYS BANK PLC SUBORDINATED 04/23 VAR	4/10/2023	7.75%	**	3,161,000
BARCLAYS BANK PLC SR UNSECURED 02/19 2.5	2/20/2019	2.5%	**	303,986
BARCLAYS BANK PLC SR UNSECURED 05/24 3.75	5/15/2024	3.75%	**	587,528
BARCLAYS BANK PLC SUBORDINATED 144A 12/17 6.05	12/4/2017	6.05%	**	956,923
BARCLAYS BANK PLC SUBORDINATED 11/22 7.625	11/21/2022	7.63%	**	874,740
BARCLAYS BANK PLC SR UNSECURED 02/15 2.75	2/23/2015	2.75%	**	12,133,275
BARNES + NOBLE INC COMMON STOCK USD.001			**	135,651
BARNES GROUP INC COMMON STOCK USD.01			**	2,593,180
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	4/1/2019	6.95%	**	1,480,323
BARRICK GOLD CORP SR UNSECURED 04/22 3.85	4/1/2022	3.85%	**	596,653
BARRICK GOLD CORP SR UNSECURED 05/23 4.1	5/1/2023	4.1%	**	1,527,921
PERSIMMON PLC COMMON STOCK GBP.1			**	2,288,089
BARRETT BUSINESS SVCS INC COMMON STOCK USD.01			**	14,029
BILL BARRETT CORP COMMON STOCK USD.001			**	38,521
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	5/30/2021	4.4%	**	1,938,724
BARRICK PD AU FIN PTY LT COMPANY GUAR 01/20 4.95	1/15/2020	4.95%	**	261,407
BASIC ENERGY SERVICES INC COMMON STOCK USD.01			**	20,119
PRUDENTIAL PLC COMMON STOCK GBP.05			**	2,044,813

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BAXTER INTERNATIONAL INC SR UNSECURED 03/20 4.25	3/15/2020	4.25%	**	59,142
BAXTER INTERNATIONAL INC SR UNSECURED 06/16 0.95	6/1/2016	0.95%	**	4,477,190
BAXTER INTERNATIONAL INC SR UNSECURED 06/23 3.2	6/15/2023	3.2%	**	554,203
RIO TINTO PLC COMMON STOCK GBP.1			**	4,590,650
BAYER US FINANCE LLC COMPANY GUAR 144A 10/16 VAR	10/7/2016	0.48%	**	4,601,596
BAYER US FINANCE LLC COMPANY GUAR 144A 10/17 1.5	10/6/2017	1.5%	**	3,677,356
REDROW PLC COMMON STOCK GBP.1			**	304,561
BAYVIEW FINANCIAL ACQUISITION BAYV 2006 A 2A4	2/28/2041	0.47%	**	108,316
BBCN BANCORP INC COMMON STOCK USD.001			**	113,487
BEACON ROOFING SUPPLY INC COMMON STOCK USD.01			**	2,479,426
BEAM INC SR UNSECURED 05/17 1.875	5/15/2017	1.88%	**	451,825
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 10 22A1	1/25/2035	2.52%	**	123,821
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A1	3/25/2035	2.58%	**	4,019,586
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 2 A2	3/25/2035	2.51%	**	30,383
BEAR STEARNS ADJUSTABLE RATE M BSARM 2000 2 A1	11/25/2030	2.75%	**	39,362
BEAR STEARNS ADJUSTABLE RATE M BSARM 2003 9 2A1	2/25/2034	2.79%	**	674,738
BEAR STEARNS ADJUSTABLE RATE M BSARM 2004 2 12A2	5/25/2034	2.65%	**	16,327
BEAR STEARNS ADJUSTABLE RATE M BSARM 2002 11 1A1	2/25/2033	2.35%	**	3,846
BEAR STEARNS ALT A TRUST BALTA 2005 4 23A2	5/25/2035	2.55%	**	2,163,317
BEAR STEARNS ASSET BACKED SECU BSABS 2005 SD1 1A3	8/25/2043	0.57%	**	760,325
BEAR STEARNS ASSET BACKED SECU BSABS 2004 BO1 M4	10/25/2034	1.37%	**	99,471
BEAR STEARNS ADJUSTABLE RATE M BSARM 2005 5 A1	8/25/2035	2.15%	**	104,237
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2005 T20 A4B	10/12/2042	5.13%	**	1,333,999
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T22 AM	4/12/2038	5.58%	**	388,126
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW11 A4	3/11/2039	5.43%	**	4,136,376
BEAR STEARNS ALT A TRUST BALTA 2006 8 3A1	2/25/2034	0.33%	**	310,154
BEAR STEARNS ASSET BACKED SECU BSABS 2007 HE7 1A1	10/25/2037	1.17%	**	991,067
BEAR STEARNS ASSET BACKED SECU BSABS 2006 SD3 1A1A	8/25/2036	5.5%	**	1,673,372
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 T24 A4	10/12/2041	5.54%	**	10,633,294
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A3	12/11/2038	5.21%	**	1,047,633
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2006 PW14 A1A	12/11/2038	5.19%	**	7,809,988
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 A3	6/11/2050	5.74%	**	1,702,912
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW17 AMFL 144A	6/11/2050	0.82%	**	308,307
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A4	1/12/2045	5.47%	**	6,322,356
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T26 A1A	1/12/2045	5.45%	**	5,440,113
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW16 AM	6/11/2040	5.71%	**	234,332
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	10/2/2017	6.4%	**	5,577,152
BEAR STEARNS COS LLC SR UNSECURED 02/18 7.25	2/1/2018	7.25%	**	11,127,870
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 T28 A3	9/11/2042	5.79%	**	579,685
BEAR STEARNS COMMERCIAL MORTGA BSCMS 2007 PW18 A3	6/11/2050	5.96%	**	233,853
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 1A1	1/26/2036	2.59%	**	113,798
BEAR STEARNS STRUCTURED PRODUC BSSP 2007 R6 2A1	12/26/2046	2.34%	**	3,435,469
BEBE STORES INC COMMON STOCK USD.001			**	10,998
BECTON DICKINSON AND CO COMMON STOCK USD1.			**	1,998,338
BECTON DICKINSON AND CO SR UNSECURED 12/17 1.8	12/15/2017	1.8%	**	12,863,265
BECTON DICKINSON AND CO SR UNSECURED 12/19 2.675	12/15/2019	2.68%	**	2,968,532
BECTON DICKINSON AND CO SR UNSECURED 12/24 3.734	12/15/2024	3.73%	**	566,266

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BECTON DICKINSON AND CO SR UNSECURED 12/44 4.685	12/15/2044	4.69%	**	1,583,133
BED BATH + BEYOND INC COMMON STOCK USD.01			**	3,842,015
FIDESSA GROUP PLC COMMON STOCK GBP.1			**	324,215
ST JAMES S PLACE PLC COMMON STOCK GBP.15			**	800,106
BEL FUSE INC CL B COMMON STOCK USD.1			**	28,024
TRAVIS PERKINS PLC COMMON STOCK GBP.1			**	2,572,618
BELDEN INC COMMON STOCK USD.01			**	2,817,852
SENIOR PLC COMMON STOCK GBP.1			**	563,063
BP PLC COMMON STOCK USD.25			**	1,758,830
SHANKS GROUP PLC COMMON STOCK GBP.1			**	323,856
BEMIS COMPANY COMMON STOCK USD.1			**	435,598
BENEFITFOCUS INC COMMON STOCK USD.001			**	977,365
BERKSHIRE HATHAWAY ENERG SR UNSECURED 144A 02/20 2.4	2/1/2020	2.4%	**	4,380,842
BERKSHIRE HATHAWAY ENERG SR UNSECURED 144A 02/25 3.5	2/1/2025	3.5%	**	5,031,790
BERKSHIRE HATHAWAY FIN COMPANY GUAR 12/15 2.45	12/15/2015	2.45%	**	3,562,958
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	2/11/2015	3.2%	**	6,448,396
BERKSHIRE HATHAWAY INC SR UNSECURED 01/17 1.9	1/31/2017	1.9%	**	238,391
BERKSHIRE HILLS BANCORP INC COMMON STOCK USD.01			**	68,303
BERRY PLASTICS GROUP INC COMMON STOCK USD.01			**	3,692,423
TATE + LYLE PLC COMMON STOCK GBP.25			**	492,397
BG GROUP PLC COMMON STOCK GBP.1			**	3,432,356
TAYLOR WIMPEY PLC COMMON STOCK GBP.01			**	712,276
BIG 5 SPORTING GOODS CORP COMMON STOCK USD.01			**	32,991
BIGLARI HOLDINGS INC COMMON STOCK USD.5			**	81,900
BIO RAD LABORATORIES A COMMON STOCK USD.0001			**	259,445
BIO REFERENCE LABS INC COMMON STOCK USD.01			**	88,904
BIODELIVERY SCIENCES INTL COMMON STOCK USD.001			**	406,456
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD.001			**	8,951,860
BIOGEN IDEC INC COMMON STOCK USD.0005			**	18,197,236
BIOGEN IDEC INC SR UNSECURED 03/18 6.875	3/1/2018	6.88%	**	403,352
BIOMED REALTY TRUST INC REIT USD.01			**	2,283,606
BIOSCRIP INC COMMON STOCK USD.0001			**	43,701
SMITH + NEPHEW PLC COMMON STOCK USD.2			**	3,493,161
BLACKBERRY LTD COMMON STOCK			**	188,089
BLACKROCK INC COMMON STOCK USD.01			**	5,339,801
BLACKROCK INC SR UNSECURED 03/24 3.5	3/18/2024	3.5%	**	89,596
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25			**	817,189
SDL PLC COMMON STOCK GBP.01			**	241,364
BLOOMIN BRANDS INC COMMON STOCK USD.01			**	2,755,788
BLUCORA INC COMMON STOCK USD.0001			**	52,519
BOARDWALK PIPELINES LLC COMPANY GUAR 02/17 5.5	2/1/2017	5.5%	**	263,729
BLUESTREAM VENTURES			**	856,069
BOEING CO/THE COMMON STOCK USD5.			**	6,086,018,193
BONANZA CREEK ENERGY INC COMMON STOCK USD.001			**	1,118,236
SYNTHOMER PLC COMMON STOCK GBP.1			**	584,616
ASTRAZENECA PLC COMMON STOCK USD.25			**	1,398,400
BOOZ ALLEN HAMILTON HOLDINGS COMMON STOCK USD.01			**	1,120,490
BOSTON PRIVATE FINL HOLDING COMMON STOCK USD1.			**	3,112,567

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BOSTON PROPERTIES LP SR UNSECURED 09/23 3.125	9/1/2023	3.13%	**	78,115
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01			**	6,291,299
BOSTON SCIENTIFIC CORP SR UNSECURED 01/20 6	1/15/2020	6%	**	6,403,495
BOTTLING GROUP LLC COMPANY GUAR 04/16 5.5	4/1/2016	5.5%	**	264,510
BOULDER BRANDS INC COMMON STOCK USD.0001			**	45,346
BRADY CORPORATION CL A COMMON STOCK USD.01			**	126,092
BRANDYWINE REALTY TRUST REIT USD.01			**	194,908
BRAVO BRIO RESTAURANT GROUP COMMON STOCK NPV			**	22,812
FED REPUBLIC OF BRAZIL SR UNSECURED 01/41 5.625	1/7/2041	5.63%	**	107,750
FED REPUBLIC OF BRAZIL SR UNSECURED 01/45 5	1/27/2045	5%	**	1,274,000
BREEZE EASTERN CORP COMMON STOCK USD.01			**	10,668
BRIDGE BANCORP INC COMMON STOCK USD.01			**	30,147
BRIDGEPOINT EDUCATION IN W/D COMMON STOCK USD.01			**	34,809
BRIGGS + STRATTON COMMON STOCK USD.01			**	94,177
BRIGHT HORIZONS FAMILY SOLUT COMMON STOCK USD.001			**	2,007,327
BRINK S CO/THE COMMON STOCK USD1.			**	105,085
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1			**	48,188,727
BRISTOL MYERS SQUIBB CO SR UNSECURED 08/17 0.875	8/1/2017	0.88%	**	2,277,373
BRISTOW GROUP INC COMMON STOCK USD.01			**	1,763,172
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2	10/23/2022	2%	**	5,516,980
SKY PLC COMPANY GUAR 144A 09/19 2.625	9/16/2019	2.63%	**	11,164,140
BRITISH TELECOM PLC SR UNSECURED 12/30 9.625	12/15/2030	9.63%	**	157,005
BRITISH TELECOM PLC SR UNSECURED 06/15 2	6/22/2015	2%	**	8,149,054
BRITISH TELECOM PLC SR UNSECURED 06/16 1.625	6/28/2016	1.63%	**	1,510,802
BRITISH TELECOM PLC SR UNSECURED 02/19 2.35	2/14/2019	2.35%	**	3,834,486
BRITISH TELECOM PLC SR UNSECURED 01/18 5.95	1/15/2018	5.95%	**	4,651,453
BROADCOM CORP CL A COMMON STOCK USD.0001			**	18,611,535
BROADRIDGE FINANCIAL SOLUTIO COMMON STOCK USD.01			**	4,491,005
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01			**	2,531,037
BROOKFIELD ASSET MANAGE CL A COMMON STOCK NPV			**	417,204
BROOKLINE BANCORP INC COMMON STOCK USD.01			**	71,965
BROOKS AUTOMATION INC COMMON STOCK USD.01			**	86,254
BROWN SHOE COMPANY INC COMMON STOCK USD.01			**	135,094
BRUNSWICK CORP COMMON STOCK USD.75			**	5,606,114
BRYN MAWR BANK CORP COMMON STOCK USD1.			**	41,692
BSKYB FINANCE UK PLC COMPANY GUAR 144A 10/15 5.625	10/15/2015	5.63%	**	2,697,950
BUCKEYE OH TOBACCO SETTLEMENT BUCGEN 06/47 FIXED OID 5.875	6/1/2047	5.88%	**	15,861,300
BUCKEYE PARTNERS LP SR UNSECURED 11/18 2.65	11/15/2018	2.65%	**	192,062
BUNGE LTD FINANCE CORP COMPANY GUAR 07/15 5.1	7/15/2015	5.1%	**	306,515
BUNGE LIMITED FINANCE CO COMPANY GUAR 03/16 4.1	3/15/2016	4.1%	**	453,623
BUNGE LIMITED FINANCE CO COMPANY GUAR 06/17 3.2	6/15/2017	3.2%	**	102,824
BURLINGTN NORTH SANTA FE SR UNSECURED 05/40 5.75	5/1/2040	5.75%	**	61,688
BURLINGTN NORTH SANTA FE SR UNSECURED 06/21 4.1	6/1/2021	4.1%	**	162,693
BURLINGTN NORTH SANTA FE SR UNSECURED 09/21 3.45	9/15/2021	3.45%	**	156,524
BURLINGTN NORTH SANTA FE SR UNSECURED 03/23 3	3/15/2023	3%	**	4,570,401
BURLINGTN NORTH SANTA FE SR UNSECURED 09/23 3.85	9/1/2023	3.85%	**	5,274,070
BURLINGTN NORTH SANTA FE SR UNSECURED 09/24 3.4	9/1/2024	3.4%	**	30,548

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BURLINGTN NORTH SANTA FE SR UNSECURED 09/44 4.55	9/1/2044	4.55%	**	3,820,994
BURLINGTN NORTH SANTA FE SR UNSECURED 01/15 4.875	1/15/2015	4.88%	**	2,502,998
BURLINGTN NORTH SANTA FE SR UNSECURED 05/17 5.65	5/1/2017	5.65%	**	378,416
BURLINGTN NORTH SANTA FE SR UNSECURED 03/18 5.75	3/15/2018	5.75%	**	1,429,097
C + F FINANCIAL CORP COMMON STOCK USD1.			**	16,293
C+J ENERGY SERVICES INC COMMON STOCK USD.01			**	47,384
CAI INTERNATIONAL INC COMMON STOCK USD.0001			**	49,926
CBIZ INC COMMON STOCK USD.01			**	42,988
CBL + ASSOCIATES PROPERTIES REIT USD.01			**	218,961
CBS CORP COMPANY GUAR 02/21 4.3	2/15/2021	4.3%	**	344,556
CBS CORP COMPANY GUAR 07/17 1.95	7/1/2017	1.95%	**	571,780
CBS CORP COMPANY GUAR 08/44 4.9	8/15/2044	4.9%	**	11,170
CBS CORP COMPANY GUAR 08/24 3.7	8/15/2024	3.7%	**	15,956
CREDIT BASED ASSET SERVICING A CBASS 2006 CB2 AF4	12/25/2036	3.67%	**	851,223
CDI CORP COMMON STOCK USD.1			**	36,306
CDGJ COMMERCIAL MORTGAGE TRUST CDGJ 2014 BXCH A 144A	12/15/2027	1.55%	**	15,004,935
CDP FINANCIAL COMPANY GUAR 144A 11/19 4.4	11/25/2019	4.4%	**	275,282
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 A4	7/15/2044	5.23%	**	1,664,318
CD COMMERCIAL MORTGAGE TRUST CD 2005 CD1 AJ	7/15/2044	5.23%	**	333,552
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 AM	1/15/2046	5.35%	**	520,141
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 A1B	1/15/2046	5.3%	**	6,559,910
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A4	12/11/2049	5.32%	**	1,969,297
CD COMMERCIAL MORTGAGE TRUST CD 2007 CD4 A1A	12/11/2049	5.29%	**	3,277,857
CECO ENVIRONMENTAL CORP COMMON STOCK USD.01			**	39,813
CDW CORP/DE COMMON STOCK USD.01			**	11,439,746
CF INDUSTRIES INC COMPANY GUAR 05/18 6.875	5/1/2018	6.88%	**	926,516
CF INDUSTRIES INC COMPANY GUAR 06/23 3.45	6/1/2023	3.45%	**	483,885
CI FINANCIAL CORP COMMON STOCK NPV			**	94,786
CIGNA CORP COMMON STOCK USD.25			**	3,989,821
CIGNA CORP SR UNSECURED 03/17 5.375	3/15/2017	5.38%	**	1,042,453
CIGNA CORP SR UNSECURED 12/20 4.375	12/15/2020	4.38%	**	1,014,923
CIGNA CORP SR UNSECURED 02/22 4	2/15/2022	4%	**	3,856,612
CIT GROUP INC COMMON STOCK USD.01			**	2,248,010
CIT GROUP INC SR UNSECURED 144A 02/15 4.75	2/15/2015	4.75%	**	200,150
CIT GROUP INC SR UNSECURED 05/17 5	5/15/2017	5%	**	622,500
CIT EQUIPMENT COLLATERAL CITEC 2013 VT1 A3 144A	7/20/2020	1.13%	**	1,599,450
CIT EQUIPMENT COLLATERAL CITEC 2014 VT1 A2 144A	5/22/2017	1.03%	**	10,589,315
CIT GROUP HOME EQUITY LOAN TRU CITHE 2002 1 AF5	2/25/2033	6.71%	**	438,801
CME GROUP INC SR UNSECURED 09/22 3	9/15/2022	3%	**	10,233,517
CME GROUP INDEX SERVICES COMPANY GUAR 144A 03/18 4.4	3/15/2018	4.4%	**	97,387
CMS ENERGY CORP COMMON STOCK USD.01			**	3,117,075
CMS ENERGY CORP SR UNSECURED 07/17 6.55	7/17/2017	6.55%	**	167,672
CMS ENERGY CORP SR UNSECURED 02/18 5.05	2/15/2018	5.05%	**	233,794
CNH EQUIPMENT TRUST CNH 2012 B A3	9/15/2017	0.86%	**	238,581
CNH EQUIPMENT TRUST CNH 2014 A A3	5/15/2019	0.84%	**	1,740,247
CNOOC FINANCE 2014 ULC COMPANY GUAR 04/24 4.25	4/30/2024	4.25%	**	3,104,037
CNH EQUIPMENT TRUST CNH 2013 A A3	6/15/2018	0.69%	**	1,640,849
COMM MORTGAGE TRUST COMM 2013 CR12 A4	10/10/2046	4.05%	**	1,886,747

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
COMM MORTGAGE TRUST COMM 2013 CR12 AM	10/10/2046	4.3%	**	630,859
COMM MORTGAGE TRUST COMM 2013 CR12 B	10/10/2046	4.76%	**	284,074
COMM MORTGAGE TRUST COMM 2013 CR12 C	10/10/2046	5.09%	**	129,734
COMM MORTGAGE TRUST COMM 2014 CR15 A2	2/10/2047	2.93%	**	4,323,110
COMM MORTGAGE TRUST COMM 2014 PAT A 144A	8/13/2027	0.96%	**	592,486
COMM MORTGAGE TRUST COMM 2014 UBS6 A4	12/10/2047	3.38%	**	8,457,277
COMM MORTGAGE TRUST COMM 2014 CR21 A2	12/10/2047	3.1%	**	12,135,624
CNA FINANCIAL CORP SR UNSECURED 08/16 6.5	8/15/2016	6.5%	**	108,164
CNA FINANCIAL CORP SR UNSECURED 08/21 5.75	8/15/2021	5.75%	**	85,475
CNB FINANCIAL CORP/PA COMMON STOCK NPV			**	26,548
CNH EQUIPMENT TRUST CNH 2013 C A3	8/15/2018	1.02%	**	871,495
CPS AUTO TRUST CPS 2012 C A 144A	12/16/2019	1.82%	**	1,037,664
COMM MORTGAGE TRUST COMM 2012 9W57 A 144A	2/10/2029	2.36%	**	19,469,891
CNO FINANCIAL GROUP INC COMMON STOCK USD.01			**	3,399,314
COMM MORTGAGE TRUST COMM 2010 C1 A1 144A	7/10/2046	3.16%	**	1,123,821
CNH EQUIPMENT TRUST CNH 2012 A A3	5/15/2017	0.94%	**	267,804
CNH EQUIPMENT TRUST CNH 2014 B A3	5/15/2019	0.91%	**	997,105
CNPC GENERAL CAPITAL LTD COMPANY GUAR 144A 05/19 2.75	5/14/2019	2.75%	**	496,611
CNH EQUIPMENT TRUST CNH 2012 C A3	12/15/2017	0.57%	**	861,681
CNH EQUIPMENT TRUST CNH 2012 D A3	4/16/2018	0.65%	**	5,938,135
COMM MORTGAGE TRUST COMM 2012 CR3 A3	10/15/2045	2.82%	**	640,561
CPS AUTO TRUST CPS 2012 D A 144A	3/16/2020	1.48%	**	348,544
CPS AUTO TRUST CPS 2013 A A 144A	6/15/2020	1.31%	**	417,601
COMM MORTGAGE TRUST COMM 2013 WWP A2 144A	3/10/2031	3.42%	**	164,183
COMM MORTGAGE TRUST COMM 2013 CR7 A1	3/10/2046	0.72%	**	2,301,874
CNOOC FINANCE 2013 LTD COMPANY GUAR 05/16 1.125	5/9/2016	1.13%	**	498,229
COMM MORTGAGE TRUST COMM 2013 CR8 A4	6/10/2046	3.33%	**	938,951
CRH AMERICA INC COMPANY GUAR 09/16 6	9/30/2016	6%	**	2,427,088
CRH AMERICA INC COMPANY GUAR 01/16 4.125	1/15/2016	4.13%	**	3,293,024
CPS AUTO TRUST CPS 2013 D A 144A	7/16/2018	1.54%	**	673,991
CPS AUTO TRUST CPS 2014 A A 144A	8/15/2018	1.21%	**	561,321
COMM MORTGAGE TRUST COMM 2014 BBG A 144A	3/15/2029	0.96%	**	597,375
CPS AUTO TRUST CPS 2014 C A 144A	2/15/2019	1.31%	**	712,006
CPS AUTO TRUST CPS 2014 D A 144A	4/15/2019	1.66%	**	1,995,040
CSG SYSTEMS INTL INC COMMON STOCK USD.01			**	84,787
COMM MORTGAGE TRUST COMM 2014 FL5 A 144A	10/15/2031	1.52%	**	24,951,171
CREDIT SUISSE MORTGAGE TRUST CSMC 2009 RR3 A5A 144A	12/15/2043	5.34%	**	952,985
CSX CORP SR UNSECURED 05/17 5.6	5/1/2017	5.6%	**	519,781
CSX CORP SR UNSECURED 03/18 6.25	3/15/2018	6.25%	**	170,345
CSX CORP SR UNSECURED 02/19 7.375	2/1/2019	7.38%	**	2,305,216
CSX CORP SR UNSECURED 11/23 3.7	11/1/2023	3.7%	**	157,259
CSN ISLANDS XI CORP COMPANY GUAR 144A 09/19 6.875	9/21/2019	6.88%	**	64,925
CREDIT SUISSE MORTGAGE TRUST CSMC 2010 RR5 2A 144A	12/16/2043	5.34%	**	2,666,467
CSN RESOURCES SA COMPANY GUAR 144A 07/20 6.5	7/21/2020	6.5%	**	128,800
CST BRANDS INC COMMON STOCK USD.01			**	1,713,873
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA A2 144A	9/15/2037	3.95%	**	2,643,805
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA B 144A	9/15/2037	4.18%	**	1,851,447
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 USA D 144A	9/15/2037	4.37%	**	1,685,298

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CREDIT SUISSE MORTGAGE TRUST CSMC 2014 TIKI A 144A	9/15/2038	1.12%	**	2,853,989
CVB FINANCIAL CORP COMMON STOCK NPV			**	164,205
CVR ENERGY INC COMMON STOCK USD.01			**	146,788
CVS HEALTH CORP COMMON STOCK USD.01			**	14,081,389
CVS HEALTH CORP SR UNSECURED 06/17 5.75	6/1/2017	5.75%	**	397,312
CVS HEALTH CORP SR UNSECURED 05/15 3.25	5/18/2015	3.25%	**	5,437,883
CVS HEALTH CORP SR UNSECURED 05/20 4.75	5/18/2020	4.75%	**	110,780
CVS HEALTH CORP SR UNSECURED 05/21 4.125	5/15/2021	4.13%	**	271,077
CVS HEALTH CORP SR UNSECURED 12/22 2.75	12/1/2022	2.75%	**	3,895,928
CVS HEALTH CORP SR UNSECURED 12/16 1.2	12/5/2016	1.2%	**	4,816,275
CVS HEALTH CORP SR UNSECURED 12/18 2.25	12/5/2018	2.25%	**	479,253
CVS HEALTH CORP SR UNSECURED 12/23 4	12/5/2023	4%	**	3,174,816
COUNTRYWIDE ASSET BACKED CERTI CWL 2001 BC3 A	12/25/2031	0.65%	**	204,105
COUNTRYWIDE ASSET BACKED CERTI CWL 2004 6 1A1	12/25/2034	0.71%	**	2,813,565
COUNTRYWIDE ASSET BACKED CERTI CWL 2005 4 AF3	10/25/2035	4.46%	**	117,944
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2004 J7 2A1	9/25/2034	0.94%	**	26,004
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 13 2A2	10/25/2047	0.97%	**	5,769,520
COUNTRYWIDE HOME LOANS CWHL 2003 56 6A1	12/25/2033	2.46%	**	338,161
COUNTRYWIDE HOME LOANS CWHL 2005 3 1A2	4/25/2035	0.46%	**	616,873
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A1	4/25/2035	2.43%	**	1,288,890
COUNTRYWIDE HOME LOANS CWHL 2005 11 3A3	4/25/2035	2.43%	**	157,676
COUNTRYWIDE ASSET BACKED CERTI CWL 2007 QH1 A1 144A	2/25/2037	0.37%	**	339,097
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	11/25/2034	0.59%	**	165,933
CABELA S INC COMMON STOCK USD.01			**	974,755
CABOT CORP COMMON STOCK USD1.			**	251,756
CACI INTERNATIONAL INC CL A COMMON STOCK USD.1			**	203,126
CADENCE DESIGN SYS INC COMMON STOCK USD.01			**	4,798,841
CALAMOS ASSET MANAGEMENT A COMMON STOCK USD.01			**	10,656
CALGON CARBON CORP COMMON STOCK USD.01			**	106,498
CALIFORNIA REPUBLIC AUTO RECEI CRART 2012 1 A 144A	8/15/2017	1.18%	**	126,521
CALIFORNIA RESOURCES CRP COMPANY GUAR 144A 01/20 5	1/15/2020	5%	**	694,000
CALIFORNIA ST CAS 04/16 FIXED 5.95	4/1/2016	5.95%	**	532,730
CALIFORNIA ST CAS 04/34 FIXED 7.5	4/1/2034	7.5%	**	1,152,100
CALIFORNIA ST CAS 04/39 FIXED 7.55	4/1/2039	7.55%	**	1,234,552
CALIFORNIA ST CAS 10/19 FIXED 6.2	10/1/2019	6.2%	**	2,107,278
CALIFORNIA ST CAS 03/40 FIXED 7.625	3/1/2040	7.63%	**	767,500
CALIFORNIA ST CAS 03/22 FIXED 6.65	3/1/2022	6.65%	**	13,235,044
CALIFORNIA ST CAS 03/19 FIXED 6.2	3/1/2019	6.2%	**	574,515
CALIFORNIA ST CAS 03/36 FIXED 7.95	3/1/2036	7.95%	**	12,362
CALLAWAY GOLF COMPANY COMMON STOCK USD.01			**	60,768
CALLON PETROLEUM CO COMMON STOCK USD.01			**	20,111
CALPINE CORP COMMON STOCK USD.001			**	2,347,993
CAMBREX CORP COMMON STOCK USD.1			**	1,701,170
CAMDEN NATIONAL CORP COMMON STOCK NPV			**	32,669
CAMDEN PROPERTY TRUST REIT USD.01			**	2,498,746
CAMERON INTERNATIONAL CORP COMMON STOCK USD.01			**	7,844,648
CAMERON INTERNATIONAL CO SR UNSECURED 06/24 3.7	6/15/2024	3.7%	**	484,316
CAMPUS CREST COMMUNITIES INC REIT USD.01			**	29,218

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CANADA GOV T REAL RETURN BONDS 12/21 4.25	12/1/2021	4.25%	**	1,076,665
CANADA GOV T REAL RETURN BONDS 12/36 3	12/1/2036	3%	**	268,517
CANADA HOUSING TRUST GOVT GUARANT 144A 12/22 2.4	12/15/2022	2.4%	**	7,504,438
CANADA HOUSING TRUST GOVT GUARANT 144A 06/24 2.9	6/15/2024	2.9%	**	2,459,360
CAN IMPERIAL BK OF COMMERCE COMMON STOCK NPV			**	1,060,248
CANADIAN IMPERIAL BANK SR UNSECURED 12/15 2.35	12/11/2015	2.35%	**	232,420
CANADIAN IMPERIAL BANK SR UNSECURED 10/15 0.9	10/1/2015	0.9%	**	372,091
CANADIAN IMPERIAL BANK SR UNSECURED 01/18 1.55	1/23/2018	1.55%	**	248,770
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			**	7,974,334
CANADIAN NATL RAILWAY CO COMMON STOCK NPV			**	870,496
CANADIAN NATL RAILWAY SR UNSECURED 07/18 6.8	7/15/2018	6.8%	**	713,783
CANADIAN NATL RAILWAY SR UNSECURED 03/19 5.55	3/1/2019	5.55%	**	3,609,395
CANADIAN NATL RAILWAY SR UNSECURED 12/16 1.45	12/15/2016	1.45%	**	302,049
CANADIAN NATURAL RESOURCES COMMON STOCK NPV			**	815,624
CANADIAN NATL RESOURCES SR UNSECURED 05/17 5.7	5/15/2017	5.7%	**	379,416
CANADIAN NATL RESOURCES SR UNSECURED 03/38 6.25	3/15/2038	6.25%	**	55,610
CANADIAN NATL RESOURCES SR UNSECURED 02/18 5.9	2/1/2018	5.9%	**	431,603
CANADIAN NATL RESOURCES SR UNSECURED 03/16 VAR	3/30/2016	0.61%	**	5,639,932
CANADIAN NATL RESOURCES SR UNSECURED 01/18 1.75	1/15/2018	1.75%	**	3,045,974
CANADIAN OIL SANDS LTD COMPANY GUAR 144A 04/22 4.5	4/1/2022	4.5%	**	605,179
CANADIAN PACIFIC RR CO SR UNSECURED 10/31 7.125	10/15/2031	7.13%	**	82,519
CANADIAN PACIFIC RR CO SR UNSECURED 05/18 6.5	5/15/2018	6.5%	**	274,963
CANADIAN PACIFIC RR CO SR UNSECURED 05/19 7.25	5/15/2019	7.25%	**	209,227
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			**	7,288,499
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV			**	618,174
CANADIAN SOLAR INC COMMON STOCK NPV			**	385,951
CANADIAN TIRE CORP CLASS A COMMON STOCK NPV			**	370,896
CANFOR CORP COMMON STOCK NPV			**	1,330,697
CANTEL MEDICAL CORP COMMON STOCK USD.1			**	1,628,350
CAPELLA EDUCATION CO COMMON STOCK USD.01			**	1,763,923
CAPITAL CITY BANK GROUP INC COMMON STOCK USD.01			**	28,671
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 2 A3	10/20/2017	1.24%	**	589,916
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 3 A3	12/20/2017	1.31%	**	7,225,009
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 1 A2	7/20/2016	0.62%	**	3,296,486
CAPITAL AUTO RECEIVABLES ASSET AFIN 2013 4 A3	3/20/2018	1.09%	**	3,776,641
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A1A	5/20/2016	0.68%	**	3,801,870
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A2	4/20/2017	0.96%	**	8,409,761
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 1 A3	6/20/2018	1.32%	**	1,114,248
CAPITAL AUTO RECEIVABLES ASSET AFIN 2014 2 A4	10/22/2018	1.62%	**	4,257,583
CAPITAL BANK FINANCIAL CL A COMMON STOCK			**	82,410
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01			**	4,474,210
CAPITAL ONE FINANCIAL CO SR UNSECURED 02/17 5.25	2/21/2017	5.25%	**	9,154,611
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/15 5.5	6/1/2015	5.5%	**	381,806
CAPITAL ONE FINANCIAL CO SR UNSECURED 09/17 6.75	9/15/2017	6.75%	**	225,633
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/16 3.15	7/15/2016	3.15%	**	4,885,123
CAPITAL ONE FINANCIAL CO SR UNSECURED 07/21 4.75	7/15/2021	4.75%	**	220,428
CAPITAL ONE FINANCIAL CO SR UNSECURED 03/15 2.15	3/23/2015	2.15%	**	351,042
CAPITAL ONE FINANCIAL CO SR UNSECURED 11/15 1	11/6/2015	1%	**	2,997,144

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CAPITAL ONE FINANCIAL CO SR UNSECURED 06/23 3.5	6/15/2023	3.5%	**	50,533
CAPITAL ONE FINANCIAL CO SR UNSECURED 04/19 2.45	4/24/2019	2.45%	**	2,993,127
CAPITAL ONE MULTI ASSET EXECUT COMET 2013 A3 A3	9/16/2019	0.96%	**	9,210,951
CAPITAL ONE BANK USA NA SR UNSECURED 11/18 2.15	11/21/2018	2.15%	**	661,529
CAPITAL ONE NA SR UNSECURED 07/21 2.95	7/23/2021	2.95%	**	7,805,851
CAPITOL FEDERAL FINANCIAL IN COMMON STOCK USD.01			**	180,773
CARBO CERAMICS INC COMMON STOCK USD.01			**	61,557
CARDINAL FINANCIAL CORP COMMON STOCK USD1.			**	63,000
CARDINAL HEALTH INC COMMON STOCK NPV			**	3,743,854
CARDINAL HEALTH INC SR UNSECURED 12/20 4.625	12/15/2020	4.63%	**	640,337
CARDINAL HEALTH INC SR UNSECURED 06/17 1.9	6/15/2017	1.9%	**	201,570
CARDTRONICS INC COMMON STOCK USD.0001			**	5,380,367
CAREER EDUCATION CORP COMMON STOCK USD.01			**	47,794
CAREFREE PORTFOLIO TRUST CFREE 2014 CARE A 144A	11/15/2019	1.49%	**	7,968,882
CAREFUSION CORP SR UNSECURED 05/17 1.45	5/15/2017	1.45%	**	2,585,571
CARGILL INC SR UNSECURED 144A 11/17 6	11/27/2017	6%	**	441,404
CARGILL INC SR UNSECURED 144A 05/21 4.307	5/14/2021	4.31%	**	120,973
CARGILL INC SR UNSECURED 144A 03/17 1.9	3/1/2017	1.9%	**	424,383
CFC LLC CFCAT 2013 1A A 144A	7/17/2017	1.65%	**	72,871
CFC LLC CFCAT 2013 2A A 144A	11/15/2017	1.75%	**	109,535
CFC LLC CFCAT 2014 2A B 144A	11/16/2020	2.64%	**	345,544
CARMAX AUTO OWNER TRUST CARMX 2011 3 A3	6/15/2016	1.07%	**	285,250
CARMAX AUTO OWNER TRUST CARMX 2012 1 A3	9/15/2016	0.89%	**	795,818
CARMAX AUTO OWNER TRUST CARMX 2012 1 A4	6/15/2017	1.25%	**	1,004,243
CARMAX AUTO OWNER TRUST CARMX 2012 3 A4	4/16/2018	0.79%	**	9,967,970
CARMAX AUTO OWNER TRUST CARMX 2013 1 A3	10/16/2017	0.6%	**	2,660,497
CARMAX AUTO OWNER TRUST CARMX 2013 3 A2	8/15/2016	0.59%	**	1,373,704
CARMAX AUTO OWNER TRUST CARMX 2013 3 A3	4/16/2018	0.97%	**	15,828,312
CARMAX AUTO OWNER TRUST CARMX 2013 4 A3	7/16/2018	0.8%	**	921,939
CARMAX AUTO OWNER TRUST CARMX 2014 1 A4	7/15/2019	1.32%	**	4,273,155
CARMAX AUTO OWNER TRUST CARMX 2014 2 A4	10/15/2019	1.61%	**	598,996
CARMAX AUTO OWNER TRUST CARMX 2014 3 A2	8/15/2017	0.55%	**	12,995,593
CARMAX AUTO OWNER TRUST CARMX 2014 4 A2A	2/15/2018	0.67%	**	4,495,086
CARMAX AUTO OWNER TRUST CARMX 2014 4 A3	11/15/2019	1.25%	**	1,495,887
CARMIKE CINEMAS INC COMMON STOCK USD.03			**	53,854
CARNIVAL CORP COMPANY GUAR 02/16 1.2	2/5/2016	1.2%	**	1,349,216
CARNOW AUTO RECEIVABLES TRUST CNART 2013 1A A 144A	10/16/2017	1.16%	**	14,515
CARNOW AUTO RECEIVABLES TRUST CNART 2014 1A A 144A	1/17/2017	0.96%	**	544,867
CARRIAGE SERVICES INC COMMON STOCK USD.01			**	38,653
DUKE ENERGY PROGRESS INC 1ST MORTGAGE 04/15 5.15	4/1/2015	5.15%	**	454,897
CARPENTER TECHNOLOGY COMMON STOCK USD5.			**	222,118
CARRIZO OIL + GAS INC COMMON STOCK USD.01			**	162,032
CARROLS RESTAURANT GROUP INC COMMON STOCK USD.01			**	26,591
CASCADE MICROTECH INC COMMON STOCK USD.01			**	23,960
CASH AMERICA INTL INC COMMON STOCK USD.1			**	131,173
CASTLE (A.M.) + CO COMMON STOCK USD.01			**	12,265
CATAMARAN CORP COMMON STOCK NPV			**	114,193
CATERPILLAR INC SR UNSECURED 05/21 3.9	5/27/2021	3.9%	**	2,447,338

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CATERPILLAR FINANCIAL SE SR UNSECURED 09/17 5.85	9/1/2017	5.85%	**	1,224,849
CATERPILLAR FINANCIAL SE SR UNSECURED 10/18 7.05	10/1/2018	7.05%	**	294,927
CATERPILLAR FINANCIAL SE SR UNSECURED 02/19 7.15	2/15/2019	7.15%	**	59,815
CATERPILLAR FINANCIAL SE SR UNSECURED 06/22 2.85	6/1/2022	2.85%	**	79,031
CATERPILLAR FINANCIAL SE SR UNSECURED 02/16 0.7	2/26/2016	0.7%	**	1,700,695
CATERPILLAR FINANCIAL SE SR UNSECURED 09/16 1.35	9/6/2016	1.35%	**	5,041,430
CATERPILLAR FINANCIAL SE SR UNSECURED 11/16 1	11/25/2016	1%	**	650,498
CATERPILLAR FINANCIAL SE SR UNSECURED 12/19 2.25	12/1/2019	2.25%	**	4,373,784
CATHAY GENERAL BANCORP COMMON STOCK USD.01			**	196,710
CATHOLIC HEALTH INITIATI SECURED 11/17 1.6	11/1/2017	1.6%	**	139,429
CATHOLIC HEALTH INITIATI UNSECURED 08/23 4.2	8/1/2023	4.2%	**	496,527
CATO CORP CLASS A COMMON STOCK USD.033			**	108,065
CAVCO INDUSTRIES INC COMMON STOCK USD.01			**	73,087
CAVIUM INC COMMON STOCK USD.001			**	3,571,960
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD3 A5	10/15/2048	5.62%	**	326,667
CC HOLDINGS GS V LLC/CRO SR SECURED 04/23 3.849	4/15/2023	3.85%	**	595,987
CEDAR REALTY TRUST INC REIT USD.06			**	40,627
CELADON GROUP INC COMMON STOCK USD.033			**	1,113,625
CELGENE CORP COMMON STOCK USD.01			**	52,926,447
CELGENE CORP SR UNSECURED 10/15 2.45	10/15/2015	2.45%	**	201,962
CELGENE CORP SR UNSECURED 10/20 3.95	10/15/2020	3.95%	**	52,892
CELGENE CORP SR UNSECURED 08/17 1.9	8/15/2017	1.9%	**	301,057
CELGENE CORP SR UNSECURED 08/22 3.25	8/15/2022	3.25%	**	20,129
CELGENE CORP SR UNSECURED 05/19 2.25	5/15/2019	2.25%	**	357,460
CELGENE CORP SR UNSECURED 05/24 3.625	5/15/2024	3.63%	**	401,303
CELLDEX THERAPEUTICS INC COMMON STOCK USD.001			**	949,000
CEMEX SAB SPONS ADR PART CER ADR NPV			**	143,068
CENTENE CORP COMMON STOCK USD.001			**	2,008,459
CENOVUS ENERGY INC COMMON STOCK NPV			**	177,977
CENOVUS ENERGY INC SR UNSECURED 10/19 5.7	10/15/2019	5.7%	**	396,589
CENOVUS ENERGY INC SR UNSECURED 11/39 6.75	11/15/2039	6.75%	**	11,392
CENOVUS ENERGY INC SR UNSECURED 08/22 3	8/15/2022	3%	**	28,078
CENTERPOINT ENERGY INC SR UNSECURED 05/18 6.5	5/1/2018	6.5%	**	377,241
CENTERPOINT ENERGY RESOU SR UNSECURED 01/21 4.5	1/15/2021	4.5%	**	328,985
CENTERPOINT ENERGY RESOU SR UNSECURED 01/41 5.85	1/15/2041	5.85%	**	63,980
CENTERPOINT ENERGY RESOU SR UNSECURED 05/16 6.15	5/1/2016	6.15%	**	522,318
CENTERSTATE BANKS INC COMMON STOCK USD.01			**	54,929
CENTRAL GARDEN AND PET CO A COMMON STOCK USD.01			**	35,240
CENTRAL PACIFIC FINANCIAL CO COMMON STOCK NPV			**	79,335
CENTURY ALUMINUM COMPANY COMMON STOCK USD.01			**	51,163
CENTURY BANCORP INC CL A COMMON STOCK USD1.			**	16,425
CEPHEID INC COMMON STOCK NPV			**	3,667,498
CEVA INC COMMON STOCK USD.001			**	1,200,868
CHART INDUSTRIES INC COMMON STOCK USD.01			**	66,587
CHASE CORP COMMON STOCK USD.1			**	33,183
CHASE ISSUANCE TRUST CHAIT 2012 A4 A4	8/16/2021	1.58%	**	587,203
CHASE ISSUANCE TRUST CHAIT 2014 A1 A1	1/15/2019	1.15%	**	7,886,126
CHASE ISSUANCE TRUST CHAIT 2014 A5 A5	4/15/2021	0.53%	**	996,687

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CHASE MORTGAGE FINANCE CORPORA CHASE 2007 A1 1A1	2/25/2037	2.53%	**	141,838
CHECKPOINT SYSTEMS INC COMMON STOCK USD.1			**	59,108
CHEFS WAREHOUSE INC/THE COMMON STOCK USD.01			**	49,582
CHEMICAL FINANCIAL CORP COMMON STOCK USD1.			**	100,499
CHEMTURA CORP COMMON STOCK USD.01			**	210,378
CHEMUNG FINANCIAL CORP COMMON STOCK USD.01			**	14,150
CHESAPEAKE ENERGY CORP COMPANY GUAR 04/19 VAR	4/15/2019	3.48%	**	588,000
CHESAPEAKE LODGING TRUST REIT USD.01			**	141,100
CHEVRONTEXACO CORP COMMON STOCK USD.75			**	7,992,264
CHEVRON CORP SR UNSECURED 12/22 2.355	12/5/2022	2.36%	**	1,716,397
CHEVRON CORP SR UNSECURED 06/16 0.889	6/24/2016	0.89%	**	1,824,853
CHEVRON CORP SR UNSECURED 11/17 1.345	11/15/2017	1.35%	**	3,798,074
CHICAGO BRIDGE + IRON CO NV COMMON STOCK EUR.01			**	266,783
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.9%	**	505,096
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.899	12/1/2040	6.9%	**	631,370
CHICAGO IL TRANSIT AUTH SALES CHITRN 12/40 FIXED 6.2	12/1/2040	6.2%	**	11,867
CHICOPEE BANCORP INC COMMON STOCK NPV			**	11,692
CHICO S FAS INC COMMON STOCK USD.01			**	239,260
CHILDREN S PLACE INC/THE COMMON STOCK USD.1			**	2,034,615
CHINA MOBILE LTD SPON ADR ADR			**	1,876,358
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01			**	4,881,241
CHRISTOPHER + BANKS CORP COMMON STOCK USD.01			**	20,482
CHUBB CORP COMMON STOCK USD1.			**	4,197,778
CHUBB CORP SR UNSECURED 05/18 5.75	5/15/2018	5.75%	**	660,918
CHURCHILL DOWNS INC COMMON STOCK NPV			**	156,292
CIBER INC COMMON STOCK USD.01			**	25,471
CIENA CORP COMMON STOCK USD.01			**	2,832,792
CIMAREX ENERGY CO COMMON STOCK USD.01			**	869,200
CIRCOR INTERNATIONAL INC COMMON STOCK USD.01			**	2,430,610
CIRRUS LOGIC INC COMMON STOCK USD.001			**	125,628
CISCO SYSTEMS INC COMMON STOCK USD.001			**	36,587,295
CISCO SYSTEMS INC SR UNSECURED 02/16 5.5	2/22/2016	5.5%	**	590,810
CISCO SYSTEMS INC SR UNSECURED 02/19 4.95	2/15/2019	4.95%	**	195,583
CISCO SYSTEMS INC SR UNSECURED 01/20 4.45	1/15/2020	4.45%	**	55,046
CISCO SYSTEMS INC SR UNSECURED 03/24 3.625	3/4/2024	3.63%	**	250,094
CISCO SYSTEMS INC SR UNSECURED 03/19 2.125	3/1/2019	2.13%	**	527,470
CISCO SYSTEMS INC SR UNSECURED 03/17 1.1	3/3/2017	1.1%	**	5,230,211
CITIGROUP INC COMMON STOCK USD.01			**	30,706,992
CITIGROUP INC SR UNSECURED 08/16 5.85	8/2/2016	5.85%	**	534,990
CITIGROUP INC SR UNSECURED 08/17 6	8/15/2017	6%	**	3,761,655
CITIGROUP INC SR UNSECURED 11/17 6.125	11/21/2017	6.13%	**	11,011,455
CITIGROUP INC SR UNSECURED 05/18 6.125	5/15/2018	6.13%	**	452,670
CITIGROUP INC SR UNSECURED 05/19 8.5	5/22/2019	8.5%	**	760,101
CITIGROUP INC SR UNSECURED 01/15 6.01	1/15/2015	6.01%	**	2,972,223
CITIGROUP INC SR UNSECURED 05/15 4.75	5/19/2015	4.75%	**	466,781
CITIGROUP INC SR UNSECURED 06/16 3.953	6/15/2016	3.95%	**	2,107,284
CITIGROUP INC SR UNSECURED 01/22 4.5	1/14/2022	4.5%	**	398,857
CITIGROUP INC SR UNSECURED 01/17 4.45	1/10/2017	4.45%	**	3,060,255

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CITIGROUP INC SR UNSECURED 03/23 3.375	3/1/2023	3.38%	**	2,614,171
CITIGROUP INC SR UNSECURED 04/16 1.3	4/1/2016	1.3%	**	16,206,965
CITIGROUP INC SR UNSECURED 04/16 VAR	4/1/2016	1.03%	**	7,526,295
CITIGROUP INC SR UNSECURED 05/18 1.75	5/1/2018	1.75%	**	790,640
CITIGROUP INC SUBORDINATED 05/23 3.5	5/15/2023	3.5%	**	5,763,061
CITIGROUP INC SR UNSECURED 07/16 1.7	7/25/2016	1.7%	**	3,241,047
CITIGROUP INC SUBORDINATED 09/25 5.5	9/13/2025	5.5%	**	2,063,632
CITIGROUP INC SR UNSECURED 09/18 2.5	9/26/2018	2.5%	**	5,179,822
CITIGROUP INC SR UNSECURED 10/23 3.875	10/25/2023	3.88%	**	1,507,133
CITIGROUP INC SR UNSECURED 03/17 VAR	3/10/2017	0.78%	**	21,248,880
CITIGROUP INC SR UNSECURED 07/19 2.5	7/29/2019	2.5%	**	380,305
CITIGROUP INC SR UNSECURED 08/17 1.55	8/14/2017	1.55%	**	398,872
CITIGROUP INC SUBORDINATED 11/26 4.3	11/20/2026	4.3%	**	3,791,488
CITIGROUP INC SR UNSECURED 11/17 1.85	11/24/2017	1.85%	**	19,448,628
CITIBANK CREDIT CARD ISSUANCE CCCIT 2003 A7 A7	7/7/2017	4.15%	**	996,448
CITIBANK CREDIT CARD ISSUANCE CCCIT 2005 A9 A9	11/20/2017	5.1%	**	2,337,496
CITIBANK CREDIT CARD ISSUANCE CCCIT 2006 A8 A8	12/17/2018	0.27%	**	6,569,099
CITIBANK CREDIT CARD ISSUANCE CCCIT 2007 A8 A8	9/20/2019	5.65%	**	30,092,053
CITIBANK CREDIT CARD ISSUANCE CCCIT 2008 A1 A1	2/7/2020	5.35%	**	8,765,936
CITIBANK CREDIT CARD ISSUANCE CCCIT 2013 A6 A6	9/7/2018	1.32%	**	6,691,895
CITIBANK CREDIT CARD ISSUANCE CCCIT 2013 A10 A10	2/7/2018	0.73%	**	4,500,801
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A1 A1	1/23/2023	2.88%	**	2,358,606
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A2 A2	2/22/2019	1.02%	**	8,168,471
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A4 A4	4/24/2019	1.23%	**	10,982,763
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A6 A6	7/15/2021	2.15%	**	700,478
CITIBANK CREDIT CARD ISSUANCE CCCIT 2014 A8 A8	4/9/2020	1.73%	**	2,203,142
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2005 C3 A4	5/15/2043	4.86%	**	176,358
CITI TRENDS INC COMMON STOCK USD.01			**	38,809
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A1	9/25/2035	2.23%	**	45,168
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 6 A2	9/25/2035	2.28%	**	156,603
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 A4	12/10/2049	5.71%	**	5,676,755
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2008 AR4 1A1A 144A	11/25/2038	2.73%	**	438,000
CITIZENS BANK NA/RI SR UNSECURED 12/17 1.6	12/4/2017	1.6%	**	3,059,448
CITIZENS FINANCIAL GROUP COMMON STOCK USD.01			**	6,281,376
CITIZENS HOLDING COMPANY COMMON STOCK USD.2			**	11,949
CITIZENS INC COMMON STOCK NPV			**	38,167
CITY HOLDING CO COMMON STOCK USD2.5			**	71,517
CITY NATIONAL CORP COMMON STOCK USD1.			**	1,559,633
CIVEO CORP COMMON STOCK USD.01			**	28,223
CLARCOR INC COMMON STOCK USD1.			**	2,518,992
CLEAN HARBORS INC COMMON STOCK USD.01			**	246,256
CLEAN ENERGY FUELS CORP COMMON STOCK USD.0001			**	30,205
CLEARWATER PAPER CORP COMMON STOCK USD.0001			**	133,467
CLEVELAND ELEC ILLUMINAT SR SECURED 11/17 7.88	11/1/2017	7.88%	**	174,321
CLEVELAND ELECTRIC ILLUM SR UNSECURED 04/17 5.7	4/1/2017	5.7%	**	56,080
CLEVELAND ELECTRIC ILLUM 1ST MORTGAGE 11/18 8.875	11/15/2018	8.88%	**	185,129
CLIFFS NATURAL RESOURCES INC COMMON STOCK USD.125			**	70,986

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CLIFTON BANCORP INC COMMON STOCK USD.01			**	37,604
CLOUD PEAK ENERGY INC COMMON STOCK USD.01			**	37,638
COBALT CMBS COMMERCIAL MORTGAG CWCI 2006 C1 A4	8/15/2048	5.22%	**	142,256
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 A1A	4/15/2047	5.48%	**	1,963,178
COBALT CMBS COMMERCIAL MORTGAG CWCI 2007 C2 AMFX	4/15/2047	5.53%	**	1,707,557
COBIZ FINANCIAL INC COMMON STOCK USD.01			**	2,787,840
COCA COLA BOTTLING CO CONSOL COMMON STOCK USD1.			**	63,118
COCA COLA CO/THE SR UNSECURED 09/16 1.8	9/1/2016	1.8%	**	6,161,069
COCA COLA CO/THE SR UNSECURED 03/15 0.75	3/13/2015	0.75%	**	8,008,072
CODORUS VALLEY BANCORP INC COMMON STOCK USD2.5			**	12,617
COEUR MINING INC COMMON STOCK USD.01			**	35,617
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01			**	25,674,488
COHERENT INC COMMON STOCK USD.01			**	149,371
COHU INC COMMON STOCK USD1.			**	30,488
COLUMBIA BANKING SYSTEM INC COMMON STOCK NPV			**	141,501
COLUMBIA SPORTSWEAR CO COMMON STOCK NPV			**	301,313
COLUMBUS MCKINNON CORP/NY COMMON STOCK USD.01			**	54,594
COMFORT SYSTEMS USA INC COMMON STOCK USD.01			**	63,173
COMCAST CABLE COMMUNICAT COMPANY GUAR 05/17 8.875	5/1/2017	8.88%	**	1,661,688
COMCAST CORP CLASS A COMMON STOCK USD.01			**	25,373,405
COMCAST CORP SPECIAL CL A COMMON STOCK USD.01			**	8,126,336
COMCAST CORP COMPANY GUAR 01/15 6.5	1/15/2015	6.5%	**	841,928
COMCAST CORP COMPANY GUAR 06/16 4.95	6/15/2016	4.95%	**	105,934
COMCAST CORP COMPANY GUAR 03/16 5.9	3/15/2016	5.9%	**	482,389
COMCAST CORP COMPANY GUAR 01/17 6.5	1/15/2017	6.5%	**	4,248,989
COMCAST CORP COMPANY GUAR 02/18 5.875	2/15/2018	5.88%	**	1,805,822
COMCAST CORP COMPANY GUAR 07/19 5.7	7/1/2019	5.7%	**	308,833
COMCAST CORP COMPANY GUAR 03/24 3.6	3/1/2024	3.6%	**	2,877,638
COMCAST CORP COMPANY GUAR 02/25 3.375	2/15/2025	3.38%	**	2,043,208
COMCAST CORP COMPANY GUAR 08/34 4.2	8/15/2034	4.2%	**	101,428
COMERICA INC SR UNSECURED 09/15 3	9/16/2015	3%	**	619,109
COMERICA INC SR UNSECURED 05/19 2.125	5/23/2019	2.13%	**	198,662
COMM MORTGAGE TRUST COMM 2006 C8 A4	12/10/2046	5.31%	**	2,236,093
COMM MORTGAGE TRUST COMM 2006 C8 A1A	12/10/2046	5.29%	**	6,637,797
COMM MORTGAGE TRUST COMM 2006 C7 A4	6/10/2046	5.76%	**	9,193,001
COMM MORTGAGE TRUST COMM 2013 LC6 A3	1/10/2046	2.67%	**	3,427,557
COMMERCIAL METALS CO COMMON STOCK USD.01			**	171,974
COMMERCIAL MORTGAGE ASSET TRUS CMAT 1999 C1 D	1/17/2032	6.89%	**	40,061
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 A4	7/10/2038	5.82%	**	1,671,049
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A2	3/10/2039	5.38%	**	2,583,705
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2007 GG9 A3	3/10/2039	5.45%	**	3,019,989
COMMONWEALTH BK AUSTR NY SR UNSECURED 03/17 1.125	3/13/2017	1.13%	**	3,082,085
COMMONWEALTH BK AUSTR NY SR UNSECURED 09/17 1.4	9/8/2017	1.4%	**	3,530,724
COMMONWEALTH EDISON CO 1ST MORTGAGE 04/15 4.7	4/15/2015	4.7%	**	50,566
COMMONWEALTH EDISON CO 1ST MORTGAGE 09/16 1.95	9/1/2016	1.95%	**	152,376
COMMONWEALTH BANK AUST SR UNSECURED 144A 03/16 3.25	3/17/2016	3.25%	**	1,646,371
COMMONWEALTH BANK AUST SR UNSECURED 144A 06/16 VAR	6/3/2016	0.43%	**	12,997,725
COMMSCOPE HOLDING CO INC COMMON STOCK USD.01			**	1,623,213

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
COMMUNITY BANK SYSTEM INC COMMON STOCK USD1.			**	148,516
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01			**	2,436,213
BRF SA COMMON STOCK NPV			**	155,128
COMMUNITY TRUST BANCORP INC COMMON STOCK USD5.			**	63,775
COMMVAULT SYSTEMS INC COMMON STOCK USD.01			**	1,488,672
ALFA S.A.B. A COMMON STOCK NPV			**	125,261
CEMIG SA SPONS ADR ADR			**	119,996
CIA DE MINAS BUENAVENTUR ADR ADR			**	17,208
COMPASS BANK SR UNSECURED 09/17 1.85	9/29/2017	1.85%	**	6,410,542
COMPUTER SCIENCES CORP COMMON STOCK USD1.			**	11,170,884
COMPUTER SCIENCES CORP SR UNSECURED 09/15 2.5	9/15/2015	2.5%	**	2,080,618
COMPUTER TASK GROUP INC COMMON STOCK USD.01			**	11,722
COMSCORE INC COMMON STOCK USD.001			**	987,798
COMSTOCK RESOURCES INC COMMON STOCK USD.5			**	21,635
COMTECH TELECOMMUNICATIONS COMMON STOCK USD.1			**	51,693
CONAGRA FOODS INC SR UNSECURED 01/16 1.3	1/25/2016	1.3%	**	6,248,919
CONAGRA FOODS INC SR UNSECURED 01/18 1.9	1/25/2018	1.9%	**	203,634
CON WAY INC COMMON STOCK USD.625			**	277,228
CONCHO RESOURCES INC COMMON STOCK USD.001			**	5,268,995
BANCO DE CREDITO E INVERSION COMMON STOCK NPV			**	72,431
CONMED CORP COMMON STOCK USD.01			**	2,399,740
CONN S INC COMMON STOCK USD.01			**	40,221
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	2/1/2039	6.5%	**	106,292
CONOCOPHILLIPS COMPANY GUAR 02/19 5.75	2/1/2019	5.75%	**	164,832
CONOCOPHILLIPS COMPANY GUAR 01/20 6	1/15/2020	6%	**	859,837
CONOCOPHILLIPS CANADA COMPANY GUAR 10/16 5.625	10/15/2016	5.63%	**	415,623
CONOCOPHILLIPS COMPANY COMPANY GUAR 12/22 2.4	12/15/2022	2.4%	**	861,231
CONS EDISON CO OF NY SR UNSECURED 03/42 4.2	3/15/2042	4.2%	**	82,964
BANCO DE CHILE COMMON STOCK			**	154,812
CONS TOMOKA LAND CO FLORIDA COMMON STOCK USD1.			**	34,317
CONSTELLATION ENERGY GRP COMPANY GUAR 06/15 4.55	6/15/2015	4.55%	**	355,652
CONSTELLATION ENERGY GRO COMPANY GUAR 12/20 5.15	12/1/2020	5.15%	**	88,576
CONSTELLATION SOFTWARE INC COMMON STOCK			**	894,729
CONSUMER PORTFOLIO SERVICES COMMON STOCK NPV			**	18,106
CONSUMERS ENERGY CO 1ST MORTGAGE 08/16 5.5	8/15/2016	5.5%	**	90,131
CONSUMERS ENERGY CO 1ST MORTGAGE 04/20 5.65	4/15/2020	5.65%	**	34,530
CONSUMERS ENERGY CO 1ST MORTGAGE 05/22 2.85	5/15/2022	2.85%	**	89,975
CONTANGO OIL + GAS COMMON STOCK USD.04			**	50,936
CONTL AIRLINES 2012 1 A PASS THRU CE 10/25 4.15	10/11/2025	4.15%	**	314,042
CONTL AIRLINES 2012 2 A PASS THRU CE 04/26 4	4/29/2026	4%	**	307,504
CONTL AIRLINES 2007 1 PASS THRU CE 10/23 5.983	10/19/2023	5.98%	**	1,748,759
CONTINENTAL RESOURCES COMPANY GUAR 06/24 3.8	6/1/2024	3.8%	**	966,109
ALICORP S.A. COMUN COMMON STOCK PEN1.			**	336,003
COOPER STANDARD HOLDING COMMON STOCK USD.001			**	88,962
COOPER TIRE + RUBBER COMMON STOCK USD1.			**	213,098
RABOBANK NEDERLAND COMPANY GUAR 02/22 3.875	2/8/2022	3.88%	**	154,248
RABOBANK NEDERLAND COMPANY GUAR 11/22 3.95	11/9/2022	3.95%	**	254,657
RABOBANK NEDERLAND COMPANY GUAR 01/17 3.375	1/19/2017	3.38%	**	12,283,515

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
COOPER US INC COMPANY GUAR 04/15 5.45	4/1/2015	5.45%	**	182,181
COPPER MOUNTAIN MINING CORP COMMON STOCK			**	107,766
CORE MARK HOLDING CO INC COMMON STOCK USD.01			**	1,677,931
CORE MOLDING TECHNOLOGIES IN COMMON STOCK USD.01			**	11,455
CORELOGIC INC COMMON STOCK USD1.			**	2,511,784
INGREDION INC SR UNSECURED 11/15 3.2	11/1/2015	3.2%	**	2,796,002
CORNERSTONE ONDEMAND INC COMMON STOCK USD.0001			**	2,080,320
CORNING INC COMMON STOCK USD.5			**	6,058,106
CORPORATE EXECUTIVE BOARD CO COMMON STOCK USD.01			**	4,308,282
GNMA II TBA 30 YR 4 JUMBOS	1/21/2045	4%	**	—
CORPORATE OFFICE PROPERTIES REIT USD.01			**	171,553
COSTCO WHOLESALE CORP COMMON STOCK USD.005			**	10,119,249
COSTCO WHOLESALE CORP SR UNSECURED 12/17 1.125	12/15/2017	1.13%	**	4,354,532
COSTAR GROUP INC COMMON STOCK USD.01			**	6,450,555
COURIER CORP COMMON STOCK USD1.			**	16,815
COUSINS PROPERTIES INC REIT USD1.			**	172,065
COVANTA HOLDING CORP COMMON STOCK USD.1			**	279,747
COVENANT TRANSPORT GRP CL A COMMON STOCK USD.01			**	33,345
COVENTRY HEALTH CARE INC SR UNSECURED 03/17 5.95	3/15/2017	5.95%	**	174,996
COVENTRY HEALTH CARE INC SR UNSECURED 06/21 5.45	6/15/2021	5.45%	**	5,256,245
COVIDIEN INTL FINANCE SA COMPANY GUAR 05/15 1.35	5/29/2015	1.35%	**	3,510,504
COVIDIEN INTL FINANCE SA COMPANY GUAR 06/23 2.95	6/15/2023	2.95%	**	191,362
COX COMMUNICATIONS INC SR UNSECURED 144A 12/16 5.875	12/1/2016	5.88%	**	383,727
COX COMMUNICATIONS INC SR UNSECURED 144A 01/19 9.375	1/15/2019	9.38%	**	81,804
CPS AUTO TRUST CPS 2013 C A 144A	4/16/2018	1.64%	**	295,890
CRAFT BREW ALLIANCE INC COMMON STOCK USD.005			**	24,612
CRANE CO COMMON STOCK USD1.			**	294,791
CRAY INC COMMON STOCK USD.01			**	968,922
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	10/29/2049	8.38%	**	3,399,875
CREDIT AGRICOLE LONDON SR UNSECURED 144A 04/19 VAR	4/15/2019	1.03%	**	14,913,457
CREDIT AGRICOLE LONDON SR UNSECURED 144A 06/17 VAR	6/12/2017	1%	**	1,100,887
CREDIT ACCEPTANCE AUTO LOAN TR CAALT 2014 2A A 144A	3/15/2022	1.88%	**	894,032
CREDIT SUISSE NEW YORK SUBORDINATED 02/18 6	2/15/2018	6%	**	1,040,083
CREDIT SUISSE USA INC COMPANY GUAR 08/15 5.125	8/15/2015	5.13%	**	1,847,716
CREDIT SUISSE FIRST BOSTON MOR CSFB 2004 AR5 7A2	6/25/2034	2.41%	**	306,641
CREDIT SUISSE FIRST BOSTON MOR CSFB 2004 8 6A1	12/25/2019	4.5%	**	289,508
CREDIT SUISSE GROUP AG JR SUBORDINA 144A 12/49 VAR	12/29/2049	6.25%	**	769,400
CREE INC COMMON STOCK USD.00125			**	250,994
CREDIT SUISSE FIRST BOSTON MOR CSFB 2005 C2 A4	4/15/2037	4.83%	**	3,159,146
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A3	3/15/2039	5.67%	**	1,455,913
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C2 A1A	3/15/2039	5.67%	**	17,735,303
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C3 A1A	6/15/2038	5.81%	**	2,881,507
CREDIT SUISSE NEW YORK SR UNSECURED 03/15 3.5	3/23/2015	3.5%	**	3,523,643
CREDIT SUISSE NEW YORK SR UNSECURED 08/20 4.375	8/5/2020	4.38%	**	1,311,681
CREDIT SUISSE NEW YORK SR UNSECURED 05/17 1.375	5/26/2017	1.38%	**	12,953,726
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C1 AM	2/15/2039	5.47%	**	738,519
CREDIT SUISSE MORTGAGE TRUST CSMC 2006 C1 AJ	2/15/2039	5.47%	**	5,713,701
CRESCENT POINT ENERGY CORP COMMON STOCK NPV			**	127,783

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CREW ENERGY INC COMMON STOCK			**	198,313
CROCS INC COMMON STOCK USD.001			**	87,055
CROWN CASTLE TOWERS LLC SR SECURED 144A 08/35 3.214	8/15/2035	3.21%	**	516,111
CROWN CASTLE INTL CORP REIT USD.01			**	26,789,480
CROWN HOLDINGS INC COMMON STOCK USD5.			**	2,755,319
CRYOLIFE INC COMMON STOCK USD.01			**	31,350
CUBESMART REIT USD.01			**	214,896
CUBIC CORP COMMON STOCK NPV			**	134,864
CULP INC COMMON STOCK USD.05			**	26,666
CUMMINS INC COMMON STOCK USD2.5			**	7,511,257
CUMMINS INC SR UNSECURED 10/23 3.65	10/1/2023	3.65%	**	489,138
CUMULUS MEDIA INC CL A COMMON STOCK USD.01			**	65,468
CENTRAIS ELETRICAS BRASILIER COMMON STOCK NPV			**	62,403
CURTISS WRIGHT CORP COMMON STOCK USD1.			**	3,232,316
CUSTOMERS BANCORP INC COMMON STOCK USD1.0			**	51,861
CYNOSURE INC A COMMON STOCK USD.001			**	59,008
CYTEC INDUSTRIES INC COMMON STOCK USD.01			**	321,805
CYRUSONE INC REIT USD.01			**	62,125
BANCO DO BRASIL S.A. COMMON STOCK NPV			**	251,274
DBRR TRUST DBRR 2011 C32 A3A 144A	6/17/2049	5.72%	**	5,233,813
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A A2 144A	7/10/2044	3.39%	**	23,695,705
DBUBS MORTGAGE TRUST DBUBS 2011 LC2A XA 144A	7/10/2044	1.4%	**	83,968
DBRR TRUST DBRR 2013 EZ3 A 144A	12/18/2049	1.64%	**	1,411,215
DCT INDUSTRIAL TRUST INC REIT USD.01			**	249,620
DDR CORP REIT USD.1			**	372,616
DSP GROUP INC COMMON STOCK USD.001			**	24,512
DTE ENERGY COMPANY SR UNSECURED 06/16 6.35	6/1/2016	6.35%	**	321,974
DTE ENERGY COMPANY SR UNSECURED 12/19 2.4	12/1/2019	2.4%	**	6,711,107
DXP ENTERPRISES INC COMMON STOCK USD.01			**	69,277
DT AUTO OWNER TRUST DTAOT 2014 2A A 144A	8/15/2017	0.68%	**	520,008
DT AUTO OWNER TRUST DTAOT 2014 3A A 144A	4/16/2018	0.98%	**	1,307,209
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 03/16 3	3/28/2016	3%	**	307,377
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 09/16 2.625	9/15/2016	2.63%	**	3,626,503
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 04/15 1.65	4/10/2015	1.65%	**	1,202,628
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/15 1.3	7/31/2015	1.3%	**	2,409,797
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/19 2.25	7/31/2019	2.25%	**	174,463
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/16 1.25	1/11/2016	1.25%	**	3,509,520
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 01/18 1.875	1/11/2018	1.88%	**	165,573
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/16 VAR	8/1/2016	0.91%	**	603,196
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 1.375	8/1/2017	1.38%	**	149,300
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 08/17 VAR	8/1/2017	0.57%	**	5,983,080
DAKTRONICS INC COMMON STOCK NPV			**	1,989
DANA HOLDING CORP COMMON STOCK USD.01			**	2,203,240
DANAHER CORP COMMON STOCK USD.01			**	7,136,386
DANONE SPONS ADR ADR			**	3,762,043
DARLING INGREDIENTS INC COMMON STOCK USD.01			**	2,157,862
DATALINK CORP COMMON STOCK USD.001			**	29,090
GRUPO BIMBO SAB SERIES A COMMON STOCK NPV			**	20,918

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GRUMA S.A.B. B COMMON STOCK NPV			**	773,878
DEALERTRACK TECHNOLOGIES INC COMMON STOCK USD.01			**	2,592,135
DEAN FOODS CO COMMON STOCK USD.01			**	174,808
DECKERS OUTDOOR CORP COMMON STOCK USD.01			**	3,739,923
DEERE + COMPANY SR UNSECURED 06/22 2.6	6/8/2022	2.6%	**	747,669
JOHN DEERE CAPITAL CORP SR UNSECURED 06/16 2.25	6/7/2016	2.25%	**	3,552,072
JOHN DEERE CAPITAL CORP SR UNSECURED 04/15 0.875	4/17/2015	0.88%	**	236,294
JOHN DEERE CAPITAL CORP SR UNSECURED 04/19 2.25	4/17/2019	2.25%	**	887,850
JOHN DEERE CAPITAL CORP SR UNSECURED 10/17 1.2	10/10/2017	1.2%	**	54,687
JOHN DEERE CAPITAL CORP SR UNSECURED 01/20 1.7	1/15/2020	1.7%	**	419,093
JOHN DEERE CAPITAL CORP SR UNSECURED 01/16 0.75	1/22/2016	0.75%	**	1,149,760
JOHN DEERE CAPITAL CORP SR UNSECURED 03/18 1.3	3/12/2018	1.3%	**	173,153
JOHN DEERE CAPITAL CORP SR UNSECURED 10/16 1.05	10/11/2016	1.05%	**	2,767,911
JOHN DEERE CAPITAL CORP SR UNSECURED 03/19 1.95	3/4/2019	1.95%	**	297,665
JOHN DEERE CAPITAL CORP SR UNSECURED 12/17 1.55	12/15/2017	1.55%	**	219,988
DEL CORONADO TRUST DEL 2013 HDC A 144A	3/15/2026	0.96%	**	846,547
DEL FRISCO S RESTAURANT GROU COMMON STOCK USD.001			**	641,621
ITAUSA INVESTIMENTOS ITAU PR PREFERENCE			**	61,112
DELEK US HOLDINGS INC COMMON STOCK USD.01			**	164,962
DELHAIZE GROUP SA COMPANY GUAR 06/17 6.5	6/15/2017	6.5%	**	3,877,558
DELMARVA PWR + LIGHT CO 1ST MORTGAGE 11/23 3.5	11/15/2023	3.5%	**	728,558
DELTA AIR LINES 2007 1 A PASS THRU CE 02/24 6.821	2/10/2024	6.82%	**	1,273,305
DENBURY RESOURCES INC COMMON STOCK USD.001			**	185,827
DEMAND MEDIA INC COMMON STOCK USD.0001			**	11,916
DEMANDWARE INC COMMON STOCK USD.01			**	1,955,957
DESTINATION MATERNITY CORP COMMON STOCK USD.01			**	14,706
DETOUR GOLD CORP COMMON STOCK NPV			**	113,888
DEUTSCHE BANK AG LONDON SR UNSECURED 09/17 6	9/1/2017	6%	**	333,266
DEUTSCHE BANK AG LONDON SR UNSECURED 05/17 1.35	5/30/2017	1.35%	**	2,553,303
DEUTSCHE BANK AG LONDON SR UNSECURED 05/24 3.7	5/30/2024	3.7%	**	47,694
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	3/23/2016	5.75%	**	527,999
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 04/16 3.125	4/11/2016	3.13%	**	4,509,679
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 144A 03/17 2.25	3/6/2017	2.25%	**	152,369
DEUTSCHE BANK AG LONDON SR UNSECURED 01/16 3.25	1/11/2016	3.25%	**	5,542,695
DEUTSCHE BK FINL LLC COMPANY GUAR 03/15 5.375	3/2/2015	5.38%	**	402,873
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	5/15/2022	3.25%	**	687,650
DEVON ENERGY CORPORATION SR UNSECURED 12/18 2.25	12/15/2018	2.25%	**	1,275,387
DEXCOM INC COMMON STOCK USD.001			**	2,472,240
DEXIA CREDIT LOCAL SA NY GOVT LIQUID 144A 11/16 VAR	11/7/2016	0.61%	**	2,006,928
DIAGEO PLC SPONSORED ADR ADR			**	7,175,234
DIAGEO CAPITAL PLC COMPANY GUAR 09/16 5.5	9/30/2016	5.5%	**	322,862
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	7/15/2020	4.83%	**	3,654,684
DIAGEO CAPITAL PLC COMPANY GUAR 05/17 1.5	5/11/2017	1.5%	**	3,615,803
DIAGEO CAPITAL PLC COMPANY GUAR 04/16 0.625	4/29/2016	0.63%	**	3,090,418
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	5/11/2022	2.88%	**	79,952
DIAMOND OFFSHORE DRILLING COMMON STOCK USD.01			**	327,343
DIAMOND OFFSHORE DRILL SR UNSECURED 11/43 4.875	11/1/2043	4.88%	**	37,484
DIAMOND RESORTS INTERNATIONA COMMON STOCK USD.01			**	762,507

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
DIAMONDROCK HOSPITALITY CO REIT USD.01			**	199,659
DIGI INTERNATIONAL INC COMMON STOCK USD.01			**	20,949
DIGITALGLOBE INC COMMON STOCK USD.001			**	3,396,232
DIME COMMUNITY BANCSHARES COMMON STOCK USD.01			**	61,734
DILLARDS INC CL A COMMON STOCK NPV			**	474,683
DIODES INC COMMON STOCK USD.667			**	127,153
DIRECTV HOLDINGS/FING COMPANY GUAR 03/15 3.55	3/15/2015	3.55%	**	4,023,744
DIRECTV HOLDINGS/FING COMPANY GUAR 03/20 5.2	3/15/2020	5.2%	**	680,036
DIRECTV HOLDINGS/FING COMPANY GUAR 02/16 3.125	2/15/2016	3.13%	**	14,303,454
DIRECTV HOLDINGS/FING COMPANY GUAR 02/21 4.6	2/15/2021	4.6%	**	107,114
DIRECTV HOLDINGS/FING COMPANY GUAR 03/16 3.5	3/1/2016	3.5%	**	1,000,432
DIRECTV HOLDINGS/FING COMPANY GUAR 03/41 6.375	3/1/2041	6.38%	**	58,458
DIRECTV HOLDINGS/FING COMPANY GUAR 03/17 2.4	3/15/2017	2.4%	**	305,661
DIRECTV HOLDINGS/FING COMPANY GUAR 03/22 3.8	3/15/2022	3.8%	**	1,668,487
DIRECTV HOLDINGS/FING COMPANY GUAR 01/18 1.75	1/15/2018	1.75%	**	407,297
DISCOVER BANK SUBORDINATED 11/19 8.7	11/18/2019	8.7%	**	455,084
DISCOVER BANK SR UNSECURED 02/18 2	2/21/2018	2%	**	6,732,410
DISCOVER BANK SR UNSECURED 08/23 4.2	8/8/2023	4.2%	**	2,623,325
DISCOVER CARD EXECUTION NOTE T DCENT 2007 A1 A1	3/16/2020	5.65%	**	6,481,962
DISCOVER CARD EXECUTION NOTE T DCENT 2011 A4 A4	5/15/2019	0.51%	**	12,993,512
DISCOVER CARD EXECUTION NOTE T DCENT 2012 A1 A1	8/15/2017	0.81%	**	1,219,573
DISCOVER CARD EXECUTION NOTE T DCENT 2014 A3 A3	10/15/2019	1.22%	**	10,981,234
WALT DISNEY CO/THE COMMON STOCK USD.01			**	13,172,189
WALT DISNEY COMPANY/THE SR UNSECURED 08/21 2.75	8/16/2021	2.75%	**	629,994
WALT DISNEY COMPANY/THE SR UNSECURED 02/22 2.55	2/15/2022	2.55%	**	99,362
WALT DISNEY COMPANY/THE SR UNSECURED 12/15 0.45	12/1/2015	0.45%	**	2,499,298
WALT DISNEY COMPANY/THE SR UNSECURED 12/17 1.1	12/1/2017	1.1%	**	6,414,347
WALT DISNEY COMPANY/THE SR UNSECURED 05/17 0.875	5/30/2017	0.88%	**	302,197
WALT DISNEY COMPANY/THE SR UNSECURED 06/44 4.125	6/1/2044	4.13%	**	32,517
DISCOVER FINANCIAL SVS SR UNSECURED 11/22 3.85	11/21/2022	3.85%	**	1,762,140
DISCOVERY COMMUNICATIONS COMPANY GUAR 06/15 3.7	6/1/2015	3.7%	**	450,063
DISCOVERY COMMUNICATIONS COMPANY GUAR 05/22 3.3	5/15/2022	3.3%	**	5,003,166
DISCOVERY COMMUNICATIONS A COMMON STOCK USD.01			**	2,780,425
DISCOVERY COMMUNICATIONS C COMMON STOCK USD.01			**	13,369,204
DNB BOLIGKREDITT AS COVERED 144A 10/16 2.1	10/14/2016	2.1%	**	1,149,114
DNB BOLIGKREDITT AS COVERED 144A 03/17 2.9	3/29/2017	2.9%	**	944,408
DOCTOR REDDY S LAB ADR ADR			**	580,175
DOLLARAMA INC COMMON STOCK			**	451,302
DOLPHIN ENERGY LTD SR SECURED 144A 06/19 5.888	6/15/2019	5.89%	**	174,191
DOMINION DIAMOND CORP COMMON STOCK NPV			**	66,452
DOMINION DIAMOND CORP COMMON STOCK NPV			**	261,269
DOMINION GAS HLDGS LLC SR UNSECURED 11/16 1.05	11/1/2016	1.05%	**	2,994,387
DOMINION RESOURCES INC SR UNSECURED 06/18 6.4	6/15/2018	6.4%	**	1,187,231
DOMINION RESOURCES INC SR UNSECURED 09/15 2.25	9/1/2015	2.25%	**	227,191
DOMINION RESOURCES INC SR UNSECURED 03/21 4.45	3/15/2021	4.45%	**	86,677
DOMINION RESOURCES INC SR UNSECURED 09/17 1.4	9/15/2017	1.4%	**	3,603,477
DONEGAL GROUP INC CL A COMMON STOCK USD.01			**	34,389
DORMAN PRODUCTS INC COMMON STOCK USD.01			**	3,083,488

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
DOUGLAS EMMETT INC REIT USD.01			**	2,533,744
DOUGLAS DYNAMICS INC COMMON STOCK USD.01			**	48,325
DOW CHEMICAL CO/THE SR UNSECURED 05/19 8.55	5/15/2019	8.55%	**	671,353
DOW CHEMICAL CO/THE SR UNSECURED 11/20 4.25	11/15/2020	4.25%	**	1,208,118
DOW CHEMICAL CO/THE SR UNSECURED 02/16 2.5	2/15/2016	2.5%	**	152,586
DOW CHEMICAL CO/THE SR UNSECURED 11/21 4.125	11/15/2021	4.13%	**	306,416
DOW CHEMICAL CO/THE SR UNSECURED 11/22 3	11/15/2022	3%	**	820,732
DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD.01			**	1,060,577
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/16 2.9	1/15/2016	2.9%	**	397,859
DR PEPPER SNAPPLE GROUP COMPANY GUAR 01/20 2	1/15/2020	2%	**	24,423
BARCLAYS DRYROCK ISSUANCE TRUS DROCK 2012 2 A	8/15/2018	0.64%	**	14,306,857
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3			**	1,335,652
E.I. DU PONT DE NEMOURS SR UNSECURED 12/16 5.25	12/15/2016	5.25%	**	400,138
E.I. DU PONT DE NEMOURS SR UNSECURED 07/18 6	7/15/2018	6%	**	227,768
E.I. DU PONT DE NEMOURS SR UNSECURED 01/20 4.625	1/15/2020	4.63%	**	1,121,754
E.I. DU PONT DE NEMOURS SR UNSECURED 04/16 2.75	4/1/2016	2.75%	**	117,817
E.I. DU PONT DE NEMOURS SR UNSECURED 02/23 2.8	2/15/2023	2.8%	**	516,410
DUKE ENERGY INDIANA INC 1ST MORTGAGE 07/20 3.75	7/15/2020	3.75%	**	731,096
DUCOMMUN INC COMMON STOCK USD.01			**	28,491
SPECTRA ENERGY CAPITAL COMPANY GUAR 10/19 8	10/1/2019	8%	**	90,758
DUKE REALTY CORP REIT USD.01			**	449,288
DUKE ENERGY CORP COMMON STOCK USD.001			**	1,336,807
DUKE ENERGY CORP SR UNSECURED 09/19 5.05	9/15/2019	5.05%	**	89,408
DUKE ENERGY CORP SR UNSECURED 04/15 3.35	4/1/2015	3.35%	**	2,626,782
DUKE ENERGY CORP SR UNSECURED 11/16 2.15	11/15/2016	2.15%	**	81,478
DUKE ENERGY CORP SR UNSECURED 06/18 2.1	6/15/2018	2.1%	**	403,654
DUKE ENERGY CORP SR UNSECURED 10/23 3.95	10/15/2023	3.95%	**	12,722,196
DUKE REALTY LP COMPANY GUAR 03/16 5.5	3/1/2016	5.5%	**	419,369
DUKE ENERGY CAROLINAS 1ST MORTGAGE 06/20 4.3	6/15/2020	4.3%	**	108,704
DUNKIN BRANDS GROUP INC COMMON STOCK USD.001			**	2,074,496
DUPONT FABROS TECHNOLOGY REIT USD.001			**	98,789
DYAX CORP COMMON STOCK USD.01			**	518,533
DYCOM INDUSTRIES INC COMMON STOCK USD.333			**	100,708
DYNAMIC MATERIALS CORP COMMON STOCK USD.05			**	19,705
DYNEGY FINANCE I/II INC SR SECURED 144A 11/19 6.75	11/1/2019	6.75%	**	814,000
ELECTRICITE DE FRANCE 01/17 1	1/20/2017	0.69%	**	2,306,261
PARQUE ARAUCO S.A. COMMON STOCK NPV			**	331,502
EMC CORP/MA COMMON STOCK USD.01			**	6,708,898
EMC CORP/MA SR UNSECURED 06/18 1.875	6/1/2018	1.88%	**	423,555
EMC INS GROUP INC COMMON STOCK USD1.			**	50,885
EOG RESOURCES INC COMMON STOCK USD.01			**	32,908,672
EOG RESOURCES INC SR UNSECURED 06/19 5.625	6/1/2019	5.63%	**	299,028
EOG RESOURCES INC SR UNSECURED 06/15 2.95	6/1/2015	2.95%	**	1,649,815
EOG RESOURCES INC SR UNSECURED 02/21 4.1	2/1/2021	4.1%	**	595,524
EOG RESOURCES INC SR UNSECURED 02/16 2.5	2/1/2016	2.5%	**	234,156
EOG RESOURCES INC SR UNSECURED 03/23 2.625	3/15/2023	2.63%	**	86,302
EPIQ SYSTEMS INC COMMON STOCK USD.01			**	61,266
ERAC USA FINANCE LLC COMPANY GUAR 144A 06/34 6.7	6/1/2034	6.7%	**	109,343

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/16 6.2	11/1/2016	6.2%	**	195,972
ERP OPERATING LP SR UNSECURED 08/16 5.375	8/1/2016	5.38%	**	202,489
ERP OPERATING LP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	**	192,641
ERP OPERATING LP SR UNSECURED 12/21 4.625	12/15/2021	4.63%	**	109,401
ERP OPERATING LP SR UNSECURED 07/19 2.375	7/1/2019	2.38%	**	120,483
EQT CORP COMMON STOCK NPV			**	1,173,350
ERAC USA FINANCE LLC COMPANY GUAR 144A 04/16 1.4	4/15/2016	1.4%	**	1,423,333
ERAC USA FINANCE LLC COMPANY GUAR 144A 11/24 3.85	11/15/2024	3.85%	**	4,056,592
EPR PROPERTIES REIT USD.01			**	2,486,446
ERA GROUP INC COMMON STOCK USD.01			**	39,022
EAGLE BANCORP INC COMMON STOCK USD.01			**	2,719,234
E TRADE FINANCIAL CORP COMMON STOCK USD.01			**	698,593
EXCO RESOURCES INC COMMON STOCK USD.001			**	34,475
EAST WEST BANCORP INC COMMON STOCK USD.001			**	5,652,899
EASTGROUP PROPERTIES INC REIT NPV			**	1,621,625
CORPBANCA COMMON STOCK NPV			**	10,226
EASTMAN CHEMICAL CO SR UNSECURED 06/17 2.4	6/1/2017	2.4%	**	4,088,850
EASTMAN CHEMICAL CO SR UNSECURED 01/20 2.7	1/15/2020	2.7%	**	5,279,794
EASTMAN CHEMICAL CO SR UNSECURED 03/25 3.8	3/15/2025	3.8%	**	4,708,162
EASTMAN KODAK CO COMMON STOCK USD.01			**	75,659
EATON CORP COMPANY GUAR 11/15 0.95	11/2/2015	0.95%	**	150,133
EATON CORP COMPANY GUAR 11/17 1.5	11/2/2017	1.5%	**	1,103,570
EATON CORP COMPANY GUAR 11/22 2.75	11/2/2022	2.75%	**	4,008,180
EBAY INC COMMON STOCK USD.001			**	32,708,981
EBAY INC SR UNSECURED 10/15 1.625	10/15/2015	1.63%	**	3,023,103
EBAY INC SR UNSECURED 07/15 0.7	7/15/2015	0.7%	**	8,004,296
EBAY INC SR UNSECURED 07/42 4	7/15/2042	4%	**	66,774
EBAY INC SR UNSECURED 07/17 1.35	7/15/2017	1.35%	**	451,516
EBIX INC COMMON STOCK USD.1			**	66,176
ECHOSTAR CORP A COMMON STOCK USD.001			**	231,368
ECOLAB INC SR UNSECURED 12/16 3	12/8/2016	3%	**	743,416
ECOLAB INC SR UNSECURED 12/21 4.35	12/8/2021	4.35%	**	1,334,747
ECOLAB INC SR UNSECURED 12/17 1.45	12/8/2017	1.45%	**	297,311
ECOPETROL SA SR UNSECURED 05/45 5.875	5/28/2045	5.88%	**	1,017,500
EDISON INTERNATIONAL SR UNSECURED 09/17 3.75	9/15/2017	3.75%	**	189,978
EDUCATION REALTY TRUST INC REIT USD.01			**	2,783,365
EDWARDS LIFESCIENCES CORP COMMON STOCK USD1.			**	326,220
ARCA CONTINENTAL SAB DE CV COMMON STOCK NPV			**	234,078
KINDER MORGAN INC/DELAWA COMPANY GUAR 06/17 7	6/15/2017	7%	**	2,718,765
EL PASO PIPELINE PART OP COMPANY GUAR 04/20 6.5	4/1/2020	6.5%	**	356,196
ELECTRO RENT CORP COMMON STOCK NPV			**	34,538
ELECTRO SCIENTIFIC INDS INC COMMON STOCK NPV			**	20,680
ELECTRONIC ARTS INC COMMON STOCK USD.01			**	13,753,580
ELECTRONICS FOR IMAGING COMMON STOCK USD.01			**	48,441
ELIZABETH ARDEN INC COMMON STOCK USD.01			**	43,850
ELLIE MAE INC COMMON STOCK USD.0001			**	3,069,441
EMCOR GROUP INC COMMON STOCK USD.01			**	2,310,188
EMERGENT BIOSOLUTIONS INC COMMON STOCK USD.001			**	97,674

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
EMERALD OIL INC COMMON STOCK USD.001			**	5,166
EMPLOYERS HOLDINGS INC COMMON STOCK USD.01			**	74,691
EMULEX CORP COMMON STOCK USD.1			**	41,261
ENABLE MIDSTREAM PARTNER COMPANY GUAR 144A 05/19 2.4	5/15/2019	2.4%	**	2,236,985
ENABLE MIDSTREAM PARTNER SR UNSECURED 144A 05/24 3.9	5/15/2024	3.9%	**	963,886
ENCANA CORP COMMON STOCK			**	4,578,487
ENCANA CORP COMMON STOCK			**	763,651
ENCANA CORP SR UNSECURED 08/34 6.5	8/15/2034	6.5%	**	108,552
ENCANA CORP SR UNSECURED 12/17 5.9	12/1/2017	5.9%	**	583,556
ENCANA CORP SR UNSECURED 05/19 6.5	5/15/2019	6.5%	**	85,134
ENCORE CAPITAL GROUP INC COMMON STOCK USD.01			**	149,184
ENCORE WIRE CORP COMMON STOCK USD.01			**	68,874
ENDOCYTE INC COMMON STOCK			**	23,210
ENERSIS S.A. SPONS ADR ADR NPV			**	288,540
ENERSYS COMMON STOCK USD.01			**	1,812,408
ENERNOC INC COMMON STOCK USD.001			**	28,505
ENERPLUS CORP COMMON STOCK NPV			**	570,973
ENGILITY HOLDINGS INC COMMON STOCK USD.01			**	1,825,934
ENNIS INC COMMON STOCK USD2.5			**	35,898
ENPHASE ENERGY INC COMMON STOCK USD.00001			**	777,719
ENPRO INDUSTRIES INC COMMON STOCK USD.01			**	147,925
ENSCO PLC SR UNSECURED 03/21 4.7	3/15/2021	4.7%	**	40,181
ENSCO PLC SR UNSECURED 03/16 3.25	3/15/2016	3.25%	**	6,364,288
ENTERCOM COMMUNICATIONS CL A COMMON STOCK USD.01			**	36,140
ENTERGY ARKANSAS INC 1ST MORTGAGE 06/23 3.05	6/1/2023	3.05%	**	34,002
ENTERGY CORP SR UNSECURED 09/15 3.625	9/15/2015	3.63%	**	207,920
ENTERGY CORP SR UNSECURED 09/20 5.125	9/15/2020	5.13%	**	844,225
ENTERGY CORP SR UNSECURED 01/17 4.7	1/15/2017	4.7%	**	5,936,291
ENTERGY GULF STATES LA 1ST MORTGAGE 05/18 6	5/1/2018	6%	**	226,069
ENTERPRISE FINANCIAL SERVICE COMMON STOCK USD.01			**	40,447
ENTERPRISE PRODUCTS OPER COMPANY GUAR 09/17 6.3	9/15/2017	6.3%	**	2,795,025
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/19 6.5	1/31/2019	6.5%	**	2,161,656
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/16 3.2	2/1/2016	3.2%	**	511,841
ENTERPRISE PRODUCTS OPER COMPANY GUAR 08/15 1.25	8/13/2015	1.25%	**	6,918,230
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/43 4.45	2/15/2043	4.45%	**	592,805
ENTERPRISE PRODUCTS OPER COMPANY GUAR 03/23 3.35	3/15/2023	3.35%	**	1,671,565
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/24 3.9	2/15/2024	3.9%	**	73,331
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/25 3.75	2/15/2025	3.75%	**	356,352
ENTROPIC COMMUNICATIONS INC COMMON STOCK USD.001			**	19,967
ENVESTNET INC COMMON STOCK			**	4,987,661
ENVISION HEALTHCARE HOLDINGS COMMON STOCK USD.01			**	6,782,173
EQUIFAX INC COMMON STOCK USD1.25			**	6,974,199
EQUINIX INC REIT USD.001			**	25,132,794
EQUITY ONE INC REIT USD.01			**	106,563
ERICSSON (LM) TEL SP ADR ADR			**	3,308,140
ERICKSON INC COMMON STOCK USD.0001			**	10,258
ESCALADE INC COMMON STOCK NPV			**	18,561
ESCO TECHNOLOGIES INC COMMON STOCK USD.01			**	98,339

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ESSA BANCORP INC COMMON STOCK USD.01			**	14,760
ESTERLINE TECHNOLOGIES CORP COMMON STOCK USD.2			**	3,037,039
ETHAN ALLEN INTERIORS INC COMMON STOCK USD.01			**	2,091,714
EVANS BANCORP INC COMMON STOCK USD.5			**	12,498
EVERBANK FINANCIAL CORP COMMON STOCK USD.01			**	226,623
BRITISH TELECOM PLC SR UNSECURED REGS 12/16 VAR	12/7/2016	8.5%	**	3,970,160
EVERTEC INC COMMON STOCK USD.01			**	5,032,790
EXACT SCIENCES CORP COMMON STOCK USD.01			**	3,932,042
EXACTECH INC COMMON STOCK USD.01			**	33,823
EXAMWORKS GROUP INC COMMON STOCK			**	3,505,704
EXCEL TRUST INC REIT USD.01			**	57,644
EXELON GENERATION CO LLC SR UNSECURED 10/41 5.75	10/1/2041	5.75%	**	33,845
EXELON CORP COMMON STOCK NPV			**	10,679,040
EXELIS INC COMMON STOCK USD.01			**	316,241
EXETER AUTOMOBILE RECEIVABLES EART 2013 1A A 144A	10/16/2017	1.29%	**	67,614
EXETER AUTOMOBILE RECEIVABLES EART 2014 3A A 144A	1/15/2019	1.32%	**	2,809,887
EXETER AUTOMOBILE RECEIVABLES EART 2013 2A A 144A	11/15/2017	1.49%	**	321,081
EXETER AUTOMOBILE RECEIVABLES EART 2014 1A A 144A	5/15/2018	1.29%	**	237,491
EXETER AUTOMOBILE RECEIVABLES EART 2014 2A A 144A	8/15/2018	1.06%	**	395,953
EXLSERVICE HOLDINGS INC COMMON STOCK USD.001			**	91,212
EXPORT IMPORT BK KOREA SR UNSECURED 06/20 5.125	6/29/2020	5.13%	**	33,809
EXPORT IMPORT BK KOREA SR UNSECURED 01/21 4	1/29/2021	4%	**	427,805
EXPORT IMPORT BK KOREA SR UNSECURED 09/16 VAR	9/17/2016	1.09%	**	1,506,819
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01			**	19,289,943
EXPRESS SCRIPTS HOLDING COMPANY GUAR 02/15 2.1	2/12/2015	2.1%	**	500,614
EXPRESS SCRIPTS HOLDING COMPANY GUAR 06/17 1.25	6/2/2017	1.25%	**	1,954,511
EXTENDED STAY AMERICA TRUST ESA 2013 ESH7 A27 144A	12/5/2031	2.96%	**	324,232
EXTERRAN HOLDINGS INC COMMON STOCK USD.01			**	2,009,209
EZCORP INC CL A COMMON STOCK USD.01			**	60,219
EXXON MOBIL CORP COMMON STOCK NPV			**	10,399,331
EXXON MOBIL CORPORATION SR UNSECURED 03/17 VAR	3/15/2017	0.28%	**	2,228,421
FBR SECURITIZATION TRUST FBRSI 2005 5 AV24	11/25/2035	0.9%	**	76,569
FDIC STRUCTURED SALE GUARANTEE SSGN 2010 S1 1A 144A	2/25/2048	0.7%	**	1,416,834
FNB CORP COMMON STOCK USD.01			**	221,179
FMS WERTMANAGEMENT GOVT GUARANT 01/17 0.625	1/30/2017	0.63%	**	7,517,704
NEXTERA ENERGY CAPITAL COMPANY GUAR 12/15 7.875	12/15/2015	7.88%	**	613,867
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/15 2.6	9/1/2015	2.6%	**	1,010,408
FXCM INC A COMMON STOCK USD.01			**	1,704,871
FTD COS INC COMMON STOCK USD.0001			**	64,243
FREMF MORTGAGE TRUST FREMF 2013 KF02 C 144A	12/25/2045	4.17%	**	737,260
FORTRESS OPPORTUNITIES RESIDEN FRT 2013 1A AR 144A	10/25/2018	4.21%	**	9,527
FORTRESS OPPORTUNITIES RESIDEN FRT 2013 1A A1N 144A	10/25/2033	3.96%	**	17,330
FREMF MORTGAGE TRUST FREMF 2014 K36 C 144A	12/25/2046	4.36%	**	593,308
FREMF MORTGAGE TRUST FREMF 2014 K503 C 144A	10/25/2047	3.08%	**	855,947
FRP HOLDINGS INC COMMON STOCK USD.1			**	36,152
FTI CONSULTING INC COMMON STOCK USD.01			**	158,383
FACEBOOK INC A COMMON STOCK USD.000006			**	89,564,775
FAIRCHILD SEMICONDUCTOR INTE COMMON STOCK USD.01			**	202,425

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FAIRFAX FINANCIAL HLDGS LTD COMMON STOCK NPV			**	262,802
FARMER MAC GTD TR 07 1 SECURED 144A 04/17 5.125	4/19/2017	5.13%	**	7,870,119
BT GROUP PLC COMMON STOCK GBP.05			**	1,945,804
ASOS PLC COMMON STOCK GBP.035			**	321,330
FARMERS CAPITAL BANK CORP COMMON STOCK USD.125			**	16,699
FED HM LN PC POOL G00825	12/1/2027	7%	**	1,090
FED HM LN PC POOL G00869	1/1/2028	7.5%	**	27,551
FED HM LN PC POOL G00144	3/1/2021	10%	**	6,086
FED HM LN PC POOL G00280	12/1/2022	9.5%	**	2,045
FED HM LN PC POOL G00473	3/1/2026	7.5%	**	365
FED HM LN PC POOL G00529	8/1/2026	7.5%	**	3,101
FED HM LN PC POOL G00552	3/1/2023	8.5%	**	15,337
FED HM LN PC POOL G00561	6/1/2025	9.5%	**	24,339
FED HM LN PC POOL G00627	6/1/2025	8%	**	18,123
FED HM LN PC POOL G00704	12/1/2026	7%	**	16,974
FED HM LN PC POOL G00675	3/1/2027	7.5%	**	17,710
FED HM LN PC POOL G01091	12/1/2029	7%	**	48,019
FED HM LN PC POOL G01665	3/1/2034	5.5%	**	1,070,135
FED HM LN PC POOL G11300	8/1/2017	6%	**	538
FED HM LN PC POOL G11410	7/1/2018	4%	**	1,398,231
FED HM LN PC POOL G11557 G1 1557	3/1/2019	6%	**	929
FED HM LN PC POOL G11634	11/1/2019	5.5%	**	11,522
FED HM LN PC POOL G11652	1/1/2020	6%	**	373,798
FED HM LN PC POOL G20028 10/39 FIXED 7.5	12/1/2036	7.5%	**	2,214,616
FED HM LN PC POOL 846004	12/1/2024	2.58%	**	19,198
FED HM LN PC POOL G30591	2/1/2028	6%	**	175,183
FED HM LN PC POOL D91280	4/1/2016	7.5%	**	7,939
FED HM LN PC POOL D93618	7/1/2019	6.5%	**	24,792
FED HM LN PC POOL D98914	1/1/2032	4%	**	198,713
FED HM LN PC POOL D64290	10/1/2025	7%	**	16,628
FED HM LN PC POOL D64990	3/1/2025	8.5%	**	4,751
FED HM LN PC POOL D67104	1/1/2026	7.5%	**	86,958
FED HM LN PC POOL D70703	4/1/2026	7%	**	19,282
FED HM LN PC POOL D71569	5/1/2026	7.5%	**	699
FED HM LN PC POOL D74278	8/1/2026	8%	**	1,356
FED HM LN PC POOL D75342	10/1/2026	8%	**	860
FED HM LN PC POOL D75558	10/1/2026	8%	**	1,347
FED HM LN PC POOL D75787	11/1/2026	8%	**	4,791
FED HM LN PC POOL D77163	1/1/2027	7.5%	**	6,802
FED HM LN PC POOL D77260	1/1/2027	7.5%	**	5,504
FED HM LN PC POOL D77487	1/1/2027	7.5%	**	1,981
FED HM LN PC POOL D77475	1/1/2027	7%	**	4,574
FED HM LN PC POOL D77490	1/1/2027	7.5%	**	777
FED HM LN PC POOL D77541	1/1/2027	7.5%	**	9,892
FED HM LN PC POOL D80165	5/1/2027	7%	**	17,712
FED HM LN PC POOL D80177	5/1/2027	7%	**	14,548
FED HM LN PC POOL E84467	7/1/2016	6%	**	107
FED HM LN PC POOL E83637	5/1/2016	6%	**	1,630

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL E83638	5/1/2016	6%	**	205
FED HM LN PC POOL E83641	5/1/2016	6%	**	108
FED HM LN PC POOL E83651	5/1/2016	6%	**	1,341
FED HM LN PC POOL E84225	6/1/2016	6%	**	8,896
FED HM LN PC POOL E84260	7/1/2016	6%	**	7,936
FED HM LN PC POOL E85346	9/1/2016	6%	**	3,916
FED HM LN PC POOL E84885	8/1/2016	6%	**	563
FED HM LN PC POOL E85131	9/1/2016	6%	**	151
FED HM LN PC POOL E86208	11/1/2016	6%	**	1,239
FED HM LN PC POOL E87156	1/1/2017	6%	**	4,648
FED HM LN PC POOL E88001	2/1/2017	6%	**	153,409
FED HM LN PC POOL E88056	2/1/2017	6%	**	1,139
FED HM LN PC POOL E88063	2/1/2017	6%	**	2,410
FED HM LN PC POOL E87634	1/1/2017	6%	**	40,438
FED HM LN PC POOL E87908	2/1/2017	6%	**	1,698
FED HM LN PC POOL E87940	2/1/2017	6%	**	272
FED HM LN PC POOL E88884	4/1/2017	6%	**	5,409
FED HM LN PC POOL E88123	2/1/2017	6%	**	8,175
FED HM LN PC POOL E88197	2/1/2017	6%	**	241
FED HM LN PC POOL E88282	3/1/2017	6%	**	7,556
FED HM LN PC POOL E88283	3/1/2017	6%	**	358
FED HM LN PC POOL E88474	3/1/2017	6%	**	3,173
FED HM LN PC POOL E88603	4/1/2017	6%	**	1,640
FED HM LN PC POOL E88729	4/1/2017	6%	**	8,507
FED HM LN PC POOL E88765	3/1/2017	6%	**	2,403
FED HM LN PC POOL E88749	3/1/2017	6%	**	1,257
FED HM LN PC POOL E88750	3/1/2017	6%	**	439
FED HM LN PC POOL E88776	3/1/2017	6%	**	1,457
FED HM LN PC POOL E88791	3/1/2017	6%	**	536
FED HM LN PC POOL E88809	4/1/2017	6%	**	10,201
FED HM LN PC POOL E89777	5/1/2017	6%	**	2,545
FED HM LN PC POOL E89856	5/1/2017	6%	**	2,476
FED HM LN PC POOL E89883	5/1/2017	6%	**	3,368
FED HM LN PC POOL E89041	4/1/2017	6%	**	596
FED HM LN PC POOL E89092	4/1/2017	6%	**	986
FED HM LN PC POOL E89080	4/1/2017	6%	**	3,942
FED HM LN PC POOL E89102	4/1/2017	6%	**	6,073
FED HM LN PC POOL E89118	4/1/2017	6%	**	7,461
FED HM LN PC POOL E89149	4/1/2017	6%	**	3,890
FED HM LN PC POOL E89216	4/1/2017	6%	**	3,942
FED HM LN PC POOL E89294	4/1/2017	6%	**	9,827
FED HM LN PC POOL E89347	4/1/2017	6%	**	10,250
FED HM LN PC POOL E89369	4/1/2017	6%	**	1,741
FED HM LN PC POOL E89434	5/1/2017	6%	**	4,772
FED HM LN PC POOL E89435	5/1/2017	6%	**	4,559
FED HM LN PC POOL E89601	5/1/2017	6%	**	328
FED HM LN PC POOL E89593	5/1/2017	6%	**	7,763
FED HM LN PC POOL E89645	5/1/2017	6%	**	7,106

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL E89704	5/1/2017	6%	**	1,395
FED HM LN PC POOL E89686	5/1/2017	6%	**	7,259
FED HM LN PC POOL E89687	5/1/2017	6%	**	5,239
FED HM LN PC POOL E89707	5/1/2017	6%	**	4,636
FED HM LN PC POOL E89746	5/1/2017	6%	**	255
FED HM LN PC POOL E89913	5/1/2017	6%	**	11,946
FED HM LN PC POOL E89969	5/1/2017	6%	**	3,081
FED HM LN PC POOL E90781	8/1/2017	6%	**	6,540
FED HM LN PC POOL E90831	8/1/2017	6%	**	273
FED HM LN PC POOL E90103	5/1/2017	6%	**	3,500
FED HM LN PC POOL E90135	6/1/2017	6%	**	772
FED HM LN PC POOL E90171	6/1/2017	6%	**	6,102
FED HM LN PC POOL E90237	6/1/2017	6%	**	5,444
FED HM LN PC POOL E90313	6/1/2017	6%	**	247
FED HM LN PC POOL E90315	7/1/2017	6%	**	4,794
FED HM LN PC POOL E90295	6/1/2017	6%	**	2,100
FED HM LN PC POOL E90348	6/1/2017	6%	**	8,482
FED HM LN PC POOL E90322	6/1/2017	6%	**	772
FED HM LN PC POOL E90402	7/1/2017	6%	**	7,197
FED HM LN PC POOL E90473	7/1/2017	6%	**	14,867
FED HM LN PC POOL E90472	7/1/2017	6%	**	6,097
FED HM LN PC POOL E90551	7/1/2017	6%	**	2,306
FED HM LN PC POOL E90623	8/1/2017	6%	**	219
FED HM LN PC POOL E90689	8/1/2017	6%	**	251
FED HM LN PC POOL E90690	7/1/2017	6%	**	402
FED HM LN PC POOL E90985	8/1/2017	6%	**	86
FED HM LN PC POOL E91012	8/1/2017	6%	**	11,658
FED HM LN PC POOL E91278	7/1/2017	6%	**	156
FED HM LN PC POOL E91485	9/1/2017	6%	**	9,575
FED HM LN PC POOL E91879	10/1/2017	6%	**	469
FED HM LN PC POOL E93128	10/1/2017	6%	**	8,152
FED HM LN PC POOL E99733	9/1/2018	6%	**	7,304
FED HM LN PC POOL 847153	5/1/2033	2.36%	**	347,164
FED HM LN PC POOL 846313	2/1/2026	2.43%	**	1,371
FED HM LN PC POOL 846661	2/1/2029	2.29%	**	2,365
FREDDIEMAC STRIP FHS 279 35	9/15/2042	3.5%	**	369,654
FED HM LN PC POOL 1B1580	3/1/2034	2.53%	**	241,921
FED HM LN PC POOL A47038	9/1/2035	5%	**	342,781
FED HM LN PC POOL A53630	10/1/2036	6%	**	205,342
FED HM LN PC POOL A62077	6/1/2037	6%	**	204,737
FED HM LN PC POOL A62378	6/1/2037	6%	**	152,481
FED HM LN PC POOL A63809	8/1/2037	6%	**	179,383
FED HM LN PC POOL A69654	12/1/2037	6%	**	81,293
FED HM LN PC POOL A71410	1/1/2038	6%	**	1,998
FED HM LN PC POOL A75218	4/1/2038	6%	**	143,633
FED HM LN PC POOL 2B0646	7/1/2042	2.03%	**	1,112,427
FED HM LN PC POOL G02031	2/1/2036	5.5%	**	363,843
FED HM LN PC POOL G12467	11/1/2021	6%	**	494,234

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL G03233	8/1/2037	6%	**	25,213
FED HM LN PC POOL G02427	12/1/2036	5.5%	**	951,885
FED HM LN PC POOL G02408	12/1/2036	5.5%	**	552,683
FED HM LN PC POOL G03073	7/1/2037	5.5%	**	593,347
FED HM LN PC POOL G03600	11/1/2037	7%	**	194,095
FED HM LN PC POOL G03695	11/1/2037	5.5%	**	334,285
FED HM LN PC POOL G03812	2/1/2038	5.5%	**	420,157
FED HM LN PC POOL G03819	1/1/2038	6%	**	123,596
FED HM LN PC POOL G04448	7/1/2038	5.5%	**	177,381
FED HM LN PC POOL G04585	2/1/2038	5.5%	**	317,365
FED HM LN PC POOL G04588	8/1/2038	5.5%	**	188,251
FED HM LN PC POOL G04636	12/1/2035	5%	**	98,322
FED HM LN PC POOL G04688	9/1/2038	5.5%	**	166,737
FED HM LN PC POOL G05927	7/1/2040	4.5%	**	2,241,133
FED HM LN PC POOL G05179	1/1/2039	5.5%	**	187,146
FED HM LN PC POOL G05527	7/1/2039	4%	**	115,118
FED HM LN PC POOL G05676	11/1/2039	4%	**	1,856,511
FED HM LN PC POOL G05726	8/1/2039	5%	**	616,286
FED HM LN PC POOL G05741	12/1/2039	4.5%	**	1,237,188
FED HM LN PC POOL G06875	12/1/2038	5.5%	**	3,708,695
FED HM LN PC POOL G06021	1/1/2040	5.5%	**	498,801
FED HM LN PC POOL G06087	9/1/2040	5%	**	121,441
FED HM LN PC POOL G06172	12/1/2038	5.5%	**	1,168,449
FED HM LN PC POOL G06506	12/1/2040	4%	**	3,698,777
FED HM LN PC POOL G06507	2/1/2041	4%	**	610,560
FED HM LN PC POOL G06601	12/1/2040	4.5%	**	3,836,650
FED HM LN PC POOL G06669	9/1/2039	6.5%	**	511,944
FED HM LN PC POOL G07032	6/1/2042	3%	**	1,817,635
FED HM LN PC POOL G07129	9/1/2042	3.5%	**	1,765,675
FED HM LN PC POOL G07335	3/1/2039	7%	**	1,492,260
FED HM LN PC POOL G07388	5/1/2043	3.5%	**	3,355,038
FED HM LN PC POOL G07509	9/1/2039	6.5%	**	1,288,460
FED HM LN PC POOL G13300	5/1/2023	4.5%	**	150,533
FED HM LN PC POOL G12978	12/1/2022	5.5%	**	496,523
FED HM LN PC POOL G14171	10/1/2024	6%	**	457,544
FED HM LN PC POOL G14239	9/1/2026	4%	**	352,117
FED HM LN PC POOL G13492	2/1/2024	5%	**	362,461
FED HM LN PC POOL G13868	7/1/2025	4.5%	**	801,557
FED HM LN PC POOL G14375	7/1/2026	4%	**	1,762,119
FED HM LN PC POOL G14492	10/1/2025	4%	**	977,739
FED HM LN PC POOL G08273	6/1/2038	5.5%	**	111,241
FED HM LN PC POOL G08368	10/1/2039	4.5%	**	1,123,496
FED HM LN PC POOL G08372	11/1/2039	4.5%	**	1,129,912
FED HM LN PC POOL G08540	8/1/2043	3%	**	1,443,217
FED HM LN PC POOL G08521	1/1/2043	3%	**	929,295
FED HM LN PC POOL G08553	10/1/2043	3%	**	166,587
FED HM LN PC POOL G08567	1/1/2044	4%	**	3,917,051
FED HM LN PC POOL G18401	9/1/2026	3.5%	**	318,391

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL G18475	8/1/2028	2.5%	**	449,872
FED HM LN PC POOL 1J1467	12/1/2036	2.27%	**	312,627
FED HM LN PC POOL 1J1492	11/1/2036	2.32%	**	232,966
FED HM LN PC POOL C91028	2/1/2027	5%	**	35,415
FED HM LN PC POOL C91161	2/1/2028	5%	**	41,763
FED HM LN PC POOL J09212	1/1/2024	5%	**	193,372
FED HM LN PC POOL J11089	4/1/2019	4%	**	109,261
FED HM LN PC POOL J12398	6/1/2025	4.5%	**	696,749
FED HM LN PC POOL J12439	6/1/2025	4.5%	**	1,216,109
FED HM LN PC POOL J14494	2/1/2026	4%	**	2,184,002
FED HM LN PC POOL J15658	6/1/2026	4%	**	696,611
FED HM LN PC POOL J15719	6/1/2026	4%	**	1,701,438
FED HM LN PC POOL J15974	6/1/2026	4%	**	707,705
FED HM LN PC POOL J16059	7/1/2026	4%	**	289,456
FED HM LN PC POOL J18912	4/1/2027	2.5%	**	838,995
FED HM LN PC POOL 1G1381	12/1/2036	2.69%	**	98,235
FED HM LN PC POOL 1G2201	9/1/2037	2.28%	**	5,083
FED HM LN PC POOL 1G2511	5/1/2036	2.53%	**	898,036
FED HM LN PC POOL 1B8062	3/1/2041	3.12%	**	533,003
FED HM LN PC POOL 555294	10/1/2017	9%	**	239
FED HM LN PC POOL 555330	10/1/2019	10%	**	5,734
FED HM LN PC POOL 555152 555152	7/1/2020	9%	**	144
FED HM LN PC POOL 555248	1/1/2020	8.5%	**	3,284
FED HM LN PC POOL C00098	2/1/2022	8%	**	7,494
FED HM LN PC POOL C00371	9/1/2024	7%	**	1,569
FED HM LN PC POOL C00516	5/1/2027	8%	**	11,770
FED HM LN PC POOL C00522	5/1/2027	7%	**	13,559
FED HM LN PC POOL C00636	7/1/2028	7.5%	**	28,250
FED HM LN PC POOL C00632	7/1/2028	7%	**	12,606
FED HM LN PC POOL C00650	9/1/2028	7%	**	8,423
FED HM LN PC POOL C00984	5/1/2030	8%	**	2,567
FED HM LN PC POOL C00987	5/1/2030	7.5%	**	2,563
FED HM LN PC POOL C01116	1/1/2031	7.5%	**	64,226
FED HM LN PC POOL C03517	9/1/2040	4.5%	**	758,082
FED HM LN PC POOL C03520	9/1/2040	4%	**	6,383,457
FED HM LN PC POOL C03545	8/1/2040	5%	**	1,082,407
FED HM LN PC POOL C04422	12/1/2042	3%	**	1,128,678
FED HM LN PC POOL C03613	11/1/2040	4%	**	1,015,494
FED HM LN PC POOL C03792	4/1/2042	3.5%	**	2,701,831
FED HM LN PC POOL C04240	9/1/2042	3.5%	**	1,003,877
FED HM LN PC POOL C04272	10/1/2042	3%	**	2,816,909
FED HM LN PC POOL C09022	1/1/2043	3%	**	5,371,448
FED HM LN PC POOL C09055	12/1/2043	4%	**	1,898,401
FED HM LN PC POOL C10542	6/1/2028	7%	**	12,091
FED HM LN PC POOL C12585	7/1/2028	7%	**	1,014
FED HM LN PC POOL C14084	8/1/2028	7%	**	21,946
FED HM LN PC POOL A85726	4/1/2039	5%	**	373,379
FED HM LN PC POOL A90826	1/1/2040	4.5%	**	1,067,415

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL A91235	2/1/2040	4.5%	**	485,921
FED HM LN PC POOL C26742	5/1/2029	6%	**	860
FED HM LN PC POOL A93471	8/1/2040	4.5%	**	671,482
FED HM LN PC POOL A93316	8/1/2040	4.5%	**	567,042
FED HM LN PC POOL A93318	8/1/2040	5%	**	1,550,341
FED HM LN PC POOL A93625	8/1/2040	5%	**	959,212
FED HM LN PC POOL A93652	9/1/2040	5%	**	357,682
FED HM LN PC POOL A93713	9/1/2040	5%	**	1,151,557
FED HM LN PC POOL A94069	9/1/2040	5%	**	521,524
FED HM LN PC POOL A94113	10/1/2040	5%	**	927,323
FED HM LN PC POOL A94132	9/1/2040	5%	**	77,462
FED HM LN PC POOL A94898	11/1/2040	4.5%	**	593,611
FED HM LN PC POOL A95085	11/1/2040	4%	**	988,215
FED HM LN PC POOL A95519	12/1/2040	4.5%	**	330,551
FED HM LN PC POOL A95561	12/1/2040	4%	**	1,211,021
FED HM LN PC POOL A95575	12/1/2040	4%	**	1,025,488
FED HM LN PC POOL A95825	12/1/2040	4%	**	1,217,863
FED HM LN PC POOL A95831	12/1/2040	4.5%	**	2,256,186
FED HM LN PC POOL A97040	2/1/2041	4%	**	548,621
FED HM LN PC POOL E00956	3/1/2016	6%	**	448
FED HM LN PC POOL E01007	8/1/2016	6%	**	377
FED HM LN PC POOL E01095	1/1/2017	6%	**	199
FED HM LN PC POOL E01495	9/1/2018	6%	**	4,165
FED HM LN PC POOL E04113	11/1/2027	2.5%	**	2,040,704
FED HM LN PC POOL A01672	9/1/2019	9.5%	**	4,747
FED HM LN PC POOL A00936	1/1/2019	9%	**	180
FED HM LN PC POOL A17092	12/1/2033	6%	**	113,102
FED HM LN PC POOL A39803	11/1/2035	5.5%	**	687,903
FED HM LN PC POOL J23935	5/1/2028	3%	**	892,397
FED HM LN PC POOL J25735	9/1/2028	3%	**	1,066,147
FED HM LN PC POOL J27464	2/1/2029	3.5%	**	1,961,404
FED HM LN PC POOL J27964	4/1/2029	3%	**	983,891
FED HM LN PC POOL J28196	5/1/2029	3%	**	5,851,244
FED HM LN PC POOL J29007	8/1/2029	3%	**	1,011,202
FEDERAL HOME LOAN BANK BONDS 05/17 0.875	5/24/2017	0.88%	**	119,779
FEDERAL HOME LOAN BANK BONDS 09/16 0.5	9/28/2016	0.5%	**	4,667,593
FEDERAL HOME LN BANK 11/16 0.625	11/23/2016	0.63%	**	16,091,071
FEDERAL AGRIC MTG CORP CL C COMMON STOCK USD1.			**	27,973
FED HM LN PC POOL U80439	7/1/2033	3.5%	**	829,150
FED HM LN PC POOL Q04673	11/1/2041	4%	**	1,528,124
FED HM LN PC POOL Q04674	12/1/2041	4%	**	133,270
FED HM LN PC POOL Q08998	6/1/2042	3.5%	**	2,013,142
FED HM LN PC POOL U90155	9/1/2042	4%	**	4,173,988
FED HM LN PC POOL U90245	10/1/2042	3.5%	**	931,239
FED HM LN PC POOL U90316	10/1/2042	4%	**	3,903,610
FED HM LN PC POOL U90291	10/1/2042	4%	**	524,619
FED HM LN PC POOL U90690	6/1/2042	3.5%	**	360,832
FED HM LN PC POOL U95137	8/1/2043	4%	**	905,089

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HM LN PC POOL U99091	3/1/2044	4.5%	**	1,839,491
FED HM LN PC POOL U99076	12/1/2043	4.5%	**	7,816,163
FED HM LN PC POOL U99084	2/1/2044	4.5%	**	6,447,721
FED HM LN PC POOL U99114	2/1/2044	3.5%	**	415,467
FED HM LN PC POOL U91254	4/1/2043	4%	**	1,512,580
FED HM LN PC POOL U91619	6/1/2043	4%	**	1,412,010
FED HM LN PC POOL U92272	12/1/2043	4.5%	**	975,590
FED HM LN PC POOL Q10241	8/1/2042	3.5%	**	854,749
FED HM LN PC POOL Q10448	8/1/2042	3.5%	**	893,516
FED HM LN PC POOL Q11788	10/1/2042	3%	**	444,834
FED HM LN PC POOL Q11288	9/1/2042	3.5%	**	890,466
FED HM LN PC POOL Q12052	10/1/2042	3.5%	**	1,002,122
FED HM LN PC POOL Q12520	10/1/2042	3%	**	199,118
FED HM LN PC POOL Q14326	1/1/2043	2.5%	**	1,003,973
FREDDIEMAC STRIP FHS 323 300	1/15/2044	3%	**	830,269
FED HM LN PC POOL U62476	4/1/2043	3.5%	**	5,000,832
FED HM LN PC POOL Q15062	2/1/2043	3%	**	3,519,848
FED HM LN PC POOL Q17792	5/1/2043	3.5%	**	3,951,653
FED HM LN PC POOL Q20416	7/1/2043	3%	**	551,658
FED HM LN PC POOL Q20402	7/1/2043	3%	**	321,986
FED HM LN PC POOL Q21694	8/1/2043	3%	**	494,524
FED HM LN PC POOL Q20983	8/1/2043	3%	**	419,465
FED HM LN PC POOL V60298	10/1/2028	3%	**	996,371
FED HM LN PC POOL V60564	6/1/2029	3%	**	1,990,493
FED HM LN PC POOL Q24332	1/1/2044	4%	**	1,029,371
FED HM LN PC POOL Q25702	4/1/2044	4.5%	**	1,080,780
FED HM LN PC POOL Q25703	4/1/2044	4.5%	**	1,272,499
FED HM LN PC POOL Q25705	4/1/2044	4.5%	**	755,120
FED HM LN PC POOL Q25712	4/1/2044	4.5%	**	807,629
FED HM LN PC POOL Q25818	4/1/2044	4.5%	**	5,085,095
FED HM LN PC POOL Q25819	4/1/2044	4.5%	**	5,419,846
FED HM LN PC POOL Q25853	4/1/2044	4.5%	**	1,061,997
FED HM LN PC POOL Q25850	4/1/2044	4.5%	**	1,005,575
FED HM LN PC POOL Q25851	4/1/2044	4.5%	**	392,537
FED HM LN PC POOL Q25852	4/1/2044	4.5%	**	1,007,836
FED FARM CRD DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/30/2015		**	19,999,680
FED HM LN PC POOL C80379	2/1/2026	7%	**	15,339
FED HM LN PC POOL C80373	1/1/2026	7.5%	**	656
FED HM LN PC POOL C80407	6/1/2026	7%	**	1,827
FED HM LN PC POOL C90148	9/1/2016	7.5%	**	862
FEDERAL HOME LOAN BANK BONDS 09/17 2.25	9/8/2017	2.25%	**	92,247,428
FED HM LN PC POOL 410792	2/1/2030	2.38%	**	31,571
FEDERAL HOME LOAN BANK BONDS 12/16 0.75	12/19/2016	0.75%	**	7,726,306
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/2/2015		**	1,200,000
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/7/2015	0.01%	**	4,854,985
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/9/2015	0.01%	**	999,996
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/14/2015		**	2,699,981
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/14/2015	0.04%	**	19,299,756

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000			**	599,994
FED HOME LN DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/21/2015	0.01%	**	8,299,909
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/15 0.00000	2/12/2015	0.05%	**	50,497,054
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/15 0.00000	2/23/2015	0.09%	**	6,599,174
FED HOME LN DISCOUNT NT DISCOUNT NOT 02/15 0.00000	2/25/2015	0.13%	**	36,592,731
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/15 0.00000	3/6/2015	0.1%	**	9,998,311
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/15 0.00000	3/9/2015	0.09%	**	19,696,700
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/15 0.00000	3/11/2015	0.09%	**	26,295,463
FED HOME LN DISCOUNT NT DISCOUNT NOT 03/15 0.00000	3/18/2015	0.08%	**	18,196,926
FED HOME LN DISCOUNT NT DISCOUNT NOT 05/15 0.00000	5/6/2015	0.1%	**	1,599,461
FED HOME LN DISCOUNT NT DISCOUNT NOT 05/15 0.00000	5/19/2015	0.12%	**	34,984,235
FED HOME LN DISCOUNT NT DISCOUNT NOT 05/15 0.00000	5/20/2015	0.11%	**	99,957
FED HOME LN DISCOUNT NT DISCOUNT NOT 09/15 0.00000	9/4/2015	0.17%	**	8,889,661
FED HOME LN DISCOUNT NT DISCOUNT NOT 09/15 0.00000	9/9/2015	0.17%	**	9,189,095
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/5/2015	0.01%	**	2,086,996
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/20/2015	0.01%	**	14,999,644
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 01/15 0.00000	1/26/2015		**	2,499,968
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 02/15 0.00000	2/24/2015	0.1%	**	199,972
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 03/15 0.00000	3/9/2015	0.09%	**	9,498,462
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/15 0.00000	4/1/2015	0.07%	**	33,294,173
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/15 0.00000	4/10/2015	0.07%	**	62,288,007
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/15 0.00000	4/27/2015	0.08%	**	7,398,092
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 05/15 0.00000	5/6/2015	0.1%	**	11,995,833
FREDDIE MAC FHR 2338 ZC	7/15/2031	6.5%	**	402,685
FREDDIE MAC FHR 2410 PF	2/15/2032	1.14%	**	2,129,290
FREDDIE MAC FHR 2430 WF	3/15/2032	6.5%	**	149,631
FEDERAL FARM CREDIT BANK BONDS 08/15 0.4	8/26/2015	0.4%	**	10,010,150
FEDERAL FARM CREDIT BANK BONDS 09/17 1.125	9/22/2017	1.13%	**	10,397,842
FREDDIE MAC FHR 2113 MW	1/15/2029	6.5%	**	313,838
FREDDIE MAC FHR 2135 OH	3/15/2029	6.5%	**	279,879
FREDDIE MAC FHR 2175 TH	7/15/2029	6%	**	344,830
FHLMC STRUCTURED PASS THROUGH FSPC T 21 A	10/25/2029	0.53%	**	302,769
FREDDIE MAC FHR 2248 FB	9/15/2030	0.66%	**	8,623
FHLMC STRUCTURED PASS THROUGH FSPC T 32 A1	8/25/2031	1%	**	10,704
FREDDIE MAC FHR 2319 PZ	5/15/2031	6.5%	**	779,735
FEDERAL HOME LOAN BANK BONDS 12/15 5	12/21/2015	5%	**	10,452
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	7/15/2036	5.5%	**	12,754,262
FEDERAL HOME LOAN BANK BONDS 12/16 4.75	12/16/2016	4.75%	**	4,764,316
FEDERAL HOME LOAN BANK BONDS 03/16 3.125	3/11/2016	3.13%	**	1,377,030
FED HM LN PC POOL 360077	8/1/2019	9%	**	445
FED HM LN PC POOL 538275	12/1/2019	9%	**	692
BARCLAYS PLC COMMON STOCK GBP.25			**	3,799,067
FED HM LN PC POOL 540880	10/1/2019	9%	**	3,973
FREDDIE MAC SENIOR NOTES 11/16 0.625	11/1/2016	0.63%	**	1,675,980
FEDERAL MOGUL HOLDINGS CORP COMMON STOCK USD.01			**	128,640
FED HM LN PC POOL 547356	3/1/2020	9%	**	175
FED HM LN PC POOL 549820	9/1/2020	9%	**	1,729
FANNIE MAE SUBORDINATED 10/19 0.00000	10/9/2019	0.01%	**	27,466,558

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/15 0.00000	1/2/2015		**	2,995,000
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/15 0.00000	1/5/2015		**	3,299,993
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/15 0.00000	1/6/2015		**	499,999
FANNIE DISCOUNT NOTE DISCOUNT NOT 01/15 0.00000	1/20/2015		**	900,991
FANNIE DISCOUNT NOTE DISCOUNT NOT 02/15 0.00000	2/9/2015	0.05%	**	99,995
FANNIE DISCOUNT NOTE DISCOUNT NOT 03/15 0.00000	3/3/2015	0.05%	**	3,699,687
FANNIE DISCOUNT NOTE DISCOUNT NOT 04/15 0.00000	4/6/2015	0.06%	**	64,389,803
FANNIE DISCOUNT NOTE DISCOUNT NOT 04/15 0.00000	4/16/2015	0.1%	**	19,494,597
FANNIE DISCOUNT NOTE DISCOUNT NOT 04/15 0.00000	4/27/2015	0.07%	**	20,695,331
FANNIE DISCOUNT NOTE DISCOUNT NOT 05/15 0.00000	5/1/2015	0.08%	**	3,998,933
FANNIE DISCOUNT NOTE DISCOUNT NOT 05/15 0.00000	5/13/2015	0.11%	**	1,399,461
FANNIE DISCOUNT NOTE DISCOUNT NOT 06/15 0.00000	6/1/2015	0.15%	**	13,091,758
FANNIE MAE FNR 1994 15 ZK	2/25/2024	5.5%	**	855,662
FANNIE MAE FNR 1994 29 Z	2/25/2024	6.5%	**	96,309
FANNIE MAE FNR 1994 43 PK	2/25/2024	6.35%	**	674,529
FANNIE MAE NOTES 04/15 5	4/15/2015	5%	**	9,124,695
FANNIE MAE NOTES 03/16 5	3/15/2016	5%	**	701,288
FANNIE MAE NOTES 09/16 5.25	9/15/2016	5.25%	**	2,279,363
FANNIE MAE NOTES 10/15 4.375	10/15/2015	4.38%	**	696,861
FANNIE MAE FNR 1997 89 ZA	12/20/2027	7%	**	351,480
FANNIE MAE FNR 1999 6 PB	3/25/2019	6%	**	198,537
FANNIE MAE NOTES 03/16 2.25	3/15/2016	2.25%	**	10,209,610
FANNIE MAE NOTES 04/16 2.375	4/11/2016	2.38%	**	3,114,936
FANNIE MAE NOTES 09/16 1.25	9/28/2016	1.25%	**	4,545,936
FANNIE MAE NOTES 05/15 0.5	5/27/2015	0.5%	**	10,011,190
FANNIE MAE NOTES 08/17 0.875	8/28/2017	0.88%	**	18,789,139
FANNIE MAE NOTES 10/17 0.875	10/26/2017	0.88%	**	2,989,517
FANNIE MAE NOTES 12/15 0.375	12/21/2015	0.38%	**	4,401,025
FANNIE MAE NOTES 03/16 0.5	3/30/2016	0.5%	**	16,094,640
FANNIE MAE NOTES 05/18 0.875	5/21/2018	0.88%	**	875,201
FANNIE MAE NOTES 07/16 0.375	7/5/2016	0.38%	**	22,840,968
FANNIE MAE NOTES 09/18 1.875	9/18/2018	1.88%	**	4,110,840
FANNIE MAE NOTES 11/18 1.625	11/27/2018	1.63%	**	1,969,437
FANNIE MAE NOTES 02/19 1.875	2/19/2019	1.88%	**	116,745
FANNIE MAE NOTES 06/19 1.75	6/20/2019	1.75%	**	1,487,293
FANNIE MAE 09/19 1.75	9/12/2019	1.75%	**	28,069,384
FANNIE MAE NOTES 09/24 2.625	9/6/2024	2.63%	**	11,504,511
FNMA POOL 050305 FN 05/20 FIXED 9.5	5/1/2020	9.5%	**	2,093
FNMA POOL 050402 FN 02/21 FIXED 9	2/1/2021	9%	**	370
FNMA POOL 050415 FN 03/21 FIXED 9	3/1/2021	9%	**	545
FNMA POOL 050795 FN 09/23 FIXED 7	9/1/2023	7%	**	2,452
FNMA POOL 050947 FN 12/23 FIXED 7	12/1/2023	7%	**	28,414
FNMA POOL 050966 FN 01/24 FIXED 7	1/1/2024	7%	**	11,091
FNMA POOL 050993 FN 02/24 FIXED 7	2/1/2024	7%	**	8,772
FNMA POOL 060680 FN 02/28 FLOATING VAR	2/1/2028	4.37%	**	50,074
FNMA POOL 070110 FN 10/16 FIXED VAR	10/1/2016	10%	**	709
FNMA POOL 108489 FN 11/20 FIXED 9	11/1/2020	9%	**	13,215
FNMA POOL 100168 FN 01/21 FIXED VAR	1/15/2021	9.5%	**	2,837

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL 190377 FN 11/36 FIXED VAR	11/1/2036	5%	**	13,536
FNMA POOL 190353 FN 08/34 FIXED VAR	8/1/2034	5%	**	18,796
FNMA POOL 190357 FN 03/35 FIXED VAR	3/1/2035	5%	**	14,336
FNMA POOL 190360 FN 08/35 FIXED VAR	8/1/2035	5%	**	11,692
FNMA POOL 190533 FN 01/24 FIXED VAR	1/1/2024	7%	**	4,805
FANNIE MAE FNR 2012 28 B	6/25/2039	6.5%	**	504,079
FANNIE MAE FNR 2012 17 FG	3/25/2042	0.67%	**	7,461,634
FANNIEMAE ACES FNA 2012 M8 ASQ1	12/25/2019	1.17%	**	1,164,678
FANNIEMAE ACES FNA 2012 M8 ASQ2	12/25/2019	1.52%	**	308,280
FANNIEMAE ACES FNA 2012 M8 ASQ3	12/25/2019	1.8%	**	339,241
FANNIE MAE FNR 2012 154 PW	10/25/2042	3%	**	653,541
FANNIE MAE FNR 2013 9 BC	7/25/2042	6.5%	**	5,662,954
FANNIE MAE FNR 2013 9 CB	4/25/2042	5.5%	**	8,931,601
FANNIE MAE FNR 2013 13 IK	3/25/2028	2.5%	**	118,809
FANNIE MAE FNR 2013 23 NH	3/25/2028	2%	**	1,916,369
FANNIEMAE ACES FNA 2013 M7 A2	12/27/2022	2.28%	**	330,338
FANNIE MAE FNR 2013 90 A	11/25/2038	4%	**	2,896,869
FANNIE MAE FNR 2013 83 CA	10/25/2037	3.5%	**	2,638,090
FANNIE MAE FNR 2013 96 YA	9/25/2038	3.5%	**	510,562
FANNIEMAE ACES FNA 2014 M1 A2	7/25/2023	3.37%	**	549,855
FANNIEMAE ACES FNA 2014 M5 FA	1/25/2017	0.51%	**	672,452
FANNIE MAE FNR 2014 23 PA	8/25/2036	3.5%	**	3,119,414
FANNIEMAE ACES FNA 2014 M6 FA	12/25/2017	0.45%	**	350,941
FANNIEMAE ACES FNA 2014 M9 A2	7/25/2024	3.1%	**	834,160
FANNIEMAE ACES FNA 2014 M13 AB1	8/25/2024	2.58%	**	5,933,768
FANNIEMAE ACES FNA 2014 M13 AB2	8/25/2024	3.1%	**	13,245,962
FANNIEMAE STRIP FNS 404 F13	5/25/2040	0.77%	**	1,000,699
FANNIE MAE NOTES 03/16 2	3/8/2016	2%	**	1,018,751
FANNIE MAE NOTES 08/18 1.25	8/22/2018	1.25%	**	4,968,230
FNMA POOL 242136 FN 10/23 FIXED 7	10/1/2023	7%	**	482
FNMA POOL 245442 FN 11/23 FIXED 7	11/1/2023	7%	**	4,133
FNMA POOL 252210 FN 02/19 FIXED 6.5	2/1/2019	6.5%	**	48,364
FNMA POOL 253799 FN 05/16 FIXED 6.5	5/1/2016	6.5%	**	16,389
FNMA POOL 253153 FN 02/20 FIXED 7	2/1/2020	7%	**	19,205
FNMA POOL 254793 FN 07/33 FIXED 5	7/1/2033	5%	**	369,809
FNMA POOL 253947 FN 08/31 FIXED 8	8/1/2031	8%	**	45,808
FNMA POOL 254223 FN 02/32 FIXED 7.5	2/1/2032	7.5%	**	577
FNMA POOL 256901 FN 09/37 FIXED 6.5	9/1/2037	6.5%	**	28,565
FNMA POOL 256937 FN 10/37 FIXED 6.5	10/1/2037	6.5%	**	47,217
FNMA POOL 257239 FN 06/28 FIXED 5.5	6/1/2028	5.5%	**	277,377
FNMA POOL 262211 FN 12/23 FIXED 7	12/1/2023	7%	**	634
FNMA POOL 267989 FN 02/24 FIXED 7	2/1/2024	7%	**	4,519
FNMA POOL 274621 FN 03/24 FIXED 7	3/1/2024	7%	**	1,479
FNMA POOL 303675 FN 10/17 FIXED VAR	10/1/2017	10%	**	10,538
FEDERAL REALTY INVS TRUST REIT USD.01			**	3,149,656
FNMA POOL 312206 FN 06/25 FLOATING VAR	6/1/2025	2.22%	**	47,149
FNMA POOL 313499 FN 10/18 FIXED VAR	10/1/2018	10%	**	12,172
FNMA POOL 313947 FN 01/28 FIXED VAR	1/1/2028	7%	**	2,824

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL 330089 FN 04/25 FIXED 8	4/1/2025	8%	**	33,839
FNMA POOL 330126 FN 08/25 FLOATING VAR	8/1/2025	2.3%	**	57,995
FNMA POOL 331427 FN 11/25 FLOATING VAR	11/1/2025	2.19%	**	29,587
FNMA POOL 347547 FN 08/26 FLOATING VAR	8/1/2026	2.25%	**	354
FNMA POOL 347633 FN 07/26 FLOATING VAR	7/1/2026	2.25%	**	21,850
FNMA POOL 362968 FN 01/26 FLOATING VAR	1/1/2026	2.44%	**	50,024
FNMA POOL 366826 FN 01/27 FIXED 7	1/1/2027	7%	**	5,499
FNMA POOL 367801 FN 05/24 FIXED 9	5/1/2024	9%	**	1,747
FNMA POOL 369996 FN 01/27 FIXED 7.5	1/1/2027	7.5%	**	3,738
FNMA POOL 371049 FN 02/27 FIXED 7.5	2/1/2027	7.5%	**	14,801
FNMA POOL 371073 FN 02/27 FIXED 7.5	2/1/2027	7.5%	**	7,713
FNMA POOL 371871 FN 02/27 FIXED 7.5	2/1/2027	7.5%	**	8,590
FNMA POOL 377038 FN 04/27 FIXED 7.5	4/1/2027	7.5%	**	12,754
FNMA POOL 390986 FN 08/27 FLOATING VAR	8/1/2027	2.25%	**	121,034
FNMA POOL 396434 FN 11/27 FIXED 7.5	11/1/2027	7.5%	**	552
FNMA POOL 396439 FN 11/27 FIXED 7.5	11/1/2027	7.5%	**	8,763
FNMA POOL 397256 FN 10/27 FIXED 7.5	10/1/2027	7.5%	**	811
FNMA POOL 398754 FN 09/27 FIXED 7.5	9/1/2027	7.5%	**	6,375
FNMA POOL 400044 FN 10/27 FIXED 7.5	10/1/2027	7.5%	**	6,299
FNMA POOL 401788 FN 10/27 FIXED 7.5	10/1/2027	7.5%	**	2,108
FREDDIE MAC FHR 3677 PB	5/15/2040	4.5%	**	531,027
FREDDIE MAC FHR 3786 NA	7/15/2040	4.5%	**	3,235,487
FREDDIE MAC FHR 3843 GH	10/15/2039	3.75%	**	2,343,443
FREDDIE MAC FHR 3877 FA	11/15/2040	0.51%	**	5,579,017
FREDDIE MAC FHR 4042 EB	8/15/2039	6.5%	**	3,422,827
FHLMC MULTIFAMILY STRUCTURED P FHMS K708 X1	1/25/2019	1.5%	**	295,040
FREDDIE MAC FHR 4219 JA	8/15/2039	3.5%	**	421,361
FREDDIE MAC FHR 4227 VA	10/15/2037	3.5%	**	1,654,899
FREDDIE MAC FHR 4229 MA	5/15/2041	3.5%	**	3,239,389
FREDDIE MAC FHR 4305 A	6/15/2048	3.5%	**	3,615,110
FREDDIE MAC FHR 4305 KA	3/15/2038	3%	**	2,743,027
FREDDIE MAC FHR 4384 LA	9/15/2040	3.5%	**	14,773,277
FHLMC MULTIFAMILY STRUCTURED P FHMS K041 A2	10/25/2024	3.17%	**	15,562,860
FREDDIE MAC NOTES 04/16 5.25	4/18/2016	5.25%	**	6,368,970
FREDDIE MAC NOTES 05/16 2.5	5/27/2016	2.5%	**	5,141,325
FREDDIE MAC NOTES 08/16 2	8/25/2016	2%	**	9,153,460
FREDDIE MAC NOTES 01/22 2.375	1/13/2022	2.38%	**	5,703,110
FREDDIE MAC NOTES 03/17 1	3/8/2017	1%	**	3,610,433
FREDDIE MAC NOTES 07/17 1	7/28/2017	1%	**	8,996,625
FREDDIE MAC NOTES 08/19 1.25	8/1/2019	1.25%	**	652,721
FREDDIE MAC NOTES 09/17 1	9/29/2017	1%	**	1,845,937
FREDDIE MAC NOTES 01/18 0.75	1/12/2018	0.75%	**	3,232,929
FREDDIE MAC NOTES 03/18 0.875	3/7/2018	0.88%	**	2,514,340
FREDDIE MAC NOTES 10/16 0.875	10/14/2016	0.88%	**	53,860,044
FREDDIE MAC NOTES 02/17 0.875	2/22/2017	0.88%	**	5,008,105
STRUCTURED AGENCY CREDIT RISK STACR 2014 DN1 M2	2/25/2024	2.37%	**	923,838
STRUCTURED AGENCY CREDIT RISK STACR 2014 DN2 M2	4/25/2024	1.82%	**	15,655,323
STRUCTURED AGENCY CREDIT RISK STACR 2014 DN3 M2	8/25/2024	2.57%	**	3,448,809

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
STRUCTURED AGENCY CREDIT RISK STACR 2014 HQ1 M2	8/25/2024	2.67%	**	4,782,840
FNMA POOL 468559 FN 08/21 FIXED 4.01	8/1/2021	4.01%	**	417,643
FNMA POOL 471834 FN 07/17 FIXED 1.4	7/1/2017	1.4%	**	340,605
FNMA POOL 479545 FN 08/29 FIXED 7	8/1/2029	7%	**	2,997
FNMA POOL 492745 FN 05/29 FIXED 7	5/1/2029	7%	**	13,216
FNMA POOL 503573 FN 10/29 FIXED 7	10/1/2029	7%	**	2,959
FNMA POOL 507521 FN 08/29 FIXED 7	8/1/2029	7%	**	6,237
FNMA POOL 509436 FN 10/29 FIXED 7	10/1/2029	7%	**	9,042
FNMA POOL 509662 FN 08/29 FIXED 7	8/1/2029	7%	**	531
FNMA POOL 511103 FN 08/29 FIXED 7	8/1/2029	7%	**	15,716
FNMA POOL 511384 FN 09/29 FIXED 7	9/1/2029	7%	**	2,065
FNMA POOL 514267 FN 09/29 FIXED 7	9/1/2029	7%	**	2,900
FNMA POOL 515518 FN 10/29 FIXED 7	10/1/2029	7%	**	4,056
FNMA POOL 517511 FN 10/29 FIXED 7	10/1/2029	7%	**	14,954
FNMA POOL 518108 FN 09/29 FIXED 7	9/1/2029	7%	**	7,945
FNMA POOL 522760 FN 11/29 FIXED 7	11/1/2029	7%	**	9,385
FNMA POOL 523486 FN 08/30 FIXED 8	8/1/2030	8%	**	1,158
FNMA POOL 529428 FN 03/30 FIXED 8	3/1/2030	8%	**	3,693
FNMA POOL 533757 FN 06/30 FIXED 8	6/1/2030	8%	**	14,774
FNMA POOL 534659 FN 05/15 FIXED 7	5/1/2015	7%	**	1,537
FNMA POOL 534194 FN 04/30 FIXED 8	4/1/2030	8%	**	3,734
FEDERAL SIGNAL CORP COMMON STOCK USD1.			**	93,366
FNMA POOL 545204 FN 05/36 FLOATING VAR	5/1/2036	2.99%	**	95,992
FNMA POOL 545278 FN 11/31 FIXED VAR	11/1/2031	7.5%	**	100,379
FNMA POOL 554482 FN 10/30 FIXED 7.5	10/1/2030	7.5%	**	154,354
FNMA POOL 555743 FN 09/33 FIXED VAR	9/1/2033	5%	**	445,533
FNMA POOL 569915 FN 02/16 FIXED 7	2/1/2016	7%	**	15,541
FNMA POOL 569972 FN 03/31 FIXED 7.5	3/1/2031	7.5%	**	48,411
FNMA POOL 569973 FN 02/31 FIXED 8	2/1/2031	8%	**	22,628
FNMA POOL 572675 FN 04/31 FIXED 7.5	4/1/2031	7.5%	**	68,186
FNMA POOL 589396 FN 07/16 FIXED 6	7/1/2016	6%	**	61,969
FNMA POOL 593848 FN 07/31 FIXED 8	7/1/2031	8%	**	23,196
FNMA POOL 602065 FN 09/31 FIXED 7	9/1/2031	7%	**	123,461
FNMA POOL 604576 FN 09/21 FIXED 6.5	9/1/2021	6.5%	**	25,099
FNMA POOL 609504 FN 10/31 FIXED 7	10/1/2031	7%	**	129,960
FNMA POOL 621101 FN 01/17 FIXED 6	1/1/2017	6%	**	62,017
FNMA POOL AH0864 FN 12/40 FIXED 4	12/1/2040	4%	**	37,649
FNMA POOL AH0210 FN 12/40 FIXED 4.5	12/1/2040	4.5%	**	2,179,924
FNMA POOL AH0943 FN 12/40 FIXED 4	12/1/2040	4%	**	1,534,853
FNMA POOL AH1115 FN 01/41 FIXED 4.5	1/1/2041	4.5%	**	4,076,765
FNMA POOL AH1266 FN 01/41 FIXED 4	1/1/2041	4%	**	858,220
FNMA POOL AH1508 FN 12/40 FIXED 4.5	12/1/2040	4.5%	**	2,226,519
FNMA POOL AH1565 FN 12/40 FIXED 4.5	12/1/2040	4.5%	**	1,022,842
FNMA POOL AH1559 FN 12/40 FIXED 4	12/1/2040	4%	**	1,931,687
FNMA POOL AH1560 FN 01/41 FIXED 4	1/1/2041	4%	**	2,434,483
FNMA POOL AH2683 FN 01/41 FIXED 4	1/1/2041	4%	**	2,970,129
FNMA POOL AH2442 FN 01/41 FIXED 4	1/1/2041	4%	**	111,120
FNMA POOL AH3203 FN 01/41 FIXED 4	1/1/2041	4%	**	577,494

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AH4404 FN 01/41 FIXED 4	1/1/2041	4%	**	2,921,777
FNMA POOL AH5287 FN 02/26 FIXED 3.5	2/1/2026	3.5%	**	967,351
FNMA POOL AH6958 FN 02/41 FLOATING VAR	2/1/2041	2.89%	**	680,255
FNMA POOL AI0511 FN 04/41 FIXED 5	4/1/2041	5%	**	168,944
FNMA POOL AI1051 FN 06/26 FIXED 4	6/1/2026	4%	**	827,813
FNMA POOL AI1863 FN 05/41 FIXED 5	5/1/2041	5%	**	363,713
FNMA POOL AI1892 FN 05/41 FIXED 5	5/1/2041	5%	**	1,819,568
FNMA POOL AI2433 FN 05/41 FIXED 5	5/1/2041	5%	**	436,411
FNMA POOL AI2443 FN 05/41 FIXED 5	5/1/2041	5%	**	295,594
FNMA POOL AI2462 FN 05/41 FIXED 5	5/1/2041	5%	**	292,643
FNMA POOL AI2737 FN 05/41 FIXED 5	5/1/2041	5%	**	53,231
FNMA POOL AI4261 FN 06/41 FIXED 5	6/1/2041	5%	**	237,429
FNMA POOL AI8382 FN 09/26 FIXED 3.5	9/1/2026	3.5%	**	719,969
FNMA POOL AI8630 FN 07/42 FIXED 4	7/1/2042	4%	**	145,115
FNMA POOL AI9940 FN 09/41 FIXED 5	9/1/2041	5%	**	1,059,887
FNMA POOL AJ1414 FN 09/41 FIXED 4.5	9/1/2041	4.5%	**	1,099,770
FNMA POOL AJ1884 FN 02/42 FIXED 3.5	2/1/2042	3.5%	**	931,153
FNMA POOL AJ2288 FN 09/41 FIXED 4	9/1/2041	4%	**	1,066,176
FNMA POOL AJ6935 FN 11/26 FIXED 3.5	11/1/2026	3.5%	**	2,430,939
FNMA POOL AK0968 FN 02/27 FIXED 3	2/1/2027	3%	**	1,072,811
FNMA POOL AK1140 FN 02/27 FIXED 3	2/1/2027	3%	**	731,017
FNMA POOL AK1608 FN 01/27 FIXED 3	1/1/2027	3%	**	721,327
FNMA POOL AK3107 FN 02/42 FIXED 4	2/1/2042	4%	**	337,767
FNMA POOL AK6966 FN 03/27 FIXED 3	3/1/2027	3%	**	1,086,825
FNMA POOL AL0007 FN 12/34 FIXED VAR	12/1/2034	5%	**	1,740,477
FNMA POOL AL0009 FN 12/34 FIXED VAR	12/1/2034	5.5%	**	1,910,735
FNMA POOL AL0215 FN 04/41 FIXED VAR	4/1/2041	4.5%	**	2,741,775
FNMA POOL AL0379 FN 12/36 FIXED VAR	12/1/2036	8%	**	370,876
FNMA POOL AL0476 FN 11/40 FIXED VAR	11/1/2040	5%	**	1,432,742
FNMA POOL AL0484 FN 05/40 FIXED VAR	5/1/2040	5.5%	**	704,434
FNMA POOL AL0533 FN 07/41 FLOATING VAR	7/1/2041	3.25%	**	2,453,717
FNMA POOL AL0998 FN 10/41 FIXED VAR	10/1/2041	4.5%	**	1,533,278
FNMA POOL AL1051 FN 09/41 FIXED VAR	9/1/2041	4.5%	**	985,208
FNMA POOL AL1469 FN 02/39 FIXED VAR	2/1/2039	7%	**	1,930,255
FNMA POOL AL1470 FN 04/37 FIXED VAR	4/1/2037	7%	**	793,633
FNMA POOL AL2683 FN 09/26 FIXED VAR	9/1/2026	4%	**	3,688,261
FNMA POOL AL1938 FN 12/26 FIXED VAR	12/1/2026	4%	**	2,779,723
FNMA POOL AL1945 FN 06/42 FIXED VAR	6/1/2042	3.5%	**	798,427
FNMA POOL AL2151 FN 03/42 FIXED VAR	3/1/2042	3.5%	**	1,695,498
FNMA POOL AL2171 FN 06/42 FIXED VAR	6/1/2042	4%	**	731,794
FNMA POOL AL2382 FN 02/42 FIXED VAR	2/1/2042	4%	**	1,511,074
FNMA POOL AL2389 FN 09/42 FIXED VAR	9/1/2042	3.5%	**	1,771,289
FNMA POOL AL3192 FN 05/42 FIXED VAR	5/1/2042	5%	**	1,555,113
FNMA POOL AL3429 FN 06/41 FIXED VAR	6/1/2041	4.5%	**	4,810,382
FNMA POOL AL4465 FN 07/28 FIXED VAR	7/1/2028	3%	**	3,161,885
FNMA POOL AL4324 FN 05/40 FIXED VAR	5/1/2040	6.5%	**	7,233,611
FNMA POOL AL4364 FN 09/42 FLOATING VAR	9/1/2042	3.64%	**	13,257,632
FNMA POOL AL4741 FN 01/44 FIXED VAR	1/1/2044	4.5%	**	1,169,547

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AL5540 FN 07/44 FIXED VAR	7/1/2044	4.5%	**	867,446
FNMA POOL AM2674 FN 03/23 FIXED 2.61	3/1/2023	2.61%	**	606,178
FNMA POOL AM1990 FN 01/23 FIXED 2.33	1/1/2023	2.33%	**	440,999
FNMA POOL AM2501 FN 02/20 FIXED 1.77	2/1/2020	1.77%	**	559,933
FNMA POOL AM2711 FN 03/23 FIXED 2.57	3/1/2023	2.57%	**	442,299
FNMA POOL AM4066 FN 08/23 FIXED 3.59	8/1/2023	3.59%	**	965,632
FNMA POOL AM4764 FN 11/23 FIXED 3.44	11/1/2023	3.44%	**	699,267
FNMA POOL AM5079 FN 01/24 FIXED 3.45	1/1/2024	3.45%	**	753,731
FNMA POOL AM5473 FN 03/24 FIXED 3.76	3/1/2024	3.76%	**	945,725
FNMA POOL AM5612 FN 05/24 FIXED 3.42	5/1/2024	3.42%	**	793,772
FNMA POOL AO0454 FN 08/42 FIXED 3.5	8/1/2042	3.5%	**	882,917
FNMA POOL AO0527 FN 05/27 FIXED 3	5/1/2027	3%	**	748,206
FNMA POOL AO4135 FN 06/42 FIXED 3.5	6/1/2042	3.5%	**	3,158,522
FNMA POOL AO4688 FN 07/43 FIXED 3	7/1/2043	3%	**	3,919,262
FNMA POOL AO6482 FN 07/42 FLOATING VAR	7/1/2042	2.29%	**	383,455
FNMA POOL AO7348 FN 08/42 FIXED 4	8/1/2042	4%	**	911,628
FNMA POOL AO8156 FN 08/27 FIXED 3	8/1/2027	3%	**	6,399,797
FNMA POOL AP0006 FN 07/42 FLOATING VAR	7/1/2042	2.02%	**	1,442,243
FNMA POOL AP0645 FN 07/32 FIXED 3.5	7/1/2032	3.5%	**	170,391
FNMA POOL AP2611 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	875,003
FNMA POOL AP3308 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	845,771
FNMA POOL AP3902 FN 10/42 FIXED 3	10/1/2042	3%	**	844,270
FNMA POOL AP4710 FN 08/42 FIXED 3.5	8/1/2042	3.5%	**	1,757,623
FNMA POOL AP5143 FN 09/42 FIXED 3	9/1/2042	3%	**	925,217
FNMA POOL AP6032 FN 04/43 FIXED 3	4/1/2043	3%	**	908,455
FNMA POOL AP6027 FN 04/43 FIXED 3	4/1/2043	3%	**	943,418
FNMA POOL AP6053 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	312,525
FNMA POOL AP6054 FN 07/43 FIXED 3	7/1/2043	3%	**	92,130
FNMA POOL AP7126 FN 10/27 FIXED 2.5	10/1/2027	2.5%	**	777,970
FNMA POOL AP8057 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	917,999
FNMA POOL AP8903 FN 10/42 FIXED 3.5	10/1/2042	3.5%	**	929,759
FNMA POOL AP9539 FN 10/42 FIXED 3	10/1/2042	3%	**	461,406
FNMA POOL AP9766 FN 10/42 FIXED 4	10/1/2042	4%	**	2,676,022
FNMA POOL AQ1534 FN 10/32 FIXED 3.5	10/1/2032	3.5%	**	475,023
FNMA POOL AQ1607 FN 11/32 FIXED 3.5	11/1/2032	3.5%	**	414,170
FNMA POOL AQ1802 FN 10/42 FIXED 3.5	10/1/2042	3.5%	**	754,243
FNMA POOL AQ5369 FN 12/42 FIXED 3.5	12/1/2042	3.5%	**	4,746,424
FNMA POOL AQ5971 FN 12/42 FIXED 3	12/1/2042	3%	**	854,075
FNMA POOL AQ7083 FN 12/42 FIXED 3.5	12/1/2042	3.5%	**	5,102,123
FNMA POOL AQ8359 FN 01/43 FIXED 3	1/1/2043	3%	**	894,349
FNMA POOL AQ9990 FN 02/43 FIXED 2.5	2/1/2043	2.5%	**	1,826,220
FNMA POOL AR2602 FN 02/43 FIXED 2.5	2/1/2043	2.5%	**	585,482
FNMA POOL AR2638 FN 02/43 FIXED 3.5	2/1/2043	3.5%	**	912,452
FNMA POOL AR3368 FN 02/28 FIXED 2.5	2/1/2028	2.5%	**	361,051
FNMA POOL AR4473 FN 03/28 FIXED 2.5	3/1/2028	2.5%	**	2,767,040
FNMA POOL AR7989 FN 03/33 FIXED 3.5	3/1/2033	3.5%	**	1,667,373
FNMA POOL AR7214 FN 06/43 FIXED 3	6/1/2043	3%	**	3,826,008
FNMA POOL AR7961 FN 03/33 FIXED 3.5	3/1/2033	3.5%	**	399,917

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AR8911 FN 03/33 FIXED 3.5	3/1/2033	3.5%	**	1,571,792
FNMA POOL AR8246 FN 04/33 FIXED 3.5	4/1/2033	3.5%	**	1,743,666
FNMA POOL AR8749 FN 03/43 FIXED 3	3/1/2043	3%	**	3,681,324
FNMA POOL AR9203 FN 03/43 FIXED 3.5	3/1/2043	3.5%	**	2,338,996
FNMA POOL AS0047 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	1,176,393
FNMA POOL AS0070 FN 08/43 FIXED 4	8/1/2043	4%	**	941,088
FNMA POOL AS0276 FN 08/33 FIXED 3.5	8/1/2033	3.5%	**	1,108,891
FNMA POOL AS0305 FN 08/43 FIXED 3	8/1/2043	3%	**	—
FNMA POOL AS0465 FN 09/33 FIXED 3.5	9/1/2033	3.5%	**	2,166,920
FNMA POOL AS0467 FN 09/33 FIXED 3.5	9/1/2033	3.5%	**	183,908
FNMA POOL AS0522 FN 09/43 FIXED 3.5	9/1/2043	3.5%	**	489,393
FNMA POOL AS0589 FN 09/33 FIXED 3.5	9/1/2033	3.5%	**	1,206,542
FNMA POOL AS1013 FN 11/33 FIXED 3.5	11/1/2033	3.5%	**	892,313
FNMA POOL AS1348 FN 12/33 FIXED 3.5	12/1/2033	3.5%	**	767,123
FNMA POOL AS2369 FN 05/29 FIXED 3.5	5/1/2029	3.5%	**	3,079,599
FNMA POOL AT0238 FN 03/43 FIXED 2.5	3/1/2043	2.5%	**	1,256,075
FNMA POOL AT1735 FN 04/33 FIXED 3.5	4/1/2033	3.5%	**	1,310,176
FNMA POOL AT1572 FN 05/43 FIXED 3	5/1/2043	3%	**	3,815,856
FNMA POOL AT2043 FN 04/43 FIXED 3	4/1/2043	3%	**	94,568
FNMA POOL AT2725 FN 05/43 FIXED 3	5/1/2043	3%	**	19,725,216
FNMA POOL AT2722 FN 05/43 FIXED 3	5/1/2043	3%	**	1,797,150
FNMA POOL AT2894 FN 05/28 FIXED 2.5	5/1/2028	2.5%	**	463,231
FNMA POOL AT3179 FN 05/43 FIXED 3	5/1/2043	3%	**	934,419
FNMA POOL AT3389 FN 08/43 FIXED 3	8/1/2043	3%	**	963,960
FNMA POOL AT5915 FN 06/43 FIXED 4	6/1/2043	4%	**	585,051
FNMA POOL AT6764 FN 07/43 FIXED 3	7/1/2043	3%	**	108,578
FNMA POOL AT7213 FN 06/28 FIXED 2.5	6/1/2028	2.5%	**	180,047
FNMA POOL AT7620 FN 06/43 FIXED 3	6/1/2043	3%	**	2,849,781
FNMA POOL AT8968 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	375,190
FNMA POOL AT8326 FN 06/43 FIXED 3	6/1/2043	3%	**	3,816,814
FNMA POOL AT8489 FN 08/43 FIXED 3	8/1/2043	3%	**	3,857,093
FNMA POOL AT9250 FN 07/43 FIXED 3	7/1/2043	3%	**	3,666,092
FNMA POOL AT9311 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	225,721
FNMA POOL AT9521 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	535,770
FNMA POOL AU0317 FN 06/43 FIXED 3	6/1/2043	3%	**	289,077
FNMA POOL AU1130 FN 09/43 FIXED 2.5	9/1/2043	2.5%	**	653,930
FNMA POOL AU1632 FN 07/43 FIXED 3	7/1/2043	3%	**	6,702,829
FNMA POOL AU1811 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	231,897
FNMA POOL AU1888 FN 06/28 FIXED 2.5	6/1/2028	2.5%	**	1,467,945
FNMA POOL AU3034 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	125,589
FNMA POOL AU3191 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	574,718
FNMA POOL AU3334 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	617,458
FNMA POOL AU3732 FN 08/43 FIXED 2.5	8/1/2043	2.5%	**	1,920,909
FNMA POOL AU3735 FN 08/43 FIXED 3	8/1/2043	3%	**	—
FNMA POOL AU3736 FN 08/43 FIXED 3	8/1/2043	3%	**	4,044,328
FNMA POOL AU3789 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	368,475
FNMA POOL AU4278 FN 09/43 FIXED 2.5	9/1/2043	2.5%	**	707,320
FNMA POOL AU5161 FN 08/43 FIXED 3	8/1/2043	3%	**	4,843,977

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AU5190 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	469,520
FNMA POOL AU5904 FN 09/33 FIXED 3.5	9/1/2033	3.5%	**	996,465
FNMA POOL AU7083 FN 09/43 FIXED 3	9/1/2043	3%	**	—
FNMA POOL AV0802 FN 08/28 FIXED 2.5	8/1/2028	2.5%	**	55,933
FNMA POOL AV0702 FN 12/43 FIXED 4	12/1/2043	4%	**	957,883
FNMA POOL AV4486 FN 01/44 FIXED 4.5	1/1/2044	4.5%	**	435,810
FNMA POOL AV4502 FN 01/44 FIXED 4.5	1/1/2044	4.5%	**	389,314
FNMA POOL AV4736 FN 12/43 FIXED 4	12/1/2043	4%	**	946,553
FNMA POOL AV5425 FN 01/44 FIXED 4.5	1/1/2044	4.5%	**	2,769,087
FNMA POOL AV5667 FN 01/44 FIXED 4	1/1/2044	4%	**	474,366
FNMA POOL AV5730 FN 04/44 FIXED 4.5	4/1/2044	4.5%	**	970,974
FNMA POOL AV5731 FN 04/44 FIXED 4.5	4/1/2044	4.5%	**	619,657
FNMA POOL AV5732 FN 04/44 FIXED 4.5	4/1/2044	4.5%	**	411,483
FNMA POOL AV5733 FN 04/44 FIXED 4.5	4/1/2044	4.5%	**	514,612
FNMA POOL AV5734 FN 04/44 FIXED 4.5	4/1/2044	4.5%	**	650,235
FNMA POOL AV7116 FN 03/44 FIXED 4.5	3/1/2044	4.5%	**	437,561
FNMA POOL AV8492 FN 02/44 FIXED 4.5	2/1/2044	4.5%	**	982,333
FNMA POOL AV9290 FN 02/44 FIXED 4.5	2/1/2044	4.5%	**	1,684,270
FNMA POOL AW3730 FN 05/44 FIXED 4.5	5/1/2044	4.5%	**	873,802
FNMA POOL AW3731 FN 05/44 FIXED 4.5	5/1/2044	4.5%	**	1,024,395
FNMA POOL AW3732 FN 05/44 FIXED 4.5	5/1/2044	4.5%	**	1,526,084
FNMA POOL 641089 FN 05/32 FIXED 7	5/1/2032	7%	**	210,913
FNMA POOL 649952 FN 06/32 FIXED 6.5	6/1/2032	6.5%	**	45,022
FANNIE MAE FNR 2001 81 HE	1/25/2032	6.5%	**	1,125,965
FANNIE MAE FNR 2002 11 QC	3/25/2017	5.5%	**	25,934
FANNIEMAE ACES FNA 2002 M3 C	7/25/2020	4.92%	**	406,968
FANNIE MAE FNR 2002 86 PG	12/25/2032	6%	**	326,404
FANNIEMAE WHOLE LOAN FNW 2003 W1 1A1	12/25/2042	5.85%	**	207,292
FANNIE MAE FNR 2003 21 OU	3/25/2033	5.5%	**	172,007
FREDDIE MAC FHR 2450 PG	3/15/2022	6%	**	30,117
FANNIE MAE FNR 2003 49 YD	6/25/2023	5.5%	**	81,625
FREDDIE MAC FHR 2541 EQ	12/15/2017	5%	**	603,449
FREDDIE MAC FHR 2564 HJ	2/15/2018	5%	**	190,358
FREDDIE MAC FHR 2595 DC	4/15/2023	5%	**	255,026
FANNIE MAE FNR 2003 92 PE	9/25/2018	4.5%	**	444,563
FANNIEMAE WHOLE LOAN FNW 2003 W15 1A	7/25/2043	6.5%	**	173,951
FANNIE MAE FNR 2003 89 DC	12/25/2032	5%	**	174,301
FANNIEMAE WHOLE LOAN FNW 2004 W1 1A7	11/25/2043	5.68%	**	501,222
FANNIEMAE WHOLE LOAN FNW 2004 W1 2A1	12/25/2043	6.5%	**	239,589
FREDDIE MAC FHR 2638 JG	2/15/2033	5%	**	940,480
FANNIEMAE WHOLE LOAN FNW 2004 W2 2A2	2/25/2044	7%	**	85,562
FANNIE MAE FNR 2004 38 FK	5/25/2034	0.52%	**	553,789
FANNIE MAE FNR 2004 80 WB	11/25/2019	4%	**	876,926
FANNIE MAE FNR 2005 12 JE	9/25/2033	5%	**	299,865
FANNIE MAE FNR 2005 64 PL	7/25/2035	5.5%	**	2,449,406
FANNIE MAE FNR 2005 70 NA	8/25/2035	5.5%	**	99,201
FANNIE MAE FNR 2005 87 PE	12/25/2033	5%	**	589,381
FREDDIE MAC FHR 2649 KA	7/15/2018	4.5%	**	478,217

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FREDDIE MAC FHR 2692 QD	12/15/2022	5%	**	110,029
FREDDIE MAC FHR 2684 PE	1/15/2033	5%	**	112,945
FREDDIE MAC FHR 2707 QE	11/15/2018	4.5%	**	649,940
FREDDIE MAC FHR 2764 UE	10/15/2032	5%	**	434,398
FREDDIE MAC FHR 2780 YD	4/15/2019	5%	**	173,186
FREDDIE MAC FHR 2797 PG	1/15/2033	5.5%	**	13,178
FHLMC STRUCTURED PASS THROUGH FSPC T 61 1A1	7/25/2044	1.52%	**	1,270,964
FREDDIE MAC FHR 2810 PD	6/15/2033	6%	**	10,920
FREDDIE MAC FHR 2812 FL	2/15/2023	0.36%	**	715,751
FANNIE MAE FNR 2006 9 KZ	3/25/2036	6%	**	511,871
FREDDIE MAC FHR 2864 LE	6/15/2033	5%	**	16,947
FREDDIE MAC FHR 2936 SC	3/15/2029	5.94%	**	280,770
FREDDIE MAC FHR 2980 QA	5/15/2035	6%	**	203,812
FREDDIE MAC FHR 3005 ED	7/15/2025	5%	**	179,655
FREDDIE MAC FHR 3055 CF	10/15/2035	0.57%	**	950,902
FREDDIE MAC FHR 3067 PK	5/15/2034	5.5%	**	196,188
FANNIE MAE FNR 2009 62 HJ	5/25/2039	6%	**	899,647
FREDDIE MAC FHR 3150 FA	5/15/2036	0.51%	**	5,350,045
FREDDIE MAC FHR 3187 Z	7/15/2036	5%	**	324,348
FANNIE MAE FNR 2007 59 AQ	7/25/2035	5.75%	**	5,663
FANNIE MAE FNR 2007 73 A1	7/25/2037	0.23%	**	1,048,956
FANNIE MAE FNR 2007 106 A7	10/25/2037	6.14%	**	89,972
FANNIE MAE FNR 2007 100 YF	10/25/2037	0.72%	**	1,189,103
FANNIE MAE FNR 2008 25 EF	4/25/2038	1.12%	**	5,388,436
FREDDIE MAC FHR 3209 EG	8/15/2020	4.5%	**	964,145
FREDDIE MAC FHR 3221 FW	9/15/2036	0.58%	**	2,460,417
FREDDIE MAC FHR 3231 FA	10/15/2036	0.56%	**	1,804,715
FANNIE MAE FNR 2008 80 ME	5/25/2032	5%	**	21,717
FANNIE MAE FNR 2009 29 LA	5/25/2039	2%	**	1,731,263
FREDDIE MAC FHR 3397 FC	12/15/2037	1%	**	44,742
FHLMC MULTIFAMILY VRD CERTIFIC FHM M012 A1A2	8/15/2051	5.5%	**	5,312,500
FREDDIE MAC FHR 3404 FB	1/15/2038	1.16%	**	4,444,881
FANNIE MAE FNR 2011 15 AB	8/25/2019	9.75%	**	336,372
FREDDIE MAC FHR 3439 CY	4/15/2023	4.5%	**	3,138,806
FANNIEMAE ACES FNA 2011 M2 A1	4/25/2021	2.02%	**	624,062
FANNIE MAE FNR 2011 59 NZ	7/25/2041	5.5%	**	3,290,194
FANNIE MAE NOTES 10/15 1.625	10/26/2015	1.63%	**	10,012,662
FANNIE MAE NOTES 06/17 5.375	6/12/2017	5.38%	**	3,930,287
FANNIE MAE NOTES 07/15 2.375	7/28/2015	2.38%	**	2,024,812
FANNIEMAE WHOLE LOAN FNW 2009 W1 A	12/25/2049	6%	**	224,876
FANNIE MAE FNR 2009 87 NF	11/25/2039	0.92%	**	1,688,680
FREDDIE MAC FHR 3578 VZ	8/15/2036	5.5%	**	1,762,541
FREDDIE MAC FHR 3571 FL	8/15/2036	1.1%	**	1,539,573
FREDDIE MAC FHR 3616 FG	3/15/2032	0.81%	**	1,490,544
FANNIE MAE FNR 2010 110 AE	11/25/2018	9.75%	**	980,821
FANNIE MAE FNR 2010 111 AE	4/25/2038	5.5%	**	929,281
FANNIE MAE FNR 2010 64 DM	6/25/2040	5%	**	907,370
FANNIE MAE FNR 2010 64 EH	10/25/2035	5%	**	151,325

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FANNIE MAE FNR 2010 54 FT	4/25/2037	0.93%	**	4,492,853
FREDDIE MAC FHR 3649 BW	3/15/2025	4%	**	543,868
FREDDIE MAC FHR 3648 CY	3/15/2030	4.5%	**	352,396
FREDDIE MAC FHR 3662 PJ	4/15/2040	5%	**	357,883
FREDDIE MAC FHR 3653 HJ	4/15/2040	5%	**	521,375
FNMA POOL 725162 FN 02/34 FIXED VAR	2/1/2034	6%	**	94,612
FNMA POOL 725229 FN 03/34 FIXED VAR	3/1/2034	6%	**	272,238
FNMA POOL 725946 FN 11/34 FIXED VAR	11/1/2034	5.5%	**	243,427
FNMA POOL 735382 FN 04/35 FIXED VAR	4/1/2035	5%	**	1,896,515
FNMA POOL 735061 FN 11/34 FIXED VAR	11/1/2034	6%	**	2,841,297
FNMA POOL 735208 FN 10/19 FIXED VAR	10/1/2019	6%	**	212,617
FNMA POOL 735439 FN 09/19 FIXED VAR	9/1/2019	6%	**	225,797
FNMA POOL 735500 FN 05/35 FIXED VAR	5/1/2035	5.5%	**	2,616,102
FNMA POOL 735501 FN 05/35 FIXED VAR	5/1/2035	6%	**	586,048
FNMA POOL 735503 FN 04/35 FIXED VAR	4/1/2035	6%	**	690,496
FNMA POOL 735561 FN 04/34 FLOATING VAR	4/1/2034	2.24%	**	113,225
FNMA POOL 735580 FN 06/35 FIXED VAR	6/1/2035	5%	**	888,485
FNMA POOL 735676 FN 07/35 FIXED VAR	7/1/2035	5%	**	593,832
FNMA POOL 735809 FN 08/35 FLOATING VAR	8/1/2035	2.29%	**	1,989,172
FNMA POOL 735893 FN 10/35 FIXED VAR	10/1/2035	5%	**	258,894
FNMA POOL 735989 FN 02/35 FIXED VAR	2/1/2035	5.5%	**	3,863,872
FNMA POOL 745000 FN 10/35 FIXED VAR	10/1/2035	6%	**	121,139
FNMA POOL 745140 FN 11/35 FIXED VAR	11/1/2035	5%	**	3,340,317
FNMA POOL 745327 FN 03/36 FIXED VAR	3/1/2036	6%	**	371,025
FNMA POOL 745412 FN 12/35 FIXED VAR	12/1/2035	5.5%	**	1,912,092
FNMA POOL 745619 FN 05/36 FLOATING VAR	5/1/2036	2.32%	**	2,108,035
FNMA POOL 745885 FN 10/36 FIXED VAR	10/1/2036	6%	**	1,426,544
FNMA POOL 745948 FN 10/36 FIXED VAR	10/1/2036	6.5%	**	150,731
FNMA POOL 745959 FN 11/36 FIXED VAR	11/1/2036	5.5%	**	945,610
FNMA POOL 758777 FN 04/28 FIXED 6.5	4/1/2028	6.5%	**	966
FNMA POOL 811569 FN 06/21 FIXED 6	6/1/2021	6%	**	75,332
FNMA POOL 813599 FN 01/36 FLOATING VAR	1/1/2036	2.3%	**	321,644
FNMA POOL 825480 FN 06/35 FLOATING VAR	6/1/2035	2.33%	**	503,463
FNMA POOL 827223 FN 04/35 FLOATING VAR	4/1/2035	1.97%	**	4,146,451
FNMA POOL 827601 FN 08/19 FIXED 5.5	8/1/2019	5.5%	**	181,207
FNMA POOL 831561 FN 05/36 FIXED 6.5	5/1/2036	6.5%	**	126,725
FNMA POOL 833600 FN 11/35 FIXED 6.5	11/1/2035	6.5%	**	21,686
FNMA POOL 836464 FN 10/35 FLOATING VAR	10/1/2035	2.15%	**	1,522,503
FNMA POOL 836852 FN 10/35 FLOATING VAR	10/1/2035	2.06%	**	1,012,584
FNMA POOL 844237 FN 11/35 FLOATING VAR	11/1/2035	2.11%	**	263,365
FNMA POOL 843823 FN 11/35 FLOATING VAR	11/1/2035	2.1%	**	743,696
FNMA POOL 843997 FN 11/35 FLOATING VAR	11/1/2035	2.11%	**	354,044
FNMA POOL 844052 FN 11/35 FLOATING VAR	11/1/2035	2.14%	**	339,717
FNMA POOL 844148 FN 11/35 FLOATING VAR	11/1/2035	2.1%	**	271,926
FNMA POOL 844789 FN 11/35 FLOATING VAR	11/1/2035	2.1%	**	276,717
FNMA POOL 866888 FN 01/36 FLOATING VAR	1/1/2036	2.25%	**	452,032
FNMA POOL 872021 FN 06/21 FIXED 6	6/1/2021	6%	**	86,421
FNMA POOL 872502 FN 06/36 FLOATING VAR	6/1/2036	2.26%	**	3,089,463

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL 879394 FN 02/21 FIXED 5	2/1/2021	5%	**	51,377
FNMA POOL 879067 FN 04/36 FLOATING VAR	4/1/2036	2.22%	**	1,836,978
FNMA POOL 880870 FN 03/36 FIXED 6.5	3/1/2036	6.5%	**	14,985
FNMA POOL 884729 FN 08/36 FLOATING VAR	8/1/2036	2.21%	**	297,159
FNMA POOL 884773 FN 10/36 FLOATING VAR	10/1/2036	2.11%	**	361,491
FNMA POOL 888365 FN 04/22 FIXED VAR	4/1/2022	6%	**	90,535
FNMA POOL 888366 FN 04/37 FIXED VAR	4/1/2037	7%	**	434,794
FNMA POOL 889190 FN 03/38 FIXED VAR	3/1/2038	6%	**	179,657
FNMA POOL 888560 FN 11/35 FIXED VAR	11/1/2035	6%	**	1,290,561
FNMA POOL 888601 FN 06/20 FIXED VAR	6/1/2020	5.5%	**	351,056
FNMA POOL 888637 FN 09/37 FIXED VAR	9/1/2037	6%	**	221,484
FNMA POOL 888832 FN 11/37 FIXED VAR	11/1/2037	6.5%	**	60,985
FNMA POOL 888890 FN 10/37 FIXED VAR	10/1/2037	6.5%	**	447,672
FNMA POOL 888893 FN 08/37 FIXED VAR	8/1/2037	5.5%	**	98,465
FNMA POOL 889072 FN 12/37 FIXED VAR	12/1/2037	6.5%	**	479,253
FNMA POOL 889117 FN 10/35 FIXED VAR	10/1/2035	5%	**	1,243,331
FNMA POOL 890116 FN 02/23 FIXED VAR	2/1/2023	7%	**	886,888
FNMA POOL 889579 FN 05/38 FIXED VAR	5/1/2038	6%	**	3,126,508
FNMA POOL 890236 FN 08/40 FIXED VAR	8/1/2040	4.5%	**	226,312
FNMA POOL 890248 FN 08/37 FIXED VAR	8/1/2037	6%	**	2,661,588
FNMA POOL 890268 FN 10/38 FIXED VAR	10/1/2038	6.5%	**	699,966
FNMA POOL 890604 FN 10/44 FIXED VAR	10/1/2044	4.5%	**	5,565,566
FNMA POOL 891654 FN 06/36 FIXED 6.5	6/1/2036	6.5%	**	262,439
FNMA POOL 898736 FN 05/36 FLOATING VAR	5/1/2036	2.36%	**	1,091,393
FNMA POOL 902425 FN 11/36 FLOATING VAR	11/1/2036	2.4%	**	72,137
FNMA POOL 903261 FN 10/36 FIXED 6	10/1/2036	6%	**	267,234
FNMA POOL 906666 FN 12/36 FIXED 6.5	12/1/2036	6.5%	**	13,871
FNMA POOL 908172 FN 01/37 FIXED 6.5	1/1/2037	6.5%	**	13,883
FNMA POOL 913984 FN 02/37 FLOATING VAR	2/1/2037	1.81%	**	672,928
FNMA POOL 914875 FN 04/37 FIXED 6.5	4/1/2037	6.5%	**	267,025
FNMA POOL 918653 FN 06/37 FIXED 6	6/1/2037	6%	**	183,658
FNMA POOL 924874 FN 10/37 FIXED 7	10/1/2037	7%	**	90,021
FNMA POOL 928746 FN 09/37 FIXED 6.5	9/1/2037	6.5%	**	19,255
FNMA POOL 928938 FN 12/37 FIXED 7	12/1/2037	7%	**	72,633
FNMA POOL 929298 FN 03/38 FIXED 5	3/1/2038	5%	**	466,267
FNMA POOL 930719 FN 03/19 FIXED 4.5	3/1/2019	4.5%	**	32,895
FNMA POOL 931307 FN 06/39 FIXED 4.5	6/1/2039	4.5%	**	775,547
FNMA POOL 932426 FN 01/40 FIXED 4.5	1/1/2040	4.5%	**	2,701,672
FNMA POOL 932495 FN 02/40 FIXED 4.5	2/1/2040	4.5%	**	257,453
FNMA POOL 931991 FN 09/39 FIXED 4.5	9/1/2039	4.5%	**	1,374,352
FNMA POOL 932058 FN 10/39 FIXED 4.5	10/1/2039	4.5%	**	1,088,251
FNMA POOL 932669 FN 03/40 FIXED 4.5	3/1/2040	4.5%	**	22,819
FNMA POOL 932850 FN 12/40 FIXED 4	12/1/2040	4%	**	556,600
FNMA POOL 933409 FN 03/38 FIXED 5	3/1/2038	5%	**	482,337
FNMA POOL 933638 FN 08/38 FLOATING VAR	8/1/2038	4.99%	**	1,056,287
FNMA POOL 934202 FN 11/38 FIXED 7	11/1/2038	7%	**	42,717
FNMA POOL 934648 FN 11/38 FIXED 7	11/1/2038	7%	**	455,311
FNMA POOL 942798 FN 08/37 FIXED 6.5	8/1/2037	6.5%	**	189,055

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL 943699 FN 08/37 FIXED 6.5	8/1/2037	6.5%	**	151,830
FNMA POOL 946065 FN 09/37 FIXED 6.5	9/1/2037	6.5%	**	46,539
FNMA POOL 948849 FN 08/37 FIXED 6	8/1/2037	6%	**	812,437
FNMA POOL 955183 FN 11/37 FIXED 7	11/1/2037	7%	**	160,511
FNMA POOL 955762 FN 10/37 FIXED 6.5	10/1/2037	6.5%	**	4,241
FNMA POOL 962062 FN 03/38 FIXED 5	3/1/2038	5%	**	511,952
FNMA POOL 962444 FN 04/38 FIXED 5	4/1/2038	5%	**	331,165
FNMA POOL 968066 FN 10/22 FIXED 6	10/1/2022	6%	**	176,404
FNMA POOL 968252 FN 02/38 FIXED 7	2/1/2038	7%	**	59,577
FNMA POOL 971053 FN 02/39 FIXED 4.5	2/1/2039	4.5%	**	121,643
FNMA POOL 972571 FN 03/38 FIXED 5	3/1/2038	5%	**	527,464
FNMA POOL 972572 FN 03/38 FIXED 5	3/1/2038	5%	**	238,821
FNMA POOL 972242 FN 03/38 FIXED 6.5	3/1/2038	6.5%	**	2,700
FNMA POOL 973161 FN 02/38 FIXED 6.5	2/1/2038	6.5%	**	168,158
FNMA POOL 974156 FN 02/38 FIXED 7	2/1/2038	7%	**	88,408
FNMA POOL 975184 FN 03/38 FIXED 5	3/1/2038	5%	**	153,981
FNMA POOL 975185 FN 03/38 FIXED 5	3/1/2038	5%	**	132,786
FNMA POOL 975453 FN 03/38 FIXED 5	3/1/2038	5%	**	18,098
FNMA POOL 975454 FN 03/38 FIXED 5	3/1/2038	5%	**	74,500
FNMA POOL 975441 FN 03/38 FIXED 5	3/1/2038	5%	**	201,925
FNMA POOL 979973 FN 09/36 FIXED 5	9/1/2036	5%	**	40,524
FNMA POOL 984632 FN 06/38 FLOATING VAR	6/1/2038	2.19%	**	3,449,264
FNMA POOL 985626 FN 04/33 FIXED 6	4/1/2033	6%	**	563,939
FNMA POOL 985867 FN 08/38 FIXED 7	8/1/2038	7%	**	129,752
FNMA POOL 987325 FN 09/38 FLOATING VAR	9/1/2038	2.37%	**	1,477,561
FNMA POOL 987560 FN 08/38 FIXED 6.5	8/1/2038	6.5%	**	24,004
FNMA POOL 987891 FN 09/38 FIXED 7	9/1/2038	7%	**	4,522
FNMA POOL 991549 FN 11/38 FIXED 7	11/1/2038	7%	**	57,306
FNMA POOL 992249 FN 11/38 FIXED 7	11/1/2038	7%	**	52,034
FNMA POOL 992262 FN 01/39 FIXED 5	1/1/2039	5%	**	50,220
FNMA POOL 995072 FN 08/38 FIXED VAR	8/1/2038	5.5%	**	826,212
FNMA POOL 995149 FN 10/38 FIXED VAR	10/1/2038	6.5%	**	451,216
FNMA POOL 995381 FN 01/24 FIXED VAR	1/1/2024	6%	**	286,167
FNMA POOL 995899 FN 02/38 FIXED VAR	2/1/2038	6%	**	355,198
FNMA POOL AA0472 FN 03/39 FIXED 4	3/1/2039	4%	**	325,840
FNMA POOL AA2700 FN 01/39 FIXED 5	1/1/2039	5%	**	23,771
FNMA POOL AB1228 FN 07/40 FIXED 5	7/1/2040	5%	**	84,181
FNMA POOL AB3517 FN 09/41 FIXED 4.5	9/1/2041	4.5%	**	429,073
FNMA POOL AB2801 FN 04/26 FIXED 3.5	4/1/2026	3.5%	**	1,222,830
FNMA POOL AB3701 FN 10/41 FIXED 4.5	10/1/2041	4.5%	**	2,942,053
FNMA POOL AB4590 FN 03/42 FIXED 3.5	3/1/2042	3.5%	**	997,392
FNMA POOL AB4689 FN 03/42 FIXED 3.5	3/1/2042	3.5%	**	1,511,861
FNMA POOL AB4698 FN 03/42 FIXED 4	3/1/2042	4%	**	473,691
FNMA POOL AB4941 FN 04/42 FIXED 3.5	4/1/2042	3.5%	**	5,086,376
FNMA POOL AB4955 FN 04/42 FIXED 4	4/1/2042	4%	**	786,535
FNMA POOL AB5236 FN 05/27 FIXED 3	5/1/2027	3%	**	915,410
FNMA POOL AB6229 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	3,329,082
FNMA POOL AB6238 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	867,340

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AB5425 FN 06/42 FIXED 3.5	6/1/2042	3.5%	**	565,994
FNMA POOL AB5546 FN 06/42 FIXED 3.5	6/1/2042	3.5%	**	1,012,857
FNMA POOL AB5593 FN 07/42 FIXED 3.5	7/1/2042	3.5%	**	677,246
FNMA POOL AB6136 FN 09/27 FIXED 2.5	9/1/2027	2.5%	**	4,766,819
FNMA POOL AB7130 FN 12/42 FIXED 3.5	12/1/2042	3.5%	**	4,266,551
FNMA POOL AB6390 FN 10/42 FIXED 3	10/1/2042	3%	**	439,261
FNMA POOL AB6694 FN 10/42 FIXED 3	10/1/2042	3%	**	925,153
FNMA POOL AB6832 FN 11/42 FIXED 3.5	11/1/2042	3.5%	**	2,554,636
FNMA POOL AB7059 FN 11/42 FIXED 2.5	11/1/2042	2.5%	**	4,855,387
FNMA POOL AB7272 FN 12/42 FIXED 3	12/1/2042	3%	**	1,771,096
FNMA POOL AB7410 FN 12/42 FIXED 3	12/1/2042	3%	**	4,827,879
FNMA POOL AB7426 FN 12/42 FIXED 3	12/1/2042	3%	**	1,339,015
FNMA POOL AB7568 FN 01/43 FIXED 3	1/1/2043	3%	**	1,975,813
FNMA POOL AB7570 FN 01/43 FIXED 3	1/1/2043	3%	**	3,354,601
FNMA POOL AB7741 FN 01/43 FIXED 3	1/1/2043	3%	**	2,797,596
FNMA POOL AB7716 FN 01/28 FIXED 2.5	1/1/2028	2.5%	**	442,747
FNMA POOL AB7728 FN 01/43 FIXED 2.5	1/1/2043	2.5%	**	482,048
FNMA POOL AB8925 FN 04/43 FIXED 3	4/1/2043	3%	**	144,248
FNMA POOL AB8464 FN 02/43 FIXED 2.5	2/1/2043	2.5%	**	60,009
FNMA POOL AB8465 FN 02/43 FIXED 2.5	2/1/2043	2.5%	**	766,438
FNMA POOL AB9825 FN 07/28 FIXED 2.5	7/1/2028	2.5%	**	181,396
FNMA POOL AB9110 FN 04/33 FIXED 3.5	4/1/2033	3.5%	**	2,252,660
FNMA POOL AB9136 FN 04/43 FIXED 2.5	4/1/2043	2.5%	**	1,945,527
FNMA POOL AB9347 FN 05/43 FIXED 3	5/1/2043	3%	**	2,772,476
FNMA POOL AB9361 FN 05/43 FIXED 3.5	5/1/2043	3.5%	**	950,274
FNMA POOL AB9461 FN 05/43 FIXED 3	5/1/2043	3%	**	3,793,771
FNMA POOL AB9516 FN 05/28 FIXED 2.5	5/1/2028	2.5%	**	458,037
FNMA POOL AB9615 FN 06/33 FIXED 4	6/1/2033	4%	**	397,684
FNMA POOL AB9980 FN 07/43 FIXED 3.5	7/1/2043	3.5%	**	991,173
FNMA POOL AC0728 FN 08/39 FIXED 5	8/1/2039	5%	**	31,600
FNMA POOL AC1889 FN 09/39 FIXED 4	9/1/2039	4%	**	564,686
FNMA POOL AC2953 FN 09/39 FIXED 4.5	9/1/2039	4.5%	**	343,285
FNMA POOL AC3237 FN 10/39 FIXED 5	10/1/2039	5%	**	2,550,759
FNMA POOL MA0776 FN 06/31 FIXED 4.5	6/1/2031	4.5%	**	1,539,546
FNMA POOL MA0816 FN 08/31 FIXED 4.5	8/1/2031	4.5%	**	1,147,341
FNMA POOL MA0833 FN 08/21 FIXED 3	8/1/2021	3%	**	263,144
FNMA POOL MA0006 FN 03/39 FIXED 4	3/1/2039	4%	**	40,222
FNMA POOL MA0243 FN 11/29 FIXED 5	11/1/2029	5%	**	1,000,973
FNMA POOL MA0320 FN 02/30 FIXED 5	2/1/2030	5%	**	362,009
FNMA POOL MA0583 FN 12/40 FIXED 4	12/1/2040	4%	**	13,042
FNMA POOL MA0670 FN 03/21 FIXED 3.5	3/1/2021	3.5%	**	476,506
FNMA POOL MA0734 FN 05/31 FIXED 4.5	5/1/2031	4.5%	**	1,552,600
FNMA POOL MA0706 FN 04/31 FIXED 4.5	4/1/2031	4.5%	**	509,610
FNMA POOL MA1688 FN 12/33 FIXED 3.5	12/1/2033	3.5%	**	282,932
FNMA POOL MA1711 FN 12/43 FIXED 4.5	12/1/2043	4.5%	**	1,593,353
FNMA POOL MA0913 FN 11/31 FIXED 4.5	11/1/2031	4.5%	**	1,032,096
FNMA POOL MA0939 FN 12/31 FIXED 4.5	12/1/2031	4.5%	**	1,143,235
FNMA POOL MA0968 FN 12/31 FIXED 4.5	12/1/2031	4.5%	**	186,108

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL MA1044 FN 04/42 FIXED 3	4/1/2042	3%	**	277,889
FNMA POOL MA1125 FN 07/42 FIXED 4	7/1/2042	4%	**	549,345
FNMA POOL MA1146 FN 08/42 FIXED 4	8/1/2042	4%	**	7,938,943
FNMA POOL MA1177 FN 09/42 FIXED 3.5	9/1/2042	3.5%	**	1,037,145
FNMA POOL MA1213 FN 10/42 FIXED 3.5	10/1/2042	3.5%	**	463,664
FNMA POOL MA1221 FN 09/42 FIXED 4.5	9/1/2042	4.5%	**	194,176
FNMA POOL MA1253 FN 11/42 FIXED 4	11/1/2042	4%	**	2,126,161
FNMA POOL MA1272 FN 12/42 FIXED 3	12/1/2042	3%	**	2,004,919
FNMA POOL MA1372 FN 03/43 FIXED 3.5	3/1/2043	3.5%	**	8,806,292
FNMA POOL MA1373 FN 03/43 FIXED 3.5	3/1/2043	3.5%	**	1,020,762
FNMA POOL MA1403 FN 04/43 FIXED 3.5	4/1/2043	3.5%	**	6,974,219
FNMA POOL MA1436 FN 05/43 FIXED 3.5	5/1/2043	3.5%	**	4,021,272
FNMA POOL MA1472 FN 06/33 FIXED 3.5	6/1/2033	3.5%	**	93,847
FNMA POOL MA1458 FN 06/43 FIXED 3	6/1/2043	3%	**	1,876,600
FNMA POOL MA1463 FN 06/43 FIXED 3.5	6/1/2043	3.5%	**	443,583
FNMA POOL MA1493 FN 06/43 FIXED 2.5	6/1/2043	2.5%	**	486,398
FNMA POOL MA1508 FN 07/43 FIXED 3.5	7/1/2043	3.5%	**	443,095
FNMA POOL MA1510 FN 07/43 FIXED 4	7/1/2043	4%	**	926,999
FNMA POOL MA1543 FN 08/33 FIXED 3.5	8/1/2033	3.5%	**	844,456
FNMA POOL MA1546 FN 08/43 FIXED 3.5	8/1/2043	3.5%	**	832,884
FNMA POOL MA1547 FN 08/43 FIXED 4	8/1/2043	4%	**	615,144
FNMA POOL MA1582 FN 09/43 FIXED 3.5	9/1/2043	3.5%	**	4,167,428
FNMA POOL MA1584 FN 09/33 FIXED 3.5	9/1/2033	3.5%	**	92,614
FNMA POOL MA1591 FN 09/43 FIXED 4.5	9/1/2043	4.5%	**	2,102,234
FNMA POOL MA1629 FN 10/43 FIXED 4.5	10/1/2043	4.5%	**	1,905,583
FNMA POOL MA1608 FN 10/33 FIXED 3.5	10/1/2033	3.5%	**	1,315,028
FNMA POOL MA1664 FN 11/43 FIXED 4.5	11/1/2043	4.5%	**	1,264,722
FNMA POOL MA1652 FN 11/33 FIXED 3.5	11/1/2033	3.5%	**	473,806
FNMA POOL AD0217 FN 08/37 FIXED VAR	8/1/2037	6%	**	174,880
FNMA POOL AD0249 FN 04/37 FIXED VAR	4/1/2037	5.5%	**	1,117,702
FNMA POOL AD0296 FN 12/36 FLOATING VAR	12/1/2036	2.21%	**	486,535
FNMA POOL AD0329 FN 09/28 FIXED VAR	9/1/2028	6.5%	**	171,281
FNMA POOL AD0452 FN 04/21 FIXED VAR	4/1/2021	6%	**	1,345,859
FNMA POOL AD0471 FN 01/24 FIXED VAR	1/1/2024	5.5%	**	671,671
FNMA POOL AD0752 FN 01/39 FIXED VAR	1/1/2039	7%	**	246,573
FNMA POOL AD0979 FN 10/35 FIXED VAR	10/1/2035	7.5%	**	294,197
FNMA POOL AD4178 FN 06/40 FIXED 4.5	6/1/2040	4.5%	**	1,310,081
FNMA POOL AD6510 FN 05/40 FIXED 5	5/1/2040	5%	**	40,078
FNMA POOL AD9153 FN 08/40 FIXED 4.5	8/1/2040	4.5%	**	751,101
FNMA POOL AD9143 FN 08/40 FIXED 4.5	8/1/2040	4.5%	**	101,951
FNMA POOL AD9713 FN 08/40 FIXED 5	8/1/2040	5%	**	258,595
FNMA POOL AE0081 FN 07/24 FIXED VAR	7/1/2024	6%	**	462,265
FNMA POOL AE0113 FN 07/40 FIXED VAR	7/1/2040	4%	**	895,442
FNMA POOL AE0654 FN 12/40 FLOATING VAR	12/1/2040	3.8%	**	8,954,116
FNMA POOL AE0758 FN 02/39 FIXED VAR	2/1/2039	7%	**	1,996,139
FNMA POOL AE0967 FN 06/39 FIXED VAR	6/1/2039	3.5%	**	1,456,304
FNMA POOL AE1807 FN 10/40 FIXED 4	10/1/2040	4%	**	26,750
FNMA POOL AE1862 FN 08/40 FIXED 5	8/1/2040	5%	**	794,751

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FNMA POOL AE1840 FN 08/40 FIXED 5	8/1/2040	5%	**	94,815
FNMA POOL AE3505 FN 01/26 FIXED 3.5	1/1/2026	3.5%	**	372,058
FNMA POOL AE4456 FN 02/41 FIXED 4	2/1/2041	4%	**	192,040
FNMA POOL AE4664 FN 10/40 FIXED 4	10/1/2040	4%	**	245,100
FNMA POOL AE6191 FN 11/40 FIXED 4	11/1/2040	4%	**	112,366
FNMA POOL AE6090 FN 10/40 FIXED 4	10/1/2040	4%	**	608,241
FNMA POOL AE7283 FN 10/40 FIXED 4	10/1/2040	4%	**	34,777
FNMA POOL AE7314 FN 11/40 FIXED 4	11/1/2040	4%	**	5,218
FNMA POOL AE8446 FN 11/40 FIXED 4	11/1/2040	4%	**	9,250
FNMA POOL AE9387 FN 12/40 FIXED 4	12/1/2040	4%	**	8,127
MACYS RETAIL HLDGS INC COMPANY GUAR 12/16 5.9	12/1/2016	5.9%	**	8,286,321
FELCOR LODGING TRUST INC REIT USD.01			**	92,046
F5 NETWORKS INC COMMON STOCK NPV			**	21,765,476
FIDELITY + GUARANTY LIFE COMMON STOCK USD.01			**	936,490
FIDELITY NATIONAL INFORMATIO COMMON STOCK USD.01			**	12,835,965
FIDELITY NATL FINANCIAL SR UNSECURED 09/22 5.5	9/1/2022	5.5%	**	2,505,788
FIDELITY SOUTHERN CORP COMMON STOCK NPV			**	34,669
FIESTA RESTAURANT GROUP COMMON STOCK USD.01			**	1,546,266
FIFTH THIRD BANCORP SR UNSECURED 01/16 3.625	1/25/2016	3.63%	**	4,904,013
FIFTH THIRD BANK SR UNSECURED 02/16 0.9	2/26/2016	0.9%	**	1,000,063
FIFTH THIRD BANK SR UNSECURED 11/16 1.15	11/18/2016	1.15%	**	1,696,741
FIFTH THIRD BANK SR UNSECURED 11/16 VAR	11/18/2016	0.74%	**	5,712,067
FIFTH THIRD BANK SR UNSECURED 04/19 2.375	4/25/2019	2.38%	**	301,366
FIFTH THIRD AUTO TRUST FITAT 2013 A A3	9/15/2017	0.61%	**	1,386,989
FIFTH THIRD AUTO TRUST FITAT 2014 1 A2	8/15/2016	0.46%	**	—
FIFTH THIRD AUTO TRUST FITAT 2014 2 A2A	4/17/2017	0.45%	**	9,993,840
FIFTH THIRD AUTO TRUST FITAT 2014 2 A4	12/15/2020	1.38%	**	3,100,984
FIFTH THIRD AUTO TRUST FITAT 2014 3 A3	3/15/2019	0.96%	**	1,027,782
FINANCIAL INSTITUTIONS INC COMMON STOCK USD.01			**	36,090
FINISAR CORPORATION COMMON STOCK USD.001			**	125,330
FINISH LINE/THE CL A COMMON STOCK USD.01			**	97,167
FINNING INTERNATIONAL INC COMMON STOCK NPV			**	518,432
LAND SECURITIES GROUP PLC REIT GBP.1			**	140,139
FIREEYE INC COMMON STOCK USD.0001			**	3,369,744
FIRST AMERICAN FINANCIAL COMMON STOCK USD.00001			**	364,832
FIRST BANCORP INC/ME COMMON STOCK USD.01			**	20,387
FIRST BANCORP PUERTO RICO COMMON STOCK USD1.			**	124,544
FIRST BANCORP/NC COMMON STOCK NPV			**	37,864
FIRST BANCSHARES INC/MS COMMON STOCK USD1.			**	10,273
LUKOIL OAO SPON ADR ADR RUB.025			**	342,439
FIRST BUSEY CORP COMMON STOCK USD.001			**	56,051
FIRST BUSINESS FINANCIAL SER COMMON STOCK USD.01			**	19,643
FIRST COMMONWEALTH FINL CORP COMMON STOCK USD1.			**	85,995
FIRST COMMUNITY BANCSHARES COMMON STOCK USD1.			**	30,387
FIRST CONNECTICUT BANCORP COMMON STOCK USD.01			**	26,765
1ST CONSTITUTION BANCORP COMMON STOCK NPV			**	11,143
FIRST DEFIANCE FINL CORP COMMON STOCK USD.01			**	34,912
FIRST FINANCIAL BANCORP COMMON STOCK NPV			**	110,518

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FIRST FINANCIAL CORP/INDIANA COMMON STOCK NPV			**	47,446
FIRST FINANCIAL NORTHWEST COMMON STOCK USD.01			**	18,505
FIRST HORIZON NATIONAL CORP COMMON STOCK USD.625			**	544,422
FIRST INDUSTRIAL REALTY TR REIT USD.01			**	155,948
FIRST INTERSTATE BANCSYS A COMMON STOCK NPV			**	54,166
FIRST INVESTORS AUTO OWNER TRU FIAOT 2013 1A A2 144A	10/15/2018	0.9%	**	172,083
FIRST INVESTORS AUTO OWNER TRU FIAOT 2014 3A A2 144A	11/15/2018	1.06%	**	676,423
FIRST MERCHANTS CORP COMMON STOCK NPV			**	83,948
FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD.01			**	128,017
NEXT PLC COMMON STOCK GBP.1			**	1,570,654
FIRST NBC BANK HOLDING CO COMMON STOCK			**	64,944
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	233,977
KINGFISHER PLC COMMON STOCK GBP.157143			**	967,090
UDG HEALTHCARE PLC COMMON STOCK EUR.05			**	348,578
FIRST NIAGARA FINANCIAL GRP COMMON STOCK USD.01			**	266,995
FIRST POTOMAC REALTY TRUST REIT USD.001			**	50,676
FIRST REPUBLIC BANK/CA COMMON STOCK USD.01			**	1,787,716
FIRST SOLAR INC COMMON STOCK USD.001			**	397,654
1ST SOURCE CORP COMMON STOCK NPV			**	84,403
FISERV INC COMMON STOCK USD.01			**	12,397,040
FISERV INC COMPANY GUAR 11/17 6.8	11/20/2017	6.8%	**	3,838,758
FISERV INC COMPANY GUAR 06/16 3.125	6/15/2016	3.13%	**	1,848,053
FIRSTMERIT CORP COMMON STOCK NPV			**	311,723
FLAGSTAR BANCORP INC COMMON STOCK USD.01			**	78,996
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	11/15/2031	7.38%	**	1,210,366
FIRSTENERGY CORP SR UNSECURED 03/18 2.75	3/15/2018	2.75%	**	2,479,013
FIRSTENERGY CORP SR UNSECURED 03/23 4.25	3/15/2023	4.25%	**	4,963,025
FIVE BELOW COMMON STOCK USD.01			**	2,518,599
FIVE STAR QUALITY CARE COMMON STOCK USD.01			**	17,866
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 1 A 144A	4/16/2018	1.32%	**	111,940
FLAGSHIP CREDIT AUTO TRUST FCAT 2013 2 A 144A	1/15/2019	1.94%	**	240,000
ICAP PLC COMMON STOCK GBP.1			**	237,855
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD.001			**	6,069,004
FLEXSTEEL INDS COMMON STOCK USD1.			**	23,123
ITV PLC COMMON STOCK GBP.1			**	1,667,264
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 12/42 3.8	12/15/2042	3.8%	**	80,749
FLORIDA POWER + LIGHT CO 1ST MORTGAGE 06/24 3.25	6/1/2024	3.25%	**	128,018
FLORIDA ST TURNPIKE AUTH FLSTRN 07/39 FIXED OID 6.8	7/1/2039	6.8%	**	2,673,681
FLOTEK INDUSTRIES INC COMMON STOCK USD.0001			**	430,547
FLUSHING FINANCIAL CORP COMMON STOCK USD.01			**	62,330
FOMENTO ECONOMICO MEX SP ADR ADR			**	149,651
FORD CREDIT FLOORPLAN MASTER O FORDF 2012 2 A	1/15/2019	1.92%	**	9,093,756
FORD CREDIT FLOORPLAN MASTER O FORDF 2013 5 A1	9/15/2018	1.5%	**	15,206,280
FORD CREDIT FLOORPLAN MASTER O FORDF 2014 2 A	2/15/2021	0.66%	**	6,870,160
FORD CREDIT FLOORPLAN MASTER O FORDF 2014 1 A1	2/15/2019	1.2%	**	15,554,042
FORD CREDIT AUTO OWNER TRUST FORDO 2011 A A4	5/15/2016	1.65%	**	87,068
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A A4	6/15/2017	1.15%	**	2,024,246
FORD CREDIT AUTO OWNER TRUST FORDO 2012 A B	8/15/2017	1.88%	**	404,172

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FORD CREDIT AUTO OWNER TRUST FORDO 2012 B A3	12/15/2016	0.72%	**	603,231
FORD CREDIT AUTO OWNER TRUST FORDO 2012 D A3	4/15/2017	0.51%	**	375,828
FORD CREDIT AUTO OWNER TRUST FORDO 2013 A A3	7/15/2017	0.55%	**	1,102,371
FORD CREDIT AUTO LEASE TRUST FORDL 2013 A A3	3/15/2016	0.6%	**	1,207,621
FORD CREDIT AUTO LEASE TRUST FORDL 2013 A A4	4/15/2016	0.78%	**	3,502,464
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A3	12/15/2017	0.82%	**	307,367
FORD CREDIT AUTO OWNER TRUST FORDO 2013 C A4	10/15/2018	1.25%	**	3,013,668
FORD CREDIT AUTO OWNER TRUST FORDO 2013 B A3	10/15/2017	0.57%	**	5,908,017
FORD CREDIT AUTO LEASE TRUST FORDL 2013 B A2A	1/15/2016	0.59%	**	—
FORD CREDIT AUTO LEASE TRUST FORDL 2013 B A3	9/15/2016	0.76%	**	4,572,884
FORD CREDIT AUTO OWNER TRUST FORDO 2013 D A2	8/15/2016	0.45%	**	727,374
FORD CREDIT AUTO OWNER TRUST FORDO 2013 D A3	4/15/2018	0.67%	**	1,906,516
FORD CREDIT AUTO OWNER TRUST FORDO 2014 A A3	5/15/2018	0.79%	**	4,896,217
FORD CREDIT AUTO LEASE TRUST FORDL 2014 A A2A	10/15/2016	0.5%	**	4,348,546
FORD CREDIT AUTO LEASE TRUST FORDL 2014 A A3	4/15/2017	0.68%	**	1,228,883
FORD CREDIT AUTO OWNER TRUST FORDO 2014 B A3	10/15/2018	0.9%	**	1,896,550
FORD CREDIT AUTO LEASE TRUST FORDL 2014 B A3	9/15/2017	0.89%	**	1,722,497
FORD CREDIT AUTO OWNER TRUST/F FORDR 2014 2 A 144A	4/15/2026	2.31%	**	1,924,946
FORD CREDIT AUTO OWNER TRUST FORDO 2014 C A2	8/15/2017	0.61%	**	4,992,830
FORD MOTOR CO COMMON STOCK USD.01			**	9,704,550
FORD MOTOR COMPANY SR UNSECURED 01/43 4.75	1/15/2043	4.75%	**	801,891
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	1/15/2020	8.13%	**	26,494,916
FORD MOTOR CREDIT CO LLC SR UNSECURED 04/15 7	4/15/2015	7%	**	813,766
FORD MOTOR CREDIT CO LLC SR UNSECURED 02/21 5.75	2/1/2021	5.75%	**	2,469,483
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/18 5	5/15/2018	5%	**	22,002,597
FORD MOTOR CREDIT CO LLC SR UNSECURED 08/21 5.875	8/2/2021	5.88%	**	2,408,199
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/15 3.875	1/15/2015	3.88%	**	5,003,785
FORD MOTOR CREDIT CO LLC SR UNSECURED 06/16 3.984	6/15/2016	3.98%	**	683,365
FORD MOTOR CREDIT CO LLC SR UNSECURED 04/16 4.207	4/15/2016	4.21%	**	621,027
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/15 2.75	5/15/2015	2.75%	**	906,022
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/22 4.25	9/20/2022	4.25%	**	3,713,728
FORD MOTOR CREDIT CO LLC SR UNSECURED 05/16 1.7	5/9/2016	1.7%	**	6,647,449
FORD MOTOR CREDIT CO LLC SR UNSECURED 03/19 2.375	3/12/2019	2.38%	**	953,316
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 1.684	9/8/2017	1.68%	**	4,460,225
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/17 VAR	9/8/2017	0.75%	**	695,180
FORD MOTOR CREDIT CO LLC SR UNSECURED 09/24 3.664	9/8/2024	3.66%	**	881,758
FORD MOTOR CREDIT CO LLC SR UNSECURED 11/19 2.597	11/4/2019	2.6%	**	989,648
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/18 2.375	1/16/2018	2.38%	**	603,477
FOREST CITY ENTERPRISES CL A COMMON STOCK USD.333			**	1,901,345
FORESTAR GROUP INC COMMON STOCK USD1.			**	55,240
FORTINET INC COMMON STOCK USD.001			**	7,368,058
FORUM ENERGY TECHNOLOGIES IN COMMON STOCK USD.01			**	2,284,280
FOSSE MASTER ISSUER PLC FOSSM 2014 1A A1 144A	4/18/2015	0.28%	**	4,798,401
FOSTER (LB) CO A COMMON STOCK USD.01			**	49,784
FOX CHASE BANCORP INC COMMON STOCK USD.01			**	20,504
ORANGE SA SR UNSECURED 09/15 2.125	9/16/2015	2.13%	**	418,460
FRANKLIN COVEY CO COMMON STOCK USD.05			**	27,782
FRANKLIN ELECTRIC CO INC COMMON STOCK USD.1			**	173,088

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FRANKLIN RESOURCES INC COMMON STOCK USD.1			**	6,770,367
FRANKLIN STREET PROPERTIES C REIT USD.0001			**	75,461
FREDDIE MAC WHOLE LOAN FHW 2005 S001 2A2	9/25/2045	0.32%	**	926,557
FRED S INC CLASS A COMMON STOCK NPV			**	58,881
FREEPORT MCMORAN INC SR UNSECURED 03/22 3.55	3/1/2022	3.55%	**	600,145
FREEPORT MCMORAN INC SR UNSECURED 03/17 2.15	3/1/2017	2.15%	**	259,426
FREEPORT MCMORAN INC COMPANY GUAR 03/23 3.875	3/15/2023	3.88%	**	117,855
FREEPORT MCMORAN INC COMPANY GUAR 03/18 2.375	3/15/2018	2.38%	**	98,901
FREEPORT MCMORAN INC COMPANY GUAR 03/20 3.1	3/15/2020	3.1%	**	651,731
FREEPORT MCMORAN INC COMPANY GUAR 11/17 2.3	11/14/2017	2.3%	**	3,200,836
FRISCH S RESTAURANTS INC COMMON STOCK NPV			**	14,204
FRONTIER COMMUNICATIONS CORP COMMON STOCK USD.25			**	666,573
FUEL SYSTEMS SOLUTIONS INC COMMON STOCK USD.001			**	20,184
H.B. FULLER CO. COMMON STOCK USD1.			**	187,115
FULTON FINANCIAL CORP COMMON STOCK USD2.5			**	230,576
FURMANITE CORP COMMON STOCK NPV			**	17,634
FUTUREFUEL CORP COMMON STOCK USD.0001			**	52,041
G + K SERVICES INC CL A COMMON STOCK USD.5			**	4,030,798
GATX CORP SR UNSECURED 03/19 2.5	3/15/2019	2.5%	**	9,684,097
GE BUSINESS LOAN TRUST GEBL 2003 1 B 144A	4/15/2031	1.46%	**	293,876
GE CAPITAL CREDIT CARD MASTER GEMNT 2010 2 A	3/15/2020	4.47%	**	1,327,515
GE CAPITAL CREDIT CARD MASTER GEMNT 2012 6 A	8/17/2020	1.36%	**	2,087,287
GE COMMERCIAL MORTGAGE CORPORA GECMC 2007 C1 A1A	12/10/2049	5.48%	**	3,659,646
GE EQUIPMENT TRANSPORTATION LL GEET 2012 2 A3	7/25/2016	0.62%	**	1,086,299
GNMA POOL 763884 GN 09/43 FIXED 3	9/15/2043	3%	**	1,522,652
GNMA POOL 767037 GN 03/43 FIXED 3	3/15/2043	3%	**	907,866
GNMA POOL 767041 GN 04/43 FIXED 3	4/15/2043	3%	**	4,408,103
GNMA POOL 767046 GN 04/43 FIXED 3	4/15/2043	3%	**	891,781
GNMA POOL 770014 GN 12/43 FIXED 3	12/15/2043	3%	**	2,999,101
GNMA POOL 771561 GN 08/41 FIXED 4	8/15/2041	4%	**	656,792
GNMA POOL 798463 GN 09/42 FIXED 3	9/15/2042	3%	**	992,061
GNMA POOL 799706 GN 09/42 FIXED 3.5	9/15/2042	3.5%	**	250,231
GNMA POOL AA6294 GN 04/43 FIXED 3	4/15/2043	3%	**	610,449
GNMA POOL AA5821 GN 11/42 FIXED 3	11/15/2042	3%	**	1,843,359
GNMA POOL AA8635 GN 02/43 FIXED 3	2/15/2043	3%	**	2,422,016
GNMA POOL AA9712 GN 03/43 FIXED 3	3/15/2043	3%	**	249,183
GNMA POOL AB0670 GN 02/43 FIXED 3	2/15/2043	3%	**	745,027
GNMA POOL AB2734 GN 08/42 FIXED 3	8/15/2042	3%	**	26,619
GNMA POOL AB2827 GN 09/42 FIXED 3	9/15/2042	3%	**	106,342
GNMA POOL AB3031 GN 10/42 FIXED 3	10/15/2042	3%	**	467,301
GNMA POOL AB9323 GN 09/42 FIXED 3.5	9/15/2042	3.5%	**	246,586
GNMA POOL AC3752 GN 12/42 FIXED 3	12/15/2042	3%	**	897,037
GNMA POOL AC4794 GN 03/43 FIXED 3	3/15/2043	3%	**	625,789
GNMA POOL AC8118 GN 01/43 FIXED 3	1/15/2043	3%	**	891,062
GNMA POOL AC8509 GN 01/43 FIXED 3	1/15/2043	3%	**	473,473
GNMA II POOL MA0023 G2 04/42 FIXED 4	4/20/2042	4%	**	965,127
GNMA II POOL MA0317 G2 08/42 FIXED 3	8/20/2042	3%	**	2,678,751
GNMA II POOL MA0318 G2 08/42 FIXED 3.5	8/20/2042	3.5%	**	5,672,752

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GNMA II POOL MA0391 G2 09/42 FIXED 3	9/20/2042	3%	**	3,111,060
GNMA II POOL MA0392 G2 09/42 FIXED 3.5	9/20/2042	3.5%	**	4,047,511
GNMA II POOL MA0462 G2 10/42 FIXED 3.5	10/20/2042	3.5%	**	5,692,503
GNMA II POOL MA0624 G2 12/42 FIXED 3	12/20/2042	3%	**	903,960
GNMA II POOL MA0698 G2 01/43 FIXED 3	1/20/2043	3%	**	918,236
GNMA II POOL MA1012 G2 05/43 FIXED 3.5	5/20/2043	3.5%	**	4,362,102
GNMA II POOL MA1375 G2 10/43 FIXED 3.5	10/20/2043	3.5%	**	2,347,552
GNMA II POOL MA1448 G2 11/43 FIXED 3.5	11/20/2043	3.5%	**	44,481
GNMA II POOL MA1996 G2 06/44 FIXED 4	6/20/2044	4%	**	8,053,198
GNMA POOL AD1718 GN 02/43 FIXED 3	2/15/2043	3%	**	801,889
GNMA POOL AD1034 GN 07/43 FIXED 3	7/15/2043	3%	**	973,247
GNMA POOL AD1389 GN 05/43 FIXED 3	5/15/2043	3%	**	1,468,564
GNMA POOL AD1398 GN 07/43 FIXED 3	7/15/2043	3%	**	1,004,898
GNMA POOL AD2413 GN 05/43 FIXED 3.5	5/15/2043	3.5%	**	480,677
GNMA POOL AD2414 GN 05/43 FIXED 3.5	5/15/2043	3.5%	**	465,444
GNMA POOL AD4102 GN 07/43 FIXED 3	7/15/2043	3%	**	2,280,339
GNMA POOL AD9450 GN 04/43 FIXED 3	4/15/2043	3%	**	1,952,978
GNMA POOL AE7613 GN 07/43 FIXED 3	7/15/2043	3%	**	583,839
GNMA POOL AE7690 GN 08/43 FIXED 3	8/15/2043	3%	**	1,365,238
GNMA POOL AE7691 GN 08/43 FIXED 3	8/15/2043	3%	**	17,219,967
GNMA POOL AE8109 GN 01/44 FIXED 3.5	1/15/2044	3.5%	**	1,285,202
GNMA POOL AE9881 GN 05/43 FIXED 3	5/15/2043	3%	**	96,046
GNMA POOL AF0702 GN 08/43 FIXED 3	8/15/2043	3%	**	100,787
GNMA POOL AF0703 GN 09/43 FIXED 3	9/15/2043	3%	**	48,208
GNMA POOL AF0704 GN 08/43 FIXED 3	8/15/2043	3%	**	254,643
GNMA POOL AF5807 GN 01/44 FIXED 3.5	1/15/2044	3.5%	**	153,962
GNMA POOL AG5649 GN 09/43 FIXED 3	9/15/2043	3%	**	100,286
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A1A	11/10/2045	5.23%	**	9,683,885
GMAC COMMERCIAL MORTGAGE SECUR GMACC 2006 C1 A4	11/10/2045	5.24%	**	3,284,135
GSI GROUP INC COMMON STOCK NPV			**	49,783
GS MORTGAGE SECURITIES TRUST GSMS 2011 GC5 D 144A	8/10/2044	5.31%	**	590,483
GS MORTGAGE SECURITIES TRUST GSMS 2013 NYC5 A 144A	1/10/2030	2.32%	**	147,734
GMAT TRUST GMAT 2013 1A A 144A	11/25/2043	3.97%	**	99,517
GMAT TRUST GMAT 2014 1A A 144A	2/25/2044	3.72%	**	175,212
GNMA POOL 595611 GN 01/35 FIXED 5	1/15/2035	5%	**	16,040
GNMA POOL 603692 GN 06/34 FIXED 5	6/15/2034	5%	**	27,782
GNMA POOL 604497 GN 07/33 FIXED 5	7/15/2033	5%	**	16,893
GNMA POOL 586373 GN 02/35 FIXED 5	2/15/2035	5%	**	15,118
GNMA POOL 594106 GN 09/33 FIXED 4.5	9/15/2033	4.5%	**	193,190
GNMA POOL 607465 GN 02/34 FIXED 5	2/15/2034	5%	**	61,508
GNMA POOL 607451 GN 01/34 FIXED 5	1/15/2034	5%	**	56,201
GNMA II POOL 003529 G2 03/34 FIXED 5	3/20/2034	5%	**	7,190
GNMA II POOL 002958 G2 08/30 FIXED 8	8/20/2030	8%	**	25,363
GNMA II POOL 004371 G2 02/39 FIXED 6	2/20/2039	6%	**	24,949
GNMA II POOL 004423 G2 04/39 FIXED 4.5	4/20/2039	4.5%	**	15,225
GNMA II POOL 004447 G2 05/39 FIXED 5	5/20/2039	5%	**	267,509
GNMA II POOL 003879 G2 07/36 FIXED 6	7/20/2036	6%	**	4,659
GNMA II POOL 004041 G2 10/37 FIXED 7	10/20/2037	7%	**	535,106

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GNMA II POOL 004028 G2 09/37 FIXED 6	9/20/2037	6%	**	129,156
GNMA II POOL 004040 G2 10/37 FIXED 6.5	10/20/2037	6.5%	**	32,594
GNMA II POOL 004073 G2 01/38 FIXED 6	1/20/2038	6%	**	256,661
GNMA II POOL 004060 G2 12/37 FIXED 6	12/20/2037	6%	**	125,782
GNMA II POOL 004099 G2 03/38 FIXED 6	3/20/2038	6%	**	51,875
GNMA II POOL 004195 G2 07/38 FIXED 6	7/20/2038	6%	**	19,253
GNMA II POOL 004222 G2 08/38 FIXED 6	8/20/2038	6%	**	130,677
GNMA II POOL 004224 G2 08/38 FIXED 7	8/20/2038	7%	**	574,785
GNMA II POOL 004268 G2 10/38 FIXED 6	10/20/2038	6%	**	15,220
GNMA II POOL 004245 G2 09/38 FIXED 6	9/20/2038	6%	**	1,598,205
GNMA II POOL 004247 G2 09/38 FIXED 7	9/20/2038	7%	**	507,684
GNMA II POOL 004291 G2 11/38 FIXED 6	11/20/2038	6%	**	762,986
GNMA II POOL 005269 G2 12/41 FIXED 6	12/20/2041	6%	**	54,640
GNMA II POOL 005280 G2 01/42 FIXED 4	1/20/2042	4%	**	481,145
GNMA II POOL 005305 G2 02/42 FIXED 4	2/20/2042	4%	**	3,058,308
GNMA II POOL 005326 G2 03/27 FIXED 3	3/20/2027	3%	**	637,917
GNMA II POOL 004520 G2 08/39 FIXED 5	8/20/2039	5%	**	1,477,599
GNMA II POOL 004543 G2 09/39 FIXED 6	9/20/2039	6%	**	98,454
GNMA II POOL 004602 G2 12/39 FIXED 6	12/20/2039	6%	**	20,995
GNMA II POOL 004617 G2 01/40 FIXED 4.5	1/20/2040	4.5%	**	1,127,011
GNMA II POOL 004717 G2 06/40 FIXED 6	6/20/2040	6%	**	56,286
GNMA II POOL 004696 G2 05/40 FIXED 4.5	5/20/2040	4.5%	**	2,589,085
GNMA II POOL 004697 G2 05/40 FIXED 5	5/20/2040	5%	**	531,428
GNMA II POOL 004746 G2 07/40 FIXED 4.5	7/20/2040	4.5%	**	588,474
GNMA II POOL 004747 G2 07/40 FIXED 5	7/20/2040	5%	**	3,245,474
GNMA II POOL 004772 G2 08/40 FIXED 5	8/20/2040	5%	**	883,199
GNMA II POOL 004774 G2 08/40 FIXED 6	8/20/2040	6%	**	741,379
GNMA II POOL 004800 G2 09/40 FIXED 4	9/20/2040	4%	**	1,279,421
GNMA II POOL 004801 G2 09/40 FIXED 4.5	9/20/2040	4.5%	**	49,139
GNMA II POOL 004802 G2 09/40 FIXED 5	9/20/2040	5%	**	680,482
GNMA II POOL 004833 G2 10/40 FIXED 4	10/20/2040	4%	**	4,174,541
GNMA II POOL 004834 G2 10/40 FIXED 4.5	10/20/2040	4.5%	**	162,045
GNMA II POOL 004837 G2 10/40 FIXED 6	10/20/2040	6%	**	190,838
GNMA II POOL 004883 G2 12/40 FIXED 4.5	12/20/2040	4.5%	**	797,392
GNMA II POOL 004855 G2 11/40 FIXED 5	11/20/2040	5%	**	3,135,361
GNMA II POOL 004905 G2 12/40 FIXED 6	12/20/2040	6%	**	1,088,698
GNMA II POOL 004945 G2 02/41 FIXED 4	2/20/2041	4%	**	648,571
GNMA II POOL 004922 G2 01/41 FIXED 4	1/20/2041	4%	**	860,437
GNMA II POOL 004923 G2 01/41 FIXED 4.5	1/20/2041	4.5%	**	1,067,424
GNMA II POOL 004978 G2 03/41 FIXED 4.5	3/20/2041	4.5%	**	18,029,741
GNMA II POOL 004979 G2 03/41 FIXED 5	3/20/2041	5%	**	1,651,163
GNMA II POOL 004984 G2 03/41 FIXED 5.5	3/20/2041	5.5%	**	1,440,274
GNMA II POOL 004991 G2 03/41 FIXED 6	3/20/2041	6%	**	378,950
GNMA II POOL 005016 G2 04/41 FIXED 4	4/20/2041	4%	**	538,988
GNMA II POOL 005017 G2 04/41 FIXED 4.5	4/20/2041	4.5%	**	1,699,621
GNMA II POOL 005018 G2 04/41 FIXED 5	4/20/2041	5%	**	1,158,785
GNMA II POOL 005019 G2 04/41 FIXED 6	4/20/2041	6%	**	229,727
GNMA II POOL 005063 G2 05/41 FIXED 6	5/20/2041	6%	**	281,739

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GNMA II POOL 005082 G2 06/41 FIXED 4.5	6/20/2041	4.5%	**	1,063,140
GNMA II POOL 005140 G2 08/41 FIXED 4.5	8/20/2041	4.5%	**	2,289,936
GNMA II POOL 005115 G2 07/41 FIXED 4.5	7/20/2041	4.5%	**	249,952
GNMA II POOL 005189 G2 09/41 FIXED 6	9/20/2041	6%	**	525,266
GNMA II POOL 005240 G2 11/41 FIXED 6	11/20/2041	6%	**	612,804
GNMA II POOL 005259 G2 12/41 FIXED 4	12/20/2041	4%	**	322,123
GNMA II POOL 008358 G2 01/24 FLOATING VAR	1/20/2024	1.63%	**	23,375
GNMA II POOL 008399 G2 04/24 FLOATING VAR	4/20/2024	1.63%	**	21,234
GNMA II POOL 008770 G2 12/25 FLOATING VAR	12/20/2025	1.63%	**	66,964
GNMA II POOL 008744 G2 11/25 FLOATING VAR	11/20/2025	1.63%	**	56,535
GNMA II POOL 008781 G2 01/26 FLOATING VAR	1/20/2026	1.63%	**	1,254
GNMA II POOL 008788 G2 01/26 FLOATING VAR	1/20/2026	1.63%	**	14,944
GNMA POOL 610410 GN 08/33 FIXED 5	8/15/2033	5%	**	25,548
GNMA POOL 389023 GN 11/22 FIXED 8.5	11/15/2022	8.5%	**	402
GNMA POOL 438506 GN 01/27 FIXED 7	1/15/2027	7%	**	10,764
GNMA POOL 476784 GN 08/28 FIXED 7	8/15/2028	7%	**	19,993
GNMA POOL 721989 GN 05/43 FIXED 3	5/15/2043	3%	**	2,800,898
GNMA POOL 722000 GN 06/43 FIXED 3	6/15/2043	3%	**	497,822
GNMA POOL 723344 GN 09/39 FIXED 4	9/15/2039	4%	**	1,015,767
GNMA POOL 723430 GN 11/39 FIXED 4.5	11/15/2039	4.5%	**	511,018
GNMA POOL 733600 GN 04/40 FIXED 5	4/15/2040	5%	**	350,157
GNMA POOL 733627 GN 05/40 FIXED 5	5/15/2040	5%	**	762,027
GNMA POOL 737111 GN 04/40 FIXED 4.5	4/15/2040	4.5%	**	1,184,268
GNMA POOL 738108 GN 03/41 FIXED 4.5	3/15/2041	4.5%	**	1,168,683
GNMA POOL 745243 GN 07/40 FIXED 4	7/15/2040	4%	**	1,788,497
GNMA POOL 497630 GN 02/29 FIXED 6	2/15/2029	6%	**	7,746
GNMA POOL 498387 GN 02/29 FIXED 6	2/15/2029	6%	**	5,882
GNMA POOL 521330 GN 05/35 FIXED 5	5/15/2035	5%	**	404,874
GNMA POOL 523278 GN 07/31 FIXED 6	7/15/2031	6%	**	52,061
GNMA POOL 543812 GN 02/31 FIXED 6	2/15/2031	6%	**	15,279
GNMA POOL 136713 GN 03/16 FIXED 9.5	3/15/2016	9.5%	**	177
GNMA POOL 146412 GN 04/16 FIXED 9.5	4/15/2016	9.5%	**	310
GNMA POOL 300672 GN 04/22 FIXED 8.5	4/15/2022	8.5%	**	8,292
GNMA POOL 306283 GN 10/21 FIXED 8.5	10/15/2021	8.5%	**	9,596
GNMA POOL 315855 GN 01/22 FIXED 8.5	1/15/2022	8.5%	**	3,051
GNMA POOL 322562 GN 04/22 FIXED 8.5	4/15/2022	8.5%	**	12,793
GNMA POOL 780049 GN 11/21 FIXED 9.5	11/15/2021	9.5%	**	6,009
GNMA POOL 780151 GN 12/21 FIXED 9	12/15/2021	9%	**	35,573
GNMA POOL 780345 GN 12/21 FIXED 9.5	12/15/2021	9.5%	**	10,653
GNMA POOL 781213 GN 12/17 FIXED 8	12/15/2017	8%	**	4,966
GNMA II POOL 080012 G2 11/26 FLOATING VAR	11/20/2026	1.63%	**	24,434
GNMA II POOL 080106 G2 08/27 FLOATING VAR	8/20/2027	1.63%	**	28,459
GNMA II POOL 080397 G2 04/30 FLOATING VAR	4/20/2030	2%	**	4,811
GP STRATEGIES CORP W/D COMMON STOCK USD.01			**	59,106
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 AAB	4/10/2038	5.55%	**	33,668
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG6 A4	4/10/2038	5.55%	**	6,975,849
GSAMP TRUST GSAMP 2004 AR1 A2B	6/25/2034	1.37%	**	2,196,872
GSAMP TRUST GSAMP 2004 AR1 M1	6/25/2034	1.14%	**	890,756

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GSR MORTGAGE LOAN TRUST GSR 2003 2F 3A1	3/25/2032	6%	**	5,094
GNMA POOL 783867 GN 08/36 FIXED 6	8/15/2036	6%	**	1,376,093
GNMA POOL 758922 GN 06/43 FIXED 3	6/15/2043	3%	**	6,005,449
GS MORTGAGE SECURITIES TRUST GSMS 2006 GG8 A4	11/10/2039	5.56%	**	6,308,947
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP3 1AF 144A	9/25/2035	0.52%	**	648,429
FIRST FRANKLIN MTG LOAN ASSET FFML 2005 FF8 A2D	9/25/2035	1%	**	22,442
FIRST FRANKLIN MTG LOAN ASSET FFML 2005 FF11 A2D	11/25/2035	1%	**	168,777
G III APPAREL GROUP LTD COMMON STOCK USD.01			**	4,357,167
GNMA POOL 781804 GN 09/34 FIXED 6	9/15/2034	6%	**	517,174
GNMA POOL 781847 GN 12/34 FIXED 6	12/15/2034	6%	**	437,427
GNMA POOL 781885 GN 03/35 FIXED 5	3/15/2035	5%	**	32,133
GNMA POOL 781902 GN 02/35 FIXED 6	2/15/2035	6%	**	385,844
GNMA POOL 781958 GN 07/35 FIXED 5	7/15/2035	5%	**	38,410
GNMA POOL 782382 GN 08/38 FIXED 5.5	8/15/2038	5.5%	**	119,726
GNMA POOL 782436 GN 10/38 FIXED 6	10/15/2038	6%	**	274,835
GNMA POOL 782716 GN 07/39 FIXED 5	7/15/2039	5%	**	411,984
GNMA POOL 782838 GN 07/19 FIXED 4.5	7/15/2019	4.5%	**	292,478
GNMA II POOL 783368 G2 07/41 FIXED 4.5	7/20/2041	4.5%	**	3,449,332
GSR MORTGAGE LOAN TRUST GSR 2005 AR3 2A1	5/25/2035	0.61%	**	45,264
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	3/25/2035	0.52%	**	2,253,422
GS MORTGAGE SECURITIES TRUST GSMS 2010 C2 A1 144A	12/10/2043	3.85%	**	92,086
GS MORTGAGE SECURITIES TRUST GSMS 2013 GC16 B	11/10/2046	5.16%	**	1,061,171
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC26 A4	11/10/2047	3.36%	**	8,475,595
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC18 A2	1/10/2047	2.92%	**	1,546,839
GS MORTGAGE SECURITIES TRUST GSMS 2014 GC22 AAB	6/10/2047	3.47%	**	1,665,949
GAIN CAPITAL HOLDINGS INC COMMON STOCK USD.00001			**	33,284
GNMA POOL 615656 GN 10/33 FIXED 5	10/15/2033	5%	**	12,024
GNMA POOL 623871 GN 06/34 FIXED 5	6/15/2034	5%	**	22,394
GNMA POOL 633701 GN 09/33 FIXED 5	9/15/2033	5%	**	26,236
GNMA POOL 636484 GN 03/35 FIXED 5	3/15/2035	5%	**	26,493
GNMA POOL 637746 GN 12/34 FIXED 5	12/15/2034	5%	**	18,082
GNMA POOL 638222 GN 12/34 FIXED 5	12/15/2034	5%	**	15,440
GNMA POOL 643362 GN 10/35 FIXED 5	10/15/2035	5%	**	23,136
GNMA POOL 646853 GN 08/35 FIXED 5.5	8/15/2035	5.5%	**	15,692
GNMA POOL 672676 GN 04/38 FIXED 5.5	4/15/2038	5.5%	**	296,237
GNMA POOL 676754 GN 03/38 FIXED 5.5	3/15/2038	5.5%	**	522,419
GNMA POOL 687179 GN 04/38 FIXED 5.5	4/15/2038	5.5%	**	401,420
GNMA POOL 687835 GN 08/38 FIXED 6	8/15/2038	6%	**	212,765
GNMA POOL 688043 GN 11/38 FIXED 6	11/15/2038	6%	**	297,223
GNMA POOL 689805 GN 08/23 FIXED 7	8/15/2023	7%	**	38,469
GNMA POOL 690922 GN 06/38 FIXED 5.5	6/15/2038	5.5%	**	404,680
GNMA POOL 697586 GN 11/38 FIXED 5.5	11/15/2038	5.5%	**	10,978
GNMA POOL 711379 GN 07/38 FIXED 5.5	7/15/2038	5.5%	**	5,178
GNMA POOL 711709 GN 01/43 FIXED 3	1/15/2043	3%	**	219,260
GNMA POOL 711754 GN 05/43 FIXED 3	5/15/2043	3%	**	5,662,827
GNMA POOL 711803 GN 09/43 FIXED 3	9/15/2043	3%	**	1,144,732
GNMA POOL 711793 GN 08/43 FIXED 3	8/15/2043	3%	**	3,109,561
GNMA POOL 711829 GN 12/43 FIXED 3	12/15/2043	3%	**	2,112,023

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GAMING AND LEISURE PROPERTIE REIT			**	120,294
GAMESTOP CORP CLASS A COMMON STOCK USD.001			**	367,237
GASTAR EXPLORATION LTD COMMON STOCK USD.001			**	12,845
GE COMMERCIAL MORTGAGE CORPORA GECMC 2005 C4 A4	11/10/2045	5.31%	**	2,031,054
GENERAC HOLDINGS INC COMMON STOCK USD.01			**	5,093,801
GENERAL CABLE CORP COMMON STOCK USD.01			**	48,872
GENERAL COMMUNICATION INC A COMMON STOCK NPV			**	53,556
GENERAL DYNAMICS CORP COMPANY GUAR 11/22 2.25	11/15/2022	2.25%	**	862,701
GENERAL ELECTRIC CO COMMON STOCK USD.06			**	23,739,902
GENERAL ELECTRIC CO SR UNSECURED 10/22 2.7	10/9/2022	2.7%	**	2,200,893
GENERAL ELECTRIC CO SR UNSECURED 10/15 0.85	10/9/2015	0.85%	**	1,142,917
GENERAL ELECTRIC CO SR UNSECURED 03/44 4.5	3/11/2044	4.5%	**	1,110,214
GENERAL ELEC CAP CORP SUBORDINATED 02/21 5.3	2/11/2021	5.3%	**	228,397
GENERAL ELEC CAP CORP SR UNSECURED 05/20 5.55	5/4/2020	5.55%	**	1,103,306
GENERAL ELEC CAP CORP SR UNSECURED 09/17 5.625	9/15/2017	5.63%	**	299,715
GENERAL ELEC CAP CORP SUBORDINATED 11/67 VAR	11/15/2067	6.38%	**	5,362,500
GENERAL ELEC CAP CORP SR UNSECURED 05/18 5.625	5/1/2018	5.63%	**	17,412,965
GENERAL ELEC CAP CORP SR UNSECURED 01/39 6.875	1/10/2039	6.88%	**	226,321
GENERAL ELEC CAP CORP SR UNSECURED 09/15 4.375	9/21/2015	4.38%	**	820,262
GENERAL ELEC CAP CORP SR UNSECURED 06/15 3.5	6/29/2015	3.5%	**	2,029,194
GENERAL ELEC CAP CORP SR UNSECURED 09/20 4.375	9/16/2020	4.38%	**	421,666
GENERAL ELEC CAP CORP SR UNSECURED 11/15 2.25	11/9/2015	2.25%	**	4,946,954
GENERAL ELEC CAP CORP SR UNSECURED 10/21 4.65	10/17/2021	4.65%	**	185,976
GENERAL ELEC CAP CORP SR UNSECURED 01/17 2.9	1/9/2017	2.9%	**	284,578
GENERAL ELEC CAP CORP SR UNSECURED 07/15 1.625	7/2/2015	1.63%	**	2,978,601
GENERAL ELEC CAP CORP SR SECURED 12/15 1	12/11/2015	1%	**	2,889,437
GENERAL ELEC CAP CORP SR SECURED 12/19 2.1	12/11/2019	2.1%	**	76,870
GENERAL ELEC CAP CORP SR UNSECURED 01/16 1	1/8/2016	1%	**	200,728
GENERAL ELEC CAP CORP SR UNSECURED 01/23 3.1	1/9/2023	3.1%	**	10,317,324
GENERAL ELEC CAP CORP SR UNSECURED 07/16 1.5	7/12/2016	1.5%	**	3,354,325
GENERAL ELEC CAP CORP SR UNSECURED 05/17 1.25	5/15/2017	1.25%	**	9,012,195
GENERAL ELEC CAP CORP SR UNSECURED 05/24 3.45	5/15/2024	3.45%	**	966,122
GENERAL ELEC CAP CORP SR UNSECURED 01/16 5	1/8/2016	5%	**	10,319,802
GENERAL ELEC CAP CORP SR UNSECURED 03/32 6.75	3/15/2032	6.75%	**	293,665
GENERAL MILLS INC COMMON STOCK USD.1			**	7,925,691
GENERAL MILLS INC SR UNSECURED 02/17 5.7	2/15/2017	5.7%	**	1,392,932
GENERAL MILLS INC SR UNSECURED 02/19 5.65	2/15/2019	5.65%	**	227,049
GENERAL MILLS INC SR UNSECURED 12/21 3.15	12/15/2021	3.15%	**	77,487
GENERAL MILLS INC SR UNSECURED 01/16 0.875	1/29/2016	0.88%	**	3,008,904
GENERAL MILLS INC SR UNSECURED 01/16 VAR	1/28/2016	0.43%	**	3,499,594
GENERAL MOTORS CO COMMON STOCK USD.01			**	4,880,418
GENESCO INC COMMON STOCK USD1.			**	3,885,400
GENESEE + WYOMING INC CL A COMMON STOCK USD.01			**	7,184,608
GENWORTH FINANCIAL INC CL A COMMON STOCK USD.001			**	273,573
GENTHERM INC COMMON STOCK NPV			**	895,066
GENZYME CORP COMPANY GUAR 06/15 3.625	6/15/2015	3.63%	**	101,381
GEORGIA POWER COMPANY SR UNSECURED 04/16 3	4/15/2016	3%	**	1,540,370
GEORGIA POWER COMPANY SR UNSECURED 05/22 2.85	5/15/2022	2.85%	**	703,977

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GEORGIA POWER COMPANY SR UNSECURED 11/15 0.625	11/15/2015	0.63%	**	5,596,155
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01			**	24,433
GERMAN AMERICAN BANCORP COMMON STOCK NPV			**	40,653
GETTY REALTY CORP REIT USD.01			**	33,597
GIBRALTAR INDUSTRIES INC COMMON STOCK USD.01			**	51,658
GILEAD SCIENCES INC COMMON STOCK USD.001			**	21,156,091
GILEAD SCIENCES INC SR UNSECURED 04/21 4.5	4/1/2021	4.5%	**	1,094,230
GILEAD SCIENCES INC SR UNSECURED 12/21 4.4	12/1/2021	4.4%	**	871,094
GILEAD SCIENCES INC SR UNSECURED 04/19 2.05	4/1/2019	2.05%	**	4,650,665
GILEAD SCIENCES INC SR UNSECURED 04/24 3.7	4/1/2024	3.7%	**	1,075,052
GILEAD SCIENCES INC SR UNSECURED 02/20 2.35	2/1/2020	2.35%	**	6,343,954
GILEAD SCIENCES INC SR UNSECURED 02/25 3.5	2/1/2025	3.5%	**	4,572,612
GLACIER BANCORP INC COMMON STOCK USD.01			**	3,034,428
GLADSTONE COMMERCIAL CORP REIT USD.001			**	21,119
GLATFELTER COMMON STOCK USD.01			**	110,079
GLAXOSMITHKLINE PLC SPON ADR ADR			**	5,728,377
GLAXOSMITHKLINE CAP INC COMPANY GUAR 03/16 0.7	3/18/2016	0.7%	**	4,999,760
GLAXOSMITHKLINE CAP INC COMPANY GUAR 03/23 2.8	3/18/2023	2.8%	**	1,767,459
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/15 0.75	5/8/2015	0.75%	**	2,002,946
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/17 1.5	5/8/2017	1.5%	**	1,692,308
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/22 2.85	5/8/2022	2.85%	**	11,210,605
GLENCORE FUNDING LLC COMPANY GUAR 144A 05/16 1.7	5/27/2016	1.7%	**	2,785,422
GLOBAL CASH ACCESS HOLDINGS COMMON STOCK USD.001			**	40,305
GLOBAL PAYMENTS INC COMMON STOCK NPV			**	3,148,470
GLOBAL POWER EQUIPMENT GROUP COMMON STOCK USD.01			**	21,226
GOLD FIELDS OROGEN HOLD COMPANY GUAR 144A 10/20 4.875	10/7/2020	4.88%	**	915,600
GOLD RESOURCE CORP COMMON STOCK USD.001			**	17,667
GOLDCORP INC SR UNSECURED 06/21 3.625	6/9/2021	3.63%	**	18,064,018
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	2/15/2019	7.5%	**	372,301
GOLDMAN SACHS GROUP INC SR UNSECURED 03/20 5.375	3/15/2020	5.38%	**	4,353,908
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6	6/15/2020	6%	**	10,959,145
GOLDMAN SACHS GROUP INC SR UNSECURED 08/15 3.7	8/1/2015	3.7%	**	1,122,834
GOLDMAN SACHS GROUP INC SR UNSECURED 11/15 1.6	11/23/2015	1.6%	**	14,338,701
GOLDMAN SACHS GROUP INC SR UNSECURED 11/18 VAR	11/15/2018	1.33%	**	2,423,518
GOLDMAN SACHS GROUP INC SR UNSECURED 06/17 VAR	6/4/2017	1%	**	798,351
GOLDMAN SACHS GROUP INC SR UNSECURED 07/24 3.85	7/8/2024	3.85%	**	8,245,808
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01			**	35,339,279
GOLDMAN SACHS GROUP INC SR UNSECURED 01/16 5.35	1/15/2016	5.35%	**	125,222
GOLDMAN SACHS GROUP INC SUBORDINATED 10/37 6.75	10/1/2037	6.75%	**	5,482,155
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 5.95	1/18/2018	5.95%	**	12,515,055
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 6.15	4/1/2018	6.15%	**	41,759,599
GOLDMAN SACHS GROUP INC SR UNSECURED 07/21 5.25	7/27/2021	5.25%	**	7,708,761
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	1/24/2022	5.75%	**	7,895,071
GOLDMAN SACHS GROUP INC SR UNSECURED 05/15 3.3	5/3/2015	3.3%	**	2,298,511
GOLDMAN SACHS GROUP INC SR UNSECURED 01/18 2.375	1/22/2018	2.38%	**	20,958,544
GOLDMAN SACHS GROUP INC SR UNSECURED 01/23 3.625	1/22/2023	3.63%	**	607,573
GOLDMAN SACHS GROUP INC SR UNSECURED 04/18 VAR	4/30/2018	1.43%	**	5,058,665
GOLDMAN SACHS GROUP INC SR UNSECURED 03/24 4	3/3/2024	4%	**	30,853,788

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GOLDMAN SACHS CAPITAL II LIMITD GUARA 12/49 VAR	12/31/2049	4%	**	88,200
GOLDMAN SACHS GROUP INC SR UNSECURED 02/16 3.625	2/7/2016	3.63%	**	3,991,366
GOLDMAN SACHS GROUP INC SUBORDINATED 05/36 6.45	5/1/2036	6.45%	**	199,436
GOLDMAN SACHS GROUP INC SR UNSECURED 01/19 2.625	1/31/2019	2.63%	**	408,479
GOLDMAN SACHS GROUP INC SR UNSECURED 07/18 2.9	7/19/2018	2.9%	**	7,510,467
GOLDMAN SACHS GROUP INC SR UNSECURED 10/19 2.55	10/23/2019	2.55%	**	237,131
GOODRICH PETROLEUM CORP COMMON STOCK USD.2			**	13,196
GOOGLE INC CL A COMMON STOCK USD.001			**	42,276,621
GOOGLE INC CL C COMMON STOCK USD.001			**	21,681,890
GOVERNMENT NATIONAL MORTGAGE A GNR 2002 31 FW	6/16/2031	0.56%	**	26,031
GOVERNMENT NATIONAL MORTGAGE A GNR 2004 19 KE	3/16/2034	5%	**	392,085
GOVERNMENT NATIONAL MORTGAGE A GNR 2006 38 FZ	9/16/2035	0.26%	**	1,075,433
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H10 FC	5/20/2060	1.16%	**	4,760,154
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H20 AF	10/20/2060	0.49%	**	7,252,921
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 H22 FE	5/20/2059	0.51%	**	3,973,119
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H04 BA	2/20/2063	1.65%	**	350,310
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 H05 FB	2/20/2062	0.56%	**	355,380
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H09 AF	3/20/2061	0.66%	**	1,546,069
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 H11 FB	4/20/2061	0.66%	**	9,114,634
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 84 AB	7/16/2033	5%	**	1,220,035
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 35 TE	6/20/2037	6%	**	111,778
GOVERNMENT NATIONAL MORTGAGE A GNR 2007 70 PE	11/20/2037	5.5%	**	240,004
GOVERNMENT PROPERTIES INCOME REIT USD.01			**	108,492
GOVERNMENT PROPERTIES IN SR UNSECURED 08/19 3.75	8/15/2019	3.75%	**	294,393
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 96 FT	10/20/2039	0.92%	**	2,040,479
GOVERNMENT NATIONAL MORTGAGE A GNR 2009 76 CF	9/16/2039	0.96%	**	2,095,379
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 122 C	11/16/2037	2.88%	**	531,220
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 14 QP	12/20/2039	6%	**	285,086
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 109 CH	12/20/2037	3%	**	5,235,462
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 48 QA	8/16/2039	5%	**	845,837
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 52 NA	4/16/2041	4%	**	1,015,527
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 59 F	5/20/2042	0.62%	**	1,631,018
GOVERNMENT NATIONAL MORTGAGE A GNR 2012 96 WP	8/16/2042	6.5%	**	1,514,858
GOVERNMENT NATIONAL MORTGAGE A GNR 2013 88 WA	6/20/2030	4.99%	**	2,361,284
GOVERNMENT NATIONAL MORTGAGE A GNR 2014 134 A	9/16/2047	3.1%	**	2,435,349
GOVERNMENT NATIONAL MORTGAGE A GNR 1999 11 ZB	4/20/2029	6.5%	**	310,997
GRACO INC COMMON STOCK USD1.			**	1,844,140
GRAFTECH INTERNATIONAL LTD COMMON STOCK USD.01			**	46,157
GRAHAM HOLDINGS CO CLASS B COMMON STOCK USD1.0			**	442,220
GRAND CANYON EDUCATION INC COMMON STOCK USD.01			**	3,051,564
GRANITE MORTGAGES PLC. GRAN 2003 2 1A3 REGS	7/20/2043	0.73%	**	308,800
GRANITE MORTGAGES PLC. GRAN 2004 3 2A1	9/20/2044	0.53%	**	196,246
GRANITE MASTER ISSUER PLC GRANM 2005 1 A4	12/20/2054	0.37%	**	29,953
GRAY TELEVISION INC COMMON STOCK NPV			**	53,950
GREAT LAKES DREDGE + DOCK CO COMMON STOCK USD.0001			**	52,644
GREAT SOUTHERN BANCORP INC COMMON STOCK USD.01			**	52,840
GREAT WEST LIFECO INC COMMON STOCK NPV			**	124,703
GREATBATCH INC COMMON STOCK USD.001			**	3,158,651

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GREEN DOT CORP CLASS A COMMON STOCK USD.001			**	79,809
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR1 A2	6/25/2045	0.61%	**	1,149,476
GREENPOINT MORTGAGE FUNDING TR GPMF 2006 OH1 A1	1/25/2037	0.35%	**	2,329,307
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG5 A5	4/10/2037	5.22%	**	1,010,815
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2005 GG5 AM	4/10/2037	5.28%	**	5,110,032
GREIF INC CL A COMMON STOCK NPV			**	106,504
GREIF INC CL B COMMON STOCK NPV			**	80,786
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD.01			**	211,234
GROUPON INC COMMON STOCK USD.0001			**	100,987
GRUPO TELEVISA SA SPON ADR ADR NPV			**	197,548
GUARANTY BANCORP COMMON STOCK USD.001			**	31,075
GUESS? INC COMMON STOCK USD.01			**	159,892
GUIDEWIRE SOFTWARE INC COMMON STOCK USD.0001			**	786,183
GULF ISLAND FABRICATION INC COMMON STOCK NPV			**	29,802
AMER SPORTS OYJ COMMON STOCK NPV			**	589,804
GULFMARK OFFSHORE INC CL A COMMON STOCK USD.01			**	998,778
HCA INC COMPANY GUAR 01/15 6.375	1/15/2015	6.38%	**	300,000
HCA HOLDINGS INC COMMON STOCK USD.01			**	9,787,290
HCC INSURANCE HOLDINGS INC COMMON STOCK USD1.			**	4,717,360
HCP INC SR UNSECURED 01/18 6.7	1/30/2018	6.7%	**	6,257,871
HCP INC SR UNSECURED 02/16 3.75	2/1/2016	3.75%	**	2,276,451
HCP INC SR UNSECURED 02/19 3.75	2/1/2019	3.75%	**	104,955
HCP INC SR UNSECURED 02/20 2.625	2/1/2020	2.63%	**	67,294
HCP INC SR UNSECURED 11/23 4.25	11/15/2023	4.25%	**	85,150
HCP INC SR UNSECURED 08/24 3.875	8/15/2024	3.88%	**	90,408
HLSS SERVICER ADVANCE RECEIVAB HSART 2013 T1 A2 144A	1/16/2046	1.5%	**	139,888
HLSS SERVICER ADVANCE RECEIVAB HSART 2013 T2 A2 144A	5/16/2044	1.15%	**	839,160
HLSS SERVICER ADVANCE RECEIVAB HSART 2014 T1 AT1 144A	1/17/2045	1.24%	**	431,000
HLSS SERVICER ADVANCE RECEIVAB HSART 2014 T2 AT2 144A	1/15/2047	2.22%	**	664,136
HMS HOLDINGS CORP COMMON STOCK USD.01			**	2,934,232
EQUITY COMMONWEALTH SR UNSECURED 06/17 6.25	6/15/2017	6.25%	**	107,750
EQUITY COMMONWEALTH SR UNSECURED 01/18 6.65	1/15/2018	6.65%	**	82,411
HSBC HOLDINGS PLC SUBORDINATED 05/32 7.625	5/17/2032	7.63%	**	1,374,656
HSBC HOLDINGS PLC SR UNSECURED 04/21 5.1	4/5/2021	5.1%	**	2,645,131
HSBC HOLDINGS PLC SR UNSECURED 01/22 4.875	1/14/2022	4.88%	**	3,265,922
HSBC HOLDINGS PLC SR UNSECURED 03/22 4	3/30/2022	4%	**	292,681
HSBC HOLDINGS PLC SUBORDINATED 03/24 4.25	3/14/2024	4.25%	**	1,508,844
HSBC USA INC SR UNSECURED 02/15 2.375	2/13/2015	2.38%	**	4,509,041
HSBC USA INC SR UNSECURED 01/18 1.625	1/16/2018	1.63%	**	159,384
HSBC USA INC SR UNSECURED 09/18 2.625	9/24/2018	2.63%	**	1,538,517
HSBC USA INC SR UNSECURED 11/17 1.5	11/13/2017	1.5%	**	3,091,878
HSBC FINANCE CORP SR UNSECURED 06/15 5	6/30/2015	5%	**	4,743,814
HSBC FINANCE CORP SUBORDINATED 01/21 6.676	1/15/2021	6.68%	**	3,648,352
HSBC BANK USA SUBORDINATED 11/34 5.875	11/1/2034	5.88%	**	124,926
HSBC BANK USA SUBORDINATED 08/17 6	8/9/2017	6%	**	16,582,530
HSBC BANK USA NA SUBORDINATED 08/20 4.875	8/24/2020	4.88%	**	402,883
H+R REAL ESTATE INV REIT UTS REIT NPV			**	80,673
HACKETT GROUP INC/THE COMMON STOCK USD.001			**	25,227

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
HAEMONETICS CORP/MASS COMMON STOCK USD.01			**	22,078
HALCON RESOURCES CORP COMMON STOCK USD.0001			**	48,532
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3			**	5,796,415
HALLIBURTON CO SR UNSECURED 11/21 3.25	11/15/2021	3.25%	**	66,168
HALLIBURTON CO SR UNSECURED 08/16 1	8/1/2016	1%	**	2,097,911
HALLIBURTON CO SR UNSECURED 08/18 2	8/1/2018	2%	**	1,493,523
HALLIBURTON COMPANY SR UNSECURED 08/23 3.5	8/1/2023	3.5%	**	1,256,323
HALLMARK FINL SERVICES INC COMMON STOCK USD.18			**	23,539
BEFIMMO REIT NPV			**	376,016
HANCOCK HOLDING CO COMMON STOCK USD3.33			**	251,740
HANESBRANDS INC COMMON STOCK USD.01			**	2,344,020
HANGER INC COMMON STOCK USD.01			**	51,618
HANMI FINANCIAL CORPORATION COMMON STOCK USD.001			**	69,290
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01			**	3,427,069
BANCA POPOL EMILIA ROMAGNA COMMON STOCK EUR3.			**	398,098
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2003 1 A	5/19/2033	2.48%	**	25,834
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 4 4A	7/19/2035	2.71%	**	1,241,031
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	6/20/2035	0.51%	**	3,431,370
HARDINGE INC COMMON STOCK USD.01			**	13,434
HARLEY DAVIDSON MOTORCYCLE TRU HDMOT 2012 1 A4	2/15/2018	0.91%	**	2,219,882
HARMONIC INC COMMON STOCK USD.001			**	65,382
REED ELSEVIER NV COMMON STOCK EUR.07			**	1,541,203
HARTE HANKS INC COMMON STOCK USD1.			**	44,428
THALES SA COMMON STOCK EUR3.			**	625,206
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01			**	2,739,033
HARTFORD FINL SVCS GRP SR UNSECURED 03/20 5.5	3/30/2020	5.5%	**	2,056,760
HARVARD BIOSCIENCE INC COMMON STOCK USD.01			**	18,598
CARLSBERG AS B COMMON STOCK DKK20.			**	1,677,813
HASBRO INC COMMON STOCK USD.5			**	2,313,924
HAVERTY FURNITURE COMMON STOCK USD1.			**	38,341
INGENICO COMMON STOCK EUR1.			**	974,810
HAWAIIAN HOLDINGS INC COMMON STOCK USD.01			**	136,163
HAWAIIAN TELCOM HOLDCO INC COMMON STOCK USD.01			**	31,071
HAWKINS INC COMMON STOCK USD.05			**	44,413
HCP INC SR UNSECURED 01/17 6	1/30/2017	6%	**	218,226
HEALTHSOUTH CORP W/D COMMON STOCK USD.01			**	2,174,528
HEALTHCARE REALTY TRUST INC REIT USD.01			**	179,219
HEADWATERS INC COMMON STOCK USD.001			**	464,918
HEALTH CARE REIT INC SR UNSECURED 03/16 3.625	3/15/2016	3.63%	**	2,831,376
HEALTH CARE REIT INC SR UNSECURED 01/22 5.25	1/15/2022	5.25%	**	83,339
HEALTH CARE REIT INC SR UNSECURED 03/18 2.25	3/15/2018	2.25%	**	7,245,058
HEALTHWAYS INC COMMON STOCK USD.001			**	61,131
HEALTHCARE TRUST OF AME CL A REIT USD.01			**	189,146
HEARTLAND FINANCIAL USA INC COMMON STOCK USD1.			**	52,764
HEARTLAND PAYMENT SYSTEMS IN COMMON STOCK USD.001			**	10,552,944
HEARTWARE INTERNATIONAL INC COMMON STOCK USD.001			**	1,644,832
HECLA MINING CO COMMON STOCK USD.25			**	65,202
HEIDRICK + STRUGGLES INTL COMMON STOCK USD.01			**	42,527

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
HEINEKEN NV SR UNSECURED 144A 04/22 3.4	4/1/2022	3.4%	**	41,128
HEINEKEN NV SR UNSECURED 144A 10/15 0.8	10/1/2015	0.8%	**	4,289,778
HELIX ENERGY SOLUTIONS GROUP COMMON STOCK NPV			**	3,677,542
HELMERICH + PAYNE COMMON STOCK USD.1			**	1,213,560
HEMISPHERE MEDIA GROUP INC COMMON STOCK USD.0001			**	16,593
AP MOELLER MAERSK A/S B COMMON STOCK DKK1000.			**	174,884
JACK HENRY + ASSOCIATES INC COMMON STOCK USD.01			**	5,250,830
HERITAGE COMMERCE CORP COMMON STOCK NPV			**	22,622
HERITAGE FINANCIAL CORP COMMON STOCK NPV			**	53,966
HERITAGE CRYSTAL CLEAN INC COMMON STOCK USD.01			**	22,749
HERITAGE FINANCIAL GROUP INC COMMON STOCK USD.01			**	23,880
HERSHA HOSPITALITY TRUST REIT USD.01			**	96,557
HERTZ VEHICLE FINANCING LLC HERTZ 2013 1A A2 144A	8/25/2019	1.83%	**	1,282,791
HESS CORP SR UNSECURED 02/19 8.125	2/15/2019	8.13%	**	1,356,363
HESS CORP SR UNSECURED 06/17 1.3	6/15/2017	1.3%	**	3,208,953
HEWLETT PACKARD CO COMMON STOCK USD.01			**	41,899,937
HEWLETT PACKARD CO SR UNSECURED 09/15 2.125	9/13/2015	2.13%	**	705,495
HEWLETT PACKARD CO SR UNSECURED 06/21 4.3	6/1/2021	4.3%	**	858,118
HEWLETT PACKARD CO SR UNSECURED 12/21 4.65	12/9/2021	4.65%	**	170,252
HIGHWOODS PROPERTIES INC REIT USD.01			**	5,075,595
HILL INTERNATIONAL INC COMMON STOCK USD.0001			**	12,595
HILLTOP HOLDINGS INC COMMON STOCK USD.01			**	173,804
HILTON USA TRUST HILT 2013 HLT AFX 144A	11/5/2030	2.66%	**	15,724,804
FRESENIUS SE + CO KGAA COMMON STOCK NPV			**	172,658
UNITED INTERNET AG REG SHARE COMMON STOCK NPV			**	1,321,436
FUCHS PETROLUB SE PREF PREFERENCE			**	149,068
HOME BANCSHARES INC COMMON STOCK USD.01			**	2,990,398
HOME BANCORP INC COMMON STOCK USD.01			**	16,448
HOME DEPOT INC SR UNSECURED 03/16 5.4	3/1/2016	5.4%	**	126,638
HOME DEPOT INC SR UNSECURED 04/21 4.4	4/1/2021	4.4%	**	94,561
HOME DEPOT INC SR UNSECURED 02/24 3.75	2/15/2024	3.75%	**	603,474
HOME PROPERTIES INC REIT USD.01			**	255,512
HOMESTAR MORTGAGE ACCEPTANCE C HMAC 2004 4 A3	9/25/2034	0.72%	**	152,165
HOMESTREET INC COMMON STOCK			**	26,759
HOMETRUST BANCSHARES INC COMMON STOCK			**	35,852
HON HAI PRECISION GDR REG S GDR			**	12,421
HONDA MOTOR CO LTD SPONS ADR ADR			**	2,228,984
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 3 A2	1/15/2016	0.54%	**	469,970
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 3 A4	9/16/2019	1.13%	**	8,596,317
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 2 A3	2/16/2016	0.7%	**	1,350,931
HONDA AUTO RECEIVABLES OWNER T HAROT 2014 1 A2	9/21/2016	0.41%	**	4,406,734
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A3	1/15/2016	0.77%	**	126,682
HONDA AUTO RECEIVABLES OWNER T HAROT 2012 1 A4	4/16/2018	0.97%	**	450,723
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 1 A3	11/21/2016	0.48%	**	1,957,179
HONDA AUTO RECEIVABLES OWNER T HAROT 2013 2 A4	6/17/2019	0.66%	**	1,524,740
HONDA AUTO RECEIVABLES OWNER T HAROT 2014 2 A2	9/19/2016	0.39%	**	7,295,781
HONDA AUTO RECEIVABLES OWNER T HAROT 2014 2 A3	3/19/2018	0.77%	**	2,247,032
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.			**	36,762,367

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
HONEYWELL INTERNATIONAL SR UNSECURED 03/18 5.3	3/1/2018	5.3%	**	277,319
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	2,786,924
HONOLULU CITY CNTY HI HON 11/21 FIXED 2.412	11/1/2021	2.41%	**	3,003,540
HONOLULU CITY CNTY HI HON 11/22 FIXED 2.512	11/1/2022	2.51%	**	3,892,878
HONOLULU CITY CNTY HI HON 11/23 FIXED 2.812	11/1/2023	2.81%	**	5,413,986
HOOKER FURNITURE CORP COMMON STOCK NPV			**	19,351
HORACE MANN EDUCATORS COMMON STOCK USD.001			**	136,038
HORIZON BANCORP INDIANA COMMON STOCK NPV			**	24,101
HORNBECK OFFSHORE SERVICES COMMON STOCK USD.01			**	81,902
HORTONWORKS INC COMMON STOCK USD.0001			**	531,307
HOSPIRA INC COMMON STOCK USD.01			**	2,236,238
HOSPIRA INC SR UNSECURED 03/17 6.05	3/30/2017	6.05%	**	188,679
HOSPITALITY PROPERTIES TRUST REIT USD.01			**	314,557
HOUSTON WIRE + CABLE CO COMMON STOCK USD.001			**	20,817
HSBC BANK PLC SR UNSECURED 144A 05/16 3.1	5/24/2016	3.1%	**	4,439,694
HUB GROUP INC CL A COMMON STOCK USD.01			**	117,096
HUMANA INC COMMON STOCK USD.166			**	2,843,874
HUMANA INC. SR UNSECURED 08/18 6.3	8/1/2018	6.3%	**	783,596
HUMANA INC SR UNSECURED 06/18 7.2	6/15/2018	7.2%	**	11,682
HUMANA INC SR UNSECURED 12/22 3.15	12/1/2022	3.15%	**	2,586,491
HUNTINGTON AUTO TRUST HUNT 2012 1 A3	9/15/2016	0.81%	**	227,249
HUNTINGTON AUTO TRUST HUNT 2012 2 A3	4/17/2017	0.51%	**	1,531,278
HUNTINGTON AUTO TRUST HUNT 2012 2 B	2/15/2018	1.07%	**	1,246,825
HUNTSMAN CORP COMMON STOCK USD.01			**	537,039
HURCO COMPANIES INC COMMON STOCK NPV			**	24,443
HURON CONSULTING GROUP INC COMMON STOCK USD.01			**	10,953,958
HYDRO QUEBEC LOCAL GOVT G 01/22 8.4	1/15/2022	8.4%	**	188,362
HYDRO QUEBEC LOCAL GOVT G 07/24 8.05	7/7/2024	8.05%	**	245,820
HYUNDAI AUTO RECEIVABLES TRUST HART 2012 A A4	12/15/2016	0.95%	**	775,201
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A3	7/17/2017	0.56%	**	2,433,614
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 A A4	9/17/2018	0.75%	**	998,316
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 B A3	9/15/2017	0.71%	**	7,043,582
HYUNDAI AUTO LEASE SECURITIZAT HALST 2013 B A2 144A	3/15/2016	0.75%	**	3,521,688
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C A3	2/15/2018	1.01%	**	8,133,316
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C A4	3/15/2019	1.55%	**	502,153
HYUNDAI AUTO RECEIVABLES TRUST HART 2013 C B	3/15/2019	2.1%	**	534,055
HYUNDAI AUTO RECEIVABLES TRUST HART 2014 A A4	8/15/2019	1.32%	**	11,377,097
HYUNDAI AUTO LEASE SECURITIZAT HALST 2014 A A2 144A	7/15/2016	0.52%	**	3,984,533
HYUNDAI AUTO RECEIVABLES TRUST HART 2014 B A4	11/15/2019	1.46%	**	992,719
HYUNDAI AUTO LEASE SECURITIZAT HALST 2014 B A2 144A	2/15/2017	0.61%	**	11,581,463
HYSTER YALE MATERIALS COMMON STOCK USD.01			**	75,030
HYUNDAI AUTO RECEIVABLES TRUST HART 2011 C A4	2/15/2018	1.3%	**	359,359
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/15 1.625	10/2/2015	1.63%	**	2,409,845
HYUNDAI AUTO RECEIVABLES TRUST HART 2010 B A4	3/15/2017	1.63%	**	360,701
HYUNDAI CAPITAL AUTO FUNDING L HCAF 2010 8A A 144A	9/20/2016	1.15%	**	9,818
ICF INTERNATIONAL INC COMMON STOCK USD.001			**	84,009
ICU MEDICAL INC COMMON STOCK USD.1			**	125,880
IGM FINANCIAL INC COMMON STOCK NPV			**	35,984

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
IMS HEALTH HOLDINGS INC COMMON STOCK USD.01			**	2,334,778
KBC GROEP NV COMMON STOCK NPV			**	214,412
ING BANK NV SR UNSECURED 144A 03/17 3.75	3/7/2017	3.75%	**	2,720,905
ING BANK NV SR UNSECURED 144A 09/15 2	9/25/2015	2%	**	10,128,470
IPG PHOTONICS CORP COMMON STOCK USD.0001			**	3,007,663
IPC HEALTHCARE INC COMMON STOCK USD.001			**	70,533
ING BANK NV SR UNSECURED 144A 09/15 3	9/1/2015	3%	**	3,548,860
IPIC GMTN LTD COMPANY GUAR 144A 11/15 3.125	11/15/2015	3.13%	**	70,969
ING BANK NV COVERED REGS 12/22 2.625	12/5/2022	2.63%	**	4,331,553
IBERIABANK CORP COMMON STOCK USD1.			**	5,544,805
ICICI BANK LTD SPON ADR ADR			**	161,700
HANNOVER RUECK SE COMMON STOCK NPV			**	683,103
IGATE CORP COMMON STOCK USD.01			**	3,186,036
IHS INC CLASS A COMMON STOCK USD.01			**	1,195,740
IKANG HEALTHCARE GROUP ADR ADR USD.01			**	142,248
ILLINOIS TOOL WORKS COMMON STOCK USD.01			**	2,485,023
ILLUMINA INC COMMON STOCK USD.01			**	7,733,902
IMATION CORP COMMON STOCK USD.01			**	14,372
IMAX CORP COMMON STOCK NPV			**	2,773,893
WARTSILA OYJ ABP COMMON STOCK NPV			**	223,686
IMPAC CMB TRUST IMM 2004 6 1A2	10/25/2034	0.95%	**	1,886,948
IMPAC CMB TRUST IMM 2004 9 1A1	1/25/2035	0.93%	**	394,762
IMPAC CMB TRUST IMM 2007 A M1	5/25/2037	0.57%	**	3,602,384
IMPAC SECURED ASSETS CORP. IMSA 2006 2 2A1	8/25/2036	0.52%	**	222,940
IMPERIAL HOLDINGS INC COMMON STOCK USD.01			**	14,031
IMPERIAL OIL LTD COMMON STOCK NPV			**	302,482
IMPERIAL TOBACCO FINANCE COMPANY GUAR 144A 02/18 2.05	2/11/2018	2.05%	**	1,024,229
IMPERIAL TOBACCO GR SPON ADR ADR			**	1,100,575
INCYTE CORP COMMON STOCK USD.001			**	5,906,703
INDEPENDENCE HOLDING CO COMMON STOCK USD1.			**	24,301
INDEPENDENT BANK CORP/MA COMMON STOCK USD.01			**	100,903
INDEPENDENT BANK GROUP INC COMMON STOCK USD.01			**	56,051
LAGARDERE SCA COMMON STOCK EUR6.1			**	1,027,501
INDIANA MICHIGAN POWER SR UNSECURED 03/23 3.2	3/15/2023	3.2%	**	90,489
GEA GROUP AG COMMON STOCK NPV			**	347,970
DEUTZ AG COMMON STOCK NPV			**	429,326
INDUSTRIAL BANK OF KOREA SR UNSECURED 144A 07/17 2.375	7/17/2017	2.38%	**	1,316,692
INFORMATICA CORP COMMON STOCK USD.001			**	5,525,380
INFOSYS LTD SP ADR ADR			**	906,048
INGERSOLL RAND GL HLD CO COMPANY GUAR 08/18 6.875	8/15/2018	6.88%	**	1,288,561
INGERSOLL RAND GL HLD CO COMPANY GUAR 06/23 4.25	6/15/2023	4.25%	**	569,215
INGLES MARKETS INC CLASS A COMMON STOCK USD.05			**	53,224
INGRAM MICRO INC CL A COMMON STOCK USD.01			**	430,631
INGREDION INC COMMON STOCK USD.01			**	617,381
MEDIOBANCA SPA COMMON STOCK EUR.5			**	738,504
INSIGHT ENTERPRISES INC COMMON STOCK USD.01			**	95,534
INNOSPEC INC COMMON STOCK USD.01			**	100,644
INPHI CORP COMMON STOCK			**	3,243,480

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
INNERWORKINGS INC COMMON STOCK USD.0001			**	41,521
INNOPHOS HOLDINGS INC COMMON STOCK USD.001			**	125,784
INSTEEL INDUSTRIES INC COMMON STOCK NPV			**	43,505
INSULET CORP COMMON STOCK USD.001			**	3,010,389
INTEGRA LIFESCIENCES HOLDING COMMON STOCK USD.01			**	13,069
INTEGRATED SILICON SOLUTION COMMON STOCK USD.0001			**	52,643
INTEL CORP COMMON STOCK USD.001			**	52,619,883
INTEL CORP SR UNSECURED 10/16 1.95	10/1/2016	1.95%	**	509,699
INTEL CORP SR UNSECURED 10/21 3.3	10/1/2021	3.3%	**	62,918
INTEL CORP SR UNSECURED 12/17 1.35	12/15/2017	1.35%	**	5,554,856
INTER PARFUMS INC COMMON STOCK USD.001			**	73,154
INTERACTIVE BROKERS GRO CL A COMMON STOCK USD.01			**	555,234
INTERFACE INC COMMON STOCK USD.1			**	1,503,332
INTERCONTINENTAL EXCHANGE IN COMMON STOCK USD.01			**	26,577,948
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/23 4	10/15/2023	4%	**	5,328,337
INTERCONTINENTALEXCHANGE COMPANY GUAR 10/18 2.5	10/15/2018	2.5%	**	231,136
MICHELIN (CGDE) COMMON STOCK EUR2.			**	788,939
INTERNAP CORP COMMON STOCK USD.001			**	42,427
INTERNATIONAL BANCSHARES CRP COMMON STOCK USD1.			**	176,809
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2			**	11,743,245
IBM CORP SR UNSECURED 11/19 8.375	11/1/2019	8.38%	**	1,542,405
IBM CORP SR UNSECURED 11/39 5.6	11/30/2039	5.6%	**	67,635
IBM CORP SR UNSECURED 01/16 2	1/5/2016	2%	**	162,348
IBM CORP SR UNSECURED 07/16 1.95	7/22/2016	1.95%	**	2,504,267
IBM CORP SR UNSECURED 02/17 1.25	2/6/2017	1.25%	**	4,262,006
IBM CORP SR UNSECURED 06/42 4	6/20/2042	4%	**	107,542
INTL LEASE FINANCE CORP SR UNSECURED 09/15 8.625	9/15/2015	8.63%	**	1,980,750
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	9/1/2016	6.75%	**	1,533,600
INTL LEASE FINANCE CORP SR UNSECURED 03/17 8.75	3/15/2017	8.75%	**	110,750
INTL LEASE FINANCE CORP SR UNSECURED 04/15 4.875	4/1/2015	4.88%	**	100,725
INTERNATIONAL PAPER CO SR UNSECURED 06/18 7.95	6/15/2018	7.95%	**	1,231,965
INTERNATIONAL PAPER CO SR UNSECURED 02/22 4.75	2/15/2022	4.75%	**	1,565,574
INTL RECTIFIER CORP COMMON STOCK USD1.			**	1,676,997
INTL SHIPHOLDING CORP COMMON STOCK USD1.			**	10,683
INTL SPEEDWAY CORP CL A COMMON STOCK USD.01			**	84,347
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1			**	2,301,316
INTERSIL CORP A COMMON STOCK USD.01			**	180,947
INTERVAL LEISURE GROUP COMMON STOCK USD.01			**	8,774
INTEVAC INC COMMON STOCK NPV			**	18,314
INTESA SANPAOLO SPA SR UNSECURED 144A 08/15 3.625	8/12/2015	3.63%	**	1,783,771
INTESA SANPAOLO SPA COMPANY GUAR 01/16 3.125	1/15/2016	3.13%	**	1,462,759
INTESA SANPAOLO SPA COMPANY GUAR 01/17 2.375	1/13/2017	2.38%	**	14,069,078
INTESA SANPAOLO SPA SUBORDINATED 144A 06/24 5.017	6/26/2024	5.02%	**	7,385,619
INTESA SANPAOLO NEW YORK CERT OF DEPO 04/15 1.65	4/7/2015	1.65%	**	1,402,598
INTESA SANPAOLO NEW YORK CERT OF DEPO 04/16 VAR	4/11/2016	1.61%	**	4,908,570
INTL FCSTONE INC COMMON STOCK USD.01			**	35,833
INTRALINKS HOLDINGS INC COMMON STOCK USD.001			**	1,910,489
INTUIT INC COMMON STOCK USD.01			**	41,230,134

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
INTUIT INC SR UNSECURED 03/17 5.75	3/15/2017	5.75%	**	1,230,887
INVACARE CORP COMMON STOCK USD.25			**	53,247
INTREPID POTASH INC COMMON STOCK USD.001			**	93,898
INVENSENSE INC COMMON STOCK USD.001			**	2,070,548
OC OERLIKON CORP AG REG COMMON STOCK CHF1.0			**	523,197
INVESTMENT TECHNOLOGY GROUP COMMON STOCK USD.01			**	72,558
INVESTORS REAL ESTATE TRUST REIT NPV			**	62,803
DEUTSCHE POST AG REG COMMON STOCK NPV			**	944,467
INVESTORS TITLE CO COMMON STOCK NPV			**	14,834
ION GEOPHYSICAL CORP COMMON STOCK USD.01			**	30,159
IRIDIUM COMMUNICATIONS INC COMMON STOCK USD.001			**	90,938
IROBOT CORP COMMON STOCK USD.01			**	77,946
IRONWOOD PHARMACEUTICALS INC COMMON STOCK USD.001			**	1,841,617
ITAU UNIBANCO H SPON PRF ADR ADR NPV			**	3,017,175
ITAU UNIBANCO HLDG SA/KY SUBORDINATED 144A 03/22 5.65	3/19/2022	5.65%	**	1,468,125
ITC HOLDINGS CORP COMMON STOCK NPV			**	2,421,757
IXYS CORPORATION COMMON STOCK USD.01			**	40,030
J + J SNACK FOODS CORP COMMON STOCK NPV			**	5,029,525
321 HENDERSON RECEIVABLES LLC HENDR 2010 3A A 144A	12/15/2048	3.82%	**	2,494,906
JPMORGAN CHASE + CO SR UNSECURED 10/15 1.1	10/15/2015	1.1%	**	9,016,182
JPMORGAN CHASE + CO SR UNSECURED 02/16 VAR	2/26/2016	0.85%	**	3,406,732
JPMORGAN CHASE + CO SR UNSECURED 02/17 1.35	2/15/2017	1.35%	**	7,842,827
JPMORGAN CHASE + CO SR UNSECURED 02/17 VAR	2/15/2017	0.75%	**	22,742,430
JPMORGAN CHASE + CO UNSECURED 04/18 VAR	4/25/2018	0.78%	**	6,584,866
JP MORGAN MORTGAGE TRUST JPMMT 2004 A3 1A1	7/25/2034	2.35%	**	684,679
JP MORGAN MORTGAGE TRUST JPMMT 2005 A1 6T1	2/25/2035	2.64%	**	611,307
JPMORGAN CHASE + CO COMMON STOCK USD1.0			**	32,994,930
JPMORGAN CHASE + CO SUBORDINATED 10/15 5.15	10/1/2015	5.15%	**	431,678
JPMORGAN CHASE + CO SUBORDINATED 06/17 6.125	6/27/2017	6.13%	**	5,627,539
JPMORGAN CHASE + CO SR UNSECURED 01/18 6	1/15/2018	6%	**	6,080,885
JPMORGAN CHASE + CO SR UNSECURED 04/19 6.3	4/23/2019	6.3%	**	232,315
JPMORGAN CHASE + CO SR UNSECURED 01/15 3.7	1/20/2015	3.7%	**	2,604,360
JPMORGAN CHASE + CO SR UNSECURED 07/20 4.4	7/22/2020	4.4%	**	915,961
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	10/15/2020	4.25%	**	5,590,520
JPMORGAN CHASE + CO SR UNSECURED 03/16 3.45	3/1/2016	3.45%	**	23,401,988
JPMORGAN CHASE + CO SR UNSECURED 05/21 4.625	5/10/2021	4.63%	**	1,650,894
JPMORGAN CHASE + CO SR UNSECURED 07/16 3.15	7/5/2016	3.15%	**	9,847,636
JPMORGAN CHASE + CO SR UNSECURED 01/22 4.5	1/24/2022	4.5%	**	545,876
JPMORGAN CHASE + CO SR UNSECURED 09/22 3.25	9/23/2022	3.25%	**	995,767
JPMORGAN CHASE + CO SR UNSECURED 01/18 VAR	1/25/2018	1.13%	**	8,264,395
JPMORGAN CHASE + CO SR UNSECURED 01/23 3.2	1/25/2023	3.2%	**	1,581,782
JPMORGAN CHASE + CO SUBORDINATED 05/23 3.375	5/1/2023	3.38%	**	306,687
JPMORGAN CHASE + CO SR UNSECURED 05/18 1.625	5/15/2018	1.63%	**	5,192,266
JPMORGAN CHASE + CO SR UNSECURED 05/24 3.625	5/13/2024	3.63%	**	5,737,295
JPMORGAN CHASE + CO SUBORDINATED 09/24 3.875	9/10/2024	3.88%	**	4,113,498
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP2 AM	7/15/2042	4.78%	**	755,846
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 A4	4/15/2043	5.48%	**	6,305,728
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 A1A	4/15/2043	5.47%	**	13,206,250

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP6 AM	4/15/2043	5.53%	**	198,649
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A4	9/12/2037	4.9%	**	530,447
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 ASB	9/12/2037	4.85%	**	66,149
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 AM	9/12/2037	4.95%	**	285,106
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB12 A3A2	9/12/2037	4.93%	**	979,657
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 A4	10/15/2042	4.92%	**	4,671,791
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP4 AM	10/15/2042	5%	**	1,662,701
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB13 A3A1	1/12/2043	5.24%	**	512,583
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 CB13 A4	1/12/2043	5.24%	**	5,796,057
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2005 LDP5 AM	12/15/2044	5.28%	**	5,118,606
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB14 ASB	12/12/2044	5.51%	**	442,164
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP7 ASB	4/15/2045	5.87%	**	395,871
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 CB16 AM	5/12/2045	5.59%	**	169,966
JMP GROUP LLC COMMON STOCK USD.001			**	17,183
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LDPX A1A	1/15/2049	5.44%	**	5,425,015
JABIL CIRCUIT INC COMMON STOCK USD.001			**	407,239
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 LD11 A2	6/15/2049	5.77%	**	150,444
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2011 C5 A2	8/15/2046	3.15%	**	2,810,376
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 C10 A4	12/15/2047	2.88%	**	5,681,048
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2013 LC11 A4	4/15/2046	2.69%	**	8,333,810
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 B	11/15/2045	4.93%	**	2,614,918
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C15 C	11/15/2045	5.08%	**	588,254
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2013 C17 B	1/15/2047	4.89%	**	331,554
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C22 C	9/15/2047	4.56%	**	1,343,367
JPMBB COMMERCIAL MORTGAGE SECU JPMBB 2014 C23 AS	9/15/2047	4.2%	**	6,602,442
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 PHH C 144A	8/15/2027	2.26%	**	2,040,901
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2014 FL6 A 144A	11/15/2031	1.56%	**	15,002,580
PERNOD RICARD SA COMMON STOCK EUR1.55			**	6,227,013
JACKSON NATL LIFE GLOBAL SR SECURED 144A 02/17 1.25	2/21/2017	1.25%	**	9,948,580
JACKSON NATL LIFE GLOBAL SECURED 144A 04/19 2.3	4/16/2019	2.3%	**	6,989,759
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.			**	2,998,252
JARDEN CORP COMMON STOCK USD.01			**	8,517,373
KUONI REISEN HLDG REG(CAT B) COMMON STOCK CHF1.			**	488,112
JEAN COUTU GROUP INC CLASS A COMMON STOCK NPV			**	669,712
JEFFERIES GROUP LLC SR UNSECURED 03/16 5.5	3/15/2016	5.5%	**	72,349
JEFFERIES GROUP LLC SR UNSECURED 07/19 8.5	7/15/2019	8.5%	**	53,924
JEFFERIES GROUP LLC SR UNSECURED 04/21 6.875	4/15/2021	6.88%	**	28,419
JEFFERIES GROUP LLC SR UNSECURED 11/15 3.875	11/9/2015	3.88%	**	561,622
JEFFERIES GROUP LLC SR UNSECURED 04/18 5.125	4/13/2018	5.13%	**	131,826
JEFFERIES GROUP LLC SR UNSECURED 01/23 5.125	1/20/2023	5.13%	**	2,033,036
MERCK KGAA COMMON STOCK NPV			**	7,008,354
JETBLUE AIRWAYS CORP COMMON STOCK USD.01			**	1,322,708
JOHN DEERE OWNER TRUST 11/18 1.07	11/15/2018	1.07%	**	8,084,185
JOHN DEERE OWNER TRUST JDOT 2013 B A3	8/15/2017	0.87%	**	1,177,451
JOHN DEERE OWNER TRUST JDOT 2012 B A3	7/15/2016	0.53%	**	1,028,077
JOHN DEERE OWNER TRUST JDOT 2014 A A3	4/16/2018	0.92%	**	2,618,800
JOHNSON + JOHNSON COMMON STOCK USD1.			**	28,935,774
JOHNSON + JOHNSON SR UNSECURED 11/17 1.125	11/21/2017	1.13%	**	3,783,672

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
JOHNSON CONTROLS INC COMMON STOCK USD.01388			**	25,908,886
JOHNSON CONTROLS INC SR UNSECURED 01/16 5.5	1/15/2016	5.5%	**	2,293,423
JOHNSON CONTROLS INC SR UNSECURED 12/16 2.6	12/1/2016	2.6%	**	3,177,131
JOHNSON CONTROLS INC SR UNSECURED 11/17 1.4	11/2/2017	1.4%	**	2,104,710
JOHNSON OUTDOORS INC A COMMON STOCK USD.05			**	28,766
EUROCOMMERCIAL PROPERTIE CV DUTCH CERT EUR5.0			**	575,377
SIKA AG BR COMMON STOCK CHF.6			**	534,812
JOY GLOBAL INC COMMON STOCK USD1.			**	1,418,860
J2 GLOBAL INC COMMON STOCK USD.01			**	5,115,000
JP MORGAN CHASE BANK NA SR UNSECURED 06/17 VAR	6/2/2017	0.65%	**	497,600
JP MORGAN CHASE BANK NA SR UNSECURED 06/17 VAR	6/2/2017	1%	**	796,159
JPMORGAN CHASE + CO SR UNSECURED 10/19 2.2	10/22/2019	2.2%	**	5,155,160
SKANDINAVISKA ENSKILDA BAN A COMMON STOCK SEK10.0			**	773,917
JUNIPER NETWORKS INC SR UNSECURED 03/16 3.1	3/15/2016	3.1%	**	2,855,350
SOLVAY SA COMMON STOCK NPV			**	343,560
KAR AUCTION SERVICES INC COMMON STOCK USD.01			**	1,179,209
KBR INC COMMON STOCK USD.001			**	218,909
KCG HOLDINGS INC CL A COMMON STOCK USD.01			**	137,319
KLA TENCOR CORP SR UNSECURED 11/17 2.375	11/1/2017	2.38%	**	3,248,021
KLA TENCOR CORP SR UNSECURED 11/21 4.125	11/1/2021	4.13%	**	3,257,376
KMG CHEMICALS INC COMMON STOCK USD.01			**	22,540
K12 INC COMMON STOCK USD.0001			**	30,411
KADANT INC COMMON STOCK USD.01			**	2,051,212
SCHNEIDER ELECTRIC SE COMMON STOCK EUR4.0			**	6,334,474
VIVENDI SA COMMON STOCK EUR5.5			**	661,850
KAMAN CORP COMMON STOCK USD1.			**	106,840
SAP SE COMMON STOCK NPV			**	5,099,086
KANSAS CITY POWER + LT SR UNSECURED 06/17 5.85	6/15/2017	5.85%	**	302,839
KANSAS CITY POWER + LT SR UNSECURED 10/41 5.3	10/1/2041	5.3%	**	74,975
KANSAS CITY POWER + LT SR UNSECURED 03/23 3.15	3/15/2023	3.15%	**	24,079
STOREBRAND ASA COMMON STOCK NOK5.			**	206,414
KAPSTONE PAPER AND PACKAGING COMMON STOCK USD.0001			**	273,374
KB HOME COMMON STOCK USD1.			**	145,888
KELLOGG CO COMMON STOCK USD.25			**	3,151,198
KELLOGG CO SR UNSECURED 05/16 4.45	5/30/2016	4.45%	**	210,337
KELLOGG CO SR UNSECURED 12/20 4	12/15/2020	4%	**	96,328
KELLOGG CO SR UNSECURED 11/16 1.875	11/17/2016	1.88%	**	608,299
KELLOGG CO SR UNSECURED 05/15 1.125	5/15/2015	1.13%	**	3,760,050
KELLOGG CO SR UNSECURED 05/17 1.75	5/17/2017	1.75%	**	482,511
KELLY SERVICES INC A COMMON STOCK USD1.			**	54,073
KEMET CORP COMMON STOCK USD.01			**	12,482
KEMPER CORP COMMON STOCK USD.1			**	188,747
KENNAMETAL INC COMMON STOCK USD1.25			**	253,107
KENTUCKY UTILITIES CO 1ST MORTGAGE 11/15 1.625	11/1/2015	1.63%	**	201,632
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	7/1/2024	6.95%	**	2,309,990
KEURIG GREEN MOUNTAIN INC COMMON STOCK USD.1			**	517,002
KEY ENERGY SERVICES INC COMMON STOCK USD.1			**	17,118
KEY TRONIC CORP COMMON STOCK NPV			**	9,846

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
KEYCORP SR UNSECURED 03/21 5.1	3/24/2021	5.1%	**	445,796
KEYCORP SR UNSECURED 12/18 2.3	12/13/2018	2.3%	**	4,677,090
KEYERA CORP COMMON STOCK NPV			**	132,988
KEYCORP STUDENT LOAN TRUST KSLT 2006 A 1B	12/27/2039	0.7%	**	4,560,026
KEY BANK NA SR UNSECURED 02/18 1.65	2/1/2018	1.65%	**	7,222,733
KEY BANK NA SR UNSECURED 12/19 2.5	12/15/2019	2.5%	**	4,643,944
KEYW HOLDING CORP/THE COMMON STOCK			**	408,598
KIMBALL INTERNATIONAL B COMMON STOCK USD.05			**	26,174
KILROY REALTY CORP REIT USD.01			**	382,302
SAMSUNG ELECTR GDR GDR			**	2,354,055
E.ON SE COMMON STOCK NPV			**	1,858,515
KINDER MORGAN ENER PART COMPANY GUAR 02/17 6	2/1/2017	6%	**	399,686
KINDER MORGAN ENER PART COMPANY GUAR 02/18 5.95	2/15/2018	5.95%	**	2,931,128
KINDER MORGAN ENER PART COMPANY GUAR 02/20 6.85	2/15/2020	6.85%	**	918,899
KINDER MORGAN ENER PART COMPANY GUAR 02/19 2.65	2/1/2019	2.65%	**	3,448,596
KINDER MORGAN INC W/I COMMON STOCK USD.01			**	13,048,404
KINDER MORGAN INC/DELAWA COMPANY GUAR 12/17 2	12/1/2017	2%	**	5,242,364
KINDER MORGAN INC/DELAWA COMPANY GUAR 12/19 3.05	12/1/2019	3.05%	**	2,569,410
KINDRED HEALTHCARE INC COMMON STOCK USD.25			**	117,388
KINROSS GOLD CORP COMMON STOCK NPV			**	52,914
KIRBY CORP COMMON STOCK USD.1			**	157,201
KIRKLAND S INC COMMON STOCK NPV			**	41,181
KITE REALTY GROUP TRUST REIT USD.01			**	64,809
KNOWLES CORP COMMON STOCK USD.01			**	130,349
KOHLS CORP COMMON STOCK USD.01			**	1,287,395
KONINKLIJKE PHILIPS NV SR UNSECURED 03/18 5.75	3/11/2018	5.75%	**	1,154,356
KONINKLIJKE PHILIPS NV SR UNSECURED 03/22 3.75	3/15/2022	3.75%	**	52,066
KORN/FERRY INTERNATIONAL COMMON STOCK USD.01			**	138,537
KOREA HYDRO + NUCLEAR PO SR UNSECURED 144A 09/15 3.125	9/16/2015	3.13%	**	314,559
KOREA NATIONAL OIL CORP SR UNSECURED 144A 04/17 3.125	4/3/2017	3.13%	**	205,214
KOREA LAND + HOUSING COR SR UNSECURED 144A 08/17 1.875	8/2/2017	1.88%	**	299,091
MONDELEZ INTERNATIONAL SR UNSECURED 11/31 6.5	11/1/2031	6.5%	**	71,431
MONDELEZ INTERNATIONAL SR UNSECURED 02/20 5.375	2/10/2020	5.38%	**	5,327,577
MONDELEZ INTERNATIONAL SR UNSECURED 02/16 4.125	2/9/2016	4.13%	**	746,750
KRAFT FOODS GROUP INC SR UNSECURED 06/42 5	6/4/2042	5%	**	82,560
KRAFT FOODS GROUP INC SR UNSECURED 02/20 5.375	2/10/2020	5.38%	**	7,787,780
KRAFT FOODS GROUP INC SR UNSECURED 08/18 6.125	8/23/2018	6.13%	**	450,506
KRAFT FOODS GROUP INC SR UNSECURED 06/17 2.25	6/5/2017	2.25%	**	20,330
KRAFT FOODS GROUP INC SR UNSECURED 06/22 3.5	6/6/2022	3.5%	**	1,660,033
KRATOS DEFENSE + SECURITY COMMON STOCK USD.001			**	19,553
KRATON PERFORMANCE POLYMERS COMMON STOCK USD.01			**	46,881
KRISPY KREME DOUGHNUTS INC COMMON STOCK NPV			**	5,313,179
KROGER CO/THE COMPANY GUAR 04/31 7.5	4/1/2031	7.5%	**	67,524
KROGER CO/THE COMPANY GUAR 01/15 4.95	1/15/2015	4.95%	**	400,470
KROGER CO/THE SR UNSECURED 01/17 2.2	1/15/2017	2.2%	**	518,108
KROGER CO/THE SR UNSECURED 01/19 2.3	1/15/2019	2.3%	**	714,831
KROGER CO/THE SR UNSECURED 01/21 3.3	1/15/2021	3.3%	**	81,183
KROGER CO/THE SR UNSECURED 02/24 4	2/1/2024	4%	**	3,188,155

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
KRONOS WORLDWIDE INC COMMON STOCK USD.01			**	81,401
KULICKE + SOFFA INDUSTRIES COMMON STOCK NPV			**	111,154
LB COMMERCIAL CONDUIT MORTGAGE LBCMT 2007 C3 AM	7/15/2044	5.9%	**	4,176,664
L BRANDS INC COMMON STOCK USD.5			**	21,559,605
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C6 A1A	9/15/2039	5.34%	**	4,138,453
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A2	11/15/2038	5.3%	**	2,393,702
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C7 A3	11/15/2038	5.35%	**	7,046,138
LDR HOLDING CORP COMMON STOCK USD.001			**	292,504
LHC GROUP INC COMMON STOCK USD.01			**	57,527
LG+E AND KU ENERGY LLC SR UNSECURED 11/15 2.125	11/15/2015	2.13%	**	403,513
LG+E AND KU ENERGY LLC SR UNSECURED 11/20 3.75	11/15/2020	3.75%	**	521,478
LMI AEROSPACE INC COMMON STOCK USD.02			**	18,781
L N B BANCORP INC COMMON STOCK USD1.			**	18,481
LSB INDUSTRIES INC COMMON STOCK USD.1			**	64,452
LSI INDUSTRIES INC COMMON STOCK NPV			**	16,703
L 3 COMMUNICATIONS CORP COMPANY GUAR 05/17 1.5	5/28/2017	1.5%	**	2,577,394
CAISSE CENTRALE DESJARDN COMPANY GUAR 144A 10/15 VAR	10/29/2015	0.51%	**	8,301,942
CAISSE CENTRALE DESJARDN SR UNSECURED REGS 09/17 1.55	9/12/2017	1.55%	**	19,917,040
CAISSE CENTRALE DESJARDN SR UNSECURED 144A 09/17 VAR	9/12/2017	0.59%	**	4,513,748
LA QUINTA HOLDINGS INC COMMON STOCK USD.01			**	2,786,487
LA Z BOY INC COMMON STOCK USD1.			**	118,284
LABORATORY CORP OF AMER SR UNSECURED 12/15 5.625	12/15/2015	5.63%	**	312,080
LAB CORP OF AMER HLDGS SR UNSECURED 05/16 3.125	5/15/2016	3.13%	**	513,130
LAB CORP OF AMER HLDGS SR UNSECURED 08/17 2.2	8/23/2017	2.2%	**	272,357
LAB CORP OF AMER HLDGS SR UNSECURED 11/18 2.5	11/1/2018	2.5%	**	229,196
BAYER AG REG COMMON STOCK NPV			**	13,801,552
HENKEL AG + CO KGAA VORZUG PREFERENCE			**	234,800
BEIERSDORF AG COMMON STOCK NPV			**	4,551,681
LAKELAND BANCORP INC COMMON STOCK NPV			**	45,572
LAKELAND FINANCIAL CORP COMMON STOCK NPV			**	71,291
LAM RESEARCH CORP COMMON STOCK USD.001			**	29,243,851
STATE BANK OF INDI GDR REG S GDR			**	372,099
ELRINGKLINGER AG COMMON STOCK NPV			**	303,138
GAZPROM OAO SPON ADR ADR			**	398,454
LANDEC CORP COMMON STOCK USD.001			**	38,212
LANDS END INC COMMON STOCK USD.01			**	1,643,945
LANNETT CO INC COMMON STOCK USD.001			**	787,405
INTERPUMP GROUP SPA COMMON STOCK EUR.52			**	628,730
LAREDO PETROLEUM INC COMMON STOCK USD.01			**	1,354,867
ORANGE COMMON STOCK EUR4.			**	3,151,514
LAS VEGAS SANDS CORP COMMON STOCK USD.001			**	10,873,053
LASALLE HOTEL PROPERTIES REIT USD.01			**	3,175,559
LATAM AIRLINES GROUP SP ADR ADR			**	76,672
LATTICE SEMICONDUCTOR CORP COMMON STOCK USD.01			**	70,623
LAYNE CHRISTENSEN COMPANY COMMON STOCK USD.01			**	13,690
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C2 A5	4/15/2030	5.15%	**	189,864
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 A4	11/15/2030	5.2%	**	1,729,212
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2005 C7 AM	11/15/2040	5.26%	**	691,043

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 A4	2/15/2031	5.16%	**	5,878,937
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C1 AM	2/15/2031	5.22%	**	497,135
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2006 C3 A1A	3/15/2039	5.64%	**	11,854,995
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 A3	9/15/2045	5.87%	**	2,745,460
LB UBS COMMERCIAL MORTGAGE TRU LBUBS 2007 C7 AM	9/15/2045	6.16%	**	2,793,008
LEAR CORP COMMON STOCK USD.01			**	753,941
LEAPFROG ENTERPRISES INC COMMON STOCK USD.0001			**	20,801
LEASEPLAN CORPORATION NV SR UNSECURED 144A 05/18 2.5	5/16/2018	2.5%	**	1,800,772
RANDSTAD HOLDING NV COMMON STOCK EUR.1			**	4,536,157
ALLIANZ SE REG COMMON STOCK NPV			**	626,742
LEGACYTEXAS FINANCIAL GROUP COMMON STOCK USD.01			**	92,896
LEGG MASON INC COMMON STOCK USD.1			**	618,131
GIMV NV COMMON STOCK			**	342,144
LEHMAN XS TRUST LXS 2006 14N 3A2	8/25/2036	0.29%	**	1,383,009
HERMES INTERNATIONAL COMMON STOCK NPV			**	629,972
LENDINGCLUB CORP COMMON STOCK USD.01			**	490,137
LENNAR CORP A COMMON STOCK USD.1			**	2,298,798
KGHM POLSKA MIEDZ SA COMMON STOCK PLN10.			**	113,140
LEVEL 3 COMMUNICATIONS INC COMMON STOCK USD.01			**	284,478
DEUTSCHE LUFTHANSA REG COMMON STOCK NPV			**	409,907
LEXINGTON REALTY TRUST REIT USD.0001			**	154,181
MUENCHENER RUECKVER AG REG COMMON STOCK NPV			**	1,915,805
LEXMARK INTERNATIONAL INC A COMMON STOCK USD.01			**	245,350
SOCIETE BIC SA COMMON STOCK EUR3.82			**	786,511
LIBERTY INTERACTIVE CORP A COMMON STOCK USD.01			**	25,148,216
LIBERTY MUTUAL GROUP INC SR UNSECURED 144A 08/16 6.7	8/15/2016	6.7%	**	558,440
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/21 5	6/1/2021	5%	**	81,698
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 05/22 4.95	5/1/2022	4.95%	**	54,093
LIBERTY MUTUAL GROUP INC COMPANY GUAR 144A 06/23 4.25	6/15/2023	4.25%	**	6,182,874
LIBERTY MEDIA CORP C COMMON STOCK USD.01			**	5,886,792
LIFE TIME FITNESS INC COMMON STOCK USD.02			**	214,703
LIFE TECHNOLOGIES CORP SR UNSECURED 01/16 3.5	1/15/2016	3.5%	**	202,421
LIFETIME BRANDS INC COMMON STOCK USD.01			**	22,910
ELI LILLY + CO COMMON STOCK NPV			**	20,453,810
LIMELIGHT NETWORKS INC COMMON STOCK USD.001			**	27,825
LIMONEIRA CO COMMON STOCK USD.01			**	35,846
DASSAULT SYSTEMES SA COMMON STOCK EUR.5			**	1,512,081
LINCOLN NATIONAL CORP SR UNSECURED 07/19 8.75	7/1/2019	8.75%	**	187,430
LINCOLN NATIONAL CORP SR UNSECURED 02/20 6.25	2/15/2020	6.25%	**	87,022
LINCOLN NATIONAL CORP SR UNSECURED 06/21 4.85	6/24/2021	4.85%	**	27,540
LINCOLN NATIONAL CORP SR UNSECURED 03/22 4.2	3/15/2022	4.2%	**	5,310,870
LINDSAY CORP COMMON STOCK USD1.			**	105,460
LINN CO LLC COMMON STOCK			**	119,048
LINKEDIN CORP A COMMON STOCK USD.0001			**	9,167,496
LIQUIDITY SERVICES INC COMMON STOCK USD.001			**	25,123
NORDEA BANK AB COMMON STOCK NPV			**	352,488
LLOYDS BANK PLC COMPANY GUAR 11/18 2.3	11/27/2018	2.3%	**	3,366,502
LLOYDS BANK PLC COMPANY GUAR 01/16 4.875	1/21/2016	4.88%	**	998,635

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
LLOYDS BANK PLC COMPANY GUAR 144A 01/20 5.8	1/13/2020	5.8%	**	4,391,071
LOBLAW COMPANIES LTD COMMON STOCK NPV			**	3,025,437
LOCKHEED MARTIN CORP COMMON STOCK USD1.			**	11,213,159
LOCKHEED MARTIN CORP COMPANY GUAR 05/16 7.65	5/1/2016	7.65%	**	119,791
LOCKHEED MARTIN CORP SR UNSECURED 11/19 4.25	11/15/2019	4.25%	**	664,923
LOCKHEED MARTIN CORP SR UNSECURED 09/16 2.125	9/15/2016	2.13%	**	509,137
LOCKHEED MARTIN CORP SR UNSECURED 09/21 3.35	9/15/2021	3.35%	**	93,228
LONG BEACH MORTGAGE LOAN TRUST LBMLT 2003 4 AV1	8/25/2033	0.79%	**	3,403,467
LORILLARD INC COMMON STOCK USD.01			**	5,613,493
LORILLARD TOBACCO CO COMPANY GUAR 06/19 8.125	6/23/2019	8.13%	**	3,867,323
LORILLARD TOBACCO CO COMPANY GUAR 08/16 3.5	8/4/2016	3.5%	**	12,719,052
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/42 FIXED 6.6	8/1/2042	6.6%	**	446,350
LOS ANGELES CA CMNTY CLG DIST LOSHGR 08/49 FIXED 6.75	8/1/2049	6.75%	**	417,301
LOS ANGELES CA DEPT OF ARPTS LOSAPT 05/39 FIXED 6.582	5/15/2039	6.58%	**	52,540
LOS ANGELES CA UNIF SCH DIST LOSSCD 07/34 FIXED 6.758	7/1/2034	6.76%	**	557,344
RAMIRENT OYJ COMMON STOCK NPV			**	633,752
AKZO NOBEL COMMON STOCK EUR2.			**	4,931,710
LOUISIANA PACIFIC CORP COMMON STOCK USD1.			**	232,536
LUBY S INC COMMON STOCK USD.32			**	13,059
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49			**	489,632
LUMOS NETWORKS CORP COMMON STOCK USD.01			**	37,929
LYDALL INC COMMON STOCK USD.1			**	57,172
WILLIAM LYON HOMES CL A COMMON STOCK USD.01			**	51,932
LYONDELLBASELL IND NV SR UNSECURED 11/21 6	11/15/2021	6%	**	2,042,952
MBIA INC COMMON STOCK USD1.			**	164,279
MB FINANCIAL INC COMMON STOCK USD.01			**	235,771
MASTR ASSET SECURITIZATION TRU MASTR 2003 11 6A16	12/25/2033	5.25%	**	1,468,609
MDC HOLDINGS INC COMMON STOCK USD.01			**	116,653
MANUF + TRADERS TRUST CO SR UNSECURED 03/18 1.45	3/7/2018	1.45%	**	247,319
MANUF + TRADERS TRUST CO SR UNSECURED 07/17 1.4	7/25/2017	1.4%	**	5,901,348
M+T BANK AUTO RECEIVABLES TRUS MTBAT 2013 1A A3 144A	11/15/2017	1.06%	**	601,870
MGM RESORTS INTL COMPANY GUAR 04/16 6.875	4/1/2016	6.88%	**	208,000
M/I HOMES INC COMMON STOCK USD.01			**	56,482
MKS INSTRUMENTS INC COMMON STOCK NPV			**	1,937,421
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 6 A4	3/12/2051	5.49%	**	289,872
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 A3	12/12/2049	5.17%	**	4,003,014
MRC GLOBAL INC COMMON STOCK USD.01			**	1,579,191
MYR GROUP INC/DELAWARE COMMON STOCK USD.01			**	58,965
MACATAWA BANK CORP COMMON STOCK NPV			**	18,398
CNP ASSURANCES COMMON STOCK EUR1.			**	1,201,431
MACK CALI REALTY CORP REIT USD.01			**	115,256
JUNGHEINRICH PRFD PREFERENCE			**	781,385
JPMCB LIQUIDITY FUND JP MORGAN SHORT TERM EQUITY IN			**	465,444,480
ORANGE POLSKA SA COMMON STOCK PLN3.0			**	116,354
SECURITAS AB B SHS COMMON STOCK SEK1.			**	439,176
MACQUARIE BANK LTD SR UNSECURED 144A 02/17 5	2/22/2017	5%	**	645,295
MACQUARIE BANK LTD SR UNSECURED 144A 07/15 3.45	7/27/2015	3.45%	**	2,031,626
MACQUARIE BANK LTD SR UNSECURED 144A 08/16 2	8/15/2016	2%	**	404,872

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
MACQUARIE BANK LTD SR UNSECURED 144A 10/17 1.6	10/27/2017	1.6%	**	5,006,877
MACYS RETAIL HLDGS INC COMPANY GUAR 07/17 7.45	7/15/2017	7.45%	**	272,855
STEVEN MADDEN LTD COMMON STOCK USD.0001			**	2,031,709
FORTUM OYJ COMMON STOCK EUR3.4			**	1,246,857
MAGELLAN HEALTH INC COMMON STOCK USD.01			**	3,560,199
MAGNA INTERNATIONAL INC COMMON STOCK NPV			**	989,077
MAGNA INTERNATIONAL INC SR UNSECURED 06/24 3.625	6/15/2024	3.63%	**	1,503,066
MAGNACHIP SEMICONDUCT COMMON STOCK USD.01			**	41,269
MAGNIT PJSC SPON GDR REGS DEPOSITORY RECEIPT			**	238,259
UCB SA COMMON STOCK NPV			**	4,908,635
MAINSOURCE FINANCIAL GROUP I COMMON STOCK NPV			**	42,886
ALTEN COMMON STOCK NPV			**	474,806
MANITOWOC COMPANY INC COMMON STOCK USD.01			**	174,413
MANPOWERGROUP INC COMMON STOCK USD.01			**	913,478
MANTECH INTERNATIONAL CORP A COMMON STOCK USD.01			**	74,366
MANUF + TRADERS TRUST CO SUBORDINATED 12/17 6.625	12/4/2017	6.63%	**	282,832
MANULIFE FINANCIAL CORP SR UNSECURED 09/15 3.4	9/17/2015	3.4%	**	3,359,423
GAS NATURAL SDG SA COMMON STOCK EUR1.			**	1,085,559
MARATHON OIL CORP COMMON STOCK USD1.			**	4,615,104
MARATHON OIL CORP SR UNSECURED 03/18 5.9	3/15/2018	5.9%	**	222,299
MARATHON OIL CORP SR UNSECURED 11/15 0.9	11/1/2015	0.9%	**	3,419,991
MARATHON OIL CORP SR UNSECURED 11/22 2.8	11/1/2022	2.8%	**	79,602
MARATHON PETROLEUM CORP SR UNSECURED 03/16 3.5	3/1/2016	3.5%	**	184,454
WOLTERS KLUWER COMMON STOCK EUR.12			**	195,429
SANOFI AVENTIS COMMON STOCK EUR2.			**	6,380,744
MARINEMAX INC COMMON STOCK USD.001			**	49,323
INVESTOR AB B SHS COMMON STOCK NPV			**	165,185
HENNES + MAURITZ AB B SHS COMMON STOCK NPV			**	3,534,777
TDC A/S COMMON STOCK DKK1.			**	174,391
WIENERBERGER AG COMMON STOCK NPV			**	328,222
MARKEL CORP COMMON STOCK NPV			**	2,606,400
MARKEL CORPORATION SR UNSECURED 07/22 4.9	7/1/2022	4.9%	**	4,392,544
BANCO SANTANDER SA COMMON STOCK EUR.5			**	3,028,697
MARKETAXESS HOLDINGS INC COMMON STOCK USD.003			**	2,330,001
MARKETO INC COMMON STOCK USD.0001			**	3,652,702
MARLIN BUSINESS SERVICES INC COMMON STOCK USD.01			**	25,252
MARRIOTT VACATIONS WORLD COMMON STOCK USD.01			**	1,951,234
MARSH + MCLENNAN COS INC SR UNSECURED 06/24 3.5	6/3/2024	3.5%	**	582,950
MARSH + MCLENNAN COS INC SR UNSECURED 09/19 2.35	9/10/2019	2.35%	**	300,439
MARRIOTT INTERNATIONAL CL A COMMON STOCK USD.01			**	7,695,631
MARRIOTT INTERNATIONAL SR UNSECURED 10/20 3.375	10/15/2020	3.38%	**	5,067,711
MLP AG COMMON STOCK NPV			**	192,590
RED ELECTRICA CORPORACION SA COMMON STOCK EUR2.			**	1,060,839
MARTEN TRANSPORT LTD COMMON STOCK USD.01			**	67,220
MELIA HOTELS INTERNATIONAL COMMON STOCK EUR.2			**	635,758
LINDE AG COMMON STOCK NPV			**	3,875,282
MASSACHUSETTS EDUCATIONAL FINA MEFA 2008 1 A1	4/25/2038	1.18%	**	61,772
MASS INSTITUTE OF TECH UNSECURED 07/38 3.959	7/1/2038	3.96%	**	8,484,232

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
HON HAI PRECISION GDR REG S GDR			**	1,618,395
MASSMUTUTAL GLOB FNDG II SR SECURED 144A 07/18 5.25	7/31/2018	5.25%	**	2,542,526
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/16 3.125	4/14/2016	3.13%	**	669,389
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 04/17 2	4/5/2017	2%	**	344,790
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 10/22 2.5	10/17/2022	2.5%	**	97,340
MASSMUTUAL GLOBAL FUNDIN SR SECURED 144A 08/18 2.1	8/2/2018	2.1%	**	100,943
MASTEC INC COMMON STOCK USD.1			**	120,511
MASTERCARD INC CLASS A COMMON STOCK USD.0001			**	53,920,393
MASTERCARD INC SR UNSECURED 04/24 3.375	4/1/2024	3.38%	**	2,894,609
MASTR ADJUSTABLE RATE MORTGAGE MARM 2003 6 3A1	12/25/2033	2.48%	**	890,137
MASTR ALTERNATIVE LOANS TRUST MALT 2004 8 7A1	9/25/2019	5%	**	185,454
MASTR ASSET BACKED SECURITIES MABS 2006 HE4 A2	11/25/2036	0.28%	**	2,964,030
MATADOR RESOURCES CO COMMON STOCK USD.01			**	1,464,490
MATERION CORP COMMON STOCK NPV			**	72,222
MATRIX SERVICE CO COMMON STOCK USD.01			**	36,605
MATSON INC COMMON STOCK NPV			**	145,053
MATTEL INC COMMON STOCK USD1.			**	755,677
MATTHEWS INTL CORP CLASS A COMMON STOCK USD1.0			**	154,625
GFK SE COMMON STOCK NPV			**	498,071
MAVENIR SYSTEMS INC COMMON STOCK USD.001			**	2,323,465
MAXIM INTEGRATED PRODUCT SR UNSECURED 11/18 2.5	11/15/2018	2.5%	**	10,975,239
MAXIMUS INC COMMON STOCK NPV			**	5,497,162
MBT FINANCIAL CORP COMMON STOCK NPV			**	11,252
MCCLATCHY CO CLASS A COMMON STOCK USD.01			**	13,951
MCDERMOTT INTL INC COMMON STOCK USD1.			**	44,741
MCDONALD S CORP COMMON STOCK USD.01			**	6,641,831
MCDONALD S CORP SR UNSECURED 03/18 5.35	3/1/2018	5.35%	**	622,324
MCDONALD S CORP SR UNSECURED 07/40 4.875	7/15/2040	4.88%	**	89,002
MCDONALD S CORP SR UNSECURED 05/15 0.75	5/29/2015	0.75%	**	6,009,396
MCGRATH RENTCORP COMMON STOCK NPV			**	91,873
MCGRAW HILL FINANCIAL INC COMMON STOCK USD1.			**	6,832,596
MCKESSON CORP SR UNSECURED 03/17 5.7	3/1/2017	5.7%	**	1,411,782
MCKESSON CORP SR UNSECURED 03/17 1.292	3/10/2017	1.29%	**	3,057,303
MCKESSON CORP SR UNSECURED 03/19 2.284	3/15/2019	2.28%	**	217,545
MCKESSON CORP COMMON STOCK USD.01			**	11,320,375
MCKESSON CORP SR UNSECURED 03/21 4.75	3/1/2021	4.75%	**	320,646
MEADOWBROOK INSURANCE GROUP COMMON STOCK USD.01			**	43,358
MEADWESTVACO CORP COMMON STOCK USD.01			**	746,196
MEDASSETS INC COMMON STOCK USD.01			**	99,235
MEDCO HEALTH SOLUTIONS COMPANY GUAR 03/18 7.125	3/15/2018	7.13%	**	346,367
MEDCO HEALTH SOLUTIONS COMPANY GUAR 09/20 4.125	9/15/2020	4.13%	**	127,424
MEDIA GENERAL INC COMMON STOCK NPV			**	123,467
MEDICAL PROPERTIES TRUST INC REIT USD.001			**	162,425
MEDICINES COMPANY COMMON STOCK USD.001			**	3,250,312
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01			**	3,628,045
MEDNAX INC COMMON STOCK USD.01			**	7,050,962
MEDTRONIC INC COMMON STOCK USD.1			**	20,318,813
MEDTRONIC INC SR UNSECURED 03/20 4.45	3/15/2020	4.45%	**	1,283,677

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
MEDTRONIC INC SR UNSECURED 03/22 3.125	3/15/2022	3.13%	**	5,326,024
MEDTRONIC INC SR UNSECURED 04/23 2.75	4/1/2023	2.75%	**	418,089
MEDTRONIC INC SR UNSECURED 02/17 0.875	2/27/2017	0.88%	**	3,819,259
MEDTRONIC INC SR UNSECURED 144A 03/20 2.5	3/15/2020	2.5%	**	8,883,240
MEDTRONIC INC SR UNSECURED 144A 03/18 1.5	3/15/2018	1.5%	**	9,809,893
MEDTRONIC INC SR UNSECURED 144A 03/22 3.15	3/15/2022	3.15%	**	3,139,296
MEDTRONIC INC SR UNSECURED 144A 03/25 3.5	3/15/2025	3.5%	**	13,145,165
MEMORIAL RESOURCE DEVELOPMEN COMMON STOCK USD.01			**	1,371,632
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01			**	218,719
MENTOR GRAPHICS CORP COMMON STOCK NPV			**	240,397
MERCADOLIBRE INC COMMON STOCK USD.001			**	111,711
MERCANTILE BANK CORP COMMON STOCK NPV			**	36,617
MERCEDES BENZ AUTO RECEIVABLES MBART 2012 1 A3	10/17/2016	0.47%	**	849,927
MERCEDES BENZ AUTO LEASE TRUST MBALT 2014 A A2A	6/15/2016	0.48%	**	—
MERCEDES BENZ AUTO LEASE TRUST MBALT 2014 A A3	12/15/2016	0.68%	**	1,053,950
MERCEDES BENZ AUTO LEASE TRUST MBALT 2013 A A3	2/15/2016	0.59%	**	309,316
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A3	8/15/2017	0.78%	**	17,305,418
MERCEDES BENZ AUTO RECEIVABLES MBART 2013 1 A4	11/15/2019	1.13%	**	1,002,392
MERCEDES BENZ AUTO RECEIVABLES MBART 2014 1 A4	11/16/2020	1.31%	**	1,777,474
MERCER INTERNATIONAL INC COMMON STOCK USD1.			**	78,103
MERCHANTS BANCSHARES INC COMMON STOCK USD.01			**	18,837
INFINEON TECHNOLOGIES AG COMMON STOCK NPV			**	1,479,953
MERCK + CO. INC. COMMON STOCK USD.5			**	24,831,030
MERCK + CO INC SR UNSECURED 01/21 3.875	1/15/2021	3.88%	**	2,629,391
MERCK + CO INC SR UNSECURED 05/16 0.7	5/18/2016	0.7%	**	7,458,626
MERCURY SYSTEMS INC COMMON STOCK USD.01			**	48,511
MEREDITH CORP COMMON STOCK USD1.			**	2,512,137
MERIT MEDICAL SYSTEMS INC COMMON STOCK NPV			**	76,373
MERRILL LYNCH MORTGAGE INVESTO MLMI 1998 C1 A3	11/15/2026	6.72%	**	3,473,993
MLCC MORTGAGE INVESTORS INC MLCC 2003 C A1	6/25/2028	0.83%	**	364,044
MERITAGE HOMES CORP COMMON STOCK USD.01			**	140,181
BANK OF AMERICA CORP SUBORDINATED 05/16 6.05	5/16/2016	6.05%	**	6,845,957
BANK OF AMERICA CORP SR UNSECURED 08/17 6.4	8/28/2017	6.4%	**	14,372,741
BANK OF AMERICA CORP SR UNSECURED 04/18 6.875	4/25/2018	6.88%	**	27,565,920
BANK OF AMERICA CORP SR UNSECURED 01/15 5	1/15/2015	5%	**	4,104,727
MLCC MORTGAGE INVESTORS INC MLCC 2005 2 3A	10/25/2035	1.16%	**	784,152
MLCC MORTGAGE INVESTORS INC MLCC 2004 A A1	4/25/2029	0.63%	**	21,369
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A1	4/25/2035	2.13%	**	596,299
MLCC MORTGAGE INVESTORS INC MLCC 2005 1 2A2	4/25/2035	2.13%	**	1,140,824
MLCC MORTGAGE INVESTORS INC MLCC 2005 B A1	7/25/2030	0.58%	**	523,253
MERRILL LYNCH MORTGAGE INVESTO MLMI 2005 A5 A3	6/25/2035	2.48%	**	11,823,673
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 MKB2 A4	9/12/2042	5.2%	**	183,877
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 MCP1 AM	6/12/2043	4.81%	**	2,992,616
MERRILL LYNCH MORTGAGE TRUST MLMT 2005 LC1 AM	1/12/2044	5.31%	**	279,568
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	5/12/2039	5.68%	**	3,651,060
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 AM	5/12/2039	5.68%	**	1,417,360
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A3	6/12/2050	5.83%	**	74,736
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A4	6/12/2050	5.83%	**	289,995

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
MERRILL LYNCH MORTGAGE TRUST MLMT 2008 C1 A4	2/12/2051	5.69%	**	114,455
NOKIA OYJ COMMON STOCK NPV			**	609,315
META FINANCIAL GROUP INC COMMON STOCK USD.01			**	21,550
METHANEX CORP COMMON STOCK NPV			**	1,087,444
METLIFE INC COMMON STOCK USD.01			**	9,913,561
METLIFE INC SR UNSECURED 06/35 5.7	6/15/2035	5.7%	**	62,309
METLIFE INC SR UNSECURED 06/15 5	6/15/2015	5%	**	8,841,707
METLIFE INC JR SUBORDINA 12/66 6.4	12/15/2066	6.4%	**	4,900,425
METLIFE INC SR UNSECURED 02/19 7.717	2/15/2019	7.72%	**	824,006
METLIFE INC SR UNSECURED 09/23 4.368	9/15/2023	4.37%	**	1,853,660
METLIFE INC SR UNSECURED 12/17 1	12/15/2017	1.9%	**	3,877,817
METRO BANCORP INC COMMON STOCK USD1.			**	37,195
MET LIFE GLOB FUNDING I SR SECURED 144A 09/15 2.5	9/29/2015	2.5%	**	2,485,118
MET LIFE GLOB FUNDING I SR SECURED 144A 04/22 3.875	4/11/2022	3.88%	**	301,276
MET LIFE GLOB FUNDING I SECURED 144A 04/19 2.3	4/10/2019	2.3%	**	7,026,488
MET TRANSPRTN AUTH NY REVENUE MTATRN 11/39 FIXED 6.668	11/15/2039	6.67%	**	409,653
MET WTR DIST OF STHRN CA METWTR 07/40 FIXED 6.947	7/1/2040	6.95%	**	71,536
AEGON NV COMMON STOCK EUR.12			**	993,534
MICROSOFT CORP COMMON STOCK USD.00000625			**	153,355,129
MICROSOFT CORP SR UNSECURED 09/15 1.625	9/25/2015	1.63%	**	5,045,530
MICROSOFT CORP SR UNSECURED 10/20 3	10/1/2020	3%	**	495,213
MICROSOFT CORP SR UNSECURED 02/16 2.5	2/8/2016	2.5%	**	501,582
EULER HERMES GROUP COMMON STOCK EUR.32			**	310,886
MICROFINANCIAL INC COMMON STOCK USD.01			**	14,644
MICRON TECHNOLOGY INC COMMON STOCK USD.1			**	32,725,948
MICROSEMI CORP COMMON STOCK USD.2			**	261,806
MID AMERICA APARTMENT COMM REIT USD.01			**	375,043
BERKSHIRE HATHAWAY ENERG SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	9,419,030
ERICSSON LM B SHS COMMON STOCK SEK5.0			**	908,204
SOCIETE GENERALE SA COMMON STOCK EUR1.25			**	876,346
HAULOTTE GROUP COMMON STOCK EUR.13			**	399,636
ALCATEL LUCENT COMMON STOCK EUR.05			**	5,760,185
TELIASONERA AB COMMON STOCK NPV			**	237,345
MIDSOUTH BANCORP INC COMMON STOCK USD.1			**	19,542
MIDSTATES PETROLEUM CO INC COMMON STOCK USD.01			**	6,964
MIDWESTONE FINANCIAL GROUP I COMMON STOCK USD.01			**	23,624
TELEPERFORMANCE COMMON STOCK EUR2.5			**	55,241
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1			**	3,010,632
AWE LTD COMMON STOCK NPV			**	317,816
MILLER INDUSTRIES INC/TENN COMMON STOCK USD.01			**	23,430
AJINOMOTO CO INC COMMON STOCK			**	205,788
MINERALS TECHNOLOGIES INC COMMON STOCK USD.1			**	3,040,865
AEON FINANCIAL SERVICE CO LT COMMON STOCK			**	564,964
AFRICAN RAINBOW MINERALS LTD COMMON STOCK ZAR.05			**	16,602
RAMSAY HEALTH CARE LTD COMMON STOCK NPV			**	270,694
SINGAPORE TECH ENGINEERING COMMON STOCK NPV			**	48,751
AMMB HOLDINGS BHD COMMON STOCK MYR1.0			**	93,059
REALTEK SEMICONDUCTOR CORP COMMON STOCK TWD10.			**	97,272

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ASAHI KASEI CORP COMMON STOCK			**	783,748
MISSISSIPPI ST MSS 11/17 FLOATING VAR	11/1/2017	0.86%	**	1,412,684
ADVANCED SEMICONDUCTOR ENGR COMMON STOCK TWD10.			**	157,936
AUSDRILL LTD COMMON STOCK NPV			**	96,257
MISTRAS GROUP INC COMMON STOCK USD.01			**	31,931
MITCHAM INDUSTRIES INC COMMON STOCK USD.01			**	6,683
AUST AND NZ BANKING GROUP COMMON STOCK NPV			**	1,454,116
MITSUBISHI UFJ TR + BANK SR UNSECURED 144A 10/17 1.6	10/16/2017	1.6%	**	2,947,897
MITSUBISHI UFJ TR + BANK SR UNSECURED 144A 10/19 2.45	10/16/2019	2.45%	**	2,299,324
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 2 AM	6/12/2046	5.88%	**	338,930
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 A4	9/12/2049	5.7%	**	329,849
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2007 9 AMA	9/12/2049	5.85%	**	1,575,030
MIZUHO BANK LTD COMPANY GUAR 144A 04/17 1.3	4/16/2017	1.3%	**	3,192,374
MIZUHO BANK LTD COMPANY GUAR 144A 04/19 2.45	4/16/2019	2.45%	**	596,096
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 1 AM	2/12/2039	5.52%	**	2,114,139
MOBILE TELESYSTEMS SP ADR ADR			**	279,302
MOBILE MINI INC COMMON STOCK USD.01			**	348,386
WESTPAC BANKING CORP COMMON STOCK NPV			**	780,635
MODINE MANUFACTURING CO COMMON STOCK USD.625			**	59,935
MOELIS + CO CLASS A COMMON STOCK USD.01			**	1,023,449
DATANG INTL POWER GEN CO H COMMON STOCK CNY1.0			**	63,452
MOHAWK INDUSTRIES INC COMMON STOCK USD.01			**	5,732,784
MOLINA HEALTHCARE INC COMMON STOCK USD.001			**	252,394
DIGI.COM BHD COMMON STOCK MYR.01			**	218,990
MOLSON COORS BREWING CO COMPANY GUAR 05/17 2	5/1/2017	2%	**	710,930
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	5/1/2022	3.5%	**	242,407
MOLSON COORS BREWING CO COMPANY GUAR 05/42 5	5/1/2042	5%	**	54,274
TELSTRA CORP LTD COMMON STOCK NPV			**	1,501,554
MONARCH CASINO + RESORT INC COMMON STOCK USD.01			**	27,208
BENDIGO AND ADELAIDE BANK COMMON STOCK NPV			**	184,879
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV			**	8,475,749
MONDELEZ INTERNATIONAL SR UNSECURED 02/19 2.25	2/1/2019	2.25%	**	9,814,526
MONDELEZ INTERNATIONAL SR UNSECURED 02/24 4	2/1/2024	4%	**	1,966,982
ASTRA AGRO LESTARI TBK PT COMMON STOCK IDR500.			**	92,418
CLP HOLDINGS LTD COMMON STOCK			**	212,938
MONMOUTH REAL ESTATE INV COR REIT USD.01			**	43,118
MONOLITHIC POWER SYSTEMS INC COMMON STOCK USD.001			**	989,627
HUANENG POWER INTL INC H COMMON STOCK CNY1.0			**	92,071
MONRO MUFFLER BRAKE INC COMMON STOCK USD.01			**	2,109,122
GENTING HONG KONG LTD COMMON STOCK USD.1			**	306,600
CLICKS GROUP LTD COMMON STOCK ZAR.01			**	449,861
MONSANTO CO SR UNSECURED 04/16 2.75	4/15/2016	2.75%	**	102,279
MONSANTO CO COMMON STOCK USD.01			**	30,531,873
MONSANTO CO SR UNSECURED 04/18 5.125	4/15/2018	5.13%	**	221,331
MONSANTO CO SR UNSECURED 11/18 1.85	11/15/2018	1.85%	**	199,212
MONSANTO CO SR UNSECURED 06/17 1.15	6/30/2017	1.15%	**	8,955,724
MONSANTO CO SR UNSECURED 07/24 3.375	7/15/2024	3.38%	**	477,553
MONSTER WORLDWIDE INC COMMON STOCK USD.001			**	37,408

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
GOLDCREST CO LTD COMMON STOCK			**	170,465
NTT DATA CORP COMMON STOCK			**	263,606
ASX LTD COMMON STOCK NPV			**	81,720
OBIC CO LTD COMMON STOCK			**	548,100
BHP BILLITON LIMITED COMMON STOCK			**	818,558
SAM YUNG TRADING CO LTD COMMON STOCK KRW500.			**	568,390
BROTHER INDUSTRIES LTD COMMON STOCK			**	766,561
OKINAWA CELLULAR TELEPHONE COMMON STOCK			**	200,592
MOODY S CORPORATION SR UNSECURED 07/19 2.75	7/15/2019	2.75%	**	504,117
MOODY S CORPORATION SR UNSECURED 07/44 5.25	7/15/2044	5.25%	**	558,679
MOOG INC CLASS A COMMON STOCK USD1.			**	2,267,021
DONGBU INSURANCE CO LTD COMMON STOCK KRW500.			**	373,639
MIRVAC GROUP REIT NPV			**	65,283
TK CORPORATION COMMON STOCK KRW500.			**	105,746
MORGAN STANLEY BAML TRUST MSBAM 2014 C14 A2	2/15/2047	2.92%	**	5,052,081
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A3	2/15/2046	2.66%	**	4,923,095
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 A4	2/15/2046	2.92%	**	450,017
MORGAN STANLEY BAML TRUST MSBAM 2013 C7 AS	2/15/2046	3.21%	**	216,525
GMO INTERNET INC COMMON STOCK			**	456,146
CANON INC COMMON STOCK			**	70,471
HARVEY NORMAN HOLDINGS LTD COMMON STOCK NPV			**	69,415
CAPCOM CO LTD COMMON STOCK			**	125,717
MORGAN STANLEY COMMON STOCK USD.01			**	8,797,706
MORGAN STANLEY SR UNSECURED 04/18 6.625	4/1/2018	6.63%	**	11,959,868
MORGAN STANLEY SR UNSECURED 04/18 2.125	4/25/2018	2.13%	**	8,524,933
MORGAN STANLEY SUBORDINATED 09/26 4.35	9/8/2026	4.35%	**	2,796,611
MORGAN STANLEY SR UNSECURED 01/17 5.45	1/9/2017	5.45%	**	8,333,094
MORGAN STANLEY SR UNSECURED 04/17 5.55	4/27/2017	5.55%	**	868,347
MORGAN STANLEY SR UNSECURED 08/17 6.25	8/28/2017	6.25%	**	2,888,246
MORGAN STANLEY CAPITAL INC MSAC 2005 HE1 M1	12/25/2034	0.84%	**	9,389,207
MORGAN STANLEY SR UNSECURED 12/17 5.95	12/28/2017	5.95%	**	18,622,891
MORGAN STANLEY CAPITAL I TRUST MSC 2005 HQ7 A4	11/14/2042	5.21%	**	1,531,421
MORGAN STANLEY CAPITAL I TRUST MSC 2006 T21 A3	10/12/2052	5.19%	**	698,143
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ8 A4	3/12/2044	5.41%	**	2,908,548
MORGAN STANLEY CAPITAL I TRUST MSC 2006 IQ11 AM	10/15/2042	5.66%	**	188,472
DONGSUNG FINETEC CO LTD COMMON STOCK KRW500.			**	361,940
MORGAN STANLEY SR UNSECURED 10/16 5.75	10/18/2016	5.75%	**	2,254,791
MORGAN STANLEY SR UNSECURED 10/16 VAR	10/18/2016	0.68%	**	787,629
MORGAN STANLEY SR UNSECURED 02/16 1.75	2/25/2016	1.75%	**	4,143,352
MORGAN STANLEY SR UNSECURED 02/23 3.75	2/25/2023	3.75%	**	1,841,349
MORGAN STANLEY SR UNSECURED 01/19 2.5	1/24/2019	2.5%	**	826,749
MORGAN STANLEY SR UNSECURED 04/24 3.875	4/29/2024	3.88%	**	1,949,468
MORGAN STANLEY SR UNSECURED 07/19 2.375	7/23/2019	2.38%	**	896,681
MORGAN STANLEY SR UNSECURED 01/21 5.75	1/25/2021	5.75%	**	2,984,673
MORGAN STANLEY SR UNSECURED 04/15 6	4/28/2015	6%	**	482,687
MORGAN STANLEY SR UNSECURED 05/19 7.3	5/13/2019	7.3%	**	4,507,355
MORGAN STANLEY SR UNSECURED 09/19 5.625	9/23/2019	5.63%	**	1,749,631
MORGAN STANLEY SR UNSECURED 11/15 3.45	11/2/2015	3.45%	**	428,195

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
MORGAN STANLEY SR UNSECURED 04/16 3.8	4/29/2016	3.8%	**	3,424,458
MORGAN STANLEY SR UNSECURED 03/17 4.75	3/22/2017	4.75%	**	1,943,977
MORGAN STANLEY SUBORDINATED 05/23 4.1	5/22/2023	4.1%	**	232,861
MORGAN STANLEY SUBORDINATED 11/22 4.875	11/1/2022	4.88%	**	180,553
MORGAN STANLEY MORTGAGE LOAN T MSM 2004 11AR 1A1	1/25/2035	0.49%	**	264,868
MORGAN STANLEY MORTGAGE LOAN T MSM 2005 6AR 1A1	11/25/2035	0.45%	**	46,156
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 A1A	7/12/2044	5.73%	**	1,954,507
MORGAN STANLEY CAPITAL I TRUST MSC 2006 HQ9 AM	7/12/2044	5.77%	**	391,816
MORGAN STANLEY CAPITAL I TRUST MSC 2007 HQ11 A31	2/12/2044	5.44%	**	152,083
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T25 A3	11/12/2049	5.51%	**	524,454
DBS GROUP HOLDINGS LTD COMMON STOCK NPV			**	6,342,767
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A1A	3/15/2044	5.31%	**	10,107,659
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ13 A4	3/15/2044	5.36%	**	3,123,863
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A1A	6/11/2042	5.65%	**	11,461,333
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 AAB	6/11/2042	5.65%	**	22,520
MORGAN STANLEY CAPITAL I TRUST MSC 2007 T27 A4	6/11/2042	5.65%	**	3,635,653
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ14 A2	4/15/2049	5.61%	**	1,357,096
MORGAN STANLEY CAPITAL I TRUST MSC 2007 IQ15 A4	6/11/2049	5.91%	**	3,354,113
MORGAN STANLEY REREMIC TRUST MSRR 2009 GG10 A4A 144A	8/12/2045	5.8%	**	1,660,339
MORGAN STANLEY REREMIC TRUST MSRR 2010 GG10 A4A 144A	8/15/2045	5.8%	**	15,816,276
MORGAN STANLEY CAPITAL I TRUST MSC 2011 C3 A3	7/15/2049	4.05%	**	175,296
MORGAN STANLEY SR UNSECURED 10/24 3.7	10/23/2024	3.7%	**	304,086
MORGAN STANLEY SR UNSECURED 01/18 1.875	1/5/2018	1.88%	**	15,630,582
MORGAN STANLEY REREMIC TRUST MSRR 2012 IO AXA 144A	3/27/2051	1%	**	161,417
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 A2	5/15/2046	1.97%	**	2,924,491
MORGAN STANLEY BAML TRUST MSBAM 2013 C9 AS	5/15/2046	3.46%	**	316,093
MORGAN STANLEY BAML TRUST MSBAM 2014 C15 A4	4/15/2047	4.05%	**	1,185,531
MORGAN STANLEY BAML TRUST MSBAM 2014 C16 ASB	6/15/2047	3.48%	**	5,410,366
MORGAN STANLEY BAML TRUST MSBAM 2014 C18 AS	10/15/2047	4.11%	**	2,302,183
MORGAN STANLEY BAML TRUST MSBAM 2014 C19 A2	12/15/2047	3.1%	**	17,517,106
MORNEAU SHEPELL INC COMMON STOCK			**	282,054
COMPUTERSHARE LTD COMMON STOCK NPV			**	38,095
CENTRAL JAPAN RAILWAY CO COMMON STOCK			**	1,089,353
EVA AIRWAYS CORP COMMON STOCK TWD10.			**	250,924
CATCHER TECHNOLOGY CO LTD COMMON STOCK TWD10.			**	2,168,439
CJ CORP COMMON STOCK KRW5000.			**	47,262
CHINA AIRLINES LTD COMMON STOCK TWD10.			**	146,826
CHEUNG KONG HOLDINGS LTD COMMON STOCK NPV			**	774,096
MORTGAGEIT TRUST MHL 2005 3 A1	8/25/2035	0.47%	**	6,706,816
CHIYODA CORP COMMON STOCK			**	234,939
CHIYODA CO LTD COMMON STOCK			**	316,544
CSPC PHARMACEUTICAL GROUP LT COMMON STOCK NPV			**	213,451
CHINA OVERSEAS LAND + INVEST COMMON STOCK NPV			**	333,623
CHINA RESOURCES LAND LTD COMMON STOCK HKD.1			**	142,749
MOSAIC CO/THE COMMON STOCK USD.01			**	7,064,338
MOSAIC CO SR UNSECURED 11/21 3.75	11/15/2021	3.75%	**	150,916
MOSAIC CO SR UNSECURED 11/33 5.45	11/15/2033	5.45%	**	118,798
MOTEL 6 TRUST MOTEL 2012 MTL6 A2 144A	10/5/2025	1.95%	**	3,508,732

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ADVANTECH CO LTD COMMON STOCK TWD10.			**	101,548
BEIJING CAPITAL INTL AIRPO H COMMON STOCK CNY1.			**	20,854
CHEUNG KONG INFRASTRUCTURE COMMON STOCK HKD1.0			**	59,369
COMMONWEALTH BANK OF AUSTRAL COMMON STOCK NPV			**	524,847
LENOVO GROUP LTD COMMON STOCK NPV			**	5,759,841
CHARTER HALL RETAIL REIT REIT NPV			**	409,420
PETROCHINA CO LTD H COMMON STOCK CNY1.0			**	294,304
MOVADO GROUP INC COMMON STOCK USD.01			**	52,343
MUELLER INDUSTRIES INC COMMON STOCK USD.01			**	188,965
KDDI CORP COMMON STOCK			**	70,067
DAH SING FINANCIAL HOLDINGS COMMON STOCK NPV			**	507,693
EXEDY CORP COMMON STOCK			**	563,673
DAITO TRUST CONSTRUCT CO LTD COMMON STOCK			**	125,693
DAICEL CORP COMMON STOCK			**	130,097
DAIWA HOUSE INDUSTRY CO LTD COMMON STOCK			**	114,750
DAIWA SECURITIES GROUP INC COMMON STOCK			**	142,264
MULTI COLOR CORP COMMON STOCK NPV			**	90,889
MULTI FINELINE ELECTRONIX IN COMMON STOCK USD.0001			**	27,626
DELTA ELECTRONICS INC COMMON STOCK TWD10.			**	3,036,089
MUNI ELEC AUTH OF GEORGIA MELPWR 04/57 FIXED 6.637	4/1/2057	6.64%	**	13,257
PHOENIX SATELLITE TELEVISION COMMON STOCK HKD.1			**	615,439
CHINA UNICOM HONG KONG LTD COMMON STOCK NPV			**	53,541
NCSOFT CORP COMMON STOCK KRW500.0			**	249,698
MURPHY OIL CORP COMMON STOCK USD1.			**	7,082,904
MURPHY OIL CORP SR UNSECURED 12/17 2.5	12/1/2017	2.5%	**	3,229,506
HONG KONG EXCHANGES + CLEAR COMMON STOCK NPV			**	343,185
DON QUIJOTE HOLDINGS CO LTD COMMON STOCK			**	522,332
DOWA HOLDINGS CO LTD COMMON STOCK			**	627,799
KINTETSU WORLD EXPRESS INC COMMON STOCK			**	553,418
INDOFOOD SUKSES MAKMUR TBK P COMMON STOCK IDR100.			**	74,830
MUTUALFIRST FINANCIAL INC COMMON STOCK USD.01			**	15,665
MYERS INDUSTRIES INC COMMON STOCK NPV			**	48,699
MYLAN INC COMMON STOCK USD.5			**	2,005,588
MYLAN INC COMPANY GUAR 144A 01/23 3.125	1/15/2023	3.13%	**	2,185,149
MYLAN INC COMPANY GUAR 06/16 1.8	6/24/2016	1.8%	**	779,673
MYLAN INC 06/18 2.6	6/24/2018	2.6%	**	5,065,325
MYLAN INC SR UNSECURED 11/16 1.35	11/29/2016	1.35%	**	6,086,892
MYLAN INC SR UNSECURED 03/19 2.55	3/28/2019	2.55%	**	229,117
LI + FUNG LTD COMMON STOCK HKD.0125			**	3,022,026
N B T BANCORP INC COMMON STOCK USD.01			**	115,772
AU OPTRONICS CORP COMMON STOCK TWD10.0			**	246,573
NCI BUILDING SYSTEMS INC COMMON STOCK USD.01			**	626,865
NCR CORPORATION COMMON STOCK USD.01			**	1,369,901
NCI INC A COMMON STOCK USD.019			**	10,465
NCUA GUARANTEED NOTES NGN 2010 R3 3A	12/8/2020	2.4%	**	505,269
NCUA GUARANTEED NOTES NGN 2010 C1 A1	10/29/2020	1.6%	**	799,327
NCUA GUARANTEED NOTES NGN 2010 C1 A2	10/29/2020	2.9%	**	2,633,750
REMGRO LTD COMMON STOCK ZAR.01			**	149,534

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NL INDUSTRIES COMMON STOCK USD.125			**	15,867
CHINA PETROLEUM + CHEMICAL H COMMON STOCK CNY1.0			**	439,564
NN INC COMMON STOCK USD.01			**	35,816
NPS PHARMACEUTICALS INC COMMON STOCK USD.001			**	7,165,386
NRG ENERGY INC COMMON STOCK USD.01			**	1,899,975
NABISCO INC SR UNSECURED 06/15 7.55	6/15/2015	7.55%	**	1,126,490
NABORS INDUSTRIES INC COMPANY GUAR 02/18 6.15	2/15/2018	6.15%	**	1,415,490
NABORS INDUSTRIES INC COMPANY GUAR 09/20 5	9/15/2020	5%	**	49,109
NABORS INDUSTRIES INC COMPANY GUAR 09/21 4.625	9/15/2021	4.63%	**	737,540
NABORS INDUSTRIES INC COMPANY GUAR 09/16 2.35	9/15/2016	2.35%	**	178,045
NACCO INDUSTRIES CL A COMMON STOCK USD1.			**	36,506
NANOMETRICS INC COMMON STOCK NPV			**	37,929
SINGAPORE EXCHANGE LTD COMMON STOCK NPV			**	70,727
EISAI CO LTD COMMON STOCK			**	3,260,600
NASDAQ OMX GROUP/THE COMMON STOCK USD.01			**	4,870,434
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 09/15 2.75	9/28/2015	2.75%	**	7,101,913
NATIONAL AUSTRALIA BANK SR UNSECURED 144A 07/16 3	7/27/2016	3%	**	618,656
NATIONAL BANK OF CANADA COMMON STOCK NPV			**	200,620
FAMILYMART CO LTD COMMON STOCK			**	91,080
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK			**	1,235,944
NUFARM LTD COMMON STOCK NPV			**	809,605
TIME DOTCOM BHD COMMON STOCK MYR.5			**	378,648
NATIONAL BANK HOLD CL A COMMON STOCK			**	77,582
FIRST PACIFIC CO COMMON STOCK USD.01			**	19,807
NOVATEK MICROELECTRONICS COR COMMON STOCK TWD10.			**	563,255
NORTHAM PLATINUM LTD COMMON STOCK ZAR.0001			**	59,583
EPISTAR CORP COMMON STOCK TWD10.			**	73,644
COCA COLA EAST JAPAN CO LTD COMMON STOCK			**	353,542
FUJI HEAVY INDUSTRIES LTD COMMON STOCK			**	534,384
FUJIFILM HOLDINGS CORP COMMON STOCK			**	1,747,167
FANUC CORP COMMON STOCK			**	3,310,442
FUJITSU LTD COMMON STOCK			**	1,402,580
NATIONAL HEALTHCARE CORP COMMON STOCK USD.01			**	90,175
KRUNG THAI BANK NVDR NVDR THB5.15			**	239,143
NATIONAL GRID PLC SR UNSECURED 08/16 6.3	8/1/2016	6.3%	**	912,134
SIAM COMMERCIAL BANK P NVDR NVDR THB10.0			**	54,213
KASIKORNBANK PCL NVDR NVDR THB10.0			**	261,714
GPT GROUP REIT NPV			**	73,154
BANGKOK BANK PUBLIC CO NVDR NVDR THB10.0			**	125,599
NATIONAL OILWELL VARCO I SR UNSECURED 12/17 1.35	12/1/2017	1.35%	**	222,111
NATL PENN BCSHS INC COMMON STOCK NPV			**	155,349
NATIONAL PRESTO INDS INC COMMON STOCK USD1.			**	35,695
GIANT MANUFACTURING COMMON STOCK TWD10.			**	649,104
MEDIATEK INC COMMON STOCK TWD10.			**	5,423,771
NATIONAL RETAIL PROPERTIES REIT USD.01			**	326,850
GLORY LTD COMMON STOCK			**	392,744
NATIONAL RURAL UTIL COOP COLLATERAL T 11/15 1.9	11/1/2015	1.9%	**	788,428
NATIONAL RURAL UTIL COOP COLLATERAL T 01/17 1.1	1/27/2017	1.1%	**	4,156,985

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NATIONAL SEMICONDUCTOR SR UNSECURED 04/15 3.95	4/15/2015	3.95%	**	838,293
NATL WESTERN LIFE INS CL A COMMON STOCK USD1.			**	110,393
BANK OF AMERICA CORP SUBORDINATED 09/16 7.8	9/15/2016	7.8%	**	275,161
NATIONWIDE MUTUAL INSURA SR SUBORDINA 144A 08/39 9.375	8/15/2039	9.38%	**	39,611
NATURAL GAS SERVICES GROUP COMMON STOCK USD.01			**	25,966
NAVIGATORS GROUP INC COMMON STOCK USD.1			**	105,243
HELLENIC REPUBLIC SR UNSECURED 08/16 5	8/22/2016	5%	**	840,736
NAVIGANT CONSULTING INC COMMON STOCK USD.001			**	67,736
NAVITAS EQUIPMENT RECEIVABLES NVTAS 2013 1 A 144A	11/15/2016	1.95%	**	61,032
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/16 2.875	4/1/2016	2.88%	**	3,123,207
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/20 5.15	4/30/2020	5.15%	**	1,787,312
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/21 4.375	4/1/2021	4.38%	**	27,495
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 04/40 6.4	4/30/2040	6.4%	**	368,443
NBCUNIVERSAL MEDIA LLC COMPANY GUAR 01/23 2.875	1/15/2023	2.88%	**	424,579
NBCUNIVERSAL ENTERPRISE COMPANY GUAR 144A 04/18 VAR	4/15/2018	0.92%	**	4,260,152
NIPPON BUILDING FUND INC REIT			**	90,679
SHINHAN FINANCIAL GROUP LTD COMMON STOCK KRW5000.			**	15,489
JAPAN REAL ESTATE INVESTMENT REIT			**	82,239
HYUNDAI DEVELOPMENT CO ENGIN COMMON STOCK KRW5000.			**	351,386
NELNET INC CL A COMMON STOCK USD.01			**	156,688
NELNET STUDENT LOAN TRUST NSLT 2004 4 B	1/25/2041	0.53%	**	5,494,413
NELNET STUDENT LOAN TRUST NSLT 2007 1 B2	8/25/2037	5.37%	**	6,551,750
NEOGEN CORP COMMON STOCK USD.16			**	1,110,320
HANKYU HANSHIN HOLDINGS INC COMMON STOCK			**	92,022
NESTLE SA SPONS ADR ADR			**	8,773,624
CHAROEN POKPHAND FOODS NVDR NVDR THB1.0			**	47,957
NETAPP INC COMMON STOCK USD.001			**	9,537,645
NETAPP INC SR UNSECURED 06/21 3.375	6/15/2021	3.38%	**	100,261
NETFLIX INC COMMON STOCK USD.001			**	11,174,063
NETEASE INC ADR ADR USD.0001			**	7,103,381
NETGEAR INC COMMON STOCK USD.001			**	127,625
FUBON FINANCIAL HOLDING CO COMMON STOCK TWD10.			**	476,486
NETSUITE INC COMMON STOCK USD.01			**	2,917,787
NEUSTAR INC CLASS A COMMON STOCK USD.001			**	1,677,174
JAMES HARDIE INDUSTRIES CDI CDI EUR.59			**	120,067
NEVADA POWER CO GENL REF MOR 01/15 5.875	1/15/2015	5.88%	**	450,603
NEVADA POWER CO GENL REF MOR 03/19 7.125	3/15/2019	7.13%	**	149,129
TAKARA LEBEN CO LTD COMMON STOCK			**	611,285
DELTA ELECTRONICS THAI NVDR NVDR THB1.0			**	40,071
CAPITAMALL TRUST REIT NPV			**	53,883
HENDERSON LAND DEVELOPMENT COMMON STOCK NPV			**	314,513
RESONA HOLDINGS INC COMMON STOCK			**	793,615
THAI UNION FROZEN PROD NVDR NVDR THB.25			**	165,871
HITACHI CHEMICAL CO LTD COMMON STOCK			**	135,906
HITACHI TRANSPORT SYSTEM LTD COMMON STOCK			**	334,752
CHIPBOND TECHNOLOGY CORP COMMON STOCK TWD10.			**	216,569
HONDA MOTOR CO LTD COMMON STOCK			**	5,699,477

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
POWER ASSETS HOLDINGS LTD COMMON STOCK NPV			**	169,700
HONG LEONG BANK BERHAD COMMON STOCK MYR1.			**	25,189
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.			**	733,952
INDEPENDENCE GROUP NL COMMON STOCK NPV			**	573,934
HOYA CORP COMMON STOCK			**	7,070,207
NEW HAMPSHIRE THRIFT BANCSHS COMMON STOCK USD.01			**	12,808
HUNG POO REAL ESTATE DEVELOP COMMON STOCK TWD10.			**	133,755
HYUNDAI MOBIS CO LTD COMMON STOCK KRW5000.			**	78,584
HYSAN DEVELOPMENT CO COMMON STOCK NPV			**	321,708
SK HYNIX INC COMMON STOCK KRW5000.			**	14,306,233
LARGAN PRECISION CO LTD COMMON STOCK TWD10.			**	4,092,463
TAISHIN FINANCIAL HOLDING COMMON STOCK TWD10.			**	16,411
INDOCEMENT TUNGGAL PRAKARSA COMMON STOCK IDR500.			**	62,374
ORICA LTD COMMON STOCK NPV			**	1,189,676
INVENTEC CO LTD COMMON STOCK TWD10.			**	134,442
CHINA GAS HOLDINGS LTD COMMON STOCK HKD.01			**	34,894
ISUZU MOTORS LTD COMMON STOCK			**	192,764
NIPPON SHOKUBAI CO LTD COMMON STOCK			**	530,131
JGC CORP COMMON STOCK			**	498,836
JAPAN TOBACCO INC COMMON STOCK			**	2,642,526
KEYENCE CORP COMMON STOCK			**	942,500
NEW YORK + CO COMMON STOCK USD.001			**	11,093
NEW YORK COMMUNITY BANCORP COMMON STOCK USD.01			**	706,832
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 05/15 3	5/4/2015	3%	**	504,353
NEW YORK LIFE GLOBAL FDG SR SECURED 144A 07/16 2.45	7/14/2016	2.45%	**	818,936
NEW YORK LIFE GLOBAL FDG SECURED 144A 05/17 1.65	5/15/2017	1.65%	**	654,948
NEW YORK LIFE GLOBAL FDG SECURED 144A 07/15 0.75	7/24/2015	0.75%	**	600,248
NEW YORK LIFE GLOBAL FDG SECURED 144A 02/16 0.8	2/12/2016	0.8%	**	56,096
NEW YORK LIFE GLOBAL FDG SECURED 144A 12/17 1.45	12/15/2017	1.45%	**	6,183,837
KOREA ELECTRIC POWER CORP COMMON STOCK KRW5000.			**	369,058
KOBE STEEL LTD COMMON STOCK			**	552,592
NEW YORK NY NYC 12/31 FIXED 6.646	12/1/2031	6.65%	**	203,096
KONICA MINOLTA INC COMMON STOCK			**	1,520,664
HANWHA CORPORATION COMMON STOCK KRW5000.			**	259,831
KOREAN AIR LINES CO LTD COMMON STOCK KRW5000.			**	550,587
JTEKT CORP COMMON STOCK			**	426,578
NEW YORK CITY NY TRANSITIONAL NYCGEN 11/38 FIXED 5.572	11/1/2038	5.57%	**	174,091
NEW YORK CITY NY MUNI WTR FIN NYCUTL 06/43 FIXED 5.44	6/15/2043	5.44%	**	177,958
KURITA WATER INDUSTRIES LTD COMMON STOCK			**	92,591
NEW YORK ST DORM AUTH ST PERSO NYSHGR 09/27 FIXED 5.051	9/15/2027	5.05%	**	925,704
KYOCERA CORP COMMON STOCK			**	2,891,650
NEW YORK TIMES CO A COMMON STOCK USD.1			**	2,473,528
NEWBRIDGE BANCORP COMMON STOCK NPV			**	29,457
LEIGHTON HOLDINGS LTD COMMON STOCK NPV			**	195,637
LEND LEASE GROUP STAPLED SECURITY NPV			**	1,311,239
NEWELL RUBBERMAID INC SR UNSECURED 12/19 2.875	12/1/2019	2.88%	**	5,507,070
NEWFIELD EXPLORATION CO COMMON STOCK USD.01			**	372,493

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
JAPAN RETAIL FUND INVESTMENT REIT			**	69,911
LIBERTY HOLDINGS LTD COMMON STOCK ZAR.0833			**	153,034
NEWPARK RESOURCES INC COMMON STOCK USD.01			**	80,184
NEWPORT CORP COMMON STOCK USD.1167			**	76,383
21ST CENTURY FOX AMERICA COMPANY GUAR 10/15 7.6	10/11/2015	7.6%	**	398,916
21ST CENTURY FOX AMERICA COMPANY GUAR 03/19 6.9	3/1/2019	6.9%	**	2,847,652
21ST CENTURY FOX AMERICA COMPANY GUAR 02/21 4.5	2/15/2021	4.5%	**	377,633
21ST CENTURY FOX AMERICA COMPANY GUAR 02/41 6.15	2/15/2041	6.15%	**	44,543
21ST CENTURY FOX AMERICA COMPANY GUAR 09/22 3	9/15/2022	3%	**	99,325
NEWSTAR FINANCIAL INC COMMON STOCK USD.01			**	62,976
CTBC FINANCIAL HOLDING CO LT COMMON STOCK TWD10.			**	315,588
JAPAN PRIME REALTY INVESTMEN REIT			**	31,377
NEXTERA ENERGY CAPITAL COMPANY GUAR 06/15 1.2	6/1/2015	1.2%	**	6,690,568
NEXTERA ENERGY CAPITAL COMPANY GUAR 09/15 1.339	9/1/2015	1.34%	**	3,510,549
AEON MALL CO LTD COMMON STOCK			**	25,035
BOC HONG KONG HOLDINGS LTD COMMON STOCK NPV			**	58,447
NIAGARA MOHAWK POWER SR UNSECURED 144A 08/19 4.881	8/15/2019	4.88%	**	127,190
NICE SYSTEMS LTD SPONS ADR ADR			**	886,375
NICHOLAS FINANCIAL INC COMMON STOCK NPV			**	16,792
NIKE INC CL B COMMON STOCK NPV			**	27,077,282
NIMBLE STORAGE INC COMMON STOCK USD.001			**	5,679,713
NIPPON LIFE INSURANCE SUBORDINATED 144A 10/44 VAR	10/16/2044	5.1%	**	10,450,000
NISOURCE FINANCE CORP COMPANY GUAR 09/17 5.25	9/15/2017	5.25%	**	202,301
NISOURCE FINANCE CORP COMPANY GUAR 03/18 6.4	3/15/2018	6.4%	**	301,816
NISOURCE FINANCE CORP COMPANY GUAR 01/19 6.8	1/15/2019	6.8%	**	446,120
NISOURCE FINANCE CORP COMPANY GUAR 03/16 10.75	3/15/2016	10.75%	**	186,920
NISOURCE FINANCE CORP COMPANY GUAR 02/45 5.65	2/1/2045	5.65%	**	69,430
NISSAN MOTOR ACCEPTANCE UNSECURED 144A 03/16 1	3/15/2016	1%	**	690,306
NISSAN MOTOR ACCEPTANCE UNSECURED 144A 03/18 1.8	3/15/2018	1.8%	**	218,708
NISSAN MOTOR ACCEPTANCE SR UNSECURED 144A 03/19 2.35	3/4/2019	2.35%	**	200,739
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A3	5/15/2017	0.5%	**	1,325,269
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 A A4	7/15/2019	0.75%	**	7,084,100
NISSAN MASTER OWNER TRUST RECE NMOTR 2013 A A	2/15/2018	0.46%	**	7,990,880
NISSAN AUTO RECEIVABLES OWNER NAROT 2011 B A3	2/16/2016	0.95%	**	883,932
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 A A4	7/16/2018	1%	**	8,433,300
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A3	10/17/2016	0.46%	**	462,815
NISSAN AUTO RECEIVABLES OWNER NAROT 2012 B A4	12/17/2018	0.66%	**	1,003,977
NISSAN AUTO LEASE TRUST NALT 2013 A A4	10/15/2018	0.74%	**	2,032,127
NISSAN AUTO LEASE TRUST NALT 2013 B A2A	1/15/2016	0.57%	**	766,242
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 B A4	10/15/2019	1.31%	**	3,999,580
NISSAN AUTO RECEIVABLES OWNER NAROT 2013 C A3	8/15/2018	0.67%	**	2,155,755
NISSAN AUTO LEASE TRUST NALT 2014 A A3	2/15/2017	0.8%	**	1,105,260
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 A A2	11/15/2016	0.42%	**	—
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 A A3	8/15/2018	0.72%	**	1,505,588
NISSAN AUTO RECEIVABLES OWNER NAROT 2014 B A3	5/15/2019	1.11%	**	797,018
NOBLE ENERGY INC SR UNSECURED 03/19 8.25	3/1/2019	8.25%	**	635,418
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	12/15/2021	4.15%	**	3,946,243
NOBLE ENERGY INC SR UNSECURED 11/24 3.9	11/15/2024	3.9%	**	1,976,696

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NOBLE HOLDING INTL LTD COMPANY GUAR 08/15 3.45	8/1/2015	3.45%	**	2,026,308
NOBLE HOLDING INTL LTD COMPANY GUAR 03/17 2.5	3/15/2017	2.5%	**	428,574
NOBLE HOLDING INTL LTD COMPANY GUAR 03/42 5.25	3/15/2042	5.25%	**	31,554
MABUCHI MOTOR CO LTD COMMON STOCK			**	176,521
NOMURA HOLDINGS INC SR UNSECURED 03/15 5	3/4/2015	5%	**	649,609
NOMURA HOLDINGS INC SR UNSECURED 01/16 4.125	1/19/2016	4.13%	**	2,276,783
NOMURA HOLDINGS INC SR UNSECURED 03/19 2.75	3/19/2019	2.75%	**	2,148,275
NORANDA ALUMINUM HOLDING COR COMMON STOCK USD.01			**	24,534
NORDEA BANK AB SR UNSECURED 144A 01/20 4.875	1/27/2020	4.88%	**	667,996
NORDEA BANK AB SR UNSECURED 144A 03/17 3.125	3/20/2017	3.13%	**	2,175,548
NORDEA BANK AB SR UNSECURED 144A 05/16 0.875	5/13/2016	0.88%	**	2,407,860
MALAYAN BANKING BHD COMMON STOCK MYR1.			**	310,519
NORDSTROM INC SR UNSECURED 10/21 4	10/15/2021	4%	**	42,793
ALLIANCE FINANCIAL GROUP BHD COMMON STOCK MYR1.			**	63,446
MISC BHD COMMON STOCK MYR1.			**	223,385
NORFOLK SOUTHERN CORP SR UNSECURED 05/17 7.7	5/15/2017	7.7%	**	742,677
NORFOLK SOUTHERN CORP SR UNSECURED 04/18 5.75	4/1/2018	5.75%	**	920,224
NORFOLK SOUTHERN CORP SR UNSECURED 06/19 5.9	6/15/2019	5.9%	**	2,387,387
NORFOLK SOUTHERN CORP SR UNSECURED 12/21 3.25	12/1/2021	3.25%	**	153,541
NORFOLK SOUTHERN CORP SR UNSECURED 10/42 3.95	10/1/2042	3.95%	**	24,521
CHINA TELECOM CORP LTD H COMMON STOCK CNY1.0			**	535,020
NAVER CORP COMMON STOCK KRW500.			**	261,053
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK			**	773,594
MTN GROUP LTD COMMON STOCK ZAR.0001			**	623,843
ASCENDAS REAL ESTATE INV TRT REIT			**	50,291
NWS HOLDINGS LTD COMMON STOCK HKD1.0			**	23,905
HYUNDAI DEPT STORE CO COMMON STOCK KRW5000.			**	103,176
PANASONIC CORP COMMON STOCK			**	1,116,415
PCCW LTD COMMON STOCK NPV			**	25,383
SINOTRANS LIMITED H COMMON STOCK CNY1.			**	109,299
SUNCORP GROUP LTD COMMON STOCK NPV			**	254,329
YUE YUEN INDUSTRIAL HLDG COMMON STOCK HKD.25			**	548,657
MIZUHO FINANCIAL GROUP INC COMMON STOCK			**	88,334
MISUMI GROUP INC COMMON STOCK			**	672,238
MITSUBISHI ESTATE CO LTD COMMON STOCK			**	383,661
MITSUBISHI CORP COMMON STOCK			**	107,249
MITSUBISHI ELECTRIC CORP COMMON STOCK			**	916,602
MITSUI + CO LTD COMMON STOCK			**	128,481
MITSUI FUDOSAN CO LTD COMMON STOCK			**	380,083
MITSUBISHI MOTORS CORP COMMON STOCK			**	454,573
POWERTECH TECHNOLOGY INC COMMON STOCK TWD10.			**	54,883
MONADELPHOUS GROUP LTD COMMON STOCK NPV			**	170,876
COMFORTDELGRO CORP LTD COMMON STOCK NPV			**	82,409
FIRSTRAND LTD COMMON STOCK ZAR.01			**	237,617
MURATA MANUFACTURING CO LTD COMMON STOCK			**	7,117,061
SEIKO EPSON CORP COMMON STOCK			**	1,065,591
NHK SPRING CO LTD COMMON STOCK			**	307,389
NASPERS LTD N SHS COMMON STOCK ZAR.02			**	490,339

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NAGAILEBEN CO LTD COMMON STOCK			**	469,851
NATIONAL AUSTRALIA BANK LTD COMMON STOCK NPV			**	668,414
NEW WORLD DEVELOPMENT COMMON STOCK NPV			**	87,419
NETCARE LTD COMMON STOCK ZAR.01			**	299,267
NEWCREST MINING LTD COMMON STOCK NPV			**	100,080
MINERAL DEPOSITS LTD COMMON STOCK NPV			**	28,796
NORTHEAST BANCORP COMMON STOCK USD1.			**	11,867
NIPPON DENKO CO LTD COMMON STOCK			**	180,224
DENSO CORP COMMON STOCK			**	6,590,347
NEC CORP COMMON STOCK			**	2,496,718
NIHON PARKERIZING CO LTD COMMON STOCK			**	714,659
NIDEC CORP COMMON STOCK			**	17,090,880
NH FOODS LTD COMMON STOCK			**	286,034
NIPPON TELEGRAPH + TELEPHONE COMMON STOCK			**	253,838
YAMAHA CORP COMMON STOCK			**	282,960
NOK CORP COMMON STOCK			**	476,792
HITACHI HIGH TECHNOLOGIES CO COMMON STOCK			**	540,056
NOMURA HOLDINGS INC COMMON STOCK			**	232,571
NIPPON YUSEN COMMON STOCK			**	213,937
NORTHERN OIL AND GAS INC COMMON STOCK USD.001			**	31,273
OKI ELECTRIC INDUSTRY CO LTD COMMON STOCK			**	265,099
OJI HOLDINGS CORP COMMON STOCK			**	28,892
NORTHERN TRUST CORP COMMON STOCK USD1.667			**	13,351,536
OLYMPUS CORP COMMON STOCK			**	1,869,761
OMRON CORP COMMON STOCK			**	1,631,886
ONO PHARMACEUTICAL CO LTD COMMON STOCK			**	1,655,657
ORIX CORP COMMON STOCK			**	229,996
NORTHFIELD BANCORP INC COMMON STOCK USD.01			**	77,360
OSAKA GAS CO LTD COMMON STOCK			**	124,134
AMOREPACIFIC GROUP COMMON STOCK KRW5000.			**	257,865
NORTHRIM BANCORP INC COMMON STOCK USD1.			**	18,814
NORTHROP GRUMMAN CORP COMMON STOCK USD1.			**	4,367,460
NORTHROP GRUMMAN SYSTEMS COMPANY GUAR 02/31 7.75	2/15/2031	7.75%	**	35,037
NORTHROP GRUMMAN CORP SR UNSECURED 08/19 5.05	8/1/2019	5.05%	**	1,304,150
NORTHSTAR ASSET MANAGEMENT COMMON STOCK USD.01			**	341,507
NORTHSTAR MORTGAGE TRUST NRF 2012 1 A 144A	8/25/2029	1.36%	**	450,391
N STAR REAL ESTATE CDO LTD NSTAR 2013 1A A 144A	8/25/2029	2.01%	**	416,997
N STAR REAL ESTATE CDO LTD NSTAR 2013 1A A 144A	8/25/2029	2.02%	**	3,536,434
INCITEC PIVOT LTD COMMON STOCK NPV			**	218,042
NORTHWEST BANCSHARES INC COMMON STOCK USD.01			**	118,158
NORTHWEST PIPE CO COMMON STOCK USD.01			**	1,712,322
WISTRON NEWEB CORP COMMON STOCK TWD10.			**	351,940
UNILEVER INDONESIA TBK PT COMMON STOCK IDR10.			**	83,456
ALFRESA HOLDINGS CORP COMMON STOCK			**	438,384
KINSUS INTERCONNECT TECH COMMON STOCK TWD10.			**	287,102
PICK N PAY STORES LTD COMMON STOCK ZAR.0125			**	65,293
LEE + MAN PAPER MANUFACTURIN COMMON STOCK HKD.025			**	236,678
NORWOOD FINANCIAL CORP COMMON STOCK USD.1			**	11,359

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NOVADAQ TECHNOLOGIES INC COMMON STOCK			**	671,298
NOVARTIS AG SPONSORED ADR ADR			**	1,711,152
NOVARTIS CAPITAL CORP COMPANY GUAR 04/15 2.9	4/24/2015	2.9%	**	2,302,741
NOVARTIS CAPITAL CORP COMPANY GUAR 09/22 2.4	9/21/2022	2.4%	**	871,187
NOVARTIS CAPITAL CORP COMPANY GUAR 05/24 3.4	5/6/2024	3.4%	**	426,516
UNI PRESIDENT ENTERPRISES CO COMMON STOCK TWD10.			**	207,874
NOVO NORDISK A/S SPONS ADR ADR			**	22,876,118
NOW INC COMMON STOCK USD.01			**	245,258
NU SKIN ENTERPRISES INC A COMMON STOCK USD.001			**	152,295
NTELOS HOLDINGS CORP COMMON STOCK USD.01			**	5,154
NSTAR ELECTRIC CO SR UNSECURED 11/17 5.625	11/15/2017	5.63%	**	188,744
NUCOR CORP SR UNSECURED 06/18 5.85	6/1/2018	5.85%	**	676,190
NUCOR CORP SR UNSECURED 08/23 4	8/1/2023	4%	**	104,732
PRESIDENT CHAIN STORE CORP COMMON STOCK TWD10.			**	324,948
YPSO FRANCE SAS TERM LOAN B 2	5/21/2020	1%	**	1,175,734
NUMERICABLE U S LLC TERM LOAN B 1	5/21/2020	1%	**	1,359,016
NUMERICABLE SFR SR SECURED 144A 05/22 6	5/15/2022	6%	**	1,608,800
NUTRACEUTICAL INTL CORP COMMON STOCK USD.01			**	22,099
PICC PROPERTY + CASUALTY H COMMON STOCK CNY1.0			**	210,016
BANK RAKYAT INDONESIA PERSER COMMON STOCK IDR250.			**	278,151
NUVERRA ENVIRONMENTAL SOLUTI COMMON STOCK USD.001			**	9,668
QANTAS AIRWAYS LTD COMMON STOCK NPV			**	1,089,887
OFG BANCORP COMMON STOCK USD1.			**	68,265
OSI SYSTEMS INC COMMON STOCK NPV			**	137,789
CHINA RESOURCES POWER HOLDIN COMMON STOCK NPV			**	88,345
NOMURA REAL ESTATE OFFICE FU REIT			**	540,932
PERUSAHAAN GAS NEGARA PERSER COMMON STOCK IDR100.			**	218,539
UNITED URBAN INVESTMENT CORP REIT			**	44,115
CHALLENGER LTD COMMON STOCK NPV			**	672,627
BANK NEGARA INDONESIA PERSER COMMON STOCK IDR7500.			**	414,564
BEC WORLD PUBLIC CO LTD NVDR NVDR THB1.0			**	154,705
RICOH LEASING CO LTD COMMON STOCK			**	379,324
RICOH CO LTD COMMON STOCK			**	87,130
AIRPORTS OF THAILAND PC NVDR NVDR			**	289,714
OASIS PETROLEUM INC COMMON STOCK USD.01			**	108,502
SEMICONDUCTOR MANUFACTURING COMMON STOCK USD.0004			**	121,220
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2			**	24,983,135
OCCIDENTAL PETROLEUM COR SR UNSECURED 06/16 4.125	6/1/2016	4.13%	**	193,289
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/21 4.1	2/1/2021	4.1%	**	1,814,726
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/17 1.75	2/15/2017	1.75%	**	251,442
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	2/15/2022	3.13%	**	484,325
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	2/15/2023	2.7%	**	209,104
ROHM CO LTD COMMON STOCK			**	1,381,209
OCEANFIRST FINANCIAL CORP COMMON STOCK USD.01			**	29,858
OCH ZIFF CAPITAL MANAGEMEN A MLP NPV			**	3,223,680
RMB HOLDINGS LTD COMMON STOCK ZAR.01			**	373,502
SAKAI CHEMICAL INDUSTRY CO COMMON STOCK			**	162,492

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.0			**	11,774,763
OHIO ST OHS 05/21 FIXED 4.534	5/1/2021	4.53%	**	11,257,800
OHIO ST OHS 05/22 FIXED 4.654	5/1/2022	4.65%	**	11,392,100
SASOL LTD COMMON STOCK NPV			**	521,254
SATO HOLDINGS CORP COMMON STOCK			**	364,694
OIL DRI CORP OF AMERICA COMMON STOCK USD.1			**	16,707
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01			**	250,613
MEDIPAL HOLDINGS CORP COMMON STOCK			**	442,963
SECOM CO LTD COMMON STOCK			**	254,873
SECURITY BANK CORP COMMON STOCK PHP10.			**	260,401
SEKISUI CHEMICAL CO LTD COMMON STOCK			**	436,882
SEKISUI HOUSE LTD COMMON STOCK			**	92,656
OLD DOMINION FREIGHT LINE COMMON STOCK USD.1			**	2,251,560
SINOPEC SHANGHAI PETROCHEM H COMMON STOCK CNY1.0			**	617,175
SKILLED GROUP LTD COMMON STOCK NPV			**	271,333
OLD NATIONAL BANCORP COMMON STOCK NPV			**	169,290
OLD REPUBLIC INTL CORP COMMON STOCK USD1.			**	340,396
OLD SECOND BANCORP INC COMMON STOCK USD1.			**	15,960
SHIMAMURA CO LTD COMMON STOCK			**	468,410
SHIN ETSU CHEMICAL CO LTD COMMON STOCK			**	3,103,230
SHIONOGI + CO LTD COMMON STOCK			**	8,377,122
SHINKO ELECTRIC INDUSTRIES COMMON STOCK			**	436,945
HULIC CO LTD COMMON STOCK			**	477,754
OLIN CORP COMMON STOCK USD1.			**	158,707
SINO LAND CO COMMON STOCK NPV			**	814,912
SINGAPORE AIRLINES LTD COMMON STOCK NPV			**	236,360
OLYMPIC STEEL INC COMMON STOCK NPV			**	12,748
SUNDRUG CO LTD COMMON STOCK			**	745,014
OMNICOM GROUP COMMON STOCK USD.15			**	19,739,201
OMNICOM GROUP INC COMPANY GUAR 04/16 5.9	4/15/2016	5.9%	**	443,437
OMEGA HEALTHCARE INVESTORS REIT USD.1			**	224,262
OMEGA PROTEIN CORP COMMON STOCK USD.01			**	22,747
SONIC HEALTHCARE LTD COMMON STOCK NPV			**	490,216
OMNOVA SOLUTIONS INC COMMON STOCK USD.1			**	33,374
ON ASSIGNMENT INC COMMON STOCK USD.01			**	153,072
ON DECK CAPITAL INC COMMON STOCK USD.005			**	330,843
ON SEMICONDUCTOR CORP COMMON STOCK USD.01			**	426,747
ONCOR ELECTRIC DELIVERY SR SECURED 01/15 6.375	1/15/2015	6.38%	**	325,467
ONDECK ASSET SECURITIZATION TR ONDK 2014 1A A 144A	5/17/2018	3.15%	**	218,398
ONE LIBERTY PROPERTIES INC REIT USD1.			**	21,824
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 1A A 144A	6/18/2024	2.43%	**	2,952,941
ONEMAIN FINANCIAL ISSUANCE TRU OMFIT 2014 2A A 144A	9/18/2024	2.47%	**	202,792
ONEOK PARTNERS LP COMPANY GUAR 10/22 3.375	10/1/2022	3.38%	**	1,143,193
ONEOK PARTNERS LP COMPANY GUAR 09/18 3.2	9/15/2018	3.2%	**	12,456,259
ONEX CORPORATION COMMON STOCK NPV			**	326,161
ONTARIO (PROVINCE OF) SR UNSECURED 02/15 2.95	2/5/2015	2.95%	**	971,744
ONTARIO (PROVINCE OF) SR UNSECURED 06/15 2.7	6/16/2015	2.7%	**	1,010,561
ONTARIO 09/21 2.5	9/10/2021	2.5%	**	7,657,372

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ONTARIO (PROVINCE OF) SR UNSECURED 05/16 2.3	5/10/2016	2.3%	**	76,654
ONTARIO (PROVINCE OF) SR UNSECURED 05/15 0.95	5/26/2015	0.95%	**	576,428
ONTARIO (PROVINCE OF) SR UNSECURED 09/19 1.65	9/27/2019	1.65%	**	74,137
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	10/25/2017	1.1%	**	3,807,863
OPEN TEXT CORP COMMON STOCK NPV			**	64,210
OPHTHOTECH CORP COMMON STOCK USD.001			**	545,888
OPPENHEIMER HOLDINGS CL A COMMON STOCK USD.001			**	33,364
ORACLE CORP COMMON STOCK USD.01			**	44,997,072
ORACLE CORP SR UNSECURED 07/19 5	7/8/2019	5%	**	1,653,851
ORACLE CORP SR UNSECURED 07/40 5.375	7/15/2040	5.38%	**	95,969
ORACLE CORP SR UNSECURED 10/17 1.2	10/15/2017	1.2%	**	7,345,763
ORACLE CORP SR UNSECURED 10/22 2.5	10/15/2022	2.5%	**	491,918
ORACLE CORP SR UNSECURED 07/23 3.625	7/15/2023	3.63%	**	146,819
ORACLE CORP SR UNSECURED 07/21 2.8	7/8/2021	2.8%	**	2,232,424
ORACLE CORP SR UNSECURED 01/16 5.25	1/15/2016	5.25%	**	6,132,387
SHENZHEN EXPRESSWAY CO H COMMON STOCK CNY1.			**	473,407
STOCKLAND REIT NPV			**	108,276
ORASURE TECHNOLOGIES INC COMMON STOCK USD.000001			**	333,220
ORBCOMM INC COMMON STOCK USD.001			**	36,866
ORBITAL SCIENCES CORP COMMON STOCK USD.01			**	3,173,020
ORCHIDS PAPER PRODUCTS CO COMMON STOCK USD.001			**	23,870
SUMITOMO HEAVY INDUSTRIES COMMON STOCK			**	1,290,804
SUMITOMO REALTY + DEVELOPMEN COMMON STOCK			**	172,297
SUN HUNG KAI PROPERTIES COMMON STOCK NPV			**	335,609
ORION MARINE GROUP INC COMMON STOCK USD.01			**	30,575
ORITANI FINANCIAL CORP COMMON STOCK USD.01			**	71,025
SURUGA BANK LTD COMMON STOCK			**	884,416
SUZUKI MOTOR CORP COMMON STOCK			**	537,370
SUZUKEN CO LTD COMMON STOCK			**	462,438
ORMAT TECHNOLOGIES INC COMMON STOCK USD.001			**	122,582
SWIRE PACIFIC LTD A COMMON STOCK HKD.6			**	123,729
THK CO LTD COMMON STOCK			**	1,061,604
TDK CORP COMMON STOCK			**	3,714,517
TAIWAN CEMENT COMMON STOCK TWD10.			**	63,173
TAISEI CORP COMMON STOCK			**	544,351
MITSUBISHI TANABE PHARMA COMMON STOCK			**	98,912
TIMAH PERSERO TBK PT COMMON STOCK IDR50.			**	117,055
SYSMEX CORP COMMON STOCK			**	696,818
TERUMO CORP COMMON STOCK			**	2,451,280
KASIKORNBANK PCL FOREIGN FOREIGN SH. THB10.0 A			**	881,198
TAIWAN SEMICONDUCTOR MANUFAC COMMON STOCK TWD10.			**	7,553,731
TOKYO OHKA KOGYO CO LTD COMMON STOCK			**	836,315
TOKYO TATEMONO CO LTD COMMON STOCK			**	257,183
TOKYO GAS CO LTD COMMON STOCK			**	587,404
TOKYO ELECTRON LTD COMMON STOCK			**	146,127
TOKYU CORP COMMON STOCK			**	293,615
HYOSUNG CORPORATION COMMON STOCK KRW5000.			**	177,355
TOTO LTD COMMON STOCK			**	293,590

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
TOUNG LOONG TEXTILE MANUF CO COMMON STOCK TWD10.			**	241,393
HAITONG INTERNATIONAL SECURI COMMON STOCK HKD.1			**	429,754
TOYO SUISAN KAISHA LTD COMMON STOCK			**	97,585
MAZDA MOTOR CORP COMMON STOCK			**	417,534
TOYOTA MOTOR CORP COMMON STOCK			**	542,131
OVERSEAS PRIVATE INV COR US GOVT GUAR 09/16 0.00000	9/7/2016		**	5,992,308
OVERSEAS PRIVATE INV COR US GOVT GUAR 04/17 0.00000	4/23/2017	3.56%	**	8,592,500
OVERSEAS PRIVATE INV COR US GOVT GUAR 05/30 3.43	5/15/2030	3.43%	**	8,915,340
OVERSEAS PRIVATE INV COR US GOVT GUAR 11/17 0.00000	11/17/2017	1.5%	**	8,431,272
TENAGA NASIONAL BHD COMMON STOCK MYR1.			**	738,052
TSUTSUMI JEWELRY CO LTD COMMON STOCK			**	72,682
OWENS + MINOR INC COMMON STOCK USD2.			**	212,310
OWENS CORNING COMMON STOCK USD.001			**	378,046
TTK PRESTIGE LTD COMMON STOCK INR10.			**	434,127
OWENS ILLINOIS INC COMMON STOCK USD.01			**	5,595,081
UMW HOLDINGS BHD COMMON STOCK MYR.5			**	29,778
GUANGDONG INVESTMENT LTD COMMON STOCK NPV			**	54,593
MIZRAHI TEFAHOT BANK LTD COMMON STOCK ILS.1			**	528,664
UNITED OVERSEAS BANK LTD COMMON STOCK NPV			**	185,118
UOL GROUP LTD COMMON STOCK NPV			**	21,010
P.A.M. TRANSPORTATION SVCS COMMON STOCK USD.01			**	42,509
PBF ENERGY INC CLASS A COMMON STOCK USD.001			**	196,603
PC CONNECTION INC COMMON STOCK USD.01			**	62,897
PCCW HKT CAPITAL NO3 LTD COMPANY GUAR 144A 07/15 5.25	7/20/2015	5.25%	**	1,276,128
PDC ENERGY INC COMMON STOCK USD.01			**	1,914,639
PICO HOLDINGS INC COMMON STOCK USD.001			**	44,429
PHI INC VOTING COMMON STOCK USD.1			**	10,825
PHI INC NON VOTING COMMON STOCK USD.1			**	49,817
PFS TAX LIEN TRUST PFS 2014 1 NOTE 144A	5/15/2029	1.44%	**	98,853
PMC SIERRA INC COMMON STOCK USD.001			**	172,758
PMFG INC COMMON STOCK USD1.			**	11,255
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.			**	20,748,348
PNC FUNDING CORP COMPANY GUAR 02/17 5.625	2/1/2017	5.63%	**	658,334
PNC FUNDING CORP COMPANY GUAR 06/19 6.7	6/10/2019	6.7%	**	1,030,104
PNC FUNDING CORP COMPANY GUAR 09/15 4.25	9/21/2015	4.25%	**	730,887
PNC FUNDING CORP COMPANY GUAR 02/15 3.625	2/8/2015	3.63%	**	1,569,607
PNC FUNDING CORP COMPANY GUAR 08/20 4.375	8/11/2020	4.38%	**	1,669,718
PNC FUNDING CORP COMPANY GUAR 09/16 2.7	9/19/2016	2.7%	**	513,479
PNM RESOURCES INC COMMON STOCK NPV			**	3,126,854
PNC BANK NA SUBORDINATED 11/22 2.7	11/1/2022	2.7%	**	277,721
PNC BANK NA SUBORDINATED 07/23 3.8	7/25/2023	3.8%	**	3,607,790
PNC BANK NA SR UNSECURED 11/16 1.15	11/1/2016	1.15%	**	2,666,552
PPG INDUSTRIES INC COMMON STOCK USD1.67			**	8,066,210
PPG INDUSTRIES INC SR UNSECURED 03/18 6.65	3/15/2018	6.65%	**	551,171
PPG INDUSTRIES INC SR UNSECURED 01/16 1.9	1/15/2016	1.9%	**	202,129
PPL CORP COMMON STOCK USD.01			**	3,480,414
PPL ELECTRIC UTILITIES 1ST MORTGAGE 06/44 4.125	6/15/2044	4.13%	**	56,498
PPL CAPITAL FUNDING INC COMPANY GUAR 06/22 4.2	6/15/2022	4.2%	**	84,749

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
PPL CAPITAL FUNDING INC COMPANY GUAR 06/18 1.9	6/1/2018	1.9%	**	99,830
PRGX GLOBAL INC COMMON STOCK USD.01			**	13,482
PSEG POWER LLC COMPANY GUAR 12/15 5.5	12/1/2015	5.5%	**	182,234
PSEG POWER LLC COMPANY GUAR 04/20 5.125	4/15/2020	5.13%	**	33,328
PSEG POWER LLC COMPANY GUAR 09/16 2.75	9/15/2016	2.75%	**	3,074,478
PSEG POWER LLC COMPANY GUAR 09/21 4.15	9/15/2021	4.15%	**	84,277
PSEG POWER LLC COMPANY GUAR 11/18 2.45	11/15/2018	2.45%	**	661,051
PVH CORP COMMON STOCK USD1.			**	1,553,292
PTC THERAPEUTICS INC COMMON STOCK USD.001			**	674,770
PTC INC COMMON STOCK USD.01			**	1,588,829
PACCAR INC COMMON STOCK USD1.			**	2,223,927
PACCAR FINANCIAL CORP SR UNSECURED 03/17 1.6	3/15/2017	1.6%	**	265,205
PACCAR FINANCIAL CORP SR UNSECURED 06/15 1.05	6/5/2015	1.05%	**	330,846
PACCAR FINANCIAL CORP SR UNSECURED 11/17 1.4	11/17/2017	1.4%	**	299,237
PACIFIC CONTINENTAL CORP COMMON STOCK NPV			**	24,702
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	3/1/2034	6.05%	**	381,931
PACIFIC GAS + ELECTRIC SR UNSECURED 11/17 5.625	11/30/2017	5.63%	**	1,122,578
PACIFIC GAS + ELECTRIC SR UNSECURED 10/18 8.25	10/15/2018	8.25%	**	1,744,840
PACIFIC GAS + ELECTRIC SR UNSECURED 06/23 3.25	6/15/2023	3.25%	**	1,733,297
PACIFIC GAS + ELECTRIC SR UNSECURED 11/23 3.85	11/15/2023	3.85%	**	1,316,658
PACIFIC MERCANTILE BANCORP COMMON STOCK NPV			**	13,749
PACIFIC PREMIER BANCORP INC COMMON STOCK USD.01			**	30,189
WESFARMERS LTD COMMON STOCK NPV			**	98,498
PACIFICORP 1ST MORTGAGE 10/37 6.25	10/15/2037	6.25%	**	67,665
PACIFICORP 1ST MORTGAGE 01/19 5.5	1/15/2019	5.5%	**	90,392
PACIFICORP 1ST MORTGAGE 04/24 3.6	4/1/2024	3.6%	**	70,274
PACIRA PHARMACEUTICALS INC COMMON STOCK			**	644,558
PACKAGING CORP OF AMERICA COMMON STOCK USD.01			**	149,466
PACWEST BANCORP COMMON STOCK NPV			**	6,416,133
ALUMINA LTD COMMON STOCK NPV			**	140,171
WEST JAPAN RAILWAY CO COMMON STOCK			**	352,548
PALO ALTO NETWORKS INC COMMON STOCK USD.0001			**	31,074,069
WHEELOCK + CO LTD COMMON STOCK NPV			**	74,689
PANHANDLE OIL AND GAS INC A COMMON STOCK USD.01666			**	33,407
XEBIO CO LTD COMMON STOCK			**	279,970
YAMAHA MOTOR CO LTD COMMON STOCK			**	364,584
ASTELLAS PHARMA INC COMMON STOCK			**	863,682
AZBIL CORP COMMON STOCK			**	588,740
PANTRY INC COMMON STOCK USD.01			**	87,350
SK HOLDINGS CO LTD COMMON STOCK KRW5000.0			**	340,640
ZHEJIANG EXPRESSWAY CO H COMMON STOCK CNY1.			**	70,098
PARK ELECTROCHEMICAL CORP COMMON STOCK USD.1			**	51,107
PARK NATIONAL CORP COMMON STOCK NPV			**	135,994
PARK STERLING CORP COMMON STOCK USD.01			**	33,898
PARKER DRILLING CO COMMON STOCK USD.167			**	24,858
PARKER HANNIFIN CORP COMMON STOCK USD.5			**	2,424,260
PARKWAY PROPERTIES INC REIT USD.001			**	99,894
DEUTSCHE BOERSE AG COMMON STOCK NPV			**	137,657

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
PASON SYSTEMS INC COMMON STOCK NPV			**	360,975
PATTERSON UTI ENERGY INC COMMON STOCK USD.01			**	158,136
PAYLOCITY HOLDING CORP PRIVATE COMP USD.001			**	528,714
PEABODY ENERGY CORP COMMON STOCK USD.01			**	136,456
PEAPACK GLADSTONE FINL CORP COMMON STOCK NPV			**	22,829
PEBBLEBROOK HOTEL TRUST REIT USD.01			**	3,795,458
PEMBINA PIPELINE CORP COMMON STOCK NPV			**	76,766
PENN VIRGINIA CORP COMMON STOCK USD.01			**	32,178
J.C. PENNEY CO INC COMMON STOCK USD.5			**	176,010
PENNS WOODS BANCORP INC COMMON STOCK USD8.33			**	25,221
PENNSYLVANIA ELECTRIC CO SR UNSECURED 09/17 6.05	9/1/2017	6.05%	**	320,980
PENN REAL ESTATE INVEST TST REIT USD1.			**	110,614
PENSKE TRUCK LEASING/PTL UNSECURED 144A 05/15 3.125	5/11/2015	3.13%	**	1,229,881
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/16 2.5	3/15/2016	2.5%	**	1,024,913
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 03/18 3.375	3/15/2018	3.38%	**	12,992,741
PENSKE TRUCK LEASING/PTL SR UNSECURED 144A 01/23 4.25	1/17/2023	4.25%	**	124,558
PENSKE AUTOMOTIVE GROUP INC COMMON STOCK USD.0001			**	1,513,957
PENTAIR FINANCE SA COMPANY GUAR 12/15 1.35	12/1/2015	1.35%	**	5,809,535
GROUPE BRUXELLES LAMBERT SA COMMON STOCK NPV			**	85,525
PEOPLES BANCORP INC COMMON STOCK NPV			**	37,210
NOVARTIS AG REG COMMON STOCK CHF.5			**	4,120,317
PEUGEOT SA COMMON STOCK EUR1.			**	490,179
PEOPLES BANCORP OF NC COMMON STOCK NPV			**	11,303
ABB LTD REG COMMON STOCK CHF1.03			**	680,697
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV			**	11,450,073
TECAN GROUP AG REG COMMON STOCK CHF.1			**	589,308
NESTLE SA REG COMMON STOCK CHF.1			**	13,140,471
BALOISE HOLDING AG REG COMMON STOCK CHF.1			**	334,275
PEOPLE S UNITED FINANCIAL COMMON STOCK USD.01			**	454,337
PEOPLES UNITED BANK SUBORDINATED 07/24 4	7/15/2024	4%	**	460,866
PEP BOYS MANNY MOE + JACK COMMON STOCK USD1.			**	1,214,557
PEPSICO INC SR UNSECURED 06/18 5	6/1/2018	5%	**	1,476,126
PEPSICO INC SR UNSECURED 11/18 7.9	11/1/2018	7.9%	**	600,998
PEPSICO INC SR UNSECURED 01/15 3.1	1/15/2015	3.1%	**	225,180
PEPSICO INC SR UNSECURED 08/21 3	8/25/2021	3%	**	3,502,785
PEPSICO INC SR UNSECURED 03/15 0.75	3/5/2015	0.75%	**	7,503,908
PEPSICO INC SR UNSECURED 08/15 0.7	8/13/2015	0.7%	**	2,665,003
PEPSICO INC SR UNSECURED 08/17 1.25	8/13/2017	1.25%	**	896,260
PEPSICO INC SR UNSECURED 02/16 0.7	2/26/2016	0.7%	**	1,936,010
PERCEPTRON INC COMMON STOCK USD.01			**	10,199
PERFICIENT INC COMMON STOCK USD.001			**	63,007
PERICOM SEMICONDUCTOR CORP COMMON STOCK NPV			**	29,138
PERKINELMER INC COMMON STOCK USD1.			**	2,851,196
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	1/15/2022	4.45%	**	3,661,719
PERRIGO CO PLC COMPANY GUAR 11/16 1.3	11/8/2016	1.3%	**	7,041,032
PERRIGO CO PLC SR UNSECURED 11/18 2.3	11/8/2018	2.3%	**	4,346,572
PERRIGO FINANCE PLC COMPANY GUAR 12/21 3.5	12/15/2021	3.5%	**	2,670,793
ENEL SPA COMMON STOCK EUR1.			**	1,151,343

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ING GROEP NV CVA DUTCH CERT EUR.24			**	5,931,776
SONOVA HOLDING AG REG COMMON STOCK CHF.05			**	2,574,908
PETRO CANADA SR UNSECURED 05/18 6.05	5/15/2018	6.05%	**	922,291
PETROBRAS INTL FIN CO COMPANY GUAR 01/20 5.75	1/20/2020	5.75%	**	1,892,792
PETROBRAS INTL FIN CO COMPANY GUAR 01/21 5.375	1/27/2021	5.38%	**	1,514,942
PETROBRAS INTL FIN CO COMPANY GUAR 01/41 6.75	1/27/2041	6.75%	**	72,766
PETROBRAS INTL FIN CO COMPANY GUAR 02/15 2.875	2/6/2015	2.88%	**	2,106,307
PETROBRAS GLOBAL FINANCE COMPANY GUAR 05/16 2	5/20/2016	2%	**	2,894,105
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/17 3.25	3/17/2017	3.25%	**	942,500
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/17 VAR	3/17/2017	1%	**	646,170
PETROBRAS GLOBAL FINANCE COMPANY GUAR 03/24 6.25	3/17/2024	6.25%	**	2,283,696
PETROLEOS MEXICANOS COMPANY GUAR 06/41 6.5	6/2/2041	6.5%	**	1,267,988
PETROLEO BRASIL SP PREF ADR ADR			**	285,766
PETROQUEST ENERGY INC COMMON STOCK USD.001			**	14,567
DE LONGHI SPA COMMON STOCK EUR1.5			**	541,622
PFIZER INC COMMON STOCK USD.05			**	35,759,047
PFIZER INC SR UNSECURED 03/19 6.2	3/15/2019	6.2%	**	1,570,572
PFIZER INC SR UNSECURED 01/17 0.9	1/15/2017	0.9%	**	876,510
PFIZER INC SR UNSECURED 06/23 3	6/15/2023	3%	**	45,507
PFIZER INC SR UNSECURED 05/17 1.1	5/15/2017	1.1%	**	4,363,827
PHARMERICA CORP COMMON STOCK USD.01			**	57,305
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV			**	19,084,875
PHILIP MORRIS INTL INC SR UNSECURED 05/18 5.65	5/16/2018	5.65%	**	253,491
PHILIP MORRIS INTL INC SR UNSECURED 03/20 4.5	3/26/2020	4.5%	**	1,580,417
PHILIP MORRIS INTL INC SR UNSECURED 05/16 2.5	5/16/2016	2.5%	**	5,804,838
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	11/15/2021	2.9%	**	11,570,202
PHILIP MORRIS INTL INC SR UNSECURED 03/23 2.625	3/6/2023	2.63%	**	267,110
PHILIP MORRIS INTL INC SR UNSECURED 11/17 1.25	11/9/2017	1.25%	**	4,583,013
PHOTRONICS INC COMMON STOCK USD.01			**	12,349
ESSILOR INTERNATIONAL COMMON STOCK EUR.18			**	3,413,881
PIMCO FDS PAC INVT MGMT SER SHORT TERM PORTFOLIO INSTL CL			**	4,334,581
PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORT INSTL CL			**	4,584,920
PIMCO FDS PAC INVT MGMT SER ASSET BKD SECS PORTFOLIO			**	3,103,521
PIMCO FDS SHORT TERM FLTG NAV MUTUAL FUND			**	149,929,702
PINNACLE FINANCIAL PARTNERS COMMON STOCK USD1.			**	1,151,998
PINNACLE FOODS INC COMMON STOCK USD.01			**	3,735,234
PIONEER ENERGY SERVICES CORP COMMON STOCK USD.1			**	23,850
SNAM SPA COMMON STOCK NPV			**	876,075
CREDIT AGRICOLE SA COMMON STOCK EUR3.			**	320,113
FREEPORT MCMORAN OIL+GAS COMPANY GUAR 11/20 6.5	11/15/2020	6.5%	**	309,586
FREEPORT MCMORAN OIL+GAS COMPANY GUAR 02/23 6.875	2/15/2023	6.88%	**	401,613
PLAINS ALL AMER PIPELINE SR UNSECURED 01/17 6.125	1/15/2017	6.13%	**	441,383
PLAINS ALL AMER PIPELINE SR UNSECURED 05/18 6.5	5/1/2018	6.5%	**	487,809
PLAINS ALL AMER PIPELINE SR UNSECURED 01/20 5.75	1/15/2020	5.75%	**	2,859,096
PLAINS ALL AMER PIPELINE SR UNSECURED 09/15 3.95	9/15/2015	3.95%	**	255,113
PLAINS ALL AMER PIPELINE SR UNSECURED 02/21 5	2/1/2021	5%	**	440,726

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
PLAINS ALL AMER PIPELINE SR UNSECURED 10/23 3.85	10/15/2023	3.85%	**	14,507,789
PLAINS ALL AMER PIPELINE SR UNSECURED 12/19 2.6	12/15/2019	2.6%	**	53,625
PLAINS ALL AMER PIPELINE SR UNSECURED 02/45 4.9	2/15/2045	4.9%	**	147,356
PLEXUS CORP COMMON STOCK USD.01			**	135,169
POLARIS INDUSTRIES INC COMMON STOCK USD.01			**	360,254
POLYCOM INC COMMON STOCK USD.0005			**	177,120
POLYONE CORPORATION COMMON STOCK USD.01			**	2,767,525
OTP BANK PLC COMMON STOCK HUF100.			**	31,663
PORSCHE INNOVATIVE LEASE OWNER PILOT 2013 1 A2 144A	1/22/2016	0.54%	**	1,038,858
PORSCHE INNOVATIVE LEASE OWNER PILOT 2014 1 A2 144A	1/20/2017	0.65%	**	4,701,321
PORT AUTH OF NEW YORK NEW JE PORTRN 12/24 FIXED 5.859	12/1/2024	5.86%	**	23,655,360
PORT AUTH OF NEW YORK NEW JE PORTRN 10/62 FIXED 4.458	10/1/2062	4.46%	**	955,287
PORTLAND GENERAL ELECTRIC CO COMMON STOCK NPV			**	6,167,992
INTRUM JUSTITIA AB COMMON STOCK NPV			**	486,035
POST HOLDINGS INC COMMON STOCK USD.01			**	167,434
POST PROPERTIES INC REIT USD.01			**	216,861
POTASH CORP SASKATCHEWAN SR UNSECURED 09/15 3.75	9/30/2015	3.75%	**	5,882,571
POTASH CORP SASKATCHEWAN SR UNSECURED 12/17 3.25	12/1/2017	3.25%	**	651,941
POTASH CORP SASKATCHEWAN SR UNSECURED 03/24 3.625	3/15/2024	3.63%	**	174,427
AAREAL BANK AG COMMON STOCK NPV			**	617,532
COMPAGNIE DE SAINT GOBAIN COMMON STOCK EUR4.0			**	413,426
POWELL INDUSTRIES INC COMMON STOCK USD.01			**	40,237
POWER CORP OF CANADA COMMON STOCK NPV			**	123,393
POWER INTEGRATIONS INC COMMON STOCK USD.001			**	2,976,861
POWERSECURE INTERNATIONAL IN COMMON STOCK USD.01			**	26,271
PRAXAIR INC SR UNSECURED 08/22 2.2	8/15/2022	2.2%	**	110,194
PRECISION CASTPARTS CORP COMMON STOCK NPV			**	8,488,852
PRECISION CASTPARTS CORP SR UNSECURED 12/15 0.7	12/20/2015	0.7%	**	4,981,575
PREFERRED BANK/LOS ANGELES COMMON STOCK NPV			**	37,149
PREFORMED LINE PRODUCTS CO COMMON STOCK USD2.			**	33,597
PREMIER FINANCIAL BANCORP COMMON STOCK NPV			**	12,776
PREMIERE GLOBAL SERVICES INC COMMON STOCK USD.01			**	43,542
PRESTIGE BRANDS HOLDINGS INC COMMON STOCK USD.01			**	2,875,927
PRICELINE GROUP INC/THE COMMON STOCK USD.008			**	37,857,252
PRICOA GLOBAL FUNDING 1 SR SECURED 144A 05/18 1.6	5/29/2018	1.6%	**	147,941
PRIME MORTGAGE TRUST PRIME 2004 CL1 2A1	2/25/2019	5%	**	7,732
PRIME MORTGAGE TRUST PRIME 2005 2 1A1	7/25/2020	4.75%	**	255,653
PRINCIPAL FINANCIAL GROU COMPANY GUAR 11/17 1.85	11/15/2017	1.85%	**	334,267
PRINCIPAL FINANCIAL GROU COMPANY GUAR 05/23 3.125	5/15/2023	3.13%	**	2,953,467
PRINCIPAL LFE GLB FND II SR SECURED 144A 12/15 1	12/11/2015	1%	**	5,089,977
PRINCIPAL LFE GLB FND II SR SECURED 144A 05/16 VAR	5/27/2016	0.61%	**	3,358,924
PRINCIPAL LFE GLB FND II SR SECURED 144A 10/18 2.25	10/15/2018	2.25%	**	780,656
PRINCIPAL LFE GLB FND II SR SECURED 144A 09/17 1.5	9/11/2017	1.5%	**	284,190
PRIVATE EXPORT FUNDING US GOVT GUAR 03/19 4.375	3/15/2019	4.38%	**	539,392
PRIVATE EXPORT FUNDING US GOVT GUAR 11/22 2.05	11/15/2022	2.05%	**	369,562
PROASSURANCE CORP COMMON STOCK USD.01			**	4,620,741
PROCERA NETWORKS INC COMMON STOCK USD.001			**	13,266
PROCTER + GAMBLE CO/THE COMMON STOCK			**	2,984,746

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
PROCTER + GAMBLE CO/THE SR UNSECURED 08/34 5.8	8/15/2034	5.8%	**	59,819
PROCTER + GAMBLE CO/THE SR UNSECURED 08/16 1.45	8/15/2016	1.45%	**	2,198,222
PRIVATEBANCORP INC COMMON STOCK NPV			**	4,064,112
PROGRESS ENERGY INC SR UNSECURED 01/16 5.625	1/15/2016	5.63%	**	3,038,530
PROGRESS ENERGY INC SR UNSECURED 03/19 7.05	3/15/2019	7.05%	**	3,999,557
PROGRESS ENERGY INC SR UNSECURED 12/19 4.875	12/1/2019	4.88%	**	6,551,652
PROGRESS ENERGY INC SR UNSECURED 04/22 3.15	4/1/2022	3.15%	**	916,759
PROGRESS SOFTWARE CORP COMMON STOCK USD.01			**	130,155
PROGRESSIVE CORP SR UNSECURED 04/44 4.35	4/25/2044	4.35%	**	67,122
PROLOGIS LP COMPANY GUAR 03/20 6.875	3/15/2020	6.88%	**	5,873,025
PROSPERITY BANCSHARES INC COMMON STOCK USD1.			**	385,859
PROTO LABS INC COMMON STOCK USD.001			**	3,385,939
PROVIDENCE AND WORCESTER RR COMMON STOCK USD.5			**	11,224
SWISS LIFE HOLDING AG REG COMMON STOCK CHF5.1			**	2,806,871
PROVIDENT FINANCIAL HLDGS COMMON STOCK USD.01			**	13,950
PROVIDENT FINANCIAL SERVICES COMMON STOCK USD.01			**	118,474
POLAND GOVERNMENT BOND BONDS 09/22 5.75	9/23/2022	5.75%	**	2,336,135
PRUDENTIAL BANCORP INC COMMON STOCK USD.01			**	11,328
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01			**	5,521,045
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/17 6.1	6/15/2017	6.1%	**	1,827,433
PRUDENTIAL FINANCIAL INC SR UNSECURED 06/20 5.375	6/21/2020	5.38%	**	101,576
PRUDENTIAL FINANCIAL INC SR UNSECURED 05/16 3	5/12/2016	3%	**	2,075,018
PUBLIC SERVICE COLORADO 1ST MORTGAGE 09/22 2.25	9/15/2022	2.25%	**	29,736
PUB SVC NEW HAMP 1ST MORTGAGE 11/23 3.5	11/1/2023	3.5%	**	43,372
PUBLIC SERVICE CO OF NEW SR UNSECURED 05/18 7.95	5/15/2018	7.95%	**	411,901
PUBLIC SERVICE OKLAHOMA SR UNSECURED 12/19 5.15	12/1/2019	5.15%	**	111,778
PUB SVC ELEC + GAS 1ST MORTGAGE 05/15 2.7	5/1/2015	2.7%	**	201,463
PUBLIC SERVICE ENTERPRISE GP COMMON STOCK NPV			**	4,521,972
PULASKI FINANCIAL CORP COMMON STOCK USD.01			**	15,141
PUMA BIOTECHNOLOGY INC COMMON STOCK USD.0001			**	757,080
QVC INC SR SECURED 04/24 4.85	4/1/2024	4.85%	**	11,201,102
QLOGIC CORP COMMON STOCK USD.001			**	117,416
QCR HOLDINGS INC COMMON STOCK USD1.			**	14,667
QUAD GRAPHICS INC COMMON STOCK USD.025			**	80,016
OOREDOO INTERNATIONAL FI COMPANY GUAR 144A 10/16 3.375	10/14/2016	3.38%	**	61,567
QLIK TECHNOLOGIES INC COMMON STOCK USD.0001			**	3,119,890
QEP RESOURCES INC COMMON STOCK USD.01			**	325,380
QUALCOMM INC COMMON STOCK USD.0001			**	45,648,655
QUALYS INC COMMON STOCK USD.001			**	1,426,082
QUANEX BUILDING PRODUCTS COMMON STOCK USD.01			**	69,298
QUANTA SERVICES INC COMMON STOCK USD.00001			**	602,351
PROVINCE OF QUEBEC UNSECURED 02/23 2.625	2/13/2023	2.63%	**	5,003,863
PROVINCE OF QUEBEC SR UNSECURED 12/18 4.5	12/1/2018	4.5%	**	191,492
PROVINCE OF QUEBEC NOTES 12/21 4.25	12/1/2021	4.25%	**	194,934
QUEBECOR INC CL B COMMON STOCK NPV			**	741,797
QUEST DIAGNOSTICS INC COMPANY GUAR 11/15 5.45	11/1/2015	5.45%	**	1,532,303
QUEST DIAGNOSTICS INC COMPANY GUAR 04/16 3.2	4/1/2016	3.2%	**	307,376
QUINSTREET INC COMMON STOCK USD.001			**	17,421

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
QUINTILES TRANSNATIONAL HOLD COMMON STOCK USD.01			**	4,543,057
RBSGC MORTGAGE PASS THROUGH CE RBSGC 2007 B 1A4	1/25/2037	0.62%	**	1,327,870
RCI HOSPITALITY HOLDINGS INC COMMON STOCK USD.01			**	10,271
RCS CAPITAL CORP CLASS A COMMON STOCK USD.001			**	32,620
RLJ LODGING TRUST REIT			**	295,567
RPM INTERNATIONAL INC COMMON STOCK USD.01			**	4,238,912
RPX CORP COMMON STOCK USD.0001			**	67,798
RTI INTERNATIONAL METALS INC COMMON STOCK USD.01			**	1,532,145
RIALTO REAL ESTATE FUND LP RIAL 2014 LT6 A 144A	9/15/2024	2.75%	**	4,258,038
RF MICRO DEVICES INC COMMON STOCK NPV			**	2,258,563
RACKSPACE HOSTING INC COMMON STOCK USD.001			**	4,870,377
RADIAN GROUP INC COMMON STOCK USD.001			**	2,818,992
RESIDENTIAL ACCREDIT LOANS, IN RALI 2006 QO7 3A2	9/25/2046	0.37%	**	143,390
RAMCO GERSHENSON PROPERTIES REIT USD.01			**	99,884
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.			**	220,232
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01			**	1,924,944
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	10/15/2020	3.13%	**	1,409,772
RAYTHEON COMPANY SR UNSECURED 12/24 3.15	12/15/2024	3.15%	**	1,238,704
REALNETWORKS INC COMMON STOCK USD.001			**	25,252
REALOGY HOLDINGS CORP COMMON STOCK USD.01			**	1,904,172
REALTY INCOME CORP SR UNSECURED 01/18 2	1/31/2018	2%	**	250,461
RED HAT INC COMMON STOCK USD.0001			**	7,741,260
RED ROBIN GOURMET BURGERS COMMON STOCK USD.001			**	110,459
KLEPIERRE REIT EUR1.4			**	69,868
REGAL BELOIT CORP COMMON STOCK USD.01			**	339,152
REGENCY CENTERS CORP REIT USD.01			**	398,753
REGENERON PHARMACEUTICALS COMMON STOCK USD.001			**	17,369,985
REGIONAL MANAGEMENT CORP COMMON STOCK USD.1			**	17,818
REGIONS FINANCIAL CORP SR UNSECURED 06/15 5.75	6/15/2015	5.75%	**	357,269
REGIONS FINANCIAL CORP SR UNSECURED 05/18 2	5/15/2018	2%	**	6,195,613
REINSURANCE GROUP OF AMERICA COMMON STOCK USD.01			**	601,687
RELIANCE STEEL + ALUMINUM COMMON STOCK NPV			**	2,987,219
REMY INTERNATIONAL INC COMMON STOCK USD.0001			**	62,174
RENASANT CORP COMMON STOCK USD5.			**	1,919,044
RENEWABLE ENERGY GROUP INC COMMON STOCK USD.0001			**	41,802
REPLIGEN CORP COMMON STOCK USD.01			**	304,405
RENT A CENTER INC COMMON STOCK USD.01			**	193,586
RENTRAK CORP COMMON STOCK USD.001			**	817,550
REPUBLIC BANCORP INC CLASS A COMMON STOCK NPV			**	48,130
REPUBLIC SERVICES INC COMPANY GUAR 05/18 3.8	5/15/2018	3.8%	**	518,422
REPUBLIC SERVICES INC COMPANY GUAR 09/19 5.5	9/15/2019	5.5%	**	135,189
RESIDENTIAL ASSET SECURITIES C RASC 2005 AHL2 A2	10/25/2035	0.43%	**	35,229
RESIDENTIAL FUNDING MTG SEC I RFMSI 2003 S9 A1	3/25/2032	6.5%	**	4,722
GMAC MORTGAGE CORPORATION LOAN GMACM 2005 AR4 3A1	7/19/2035	2.96%	**	3,599,918
RESOLUTE FOREST PRODUCTS COMMON STOCK USD.001			**	166,062
RESOURCE AMERICA INC CL A COMMON STOCK USD.01			**	18,532
RESOURCES CONNECTION INC COMMON STOCK USD.01			**	62,378

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
RESTORATION HARDWARE HOLDING COMMON STOCK USD.0001			**	3,877,844
RESTAURANT BRANDS INTERN COMMON STOCK			**	64,425
RETAILMENOT INC COMMON STOCK USD.001			**	46,448
REX ENERGY CORP COMMON STOCK USD.001			**	18,294
REXNORD CORP COMMON STOCK USD.01			**	5,444,530
REYNOLDS AMERICAN INC COMPANY GUAR 06/18 7.75	6/1/2018	7.75%	**	397,052
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	6/15/2017	6.75%	**	6,666,889
REYNOLDS AMERICAN INC COMPANY GUAR 10/15 1.05	10/30/2015	1.05%	**	1,376,497
REYNOLDS AMERICAN INC COMPANY GUAR 11/22 3.25	11/1/2022	3.25%	**	5,678,665
REYNOLDS GRP ISS/REYNOLD SR SECURED 10/20 5.75	10/15/2020	5.75%	**	1,435,000
UBI BANCA SCPA COMMON STOCK EUR2.5			**	120,294
RICE ENERGY INC COMMON STOCK USD.01			**	1,575,141
SLM STUDENT LOAN TR 03 7 SLM STUDENT LOAN TR 03 7 REGS	12/15/2033	0.63%	**	675,800
RING ENERGY INC COMMON STOCK USD.001			**	603,956
RIOCAN REAL ESTATE INVST TR REIT NPV			**	109,531
RIO TINTO FIN USA LTD COMPANY GUAR 11/20 3.5	11/2/2020	3.5%	**	944,186
RIO TINTO FIN USA LTD COMPANY GUAR 09/16 2.25	9/20/2016	2.25%	**	91,656
RIO TINTO FIN USA PLC COMPANY GUAR 03/22 3.5	3/22/2022	3.5%	**	129,964
RIO TINTO FIN USA PLC 06/16 1.375	6/17/2016	1.38%	**	4,711,673
RIO TINTO FIN USA PLC 12/18 2.25	12/14/2018	2.25%	**	300,605
ROADRUNNER TRANSPORTATION SY COMMON STOCK USD.01			**	81,375
ROBERT HALF INTL INC COMMON STOCK USD.001			**	5,913,894
ROCHE HOLDINGS LTD SPONS ADR ADR			**	1,434,752
ROCHE HOLDING INC COMPANY GUAR 144A 09/24 3.35	9/30/2024	3.35%	**	1,337,969
ROCK TENN COMPANY CL A COMMON STOCK USD.01			**	4,045,840
ROCK TENN CO COMPANY GUAR 03/22 4.9	3/1/2022	4.9%	**	349,111
ROCKY BRANDS INC COMMON STOCK NPV			**	10,873
ROFIN SINAR TECHNOLOGIES INC COMMON STOCK USD.01			**	82,570
ROGERS COMMUNICATIONS IN COMPANY GUAR 05/32 8.75	5/1/2032	8.75%	**	65,093
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/15 6.75	3/15/2015	6.75%	**	268,086
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	8/15/2018	6.8%	**	4,937,419
ROGERS CORP COMMON STOCK USD1.			**	141,868
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/15 7.5	3/15/2015	7.5%	**	5,045,731
ROHM + HAAS CO COMPANY GUAR 09/17 6	9/15/2017	6%	**	4,899,509
ROSETTA RESOURCES INC COMMON STOCK USD.001			**	2,150,933
HEINEKEN NV COMMON STOCK EUR1.6			**	1,152,162
ROVI CORP COMMON STOCK USD.001			**	2,372,447
ROYAL BANK OF CANADA COMMON STOCK NPV			**	1,385,539
ROYAL BANK OF CANADA SR UNSECURED 03/16 0.85	3/8/2016	0.85%	**	5,001,880
ROYAL BANK OF CANADA SR UNSECURED 07/16 2.3	7/20/2016	2.3%	**	1,296,086
ROYAL BK SCOTLND GRP PLC SR UNSECURED 10/19 6.4	10/21/2019	6.4%	**	1,835,159
ROYAL BK SCOTLND GRP PLC SR UNSECURED 09/15 2.55	9/18/2015	2.55%	**	1,050,412
ROYAL BANK OF CANADA SR UNSECURED 09/16 1.45	9/9/2016	1.45%	**	402,833
ROYAL BANK OF CANADA SR UNSECURED 01/17 1.2	1/23/2017	1.2%	**	3,497,442
ROYAL BK OF SCOTLAND PLC COMPANY GUAR 03/15 4.875	3/16/2015	4.88%	**	100,769
ROYAL BK OF SCOTLAND PLC COMPANY GUAR 01/21 6.125	1/11/2021	6.13%	**	889,678
ROYAL BANK OF CANADA COVERED 09/18 1.2	9/19/2018	1.2%	**	454,391

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ROYAL DUTCH SHELL SPON ADR A ADR			**	7,605,520
RUBY TUESDAY INC COMMON STOCK USD.01			**	93,510
RUCKUS WIRELESS INC COMMON STOCK USD.001			**	1,590,366
RUDOLPH TECHNOLOGIES INC COMMON STOCK USD.001			**	34,598
RUSH ENTERPRISES INC CL A COMMON STOCK USD.01			**	91,984
RUSSIAN FEDERATION SR UNSECURED 144A 03/30 VAR	3/31/2030	7.5%	**	611,312
RYDER SYSTEM INC COMMON STOCK USD.5			**	4,422,446
RYDER SYSTEM INC SR UNSECURED 06/17 3.5	6/1/2017	3.5%	**	464,486
RYDER SYSTEM INC SR UNSECURED 03/17 2.5	3/1/2017	2.5%	**	507,068
RYDER SYSTEM INC SR UNSECURED 02/19 2.35	2/26/2019	2.35%	**	148,965
RYLAND GROUP INC/THE COMMON STOCK USD1.			**	2,174,977
RYMAN HOSPITALITY PROPERTIES REIT USD.01			**	75,682
S + T BANCORP INC COMMON STOCK USD2.5			**	88,595
SBA COMMUNICATIONS CORP CL A COMMON STOCK USD.01			**	9,698,921
SNAAC AUTO RECEIVABLES TRUST SNAAC 2013 1A A 144A	7/16/2018	1.14%	**	13,460
SEI INVESTMENTS COMPANY COMMON STOCK USD.01			**	451,331
SI FINANCIAL GROUP INC COMMON STOCK USD.01			**	14,694
SK TELECOM CO LTD SPON ADR ADR			**	194,472
SL INDS INC COMMON STOCK USD.2			**	15,990
NAVIENT CORP SR UNSECURED 06/18 8.45	6/15/2018	8.45%	**	78,050
NAVIENT CORP SR UNSECURED 01/16 6.25	1/25/2016	6.25%	**	780,000
NAVIENT CORP SR UNSECURED 09/15 3.875	9/10/2015	3.88%	**	2,609,425
NAVIENT CORP SR UNSECURED 06/19 4.875	6/17/2019	4.88%	**	601,740
SLM STUDENT LOAN TRUST SLMA 2002 5 A4L	9/17/2018	1%	**	1,036
SLM STUDENT LOAN TRUST SLMA 2003 3 A4	12/15/2017	1%	**	5,680
SLM STUDENT LOAN TRUST SLMA 2003 4 B	6/15/2038	0.89%	**	1,230,239
SLM STUDENT LOAN TRUST SLMA 2003 6 A4	12/17/2018	1%	**	39,875
SLM STUDENT LOAN TRUST SLMA 2003 11 A6 144A	12/15/2025	0.99%	**	2,197,666
SLM STUDENT LOAN TRUST SLMA 2005 4 A2	4/26/2021	1%	**	49,323
SLM STUDENT LOAN TRUST SLMA 2005 5 B	10/25/2040	0.48%	**	4,647,912
SLM STUDENT LOAN TRUST SLMA 2005 6 B	1/25/2044	0.52%	**	10,448,968
SLM STUDENT LOAN TRUST SLMA 2005 10 A4	10/25/2019	1%	**	30,060
SLM STUDENT LOAN TRUST SLMA 2002 A A2	12/16/2030	0.79%	**	7,132,387
SLM STUDENT LOAN TRUST SLMA 2004 A A3	6/15/2033	0.64%	**	12,799,506
SLM STUDENT LOAN TRUST SLMA 2004 B A2	6/15/2021	0.44%	**	5,932,530
SLM STUDENT LOAN TRUST SLMA 2006 B A4	3/15/2024	0.42%	**	673,345
SLM STUDENT LOAN TRUST SLMA 2007 A A4A	12/16/2041	0.48%	**	707,790
SLM STUDENT LOAN TRUST SLMA 2006 9 B	1/25/2041	0.46%	**	2,654,257
SLM STUDENT LOAN TRUST SLMA 2007 2 A2	7/25/2017	0.23%	**	106,904
SLM STUDENT LOAN TRUST SLMA 2007 3 A2	10/25/2017	1%	**	43,468
SMB PRIVATE EDUCATION LOAN TRU SMB 2014 A A1 144A	9/15/2021	0.66%	**	4,440,881
SLM STUDENT LOAN TRUST SLMA 2008 9 A	4/25/2023	1.73%	**	27,598,552
SLM STUDENT LOAN TRUST SLMA 2013 5 A2	10/26/2020	0.56%	**	10,010,340
SM ENERGY CO COMMON STOCK USD.01			**	170,022
SNAAC AUTO RECEIVABLES TRUST SNAAC 2014 1A A 144A	9/17/2018	1.03%	**	133,481
SPS COMMERCE INC COMMON STOCK USD.001			**	1,198,857
SP PLUS CORP COMMON STOCK USD.001			**	54,295
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/22 3.75	1/15/2022	3.75%	**	626,226

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/17 2.45	1/15/2017	2.45%	**	612,161
SABMILLER HOLDINGS INC COMPANY GUAR 144A 01/15 1.85	1/15/2015	1.85%	**	200,077
SABMILLER HOLDINGS INC COMPANY GUAR 144A 08/18 VAR	8/1/2018	0.92%	**	2,006,336
SAFEGUARD SCIENTIFICS INC COMMON STOCK USD.1			**	2,103,655
SAGA COMMUNICATIONS INC CL A COMMON STOCK USD.01			**	22,262
SAGENT PHARMACEUTICALS INC COMMON STOCK USD.01			**	1,217,709
SAIA INC COMMON STOCK USD.001			**	2,640,672
ST JOE CO/THE COMMON STOCK NPV			**	163,984
ST JUDE MEDICAL INC COMMON STOCK USD.1			**	9,934,438
ST JUDE MEDICAL INC SR UNSECURED 01/16 2.5	1/15/2016	2.5%	**	4,058,740
TRAVELERS COS INC SR UNSECURED 06/16 6.25	6/20/2016	6.25%	**	753,477
SALEM COMMUNICATIONS CL A COMMON STOCK USD.01			**	13,622
SALESFORCE.COM INC COMMON STOCK USD.001			**	18,742,019
SALIX PHARMACEUTICALS LTD COMMON STOCK USD.001			**	1,678,124
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD.01			**	13,786,890
SAN DIEGO GAS + ELECTRIC 1ST MORTGAGE 11/15 5.3	11/15/2015	5.3%	**	228,998
SANCHEZ ENERGY CORP COMMON STOCK USD.01			**	35,228
SANDERSON FARMS INC COMMON STOCK USD1.			**	189,476
SANDISK CORP COMMON STOCK USD.001			**	24,552,808
SANDRIDGE ENERGY INC COMMON STOCK USD.001			**	58,204
SANDY SPRING BANCORP INC COMMON STOCK USD1.			**	66,817
JOHN B. SANFILIPPO + SON INC COMMON STOCK USD.01			**	37,310
SANMINA CORP COMMON STOCK USD.01			**	188,122
SANOFI ADR ADR			**	5,555,298
SANOFI SR UNSECURED 03/16 2.625	3/29/2016	2.63%	**	711,861
SANOFI SR UNSECURED 04/18 1.25	4/10/2018	1.25%	**	3,169,459
SANTANDER HOLDINGS USA SR UNSECURED 09/15 3	9/24/2015	3%	**	1,733,532
SANTANDER HOLDINGS USA SR UNSECURED 08/18 3.45	8/27/2018	3.45%	**	2,086,975
SANTANDER DRIVE AUTO RECEIVABL SDART 2012 5 A3	12/15/2016	0.83%	**	26,335
SANTANDER DRIVE AUTO RECEIVABL SDART 2013 A A3 144A	1/16/2018	1.02%	**	692,298
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 1 A2A	6/15/2017	0.66%	**	3,540,523
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 1 A3	1/16/2018	0.87%	**	5,501,623
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 2 A3	4/16/2018	0.8%	**	926,562
SANTANDER DRIVE AUTO RECEIVABL SDART 2014 5 A2B	4/16/2018	0.56%	**	6,501,138
SAUDI ELECTRICITY GLOBAL SR UNSECURED 144A 04/43 5.06	4/8/2043	5.06%	**	203,250
SBERBANK SPONSORED ADR ADR			**	589,540
SCANA CORPORATION SR UNSECURED 02/22 4.125	2/1/2022	4.13%	**	103,667
SCANSOURCE INC COMMON STOCK NPV			**	115,259
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 09/16 1.95	9/14/2016	1.95%	**	254,550
SCHLUMBERGER INVESTMENT COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	149,430
SCHLUMBERGER INVESTMENT COMPANY GUAR 12/23 3.65	12/1/2023	3.65%	**	334,512
SCHLUMBERGER LTD COMMON STOCK USD.01			**	8,411,091
SCHLUMBERGER NORGE AS COMPANY GUAR 144A 08/17 1.25	8/1/2017	1.25%	**	104,733
SCHLUMBERGER OILFIELD UK COMPANY GUAR 144A 01/21 4.2	1/15/2021	4.2%	**	108,498
SCHNITZER STEEL INDS INC A COMMON STOCK USD1.			**	55,498
SCHOLASTIC CORP COMMON STOCK USD.01			**	111,992
SCHULMAN (A.) INC COMMON STOCK USD1.			**	116,321
CHARLES SCHWAB CORP SR UNSECURED 09/22 3.225	9/1/2022	3.23%	**	35,745

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CHARLES SCHWAB CORP SR UNSECURED 12/15 0.85	12/4/2015	0.85%	**	2,088,549
SCHWEITZER MAUDUIT INTL INC COMMON STOCK USD.1			**	125,716
EW SCRIPPS CO/THE A COMMON STOCK USD.01			**	96,217
SEABOARD CORP W/D COMMON STOCK USD1.0			**	46,177
SEACHANGE INTERNATIONAL INC COMMON STOCK USD.01			**	13,730
SEACOAST BANKING CORP/FL COMMON STOCK USD.1			**	45,100
SEACOR HOLDINGS INC COMMON STOCK USD.01			**	136,179
SEALED AIR CORP COMMON STOCK USD.1			**	2,410,024
SEATTLE GENETICS INC COMMON STOCK USD.001			**	1,039,855
SECURITY NATIONAL MORTGAGE LOA SNMLT 2007 1A 2A 144A	4/25/2037	0.52%	**	445,889
SELECT BANCORP INC COMMON STOCK USD1.0			**	12,050
SELECT INCOME REIT REIT USD.01			**	55,045
SELECT MEDICAL HOLDINGS CORP COMMON STOCK USD.001			**	181,541
SELECTIVE INSURANCE GROUP COMMON STOCK USD2.			**	3,334,764
SEMPRA ENERGY SR UNSECURED 02/19 9.8	2/15/2019	9.8%	**	269,661
SEMPRA ENERGY SR UNSECURED 10/39 6	10/15/2039	6%	**	148,249
SEMPRA ENERGY SR UNSECURED 04/17 2.3	4/1/2017	2.3%	**	188,401
SEMPRA ENERGY SR UNSECURED 12/23 4.05	12/1/2023	4.05%	**	106,849
SENECA FOODS CORP CL A COMMON STOCK USD.25			**	24,922
SENSIENT TECHNOLOGIES CORP COMMON STOCK USD.1			**	2,976,955
SEQUOIA MORTGAGE TRUST SEMT 2004 3 A	5/20/2034	1%	**	22,179
SERVICE CORP INTERNATIONAL COMMON STOCK USD1.			**	456,043
SERVICEMASTER GLOBAL HOLDING COMMON STOCK USD.01			**	2,047,905
SERVICENOW INC COMMON STOCK USD.001			**	33,550,197
SEVENTY SEVEN ENERGY INC COMMON STOCK USD.01			**	18,297
SEVERSTAL GDR REG S GDR			**	128,938
SHELL INTERNATIONAL FIN COMPANY GUAR 09/19 4.3	9/22/2019	4.3%	**	1,004,175
SHELL INTERNATIONAL FIN COMPANY GUAR 03/20 4.375	3/25/2020	4.38%	**	788,969
SHELL INTERNATIONAL FIN COMPANY GUAR 06/15 3.1	6/28/2015	3.1%	**	945,830
SHELL INTERNATIONAL FIN COMPANY GUAR 08/23 3.4	8/12/2023	3.4%	**	72,248
SHELL INTERNATIONAL FIN COMPANY GUAR 08/43 4.55	8/12/2043	4.55%	**	27,349
SHELL INTERNATIONAL FIN COMPANY GUAR 11/18 2	11/15/2018	2%	**	9,655,346
SHENANDOAH TELECOMMUNICATION COMMON STOCK NPV			**	73,656
SHILOH INDUSTRIES INC COMMON STOCK USD.01			**	24,177
SHIRE PLC ADR ADR			**	5,600,004
SHOE CARNIVAL INC COMMON STOCK USD.01			**	47,398
SHUTTERFLY INC COMMON STOCK USD.0001			**	153,855
SHUTTERSTOCK INC COMMON STOCK USD.01			**	320,555
SIEMENS FINANCIERINGSMAT COMPANY GUAR 144A 10/16 5.75	10/17/2016	5.75%	**	432,473
SIERRA BANCORP COMMON STOCK NPV			**	25,199
SIERRA PACIFIC POWER CO GENL REF MOR 05/16 6	5/15/2016	6%	**	501,790
SIFCO INDUSTRIES COMMON STOCK USD1.			**	14,925
SIGMA DESIGNS INC COMMON STOCK NPV			**	25,900
SIGNATURE BANK COMMON STOCK USD.01			**	3,274,960
SILICON LABORATORIES INC COMMON STOCK USD.0001			**	3,462,450
SILGAN HOLDINGS INC COMMON STOCK USD.01			**	2,119,451
SILICON IMAGE INC COMMON STOCK USD.001			**	42,432
SIMMONS FIRST NATL CORP CL A COMMON STOCK USD.01			**	70,812

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SIMON PROPERTY GROUP LP SR UNSECURED 02/20 5.65	2/1/2020	5.65%	**	269,747
SIMON PROPERTY GROUP LP SR UNSECURED 09/17 2.15	9/15/2017	2.15%	**	203,391
SIMPSON MANUFACTURING CO INC COMMON STOCK USD.01			**	163,139
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01			**	2,236,672
SIZMEK INC COMMON STOCK			**	12,188
SKANDINAVISKA ENSKILDA SR UNSECURED 144A 03/18 1.75	3/19/2018	1.75%	**	398,959
SKULLCANDY INC COMMON STOCK USD.0001			**	25,429
SKYWEST INC COMMON STOCK NPV			**	69,415
SKYWORKS SOLUTIONS INC COMMON STOCK USD.25			**	25,177,146
SMALL BUSINESS ADMINISTRATION SBAP 1999 20L 1	12/1/2019	7.19%	**	73,528
SMALL BUSINESS ADMINISTRATION SBAP 2005 20B 1	2/1/2025	4.63%	**	1,582,790
SMALL BUSINESS ADMINISTRATION SBAP 2008 20F 1	6/1/2028	5.68%	**	541,625
SMALL BUSINESS ADMINISTRATION SBIC 2008 10A 1	3/10/2018	5.47%	**	1,696,292
SMITH (A.O.) CORP COMMON STOCK USD1.			**	1,173,328
SNAP ON INC COMMON STOCK USD1.			**	2,379,276
SNYDERS LANCE INC COMMON STOCK USD.833			**	206,671
SOLARWINDS INC COMMON STOCK USD.001			**	1,763,982
SOLARCITY CORP COMMON STOCK USD.0001			**	369,172
SOLERA HOLDINGS INC COMMON STOCK USD.01			**	4,273,530
SONIC CORP COMMON STOCK USD.01			**	5,936,140
SONIC AUTOMOTIVE INC CLASS A COMMON STOCK USD.01			**	102,536
SONOCO PRODUCTS CO COMMON STOCK NPV			**	430,008
SONUS NETWORKS INC COMMON STOCK USD.001			**	5,156,808
REPUBLIC OF SOUTH AFRICA SR UNSECURED 05/19 6.875	5/27/2019	6.88%	**	1,371,000
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/44 5.375	7/24/2044	5.38%	**	739,375
SOUTH CAROLINA STUDENT LOAN CO SCSLC 2008 1 A2	3/1/2018	0.78%	**	214,522
SOUTH JERSEY INDUSTRIES COMMON STOCK USD1.25			**	2,719,325
SOUTH STATE CORP COMMON STOCK USD2.5			**	158,108
SOUTHERN CAL EDISON 1ST REF MORT 01/36 5.55	1/15/2036	5.55%	**	208,952
SOUTHERN CAL EDISON 1ST REF MORT 10/23 3.5	10/1/2023	3.5%	**	940,826
SOUTHERN CAL EDISON 1ST REF MORT 05/17 1.125	5/1/2017	1.13%	**	3,076,194
SOUTHERN CO/THE COMMON STOCK USD5.			**	1,144,263
SOUTHERN CO SR UNSECURED 09/16 1.95	9/1/2016	1.95%	**	761,413
SOUTHERN CO SR UNSECURED 08/17 1.3	8/15/2017	1.3%	**	5,092,006
SOUTHERN COPPER CORP COMMON STOCK USD.01			**	135,360
SOUTHERN MISSOURI BANCORP COMMON STOCK USD.01			**	15,758
SOUTHERN NATL BANCORP OF VA COMMON STOCK USD.01			**	13,899
SOUTHERN NATURAL GAS COMPANY GUAR 144A 04/17 5.9	4/1/2017	5.9%	**	290,315
SOUTHERN POWER CO SR UNSECURED 07/15 4.875	7/15/2015	4.88%	**	5,156,399
SOUTHERN POWER CO SR UNSECURED 09/41 5.15	9/15/2041	5.15%	**	46,448
SOUTHWEST BANCORP INC/OKLA COMMON STOCK USD1.			**	35,588
SOUTHWEST GAS CORP COMMON STOCK USD1.			**	3,242,553
SOUTHWESTERN ELEC POWER SR UNSECURED 01/19 6.45	1/15/2019	6.45%	**	87,273
SOUTHWESTERN ENERGY CO SR UNSECURED 03/22 4.1	3/15/2022	4.1%	**	5,422,185
SOVRAN SELF STORAGE INC REIT USD.01			**	26,777
SPANSION INC CLASS A COMMON STOCK USD.001			**	3,085,720
SPARTAN MOTORS INC COMMON STOCK USD.01			**	18,331
SPARTANNASH CO COMMON STOCK NPV			**	2,482,098

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SPARTON CORP COMMON STOCK USD1.25			**	29,049
SPECTRA ENERGY CAPITAL COMPANY GUAR 04/18 6.2	4/15/2018	6.2%	**	288,902
SPECTRA ENERGY CAPITAL COMPANY GUAR 03/20 5.65	3/1/2020	5.65%	**	152,201
SPECTRANETICS CORP COMMON STOCK USD.001			**	1,282,123
SPEEDWAY MOTORSPORTS INC COMMON STOCK USD.01			**	82,931
SPIRIT AEROSYSTEMS HOLD CL A COMMON STOCK USD.01			**	323,704
SPIRIT REALTY CAPITAL INC REIT USD.01			**	319,306
SPLUNK INC COMMON STOCK USD.001			**	7,889,514
SPOK HOLDINGS INC COMMON STOCK USD.0001			**	39,147
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 2A A 144A	10/25/2057	2.22%	**	540,676
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2012 3A A 144A	12/25/2059	1.57%	**	240,395
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 1A A 144A	6/25/2058	1.27%	**	281,534
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M1 144A	12/25/2065	3.52%	**	317,295
SPRINGLEAF MORTGAGE LOAN TRUST SLFMT 2013 2A M2 144A	12/25/2065	4.48%	**	308,845
STADSHYPOTEK AB COVERED 144A 10/19 1.875	10/2/2019	1.88%	**	246,933
STAGE STORES INC COMMON STOCK USD.01			**	59,409
STAG INDUSTRIAL INC REIT USD.01			**	82,859
STANCORP FINANCIAL GROUP COMMON STOCK NPV			**	300,747
STANDARD CHARTERED PLC SR UNSECURED 144A 09/17 1.5	9/8/2017	1.5%	**	10,273,508
STANDARD MOTOR PRODS COMMON STOCK USD2.			**	85,961
STANDARD PACIFIC CORP COMMON STOCK USD.01			**	203,245
STANDEX INTERNATIONAL CORP COMMON STOCK USD1.5			**	1,626,478
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5			**	5,519,412
STARBUCKS CORP COMMON STOCK USD.001			**	6,546,113
STARBUCKS CORP SR UNSECURED 12/16 0.875	12/5/2016	0.88%	**	5,013,821
STARRETT (L.S.) CO CL A COMMON STOCK USD1.			**	14,290
STARTEK INC COMMON STOCK USD.01			**	14,986
STATE AUTO FINANCIAL CORP COMMON STOCK NPV			**	93,368
STATE BANK INDIA/LONDON SR UNSECURED 144A 07/15 4.5	7/27/2015	4.5%	**	223,874
SSGA S+P 500 INDEX SER A S+P 500 FLAGSHIP NON LENDING			**	9,380,501,305
SSGA US BND INDEX SER A MUTUAL FUND			**	3,748,137,352
STATE STR BK TR CO INVT FDS US INDX NL SF CL A (CMLH1)			**	3,740,051,884
STATE STREET CORP COMMON STOCK USD1.			**	5,208,868
STATE STREET CORP JR SUBORDINA 03/18 4.956	3/15/2018	4.96%	**	2,935,063
STATE STREET CORP SR UNSECURED 03/16 2.875	3/7/2016	2.88%	**	3,356,144
STATE STREET CORP SR SUBORDINA 05/23 3.1	5/15/2023	3.1%	**	49,296
STATE STREET CORP SR UNSECURED 11/23 3.7	11/20/2023	3.7%	**	115,572
STATE STREET CORP SR UNSECURED 12/24 3.3	12/16/2024	3.3%	**	2,801,248
STATOIL ASA COMPANY GUAR 01/23 2.45	1/17/2023	2.45%	**	57,230
STATOIL ASA COMPANY GUAR 11/20 2.9	11/8/2020	2.9%	**	67,512
STATOIL ASA COMPANY GUAR 11/18 1.95	11/8/2018	1.95%	**	2,403,430
STATOIL ASA COMPANY GUAR 11/18 VAR	11/8/2018	0.69%	**	2,103,154
STATOIL ASA COMPANY GUAR 11/17 1.25	11/9/2017	1.25%	**	5,200,127
STEEL DYNAMICS INC COMMON STOCK USD.005			**	473,464
STEIN MART INC COMMON STOCK USD.01			**	64,430
STEPAN CO COMMON STOCK USD1.			**	82,164
STERLING BANCORP/DE COMMON STOCK USD.01			**	119,383
STERLING CONSTRUCTION CO COMMON STOCK USD.01			**	11,790

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
STEWART INFORMATION SERVICES COMMON STOCK USD1.			**	87,303
STOCK YARDS BANCORP INC COMMON STOCK NPV			**	47,843
STONE ENERGY CORP COMMON STOCK USD.01			**	62,287
STONE STREET TRUST SR UNSECURED 144A 12/15 5.902	12/15/2015	5.9%	**	208,192
STONERIDGE INC COMMON STOCK NPV			**	35,584
STRATEGIC HOTELS + RESORTS I REIT USD.01			**	280,900
STRATUS PROPERTIES INC COMMON STOCK USD.01			**	11,196
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 1A2	11/25/2034	2.46%	**	1,293,756
STRUCTURED ASSET INVESTMENT LO SAIL 2004 2 A4	3/25/2034	0.87%	**	628,352
STRUCTURED ASSET SECURITIES CO SASC 2003 31A 2A7	10/25/2033	2.44%	**	4,043,388
STRUCTURED ASSET SECURITIES CO SASC 2003 34A 3A3	11/25/2033	2.48%	**	1,429,110
STRUCTURED ASSET SECURITIES CO SASC 2003 26A 3A5	9/25/2033	2.44%	**	1,823,783
STRUCTURED ASSET SECURITIES CO SASC 2003 22A 3A	6/25/2033	2.49%	**	580,322
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 1 4A1	2/25/2034	2.57%	**	18,976
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 4 3A2	4/25/2034	2.47%	**	35,821
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL2 A	4/25/2035	0.72%	**	188,901
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	6/25/2035	0.52%	**	945,290
STRUCTURED ASSET SECURITIES CO SASC 2005 GEL4 M1	8/25/2035	0.68%	**	664,970
LEHMAN XS TRUST LXS 2005 5N 1A1	11/25/2035	0.47%	**	1,506,732
STRUCTURED ASSET MORTGAGE INVE SAMI 2003 AR4 A1	1/19/2034	0.86%	**	1,325,343
STRUCTURED ASSET MORTGAGE INVE SAMI 2004 AR1 1A1	3/19/2034	0.86%	**	296,545
STRUCTURED ASSET MORTGAGE INVE SAMI 2005 AR5 A3	7/19/2035	0.41%	**	2,382,479
STRUCTURED ASSET MORTGAGE INVE SAMI 2006 AR5 2A1	5/25/2046	0.38%	**	2,093,398
STRYKER CORP COMMON STOCK USD.1			**	5,479,158
SUFFOLK BANCORP COMMON STOCK USD2.5			**	25,594
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/15 3.15	7/22/2015	3.15%	**	1,114,538
SUMITOMO MITSUI BANKING SR UNSECURED 144A 01/16 3.1	1/14/2016	3.1%	**	816,879
SUMITOMO MITSUI BANKING COMPANY GUAR 07/15 1.35	7/18/2015	1.35%	**	5,023,380
SUMITOMO MITSUI BANKING COMPANY GUAR 07/17 1.35	7/11/2017	1.35%	**	3,502,015
SUMITOMO MITSUI BANKING COMPANY GUAR 07/24 3.4	7/11/2024	3.4%	**	6,003,952
SUMITOMO MITSUI FINANCIA SUBORDINATED 144A 04/24 4.436	4/2/2024	4.44%	**	2,588,480
SUMITOMO MITSUI TR BK LT COMPANY GUAR 144A 03/18 1.8	3/28/2018	1.8%	**	496,126
SUMMIT HOTEL PROPERTIES INC REIT			**	72,674
SUNCOR ENERGY INC COMMON STOCK NPV			**	1,204,248
SUNCOR ENERGY INC SR UNSECURED 12/34 5.95	12/1/2034	5.95%	**	58,408
SUNCOKE ENERGY INC COMMON STOCK USD.01			**	122,906
SUNCOR ENERGY INC SR UNSECURED 06/18 6.1	6/1/2018	6.1%	**	336,513
SUNPOWER CORP COMMON STOCK USD.001			**	9,145,886
SUNOCO LOGISTICS PARTNER COMPANY GUAR 04/24 4.25	4/1/2024	4.25%	**	35,394
SUNSTONE HOTEL INVESTORS INC REIT USD.01			**	228,449
SUNTRUST BANKS INC SR UNSECURED 01/17 3.5	1/20/2017	3.5%	**	3,643,380
SUNTRUST BANKS INC SR UNSECURED 11/18 2.35	11/1/2018	2.35%	**	1,172,157
SUNTRUST BANKS INC SR UNSECURED 05/19 2.5	5/1/2019	2.5%	**	2,302,023
SUPER MICRO COMPUTER INC COMMON STOCK USD.001			**	1,172,142
SUNTORY HOLDINGS LTD SR UNSECURED 144A 09/17 1.65	9/29/2017	1.65%	**	1,993,956
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001			**	278,816
SUPERIOR UNIFORM GROUP INC COMMON STOCK NPV			**	5,874
SUPPORT.COM INC COMMON STOCK USD.0001			**	11,462

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SUPREME INDS INC CLASS A COMMON STOCK USD.1			**	10,851
SVENSKA HANDELSBANKEN AB SR UNSECURED 01/19 2.5	1/25/2019	2.5%	**	1,040,012
SWIFT ENERGY CO COMMON STOCK USD.01			**	12,037
SWIFT TRANSPORTATION CO COMMON STOCK USD.001			**	2,421,525
SYKES ENTERPRISES INC COMMON STOCK USD.01			**	98,621
SYMANTEC CORP SR UNSECURED 09/15 2.75	9/15/2015	2.75%	**	1,265,348
SYMETRA FINANCIAL CORP COMMON STOCK USD.01			**	266,965
SYNALLOY CORP COMMON STOCK USD1.			**	16,236
SYNAPTICS INC COMMON STOCK USD.001			**	2,668,996
SYMMETRY SURGICAL INC COMMON STOCK			**	7,385
SYNOVUS FINANCIAL CORP COMMON STOCK USD1.0			**	374,844
SYNNEX CORP COMMON STOCK USD.001			**	296,383
SYNERGY RESOURCES CORP COMMON STOCK USD.001			**	614,297
SYNCHRONY FINANCIAL SR UNSECURED 08/17 1.875	8/15/2017	1.88%	**	6,938,455
SYNCHRONY FINANCIAL SR UNSECURED 08/19 3	8/15/2019	3%	**	1,405,211
SYNCHRONY FINANCIAL SR UNSECURED 08/24 4.25	8/15/2024	4.25%	**	523,326
SYSCO CORPORATION COMPANY GUAR 10/17 1.45	10/2/2017	1.45%	**	4,135,446
SYSCO CORPORATION COMPANY GUAR 10/24 3.5	10/2/2024	3.5%	**	1,512,654
SYSTEMAX INC COMMON STOCK USD.01			**	51,192
TCF FINANCIAL CORP COMMON STOCK USD.01			**	255,702
TCI COMMUNICATIONS INC SR UNSECURED 08/15 8.75	8/1/2015	8.75%	**	418,471
TESSCO TECHNOLOGIES INC COMMON STOCK USD.01			**	23,780
TIAA SEASONED COMMERCIAL MORTG TIAAS 2007 C4 A1A	8/15/2039	5.56%	**	1,989,390
TJX COMPANIES INC COMMON STOCK USD1.			**	4,225,145
TRC COS INC COMMON STOCK USD.1			**	18,842
TRW AUTOMOTIVE INC COMPANY GUAR 144A 03/17 7.25	3/15/2017	7.25%	**	552,500
TTM TECHNOLOGIES COMMON STOCK USD.001			**	57,115
TABLEAU SOFTWARE INC CL A COMMON STOCK USD.0001			**	12,926,070
TAHOE RESOURCES INC COMMON STOCK			**	395,994
TAIWAN SEMICONDUCTOR SP ADR ADR			**	11,295,790
TAL INTERNATIONAL GROUP INC COMMON STOCK USD.001			**	147,354
TALISMAN ENERGY SR UNSECURED 05/15 5.125	5/15/2015	5.13%	**	223,299
TALISMAN ENERGY SR UNSECURED 02/37 5.85	2/1/2037	5.85%	**	33,963
TALISMAN ENERGY SR UNSECURED 02/38 6.25	2/1/2038	6.25%	**	40,608
TANGER FACTORY OUTLET CENTER REIT USD.01			**	87,115
TARGET CORP COMMON STOCK USD.0833			**	14,748,478
TARGET CORP SR UNSECURED 06/19 2.3	6/26/2019	2.3%	**	384,674
TASER INTERNATIONAL INC COMMON STOCK USD.00001			**	1,058,935
TATA MOTORS LTD SPON ADR ADR USD.1			**	879,424
TAUBMAN CENTERS INC REIT USD.01			**	23,461
TAYLOR MORRISON HOME CORP A COMMON STOCK USD.00001			**	2,512,370
TEAM INC COMMON STOCK USD.3			**	82,943
TEAM HEALTH HOLDINGS INC COMMON STOCK USD.01			**	6,280,262
TECH DATA CORP COMMON STOCK USD.0015			**	239,768
TECK RESOURCES LIMITED COMPANY GUAR 01/21 4.5	1/15/2021	4.5%	**	158,455
TECK RESOURCES LIMITED COMPANY GUAR 01/17 3.15	1/15/2017	3.15%	**	407,876
TECK RESOURCES LIMITED COMPANY GUAR 02/18 2.5	2/1/2018	2.5%	**	572,358
TECO FINANCE INC COMPANY GUAR 11/17 6.572	11/1/2017	6.57%	**	621,220

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
TECO FINANCE INC COMPANY GUAR 03/20 5.15	3/15/2020	5.15%	**	167,494
TELECOMMUNICATION SYSTEMS A COMMON STOCK USD.01			**	15,350
TELEFONICA EMISIONES SAU COMPANY GUAR 07/19 5.877	7/15/2019	5.88%	**	22,761
TELEFONICA EMISIONES SAU COMPANY GUAR 04/20 5.134	4/27/2020	5.13%	**	34,317
TELEFONICA EMISIONES SAU COMPANY GUAR 02/16 3.992	2/16/2016	3.99%	**	1,545,823
TELEFONICA EMISIONES SAU COMPANY GUAR 02/21 5.462	2/16/2021	5.46%	**	189,549
TELEPHONE AND DATA SYSTEMS COMMON STOCK USD.01			**	253,636
TELENAV INC COMMON STOCK USD.001			**	27,347
TELETECH HOLDINGS INC COMMON STOCK USD.01			**	111,651
TEMPUR SEALY INTERNATIONAL I COMMON STOCK USD.01			**	1,735,156
TENCENT HOLDINGS LTD SR UNSECURED 144A 05/19 3.375	5/2/2019	3.38%	**	1,016,437
TENN VALLEY AUTHORITY SR UNSECURED 07/17 5.5	7/18/2017	5.5%	**	589,147
TENN VALLEY AUTHORITY SR UNSECURED 01/48 4.875	1/15/2048	4.88%	**	250,804
TENN VALLEY AUTHORITY SR UNSECURED 09/39 5.25	9/15/2039	5.25%	**	1,069,375
TENN VALLEY AUTHORITY SR UNSECURED 02/21 3.875	2/15/2021	3.88%	**	1,183,911
TENN VALLEY AUTHORITY SR UNSECURED 09/24 2.875	9/15/2024	2.88%	**	16,032,339
TVA PRIN STRIP BONDS 06/35 0.00000	6/15/2035		**	153,603
TEREX CORP COMMON STOCK USD.01			**	197,167
TERRITORIAL BANCORP INC COMMON STOCK USD.01			**	22,089
TERRENO REALTY CORP REIT USD.01			**	48,625
TESCO CORP COMMON STOCK NPV			**	34,165
TESLA MOTORS INC COMMON STOCK USD.001			**	28,136,867
TEVA PHARMACEUTICAL SP ADR ADR			**	6,228,736
TETRA TECHNOLOGIES INC COMMON STOCK USD.01			**	1,438,404
TETRA TECH INC COMMON STOCK USD.01			**	172,402
TEVA PHARMACEUT FIN BV COMPANY GUAR 11/16 2.4	11/10/2016	2.4%	**	612,403
TEVA PHARMA FIN II/III COMPANY GUAR 06/15 3	6/15/2015	3%	**	2,594,420
TEVA PHARM FIN IV BV COMPANY GUAR 11/21 3.65	11/10/2021	3.65%	**	81,978
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01			**	233,881
TEXAS EASTERN TRANSMISSI SR UNSECURED 144A 09/17 6	9/15/2017	6%	**	771,136
TEXAS INSTRUMENTS INC COMMON STOCK USD1.			**	19,542,153
TEXAS INSTRUMENTS INC SR UNSECURED 05/16 2.375	5/16/2016	2.38%	**	153,444
TEXAS INSTRUMENTS INC SR UNSECURED 03/21 2.75	3/12/2021	2.75%	**	100,481
TEXAS ROADHOUSE INC COMMON STOCK USD.001			**	907,806
TEXAS ST TXS 06/18 FLOATING VAR	6/1/2018	0.56%	**	4,909,120
TEXTRON INC SR UNSECURED 12/17 5.6	12/1/2017	5.6%	**	208,792
TEXTRON INC SR UNSECURED 03/15 6.2	3/15/2015	6.2%	**	1,449,357
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.			**	10,182,945
THERMO FISHER SCIENTIFIC SR UNSECURED 06/15 5	6/1/2015	5%	**	234,023
THERMO FISHER SCIENTIFIC SR UNSECURED 03/16 3.2	3/1/2016	3.2%	**	511,938
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	8/15/2021	3.6%	**	826,137
THERMO FISHER SCIENTIFIC SR UNSECURED 08/16 2.25	8/15/2016	2.25%	**	101,559
THERMO FISHER SCIENTIFIC SR UNSECURED 01/18 1.85	1/15/2018	1.85%	**	203,387
THERMO FISHER SCIENTIFIC SR UNSECURED 02/19 2.4	2/1/2019	2.4%	**	1,712,550
THERMON GROUP HOLDINGS INC COMMON STOCK USD.001			**	76,852
THOMSON REUTERS CORP SR UNSECURED 09/21 3.95	9/30/2021	3.95%	**	110,651
THOMSON REUTERS CORP SR UNSECURED 05/16 0.875	5/23/2016	0.88%	**	5,526,214
THOMSON REUTERS CORP SR UNSECURED 02/17 1.3	2/23/2017	1.3%	**	2,900,711

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
THOMSON REUTERS CORP SR UNSECURED 09/17 1.65	9/29/2017	1.65%	**	2,562,202
THORATEC CORP COMMON STOCK NPV			**	153,049
THORNBURG MORTGAGE SECURITIES TMST 2007 4 2A1	9/25/2037	2.38%	**	—
THORNBURG MORTGAGE SECURITIES TMST 2007 4 3A1	9/25/2037	6.04%	**	854,128
3M CO COMMON STOCK USD.01			**	11,298,808
TIDEWATER INC COMMON STOCK USD.1			**	106,305
TIFFANY + CO COMMON STOCK USD.01			**	4,899,104
TIM PARTICIPACOES SA ADR ADR			**	388,675
TIMBERLAND BANCORP INC COMMON STOCK USD.01			**	10,865
TIME INC COMMON STOCK USD.01			**	5,945,850
HISTORIC TW INC COMPANY GUAR 02/23 9.15	2/1/2023	9.15%	**	136,011
TIME WARNER INC COMMON STOCK USD.01			**	4,702,542
TIME WARNER INC COMPANY GUAR 11/16 5.875	11/15/2016	5.88%	**	281,828
TIME WARNER INC COMPANY GUAR 07/15 3.15	7/15/2015	3.15%	**	2,839,130
TIME WARNER INC COMPANY GUAR 03/21 4.75	3/29/2021	4.75%	**	7,977,966
TIME WARNER INC COMPANY GUAR 01/22 4	1/15/2022	4%	**	418,094
TIME WARNER CABLE COMMON STOCK USD.01			**	4,683,448
TIME WARNER CABLE INC COMPANY GUAR 05/17 5.85	5/1/2017	5.85%	**	3,727,640
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	2/14/2019	8.75%	**	229,003
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	4/1/2019	8.25%	**	3,635,705
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	6/15/2039	6.75%	**	719,005
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	2/15/2021	4.13%	**	3,141,008
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	11/15/2040	5.88%	**	798,878
TIME WARNER CABLE INC COMPANY GUAR 09/41 5.5	9/1/2041	5.5%	**	185,908
TIMKENSTEEL CORP COMMON STOCK			**	163,191
TITAN INTERNATIONAL INC COMMON STOCK NPV			**	38,130
TITAN MACHINERY INC COMMON STOCK USD.00001			**	27,141
TOLL BROTHERS INC COMMON STOCK USD.01			**	607,676
TOMPKINS FINANCIAL CORP COMMON STOCK USD.1			**	79,356
TOOTSIE ROLL INDS COMMON STOCK USD.694			**	113,099
TORO CO COMMON STOCK USD1.			**	2,218,674
TORONTO DOMINION BANK COVERED 144A 03/17 1.5	3/13/2017	1.5%	**	604,636
TORONTO DOMINION BANK SR UNSECURED 07/16 2.5	7/14/2016	2.5%	**	2,561,020
TORONTO DOMINION BANK SR UNSECURED 09/16 1.5	9/9/2016	1.5%	**	3,026,733
TORONTO DOMINION BANK SR UNSECURED 05/17 1.125	5/2/2017	1.13%	**	1,938,626
TORONTO DOMINION BANK SR UNSECURED 11/19 2.25	11/5/2019	2.25%	**	7,013,916
TORONTO DOMINION BANK COMMON STOCK NPV			**	646,998
TOTAL CAPITAL SA COMPANY GUAR 06/15 3	6/24/2015	3%	**	319,692
TOTAL CAPITAL SA COMPANY GUAR 08/18 2.125	8/10/2018	2.13%	**	50,404
TOTAL CAPITAL CANADA LTD COMPANY GUAR 01/18 1.45	1/15/2018	1.45%	**	233,340
TOTAL CAPITAL CANADA LTD COMPANY GUAR 07/23 2.75	7/15/2023	2.75%	**	155,202
TOTAL CAPITAL INTL SA COMPANY GUAR 02/17 1.5	2/17/2017	1.5%	**	87,578
TOTAL CAPITAL INTL SA COMPANY GUAR 06/17 1.55	6/28/2017	1.55%	**	2,773,428
TOTAL CAPITAL INTL SA COMPANY GUAR 01/16 0.75	1/25/2016	0.75%	**	8,856,603
TOTAL CAPITAL INTL SA COMPANY GUAR 08/16 1	8/12/2016	1%	**	75,164
TOTAL CAPITAL INTL SA COMPANY GUAR 01/24 3.7	1/15/2024	3.7%	**	25,886
TOTAL ENERGY SERVICES INC COMMON STOCK NPV			**	201,718
TOWNE BANK COMMON STOCK USD1.667			**	54,235

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
TOYOTA AUTO RECEIVABLES OWNER TAOT 2014 A A4	6/17/2019	1.18%	**	1,698,645
TOYOTA MOTOR CREDIT CORP SR UNSECURED 06/15 3.2	6/17/2015	3.2%	**	354,364
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/16 2.8	1/11/2016	2.8%	**	204,342
TOYOTA MOTOR CREDIT CORP SR UNSECURED 09/16 2	9/15/2016	2%	**	814,504
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/17 2.05	1/12/2017	2.05%	**	356,537
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/18 1.375	1/10/2018	1.38%	**	3,202,886
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/23 2.625	1/10/2023	2.63%	**	938,316
TOYOTA AUTO RECEIVABLES OWNER TAOT 2012 A A3	2/16/2016	0.75%	**	189,580
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 A A3	1/17/2017	0.55%	**	427,861
TOYOTA MOTOR CREDIT CORP SR UNSECURED 01/19 2.1	1/17/2019	2.1%	**	220,923
TOYOTA AUTO RECEIVABLES OWNER TAOT 2013 B A4	1/15/2019	1.46%	**	504,215
TRADE STREET RESIDENTIAL INC REIT USD.01			**	11,035
TRAFIGURA SECURITISATION FINAN TRFIG 2014 1A A 144A	10/15/2021	1.11%	**	1,568,000
TRANS CANADA PIPELINES SR UNSECURED 06/15 3.4	6/1/2015	3.4%	**	1,363,654
TRANS CANADA PIPELINES SR UNSECURED 08/38 7.25	8/15/2038	7.25%	**	86,946
TRANS CANADA PIPELINES SR UNSECURED 08/18 6.5	8/15/2018	6.5%	**	266,594
TRANS CANADA PIPELINES SR UNSECURED 01/16 0.75	1/15/2016	0.75%	**	3,191,066
TRANSFORCE INC COMMON STOCK NPV			**	424,083
TRANSOCEAN INC COMPANY GUAR 04/18 7.375	4/15/2018	7.38%	**	98,601
TRANSOCEAN INC COMPANY GUAR 11/15 4.95	11/15/2015	4.95%	**	407,017
TRANSOCEAN INC COMPANY GUAR 11/20 6.5	11/15/2020	6.5%	**	94,297
TRANSOCEAN INC COMPANY GUAR 12/16 5.05	12/15/2016	5.05%	**	4,216,090
TRANSOCEAN INC COMPANY GUAR 12/21 6.375	12/15/2021	6.38%	**	129,143
TRANSOCEAN INC COMPANY GUAR 10/17 2.5	10/15/2017	2.5%	**	88,404
TRAVELERS COS INC/THE COMMON STOCK NPV			**	10,140,959
TRAVELERS COS INC SR UNSECURED 12/17 5.75	12/15/2017	5.75%	**	278,999
TRAVELERS COS INC SR UNSECURED 05/18 5.8	5/15/2018	5.8%	**	1,513,263
TRECORA RESOURCES COMMON STOCK USD.1			**	34,648
TREDEGAR CORP COMMON STOCK NPV			**	66,840
TREEHOUSE FOODS INC COMMON STOCK USD.01			**	6,465,213
TRICAN WELL SERVICE LTD COMMON STOCK NPV			**	146,674
TRIANGLE PETROLEUM CORP COMMON STOCK USD.00001			**	27,437
TRILOGY ENERGY CORP COMMON STOCK NPV			**	85,366
TRIMAS CORP COMMON STOCK USD.01			**	118,652
TRINET GROUP INC COMMON STOCK USD.000025			**	2,177,088
TRINITY INDUSTRIES INC COMMON STOCK USD1.			**	367,491
TRIPLE S MANAGEMENT CORP B COMMON STOCK USD1.			**	61,257
TRISTATE CAPITAL HLDGS INC COMMON STOCK			**	19,937
TRIUMPH GROUP INC COMMON STOCK USD.001			**	344,503
TRIPADVISOR INC COMMON STOCK USD.001			**	3,826,176
TRUECAR INC COMMON STOCK USD.0001			**	1,261,996
TRUEBLUE INC COMMON STOCK NPV			**	91,225
TRULIA INC COMMON STOCK USD.00001			**	465,962
TRUSTCO BANK CORP NY COMMON STOCK USD1.			**	67,714
TRUSTMARK CORP COMMON STOCK NPV			**	166,013
TUESDAY MORNING CORP COMMON STOCK USD.01			**	2,163,273
TUTOR PERINI CORP COMMON STOCK USD1.			**	319,963
TWENTY FIRST CENTURY FOX A COMMON STOCK USD.01			**	5,061,702

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
21ST CENTURY FOX AMERICA COMPANY GUAR 144A 09/24 3.7	9/15/2024	3.7%	**	992,623
TWIN DISC INC COMMON STOCK NPV			**	20,357
TWITTER INC COMMON STOCK USD.000005			**	4,838,038
II VI INC COMMON STOCK NPV			**	78,351
TYCO INTERNATIONAL FINAN COMPANY GUAR 01/19 8.5	1/15/2019	8.5%	**	578,738
TYCO ELECTRONICS GROUP S COMPANY GUAR 10/17 6.55	10/1/2017	6.55%	**	416,483
TYSON FOODS INC COMPANY GUAR 04/16 6.6	4/1/2016	6.6%	**	266,501
TYSON FOODS INC COMPANY GUAR 08/24 3.95	8/15/2024	3.95%	**	1,524,738
TYSON FOODS INC COMPANY GUAR 08/34 4.875	8/15/2034	4.88%	**	2,288,282
UBS AG STAMFORD CT SUBORDINATED 08/22 7.625	8/17/2022	7.63%	**	1,177,356
UBS AG STAMFORD CT SUBORDINATED 07/16 5.875	7/15/2016	5.88%	**	1,390,825
UBS AG STAMFORD CT SR UNSECURED 12/17 5.875	12/20/2017	5.88%	**	446,636
UBS AG STAMFORD CT SR UNSECURED 04/18 5.75	4/25/2018	5.75%	**	112,494
UBS AG STAMFORD CT SR UNSECURED 01/15 3.875	1/15/2015	3.88%	**	552,583
UBS AG STAMFORD CT 08/17 1.375	8/14/2017	1.38%	**	4,768,771
UBS AG STAMFORD CT 08/19 2.375	8/14/2019	2.38%	**	834,951
UDR INC COMPANY GUAR 07/24 3.75	7/1/2024	3.75%	**	1,510,088
UGI CORP COMMON STOCK NPV			**	634,532
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C2 A4	5/10/2063	3.53%	**	154,736
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 XA 144A	5/10/2045	2.29%	**	131,068
UBS COMMERCIAL MORTGAGE TRUST UBSCM 2012 C1 D 144A	5/10/2045	5.54%	**	585,417
UBS BAMLL TRUST UBSBM 2012 WRM A 144A	6/10/2030	3.66%	**	160,017
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2013 C5 XA 144A	3/10/2046	1.12%	**	1,109,577
UIL HOLDINGS CORPORATION SR UNSECURED 10/20 4.625	10/1/2020	4.63%	**	116,989
UMB FINANCIAL CORP COMMON STOCK USD1.			**	250,714
USAA AUTO OWNER TRUST USAOT 2014 1 A2	10/17/2016	0.38%	**	1,139,572
USA TRUCK INC COMMON STOCK USD.01			**	29,110
US BANCORP COMMON STOCK USD.01			**	10,624,607
UMH PROPERTIES INC REIT USD.1			**	11,747
USAA AUTO OWNER TRUST USAOT 2012 1 A3	8/15/2016	0.43%	**	338,389
US BANK NA CINCINNATI SR UNSECURED 09/17 1.375	9/11/2017	1.38%	**	1,746,066
US SILICA HOLDINGS INC COMMON STOCK USD.01			**	399,017
UKRAINE AID US GOVT GUAR 05/19 1.844	5/16/2019	1.84%	**	13,339,438
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01			**	6,855,234
ULTRA CLEAN HOLDINGS INC COMMON STOCK USD.001			**	27,580
ULTRAGENYX PHARMACEUTICAL IN COMMON STOCK USD.001			**	2,004,614
ULTRATECH INC COMMON STOCK USD.001			**	47,551
UMPQUA HOLDINGS CORP COMMON STOCK NPV			**	367,875
UNDER ARMOUR INC CLASS A COMMON STOCK USD.000333			**	5,852,029
UNIFIRST CORP/MA COMMON STOCK USD.1			**	174,281
UNILEVER CAPITAL CORP COMPANY GUAR 02/21 4.25	2/10/2021	4.25%	**	1,112,585
MUFG UNION BANK NA SR UNSECURED 09/18 2.625	9/26/2018	2.63%	**	5,885,527
UNION BANKSHARES CORP COMMON STOCK USD1.33			**	98,728
UNION PACIFIC CORP SR UNSECURED 02/16 7	2/1/2016	7%	**	468,380
UNION PACIFIC CORP SR UNSECURED 01/15 4.875	1/15/2015	4.88%	**	297,350
UNION PACIFIC CORP SR UNSECURED 02/21 4	2/1/2021	4%	**	564,820
UNION PACIFIC CORP SR UNSECURED 07/22 4.163	7/15/2022	4.16%	**	747,031

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
UNION PACIFIC CORP SR UNSECURED 01/23 2.95	1/15/2023	2.95%	**	151,577
UNIT CORP COMMON STOCK USD.2			**	108,336
UAL 2009 2A PASS THRU TR PASS THRU CE 07/18 9.75	7/15/2018	9.75%	**	311,476
UNITED COMMUNITY FINANCIAL COMMON STOCK NPV			**	26,968
UNITED COMMUNITY BANKS/GA COMMON STOCK USD1.			**	91,234
UNITED BANKSHARES INC COMMON STOCK USD2.5			**	249,492
UNITED FINANCIAL BANCORP INC COMMON STOCK NPV			**	78,004
UNITED MEXICAN STATES SR UNSECURED 10/23 4	10/2/2023	4%	**	207,500
UNITED MEXICAN STATES SR UNSECURED 01/21 3.5	1/21/2021	3.5%	**	204,200
UNITED MEXICAN STATES SR UNSECURED 01/45 5.55	1/21/2045	5.55%	**	116,250
UNITED NATURAL FOODS INC COMMON STOCK USD.01			**	3,711,600
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01			**	8,845,019
UNITED PARCEL SERVICE SR UNSECURED 04/19 5.125	4/1/2019	5.13%	**	1,668,402
UNITED PARCEL SERVICE SR UNSECURED 01/21 3.125	1/15/2021	3.13%	**	3,416,080
UNITED PARCEL SERVICE SR UNSECURED 10/17 1.125	10/1/2017	1.13%	**	1,330,419
UNITED PARCEL SERVICE SR UNSECURED 10/22 2.45	10/1/2022	2.45%	**	73,523
UNITED RENTALS INC COMMON STOCK USD.01			**	1,688,163
US BANCORP SR UNSECURED 07/15 2.45	7/27/2015	2.45%	**	3,034,539
US BANCORP SR UNSECURED 11/16 2.2	11/15/2016	2.2%	**	3,596,087
US BANCORP SR UNSECURED 01/24 3.7	1/30/2024	3.7%	**	80,944
US BANCORP SR UNSECURED 04/19 2.2	4/25/2019	2.2%	**	1,446,584
US CELLULAR CORP COMMON STOCK USD1.			**	81,652
HOUSING URBAN DEVELOPMNT US GOVT GUAR 08/15 5.36	8/1/2015	5.36%	**	5,065,866
UNITED STATES LIME + MINERAL COMMON STOCK USD.1			**	44,809
TREASURY BILL 05/15 0.00000	5/28/2015		**	289,923
WI TREASURY SEC 05/15 0	5/21/2015	0.01%	**	289,936
US TREASURY N/B 11/16 7.5	11/15/2016	7.5%	**	2,817,970
US TREASURY N/B 08/27 6.375	8/15/2027	6.38%	**	5,995,127
TSY INFL IX N/B 04/29 3.875	4/15/2029	3.88%	**	372,119
US TREASURY N/B 05/30 6.25	5/15/2030	6.25%	**	1,942,281
TSY INFL IX N/B 01/25 2.375	1/15/2025	2.38%	**	14,849,053
US TREASURY N/B 02/36 4.5	2/15/2036	4.5%	**	1,467,211
US TREASURY N/B 05/37 5	5/15/2037	5%	**	427,922
TSY INFL IX N/B 01/29 2.5	1/15/2029	2.5%	**	4,117,058
US TREASURY N/B 11/40 4.25	11/15/2040	4.25%	**	453,086
TSY INFL IX N/B 02/43 0.625	2/15/2043	0.63%	**	4,825,836
US TREASURY N/B 11/43 3.75	11/15/2043	3.75%	**	168,295
US TREASURY N/B 02/44 3.625	2/15/2044	3.63%	**	353,039
TSY INFL IX N/B 02/44 1.375	2/15/2044	1.38%	**	5,258,279
US TREASURY N/B 05/44 3.375	5/15/2044	3.38%	**	6,219,940
US TREASURY N/B 08/44 3.125	8/15/2044	3.13%	**	128,627,628
WI TREASURY SEC 11/44 3	11/15/2044	3%	**	6,200,534
US TREASURY N/B 11/18 1.25	11/30/2018	1.25%	**	66,250,892
US TREASURY N/B 11/20 2	11/30/2020	2%	**	50,846,044
US TREASURY N/B 12/18 1.5	12/31/2018	1.5%	**	10,423,824
TSY INFL IX N/B 01/24 0.625	1/15/2024	0.63%	**	7,982,077
US TREASURY N/B 01/19 1.5	1/31/2019	1.5%	**	2,000,782
US TREASURY N/B 02/24 2.75	2/15/2024	2.75%	**	5,892,690

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
US TREASURY N/B 02/16 0.25	2/29/2016	0.25%	**	1,997,500
US TREASURY N/B 02/21 2	2/28/2021	2%	**	17,519,625
US TREASURY N/B 03/16 0.375	3/31/2016	0.38%	**	156,875,524
US TREASURY N/B 03/19 1.625	3/31/2019	1.63%	**	29,535,940
US TREASURY N/B 04/16 0.375	4/30/2016	0.38%	**	1,999,688
TSY INFL IX N/B 04/19 0.125	4/15/2019	0.13%	**	28,356,736
US TREASURY N/B 04/19 1.625	4/30/2019	1.63%	**	68,569,936
US TREASURY N/B 08/17 0.875	8/15/2017	0.88%	**	31,044,627
US TREASURY N/B 08/24 2.375	8/15/2024	2.38%	**	4,354,156
US TREASURY N/B 08/16 0.5	8/31/2016	0.5%	**	53,479,082
WI TREASURY N/B 08/19 1.625	8/31/2019	1.63%	**	31,724,669
US TREASURY N/B 05/15 4.125	5/15/2015	4.13%	**	2,541,989
US TREASURY N/B 08/15 4.25	8/15/2015	4.25%	**	2,050,078
US TREASURY N/B 09/21 2.125	9/30/2021	2.13%	**	10,112,500
US TREASURY N/B 09/19 1.75	9/30/2019	1.75%	**	58,007,889
US TREASURY N/B 10/17 0.875	10/15/2017	0.88%	**	63,879,530
US TREASURY N/B 10/19 1.5	10/31/2019	1.5%	**	60,633,236
US TREASURY N/B 11/17 0.875	11/15/2017	0.88%	**	39,490,885
WI TREASURY SEC 11/24 2.25	11/15/2024	2.25%	**	9,352,420
US TREASURY N/B 11/16 0.5	11/30/2016	0.5%	**	3,776,535
US TREASURY N/B 11/21 1.875	11/30/2021	1.88%	**	12,431,733
US TREASURY N/B 11/19 1.5	11/30/2019	1.5%	**	56,068,936
US TREASURY N/B 11/19 1.5	11/30/2019	1.63%	**	21,930,341
US TREASURY N/B 12/17 1	12/15/2017	1%	**	42,948,093
WI TREASURY SEC 12/19 1.625	12/31/2019	1.63%	**	19,381,196
US TREASURY N/B 12/16 0.625	12/31/2016	0.63%	**	645,884,915
US TREASURY N/B 02/18 3.5	2/15/2018	3.5%	**	18,684,061
US TREASURY N/B 04/16 2.625	4/30/2016	2.63%	**	514,610
US TREASURY N/B 03/16 2.375	3/31/2016	2.38%	**	4,098,752
US TREASURY N/B 09/16 3	9/30/2016	3%	**	2,083,750
US TREASURY N/B 10/16 3.125	10/31/2016	3.13%	**	2,613,280
US TREASURY N/B 11/16 2.75	11/30/2016	2.75%	**	4,158,436
US TREASURY N/B 12/16 3.25	12/31/2016	3.25%	**	6,932,581
US TREASURY N/B 01/17 3.125	1/31/2017	3.13%	**	5,921,120
US TREASURY N/B 04/15 2.5	4/30/2015	2.5%	**	5,845,768
US TREASURY N/B 04/17 3.125	4/30/2017	3.13%	**	2,106,718
US TREASURY N/B 05/17 2.75	5/31/2017	2.75%	**	1,150,102
TSY INFL IX N/B 07/20 1.25	7/15/2020	1.25%	**	319,964
US TREASURY N/B 07/15 1.75	7/31/2015	1.75%	**	3,027,540
US TREASURY N/B 07/17 2.375	7/31/2017	2.38%	**	46,012,963
US TREASURY N/B 08/20 2.625	8/15/2020	2.63%	**	21,512,518
US TREASURY N/B 09/17 1.875	9/30/2017	1.88%	**	15,708,561
US TREASURY N/B 11/20 2.625	11/15/2020	2.63%	**	21,257,557
US TREASURY N/B 10/15 1.25	10/31/2015	1.25%	**	2,016,094
US TREASURY N/B 10/17 1.875	10/31/2017	1.88%	**	2,456,438
US TREASURY N/B 11/15 1.375	11/30/2015	1.38%	**	5,555,000
US TREASURY N/B 12/15 2.125	12/31/2015	2.13%	**	1,527,305
TSY INFL IX N/B 01/21 1.125	1/15/2021	1.13%	**	54,126,097

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
US TREASURY N/B 01/16 2	1/31/2016	2%	**	99,261,097
US TREASURY N/B 01/18 2.625	1/31/2018	2.63%	**	4,145,859
US TREASURY N/B 03/16 2.25	3/31/2016	2.25%	**	5,832,702
TSY INFL IX N/B 04/16 0.125	4/15/2016	0.13%	**	45,473,244
US TREASURY N/B 04/16 2	4/30/2016	2%	**	10,210,940
US TREASURY N/B 02/16 2.125	2/29/2016	2.13%	**	17,960,254
US TREASURY N/B 05/16 1.75	5/31/2016	1.75%	**	2,036,406
US TREASURY N/B 05/18 2.375	5/31/2018	2.38%	**	8,256,216
US TREASURY N/B 06/16 1.5	6/30/2016	1.5%	**	11,571,889
US TREASURY N/B 07/16 1.5	7/31/2016	1.5%	**	14,102,684
US TREASURY N/B 08/18 1.5	8/31/2018	1.5%	**	30,793,444
US TREASURY N/B 08/16 1	8/31/2016	1%	**	11,586,250
US TREASURY N/B 09/18 1.375	9/30/2018	1.38%	**	8,991,558
US TREASURY N/B 09/16 1	9/30/2016	1%	**	11,080,784
US TREASURY N/B 10/16 1	10/31/2016	1%	**	66,323,330
US TREASURY N/B 11/16 0.875	11/30/2016	0.88%	**	40,631,991
US TREASURY N/B 12/16 0.875	12/31/2016	0.88%	**	62,623,963
TSY INFL IX N/B 01/22 0.125	1/15/2022	0.13%	**	38,470,319
US TREASURY N/B 01/17 0.875	1/31/2017	0.88%	**	180,435,134
US TREASURY N/B 01/19 1.25	1/31/2019	1.25%	**	7,923,128
US TREASURY N/B 02/19 1.375	2/28/2019	1.38%	**	6,365,498
US TREASURY N/B 02/17 0.875	2/28/2017	0.88%	**	90,503,670
US TREASURY N/B 03/15 0.375	3/15/2015	0.38%	**	1,500,938
US TREASURY N/B 03/17 1	3/31/2017	1%	**	95,466,079
US TREASURY N/B 04/15 0.375	4/15/2015	0.38%	**	5,003,905
US TREASURY N/B 04/17 0.875	4/30/2017	0.88%	**	5,506,446
US TREASURY N/B 05/17 0.625	5/31/2017	0.63%	**	95,258,624
US TREASURY N/B 06/17 0.75	6/30/2017	0.75%	**	6,575,250
US TREASURY N/B 06/19 1	6/30/2019	1%	**	1,805,339
TSY INFL IX N/B 07/22 0.125	7/15/2022	0.13%	**	5,231,355
US TREASURY N/B 07/17 0.5	7/31/2017	0.5%	**	8,107,110
US TREASURY N/B 07/19 0.875	7/31/2019	0.88%	**	15,503,744
US TREASURY N/B 08/15 0.25	8/15/2015	0.25%	**	8,003,128
US TREASURY N/B 08/17 0.625	8/31/2017	0.63%	**	110,249,104
US TREASURY N/B 08/19 1	8/31/2019	1%	**	2,042,741
US TREASURY N/B 09/15 0.25	9/15/2015	0.25%	**	10,005,470
US TREASURY N/B 09/19 1	9/30/2019	1%	**	3,014,750
US TREASURY N/B 09/17 0.625	9/30/2017	0.63%	**	86,429,932
US TREASURY N/B 10/15 0.25	10/15/2015	0.25%	**	16,701,303
US TREASURY N/B 10/17 0.75	10/31/2017	0.75%	**	17,658,152
US TREASURY N/B 11/15 0.375	11/15/2015	0.38%	**	13,562,710
US TREASURY N/B 11/17 0.625	11/30/2017	0.63%	**	12,389,209
US TREASURY N/B 12/17 0.75	12/31/2017	0.75%	**	4,452,539
TSY INFL IX N/B 01/23 0.125	1/15/2023	0.13%	**	71,620,120
US TREASURY N/B 01/18 0.875	1/31/2018	0.88%	**	42,807,732
WI TREASURY N/B 02/16 0.375	2/15/2016	0.38%	**	4,301,681
US TREASURY N/B 03/16 0.375	3/15/2016	0.38%	**	8,800,686
US TREASURY N/B 03/15 0.25	3/31/2015	0.25%	**	5,001,760

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
US TREASURY N/B 03/18 0.75	3/31/2018	0.75%	**	2,461,523
TSY INFL IX N/B 04/18 0.125	4/15/2018	0.13%	**	5,116,840
US TREASURY N/B 04/15 0.125	4/30/2015	0.13%	**	50,011,700
US TREASURY N/B 04/18 0.625	4/30/2018	0.63%	**	14,695,320
US TREASURY N/B 05/16 0.25	5/15/2016	0.25%	**	19,558,664
US TREASURY N/B 05/18 1	5/31/2018	1%	**	2,970,936
US TREASURY N/B 06/18 1.375	6/30/2018	1.38%	**	1,502,930
TSY INFL IX N/B 07/23 0.375	7/15/2023	0.38%	**	25,572,613
US TREASURY N/B 07/18 1.375	7/31/2018	1.38%	**	91,898,274
US TREASURY N/B 08/16 0.625	8/15/2016	0.63%	**	6,260,256
US TREASURY N/B 08/15 0.375	8/31/2015	0.38%	**	8,010,624
US TREASURY N/B 08/20 2.125	8/31/2020	2.13%	**	26,807,114
US TREASURY N/B 09/15 0.25	9/30/2015	0.25%	**	6,001,872
US TREASURY N/B 10/15 0.25	10/31/2015	0.25%	**	10,099,212
US TREASURY N/B 10/20 1.75	10/31/2020	1.75%	**	5,077,290
US TREASURY N/B 10/18 1.25	10/31/2018	1.25%	**	6,159,799
US TREASURY N/B 04/21 2.25	4/30/2021	2.25%	**	16,022,588
US TREASURY N/B 05/17 0.875	5/15/2017	0.88%	**	89,048,683
US TREASURY N/B 05/24 2.5	5/15/2024	2.5%	**	8,756,326
US TREASURY N/B 05/21 2	5/31/2021	2%	**	3,517,500
US TREASURY N/B 06/21 2.125	6/30/2021	2.13%	**	18,420,384
TSY INFL IX N/B 07/24 0.125	7/15/2024	0.13%	**	32,667,534
US TREASURY N/B 07/19 1.625	7/31/2019	1.63%	**	15,904,805
US TREASURY N/B 07/21 2.25	7/31/2021	2.25%	**	30,962,464
STRIPS 11/30 0.00000	11/15/2030		**	1,642,368
STRIPS 05/31 0.00000	5/15/2031		**	689,221
STRIPS 11/16 0.00000	11/15/2016		**	3,210,643
STRIPS 02/20 0.00000	2/15/2020	0.01%	**	3,135,216
STRIPS 05/20 0.00000	5/15/2020	0.01%	**	3,880,809
STRIPS 02/21 0.00000	2/15/2021	0.01%	**	6,208,468
STRIPS 05/21 0.00000	5/15/2021		**	1,380,270
STRIPS 08/21 0.00000	8/15/2021	0.01%	**	6,012,442
STRIPS 11/21 0.00000	11/15/2021	0.01%	**	5,428,252
STRIPS 02/22 0.00000	2/15/2022		**	594,224
STRIPS 02/23 0.00000	2/15/2023	0.01%	**	5,237,465
STRIPS 05/23 0.00000	5/15/2023		**	859,391
STRIPS 02/25 0.00000	2/15/2025		**	32,486,952
STRIPS 05/25 0.00000	5/15/2025		**	32,419,717
STRIPS 05/27 0.00000	5/15/2027		**	1,243,797
STRIPS 02/29 0.00000	2/15/2029		**	991,366
STRIPS 05/30 0.00000	5/15/2030		**	1,319,490
UNITED STATES STEEL CORP COMMON STOCK USD1.			**	389,201
UNITED STATIONERS INC COMMON STOCK USD.1			**	159,871
UNITED TECH CORP COMMON STOCK USD1.			**	11,284,030
UNITED TECHNOLOGIES CORP PREFERRED STOCK 08/15 7.5			**	524,678
UNITED TECHNOLOGIES CORP SR UNSECURED 05/15 4.875	5/1/2015	4.88%	**	380,250
UNITED TECHNOLOGIES CORP SR UNSECURED 02/19 6.125	2/1/2019	6.13%	**	145,128
UNITED TECHNOLOGIES CORP SR UNSECURED 06/22 3.1	6/1/2022	3.1%	**	270,387

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
UNITED THERAPEUTICS CORP COMMON STOCK USD.01			**	2,240,177
UNITEDHEALTH GROUP INC COMMON STOCK USD.01			**	25,381,677
UNITEDHEALTH GROUP INC SR UNSECURED 03/16 5.375	3/15/2016	5.38%	**	184,725
UNITEDHEALTH GROUP INC SR UNSECURED 11/37 6.625	11/15/2037	6.63%	**	40,972
UNITEDHEALTH GROUP INC SR UNSECURED 02/18 6	2/15/2018	6%	**	579,711
UNITEDHEALTH GROUP INC SR UNSECURED 02/21 4.7	2/15/2021	4.7%	**	579,613
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	11/15/2021	3.38%	**	1,239,862
UNITEDHEALTH GROUP INC SR UNSECURED 10/15 0.85	10/15/2015	0.85%	**	4,341,524
UNITEDHEALTH GROUP INC SR UNSECURED 10/17 1.4	10/15/2017	1.4%	**	584,427
UNITEDHEALTH GROUP INC SR UNSECURED 03/19 1.625	3/15/2019	1.63%	**	5,135,622
UNITEDHEALTH GROUP INC SR UNSECURED 03/23 2.875	3/15/2023	2.88%	**	675,617
UNITEDHEALTH GROUP INC SR UNSECURED 12/17 1.4	12/15/2017	1.4%	**	6,078,579
UNITEDHEALTH GROUP INC SR UNSECURED 12/21 2.875	12/15/2021	2.88%	**	7,888,748
UNIVERSAL AMERICAN CORP COMMON STOCK USD.01			**	76,096
UNIVERSAL CORP/VA COMMON STOCK NPV			**	67,597
UNIVERSAL FOREST PRODUCTS COMMON STOCK NPV			**	109,060
UNIVERSAL STAINLESS + ALLOY COMMON STOCK USD.001			**	15,467
UNIVERSAL TECHNICAL INSTITUT COMMON STOCK USD.0001			**	24,206
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/45 FIXED 5.946	5/15/2045	5.95%	**	353,713
UNIV OF CALIFORNIA CA REVENUES UNVHGR 05/12 FIXED 4.858	5/15/2112	4.86%	**	6,619,851
UNIV OF NORTH CAROLINA NC AT C UNCHGR 12/34 FIXED 3.847	12/1/2034	3.85%	**	10,456,500
UNIVEST CORP OF PENNSYLVANIA COMMON STOCK USD5.			**	33,194
UNUM GROUP COMMON STOCK USD.1			**	4,126,304
URBAN OUTFITTERS INC COMMON STOCK USD.0001			**	1,942,689
US ECOLOGY INC COMMON STOCK USD.01			**	74,021
VSE CORP COMMON STOCK USD.05			**	33,741
VOXX INTERNATIONAL CORP COMMON STOCK USD.01			**	17,056
VNO MORTGAGE TRUST VNDO 2012 6AVE A 144A	11/15/2030	3%	**	737,691
VERICREST OPPORTUNITY LOAN TRA VOLT 2014 NP11 A1 144A	4/25/2055	3.88%	**	840,127
VAALCO ENERGY INC COMMON STOCK USD.1			**	26,640
VAIL RESORTS INC COMMON STOCK USD.01			**	3,866,555
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV			**	17,200,820
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV			**	660,581
VALE OVERSEAS LIMITED COMPANY GUAR 01/17 6.25	1/23/2017	6.25%	**	42,664
VALE SA SP PREF ADR ADR NPV			**	205,458
VALERO ENERGY CORP COMPANY GUAR 06/17 6.125	6/15/2017	6.13%	**	516,254
VALLEY NATIONAL BANCORP COMMON STOCK NPV			**	194,074
VALMONT INDUSTRIES COMMON STOCK USD1.			**	260,350
VANTIV INC CL A COMMON STOCK USD.00001			**	9,165,693
VEEVA SYSTEMS INC CLASS A COMMON STOCK USD.00001			**	1,351,928
VENTAS REALTY LP/CAP CRP COMPANY GUAR 11/15 3.125	11/30/2015	3.13%	**	306,062
VENTAS REALTY LP/CAP CRP COMPANY GUAR 06/21 4.75	6/1/2021	4.75%	**	130,428
VENTAS REALTY LP/CAP CRP COMPANY GUAR 02/18 2	2/15/2018	2%	**	7,129,290
VENTAS REALTY LP COMPANY GUAR 09/16 1.55	9/26/2016	1.55%	**	6,616,413
VENTAS REALTY LP COMPANY GUAR 04/17 1.25	4/17/2017	1.25%	**	3,581,334
VERIFONE SYSTEMS INC COMMON STOCK USD.01			**	3,361,206
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1			**	8,973,199
VERIZON COMMUNICATIONS SR UNSECURED 04/19 6.35	4/1/2019	6.35%	**	1,135,588

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
VERIZON COMMUNICATIONS SR UNSECURED 04/21 4.6	4/1/2021	4.6%	**	3,288,683
VERIZON COMMUNICATIONS SR UNSECURED 11/16 2	11/1/2016	2%	**	1,379,942
VERIZON COMMUNICATIONS SR UNSECURED 11/15 0.7	11/2/2015	0.7%	**	10,070,496
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	11/1/2022	2.45%	**	2,462,933
VERIZON COMMUNICATIONS SR UNSECURED 09/16 VAR	9/15/2016	1.77%	**	3,054,390
VERIZON COMMUNICATIONS SR UNSECURED 09/16 2.5	9/15/2016	2.5%	**	210,568
VERIZON COMMUNICATIONS SR UNSECURED 09/18 3.65	9/14/2018	3.65%	**	634,036
VERIZON COMMUNICATIONS SR UNSECURED 09/20 4.5	9/15/2020	4.5%	**	5,503,702
VERIZON COMMUNICATIONS SR UNSECURED 09/23 5.15	9/15/2023	5.15%	**	40,061,573
VERIZON COMMUNICATIONS SR UNSECURED 09/33 6.4	9/15/2033	6.4%	**	862,248
VERIZON COMMUNICATIONS SR UNSECURED 09/43 6.55	9/15/2043	6.55%	**	179,361
VERIZON COMMUNICATIONS SR UNSECURED 03/24 4.15	3/15/2024	4.15%	**	341,627
VERIZON COMMUNICATIONS SR UNSECURED 03/21 3.45	3/15/2021	3.45%	**	1,257,110
VERIZON COMMUNICATIONS SR UNSECURED 06/17 1.35	6/9/2017	1.35%	**	18,946,925
VERIZON COMMUNICATIONS SR UNSECURED 144A 02/20 2.625	2/21/2020	2.63%	**	11,906,301
VERIZON COMMUNICATIONS SR UNSECURED 144A 08/46 4.862	8/21/2046	4.86%	**	744,740
VERIZON COMMUNICATIONS SR UNSECURED 144A 08/54 5.012	8/21/2054	5.01%	**	142,768
VERIZON COMMUNICATIONS SR UNSECURED 11/24 3.5	11/1/2024	3.5%	**	746,699
VERIZON MARYLAND LLC COMPANY GUAR 06/33 5.125	6/15/2033	5.13%	**	47,480
VERITIV CORP COMMON STOCK USD.01			**	85,067
1011778 B.C. ULLC 2014 TERM LOAN B		1%	**	696,997
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01			**	13,097,819
VIACOM INC SR UNSECURED 04/16 6.25	4/30/2016	6.25%	**	699,738
VIAD CORP COMMON STOCK USD1.5			**	54,653
VIACOM INC CLASS B COMMON STOCK USD.001			**	20,488,167
VIACOM INC SR UNSECURED 09/19 5.625	9/15/2019	5.63%	**	904,068
VIACOM INC SR UNSECURED 04/17 3.5	4/1/2017	3.5%	**	296,597
VIACOM INC SR UNSECURED 12/16 2.5	12/15/2016	2.5%	**	81,738
VIACOM INC SR UNSECURED 02/15 1.25	2/27/2015	1.25%	**	2,502,218
VIACOM INC SR UNSECURED 06/22 3.125	6/15/2022	3.13%	**	382,493
VIACOM INC SR UNSECURED 03/23 3.25	3/15/2023	3.25%	**	77,260
VIACOM INC SR UNSECURED 09/23 4.25	9/1/2023	4.25%	**	1,051,722
VIACOM INC SR UNSECURED 12/34 4.85	12/15/2034	4.85%	**	35,818
VILLAGE SUPER MARKET CLASS A COMMON STOCK NPV			**	28,054
VINCE HOLDING CORP COMMON STOCK USD.001			**	117,885
VIPSHOP HOLDINGS LTD ADS ADR USD.0001			**	7,918,819
VIRGIN AMERICA INC COMMON STOCK			**	493,525
VIRGINIA ELEC + POWER CO SR UNSECURED 01/18 1.2	1/15/2018	1.2%	**	85,915
VIRGINIA ELEC + POWER CO SR UNSECURED 02/24 3.45	2/15/2024	3.45%	**	25,742
VIRGINIA ELEC + POWER CO SR UNSECURED 02/44 4.45	2/15/2044	4.45%	**	84,108
VISA INC CLASS A SHARES COMMON STOCK USD.0001			**	90,705,992
VISHAY PRECISION GROUP COMMON STOCK			**	22,857
VITAMIN SHOPPE INC COMMON STOCK USD.01			**	144,380
VMWARE INC CLASS A COMMON STOCK USD.01			**	3,382,247
VODAFONE GROUP PLC SP ADR ADR			**	22,856,108
VODAFONE GROUP PLC SR UNSECURED 02/17 5.625	2/27/2017	5.63%	**	3,697,934
VODAFONE GROUP PLC SR UNSECURED 09/17 1.25	9/26/2017	1.25%	**	345,541
VOLCANO CORP COMMON STOCK USD.001			**	1,335,636

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
VOLKSWAGEN GROUP AMERICA COMPANY GUAR 144A 05/16 VAR	5/23/2016	0.45%	**	12,986,857
VOLKSWAGEN GROUP AMERICA COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.6%	**	3,424,427
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/15 1.625	3/22/2015	1.63%	**	400,814
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 03/17 2.375	3/22/2017	2.38%	**	509,320
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/17 1.6	11/20/2017	1.6%	**	199,938
VOLKSWAGEN INTL FIN NV COMPANY GUAR 144A 11/16 1.125	11/18/2016	1.13%	**	1,942,884
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 1 A4	7/20/2018	1.15%	**	1,221,112
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2012 2 A3	1/20/2017	0.46%	**	1,572,584
VOLKSWAGEN AUTO LOAN ENHANCED VALET 2013 2 A3	4/20/2018	0.7%	**	9,970,190
VOLKSWAGEN AUTO LEASE TRUST VWALT 2014 A A4	7/20/2018	0.99%	**	1,772,090
WEA FINANCE LLC/WESTFIEL COMPANY GUAR 144A 09/17 1.75	9/15/2017	1.75%	**	4,627,958
WEA FINANCE LLC/WESTFIEL COMPANY GUAR 144A 09/19 2.7	9/17/2019	2.7%	**	2,754,198
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C22 AS	9/15/2057	4.07%	**	4,858,570
WAMU MORTGAGE PASS THROUGH CER WAMU 2002 AR2 A	2/27/2034	1.92%	**	3,380,375
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR13 A1A1	10/25/2045	0.46%	**	1,777,187
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR2 2A1A	1/25/2045	0.48%	**	3,422,744
W+T OFFSHORE INC COMMON STOCK USD.00001			**	36,861
WABCO HOLDINGS INC COMMON STOCK USD.01			**	6,789,534
WSFS FINANCIAL CORP COMMON STOCK USD.01			**	2,600,189
WNS HOLDINGS LTD ADR ADR USD.16			**	3,058,714
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C3 A1 144A	3/15/2044	1.99%	**	175,233
WP CAREY INC REIT USD.001			**	467,006
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 AS	3/15/2045	3.31%	**	575,846
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 D 144A	3/15/2045	4.18%	**	381,409
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2013 C11 A5	3/15/2045	3.07%	**	405,348
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 AS	10/15/2057	4.21%	**	4,602,444
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 B	10/15/2057	4.38%	**	2,278,672
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 C23 C	10/15/2057	3.85%	**	1,573,667
WABASH NATIONAL CORP COMMON STOCK USD.01			**	1,783,659
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C20 AMFX	7/15/2042	5.18%	**	724,999
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 AJ	3/15/2042	5.22%	**	440,210
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2005 C17 B	3/15/2042	5.29%	**	1,003,633
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2004 C11 A5	1/15/2041	5.19%	**	106,573
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A4	1/15/2045	5.42%	**	232,955
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C23 A5	1/15/2045	5.42%	**	1,486,657
WELLS FARGO BANK NA SUBORDINATED 02/15 4.875	2/1/2015	4.88%	**	3,009,306
WELLS FARGO BANK NA SUBORDINATED 11/17 6	11/15/2017	6%	**	1,204,981
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C25 A5	5/15/2043	5.72%	**	8,818,988
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	7/15/2045	5.77%	**	631,369
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	3/29/2049	5.57%	**	2,462,025
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A4	10/15/2048	5.57%	**	5,750,105
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C28 A1A	10/15/2048	5.56%	**	8,988,363
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C29 A1A	11/15/2048	5.3%	**	15,002,300
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A3	12/15/2043	5.25%	**	1,087,848
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 AM	12/15/2043	5.38%	**	922,980
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A5	12/15/2043	5.34%	**	1,120,480

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 AMFL 144A	12/15/2043	0.36%	**	597,590
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C31 APB	4/15/2047	5.45%	**	456,908
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C34 A3	5/15/2046	5.68%	**	1,080,982
WACHOVIA CORP SUBORDINATED 10/16 5.625	10/15/2016	5.63%	**	9,796,903
WACHOVIA CORP SR UNSECURED 06/17 5.75	6/15/2017	5.75%	**	55,201
BK NEDERLANDSE GEMEENTEN SR UNSECURED 11/19 3.875	11/4/2019	3.88%	**	141,943
WAGEWORKS INC COMMON STOCK USD.001			**	11,067,979
WAL MART STORES INC COMMON STOCK USD.1			**	6,131,832
WAL MART STORES INC SR UNSECURED 04/17 5.375	4/5/2017	5.38%	**	519,321
WAL MART STORES INC SR UNSECURED 02/18 5.8	2/15/2018	5.8%	**	4,283,966
WAL MART STORES INC SR UNSECURED 07/15 2.25	7/8/2015	2.25%	**	353,320
WAL MART STORES INC SR UNSECURED 04/16 0.6	4/11/2016	0.6%	**	2,064,034
WAL MART STORES INC SR UNSECURED 04/17 1	4/21/2017	1%	**	3,491,964
WALGREEN CO SR UNSECURED 03/15 1	3/13/2015	1%	**	250,232
WALGREENS BOOTS ALLIANCE INC COMMON STOCK USD.01			**	36,706,302
WALGREENS BOOTS ALLIANCE COMPANY GUAR 11/17 1.75	11/17/2017	1.75%	**	1,769,370
WALKER + DUNLOP INC COMMON STOCK			**	59,320
WALTER ENERGY INC COMMON STOCK USD.01			**	5,941
WALTER INVESTMENT MANAGEMENT COMMON STOCK USD.01			**	42,299
WAMU MORTGAGE PASS THROUGH CER WAMU 2006 AR13 2A	10/25/2046	2.16%	**	524,772
WARREN RESOURCES INC COMMON STOCK USD.0001			**	8,415
WASHINGTON FEDERAL INC COMMON STOCK USD1.			**	220,215
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 AR1 2A	2/25/2033	2.03%	**	29,823
WASHINGTON MUTUAL MSC MORTGAGE WAMMS 2003 MS2 3A1	3/25/2018	5%	**	202,649
WASHINGTON REIT REIT USD.01			**	127,568
LBG CAPITAL NO.2 PLC COMPANY GUAR REGS 12/19 15	12/21/2019	15%	**	1,005,467
INDIAN OIL CORP LTD SR UNSECURED REGS 01/15 4.75	1/22/2015	4.75%	**	140,201
WASHINGTON TRUST BANCORP COMMON STOCK USD.0625			**	65,895
WASTE CONNECTIONS INC COMMON STOCK USD.01			**	527,528
WASTE MANAGEMENT INC COMPANY GUAR 03/21 4.6	3/1/2021	4.6%	**	365,436
WASTE MANAGEMENT INC COMPANY GUAR 03/18 6.1	3/15/2018	6.1%	**	4,271,673
WASTE MANAGEMENT INC COMPANY GUAR 03/15 6.375	3/11/2015	6.38%	**	202,060
WASTE MANAGEMENT INC COMPANY GUAR 06/20 4.75	6/30/2020	4.75%	**	164,417
WASTE MANAGEMENT INC COMPANY GUAR 09/16 2.6	9/1/2016	2.6%	**	306,892
WASTE MANAGEMENT INC COMPANY GUAR 05/24 3.5	5/15/2024	3.5%	**	1,103,696
WATERSTONE FINANCIAL INC COMMON STOCK USD.01			**	45,828
WATSCO INC COMMON STOCK USD.5			**	3,081,167
ACTAVIS INC COMPANY GUAR 08/19 6.125	8/15/2019	6.13%	**	930,078
ACTAVIS INC COMPANY GUAR 10/22 3.25	10/1/2022	3.25%	**	890,862
ACTAVIS INC COMPANY GUAR 10/17 1.875	10/1/2017	1.88%	**	1,708,353
WATTS WATER TECHNOLOGIES A COMMON STOCK USD.1			**	175,538
WEATHERFORD INTL LLC COMPANY GUAR 06/17 6.35	6/15/2017	6.35%	**	213,800
WEATHERFORD BERMUDA COMPANY GUAR 03/18 6	3/15/2018	6%	**	213,502
WEATHERFORD BERMUDA COMPANY GUAR 03/19 9.625	3/1/2019	9.63%	**	1,162,358
WEATHERFORD BERMUDA COMPANY GUAR 09/20 5.125	9/15/2020	5.13%	**	471,580
WEATHERFORD BERMUDA COMPANY GUAR 04/22 4.5	4/15/2022	4.5%	**	62,302
WEBSTER FINANCIAL CORP COMMON STOCK USD.01			**	293,421

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
WEINGARTEN REALTY INVESTORS REIT USD.03			**	286,344
WEIS MARKETS INC COMMON STOCK NPV			**	127,440
ANTHEM INC SR UNSECURED 06/17 5.875	6/15/2017	5.88%	**	4,281,170
ANTHEM INC SR UNSECURED 09/15 1.25	9/10/2015	1.25%	**	6,681,926
ANTHEM INC SR UNSECURED 01/18 1.875	1/15/2018	1.88%	**	299,915
WELLS FARGO + CO COMMON STOCK USD1.666			**	21,086,074
WELLS FARGO + COMPANY SR UNSECURED 12/17 5.625	12/11/2017	5.63%	**	2,725,160
WELLS FARGO + COMPANY SR UNSECURED 06/16 VAR	6/15/2016	3.68%	**	1,524,828
WELLS FARGO + COMPANY SUBORDINATED 01/24 4.48	1/16/2024	4.48%	**	11,060,811
WELLS FARGO + COMPANY SR UNSECURED 04/21 4.6	4/1/2021	4.6%	**	5,830,333
WELLS FARGO + COMPANY SR UNSECURED 02/15 1.25	2/13/2015	1.25%	**	7,066,792
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	3/8/2022	3.5%	**	161,809
WELLS FARGO + COMPANY SR UNSECURED 05/17 2.1	5/8/2017	2.1%	**	8,630,855
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	1/16/2018	1.5%	**	3,267,024
WELLS FARGO + COMPANY SUBORDINATED 02/23 3.45	2/13/2023	3.45%	**	2,721,231
WELLS FARGO + COMPANY SR UNSECURED 04/18 VAR	4/23/2018	0.86%	**	11,228,362
WELLS FARGO + COMPANY SUBORDINATED 08/23 4.125	8/15/2023	4.13%	**	4,067,126
WELLS FARGO + COMPANY SR UNSECURED 01/19 2.15	1/15/2019	2.15%	**	75,198
WELLS FARGO + COMPANY SR UNSECURED 04/19 2.125	4/22/2019	2.13%	**	5,023,683
WELLS FARGO + COMPANY SUBORDINATED 06/26 4.1	6/3/2026	4.1%	**	237,117
WELLS FARGO + COMPANY SUBORDINATED 11/44 4.65	11/4/2044	4.65%	**	3,301,955
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 EE 2A1	12/25/2034	2.61%	**	1,171,417
WELLS FARGO BANK NA SUBORDINATED 05/16 VAR	5/16/2016	0.44%	**	1,495,884
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 AA A1	12/25/2034	2.62%	**	1,024,180
WELLS FARGO MORTGAGE BACKED SE WFMBS 2006 AR10 3A1	7/25/2036	2.62%	**	568,360
WELLS FARGO REREMIC TRUST WFRR 2012 IO A 144A	8/20/2021	1.75%	**	508,423
WELLS FARGO BANK NA SR UNSECURED 06/16 VAR	6/2/2016	0.38%	**	5,782,427
WENDY S CO/THE COMMON STOCK USD.1			**	330,426
WERNER ENTERPRISES INC COMMON STOCK USD.01			**	217,116
WESBANCO INC COMMON STOCK USD2.0833			**	103,426
WESCO AIRCRAFT HOLDINGS INC COMMON STOCK USD.001			**	120,368
WESCO INTERNATIONAL INC COMMON STOCK USD.01			**	3,498,039
WEST MARINE INC COMMON STOCK USD.001			**	27,804
WESTERN ALLIANCE BANCORP COMMON STOCK USD.0001			**	6,226,088
WESTERN DIGITAL CORP COMMON STOCK USD.01			**	29,626,641
WESTERN ENERGY SERVICES CORP COMMON STOCK NPV			**	478,932
WESTERN GAS PARTNERS SR UNSECURED 07/22 4	7/1/2022	4%	**	380,101
WESTERN REFINING INC COMMON STOCK USD.01			**	94,714
GENERALITAT DE CATALUNYA SR UNSECURED 02/20 4.95	2/11/2020	4.95%	**	2,548,152
RABOBANK NEDERLAND SR UNSECURED REGS 03/20 6.875	3/19/2020	6.88%	**	2,150,864
BUONI POLIENNALI DEL TES BONDS REGS 09/21 2.1	9/15/2021	2.1%	**	141,790
WESTFIELD FINANCIAL INC COMMON STOCK USD.01			**	14,291
WESTPAC BANKING CORP SR UNSECURED 08/15 3	8/4/2015	3%	**	1,039,798
WESTPAC BANKING CORP SR UNSECURED 12/15 3	12/9/2015	3%	**	1,568,669
WESTPAC BANKING CORP SR UNSECURED 09/15 1.125	9/25/2015	1.13%	**	336,801
WESTPAC BANKING CORP SR UNSECURED 01/16 0.95	1/12/2016	0.95%	**	180,391
WESTPAC BANKING CORP SR UNSECURED 12/17 1.5	12/1/2017	1.5%	**	3,491,941
WESTPAC BANKING CORP COVERED 144A 11/19 1.85	11/26/2019	1.85%	**	11,388,131

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
WEX INC COMMON STOCK USD.01			**	10,336,900
WEYCO GROUP INC COMMON STOCK USD1.			**	33,438
WEYERHAEUSER CO SR UNSECURED 10/19 7.375	10/1/2019	7.38%	**	5,965,110
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2014 LC14 A2	3/15/2047	2.86%	**	3,183,368
WHIRLPOOL CORP SR UNSECURED 11/17 1.65	11/1/2017	1.65%	**	3,220,280
WHITESTONE REIT REIT USD.001			**	23,224
WHITEWAVE FOODS CO COMMON STOCK USD.01			**	1,864,967
WHITING PETROLEUM CORP COMMON STOCK USD.001			**	351,780
WHOLE FOODS MARKET INC COMMON STOCK NPV			**	4,883,631
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.			**	1,125,560
WILLIAMS COS INC COMMON STOCK USD1.			**	15,706,530
CLAYTON WILLIAMS ENERGY INC COMMON STOCK USD.1			**	45,745
WILLIAMS PARTNERS LP SR UNSECURED 02/15 3.8	2/15/2015	3.8%	**	1,454,143
WILLIAMS PARTNERS LP SR UNSECURED 03/20 5.25	3/15/2020	5.25%	**	2,621,550
WILLIAMS PARTNERS LP SR UNSECURED 11/23 4.5	11/15/2023	4.5%	**	5,045,670
WILLIAMS PARTNERS LP SR UNSECURED 03/24 4.3	3/4/2024	4.3%	**	21,420,557
WILLIAMS SONOMA INC COMMON STOCK USD.01			**	3,231,536
WILSHIRE BANCORP INC COMMON STOCK NPV			**	77,869
J P MORGAN MBS FUND COMMINGLED J P MORGAN MBS FUND COMMINGLED			**	99,373,084
REALKREDIT DANMARK COVERED 01/15 2	1/1/2015	2%	**	22,669,104
LLOYDS BANK PLC COVERED REGS 03/25 5.125	3/7/2025	5.13%	**	579,190
WINDSTREAM HOLDINGS INC COMMON STOCK USD.0001			**	479,725
WINTRUST FINANCIAL CORP COMMON STOCK NPV			**	215,657
WIPRO LTD ADR ADR			**	486,760
WISC ELEC POWER SR UNSECURED 12/15 6.25	12/1/2015	6.25%	**	472,595
WISC ELEC POWER SR UNSECURED 09/21 2.95	9/15/2021	2.95%	**	71,426
BUNDESOBLIGATION I/L BONDS 04/18 0.75	4/15/2018	0.75%	**	5,287,841
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.			**	2,632,702
WOODSIDE FINANCE LTD COMPANY GUAR 144A 05/21 4.6	5/10/2021	4.6%	**	745,743
WOODWARD INC COMMON STOCK USD.00292			**	252,008
WORKDAY INC CLASS A COMMON STOCK USD.001			**	5,250,053
WORLD FINANCIAL NETWORK CREDIT WFNMT 2013 B A	3/16/2020	0.91%	**	7,069,776
WORLD OMNI AUTO RECEIVABLES TR WOART 2012 A A4	8/15/2018	0.85%	**	2,203,953
WORLD OMNI AUTO RECEIVABLES TR WOART 2011 B A3	8/15/2016	0.96%	**	141,993
WORLD OMNI AUTO RECEIVABLES TR WOART 2013 A A4	7/15/2019	0.87%	**	5,283,867
WORLD OMNI AUTO RECEIVABLES TR WOART 2013 B A2	11/15/2016	0.48%	**	1,054,742
WORLD OMNI AUTOMOBILE LEASE SE WOLS 2014 A A3	9/15/2017	1.16%	**	846,797
GENERALITAT DE CATALUNYA SR UNSECURED REGS 04/15 3.875	4/7/2015	3.88%	**	3,339,701
DIVERSIFIED REAL ASSET FUND WELLINGTON			**	327,790,112
GLOBAL ALL CAP FUND WELLINGTON			**	330,831,557
MEXICAN UDIBONOS BONDS 11/40 4	11/15/2040	4%	**	158,439
WPX ENERGY INC COMMON STOCK			**	210,991
WM WRIGLEY JR CO SR UNSECURED 144A 10/16 1.4	10/21/2016	1.4%	**	3,599,910
WM WRIGLEY JR CO SR UNSECURED 144A 10/18 2.4	10/21/2018	2.4%	**	1,681,758
WM WRIGLEY JR CO SR UNSECURED 144A 10/19 2.9	10/21/2019	2.9%	**	2,410,781
REPUBLIKA SLOVENIJA SR UNSECURED REGS 01/21 4.375	1/18/2021	4.38%	**	696,892
WYETH LLC COMPANY GUAR 04/17 5.45	4/1/2017	5.45%	**	1,342,337

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
WYNN MACAU LTD SR UNSECURED 144A 10/21 5.25	10/15/2021	5.25%	**	799,000
XTO ENERGY INC COMPANY GUAR 06/15 5.3	6/30/2015	5.3%	**	768,135
XCEL ENERGY INC SR UNSECURED 07/36 6.5	7/1/2036	6.5%	**	81,322
XCEL ENERGY INC SR UNSECURED 05/16 0.75	5/9/2016	0.75%	**	2,381,736
HEATHROW FINANCE PLC SR SECURED REGS 03/17 7.125	3/1/2017	7.13%	**	2,519,207
HYPOTHEKENBANK FRANKFURT JUMBO PFANDB REGS 01/16 2.875	1/19/2016	2.88%	**	871,320
XEROX CORPORATION SR UNSECURED 03/16 6.4	3/15/2016	6.4%	**	190,955
XEROX CORPORATION SR UNSECURED 02/15 4.25	2/15/2015	4.25%	**	695,738
XEROX CORPORATION SR UNSECURED 12/19 5.625	12/15/2019	5.63%	**	112,387
XEROX CORPORATION SR UNSECURED 05/21 4.5	5/15/2021	4.5%	**	80,149
XEROX CORPORATION SR UNSECURED 03/17 2.95	3/15/2017	2.95%	**	549,717
GLENCORE FINANCE CANADA COMPANY GUAR 144A 11/16 5.8	11/15/2016	5.8%	**	449,291
GLENCORE FINANCE CANADA COMPANY GUAR 144A 10/17 VAR	10/25/2017	2.7%	**	2,023,414
XYLEM INC COMMON STOCK			**	2,307,042
XYLEM INC SR UNSECURED 10/21 4.875	10/1/2021	4.88%	**	869,675
YADKIN FINANCIAL CORP COMMON STOCK USD1.0			**	2,281,034
YELP INC COMMON STOCK USD.000001			**	7,261,576
ARRAN RESIDENTIAL MORTGAGES FU ARRMF 2010 1A A2B 144A	5/16/2047	1.48%	**	119,266
EUROPEAN INVESTMENT BANK SR UNSECURED REGS 01/21 3.625	1/15/2021	3.63%	**	2,032,451
YUM BRANDS INC COMMON STOCK			**	4,965,092
YUME INC COMMON STOCK USD.001			**	14,979
ZAGG INC COMMON STOCK USD.001			**	20,879
ZAYO GROUP HOLDINGS INC COMMON STOCK USD.001			**	1,894,729
ZELTIQ AESTHETICS INC COMMON STOCK USD.001			**	1,356,873
ZEP INC COMMON STOCK USD.01			**	34,163
ZILLOW INC CLASS A COMMON STOCK USD.0001			**	177,578
ZIMMER HOLDINGS INC COMMON STOCK USD.01			**	5,181,026
ZIONS BANCORPORATION COMMON STOCK NPV			**	578,610
ZOETIS INC COMMON STOCK USD.01			**	4,318,921
ZOETIS INC SR UNSECURED 02/23 3.25	2/1/2023	3.25%	**	384,707
ZOETIS INC SR UNSECURED 02/16 1.15	2/1/2016	1.15%	**	3,219,123
ZOETIS INC SR UNSECURED 02/18 1.875	2/1/2018	1.88%	**	3,825,268
ZOE S KITCHEN INC COMMON STOCK USD.01			**	161,634
ZYNGA INC CL A COMMON STOCK USD.00000625			**	129,507
DEPFA ACS BANK COVERED REGS 03/17 5.75	3/28/2017	5.75%	**	437,119
BANK OF AMERICA CORP SUBORDINATED 03/18 VAR	3/28/2018	0.92%	**	1,432,385
RMAC SECURITIES PLC RMACS 2006 NS4X A3A REGS	6/12/2044	0.73%	**	1,484,217
MET LIFE GLOB FUNDING I SR SECURED 05/17 4.625	5/16/2017	4.63%	**	4,117,959
SWPC108J7 CDS USD R F 1.00000	9/20/2015	1%	**	400,614
SWPC108J7 CDS USD P V 03MEVENT	9/20/2015	1%	**	(400,000)
SWPC784L3 CDS USD R F 1.00000	6/20/2016	1%	**	302,362
SWPC784L3 CDS USD P V 00MEVENT	6/20/2016	1%	**	(300,000)
SWU005A13 IRS USD R F 2.65000 MYCSWU005A13 CCPVANILLA CME	7/31/2023	2.65%	**	7,675,857
SWU005A13 IRS USD P V 03MLIBOR MYCSWUV05A15 CCPVANILLA CME	7/31/2023	0.23%	**	(7,400,000)
SWPC376Z6 CDS USD R F 1.00000 SOVEREIGN	9/20/2015	1%	**	100,154

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SWPC376Z6 CDS USD P V 03MEVENT SOVEREIGN	9/20/2015	1%	**	(100,000)
SWPC00YC4 CDS USD R F 1.00000	12/20/2023	1%	**	2,100,761
SWPC00YC4 CDS USD P V 00MEVENT US084670BD98	12/20/2023	1%	**	(2,100,000)
SWPC03GC8 CDS USD R F 1.00000 1 CCPCDX	6/20/2019	1%	**	71,563,685
SWPC03GC8 CDS USD P V 03MEVENT 2 CCPCDX	6/20/2019	1%	**	(70,300,000)
SWU008SB6 IRS ZAR R F 7.50000 FIX VANILLA	9/17/2019	7.5%	**	347,940
SWU008SB6 IRS ZAR P V 03MJIBAR FLO VANILLA	9/17/2019	6.08%	**	(345,759)
SWU008WI6 IRS BRL R F 12.05500 FIX NDFPREDISWAP	1/4/2021	12.06%	**	3,968,500
SWU008WI6 IRS BRL P V 00MCETIP FLO NDFPREDISWAP	1/4/2021	1%	**	(3,950,041)
SWU009E78 IRS USD R F 3.00000	12/17/2024	3%	**	1,598,632
SWU009E78 IRS USD P V 03MLIBOR	12/17/2024	0.24%	**	(1,500,000)
SWU0RSAW6 TRS USD R E MATURITY DATE 12/31/2015			**	176,931
SWU0RSAW6 TRS USD P E USCRLLSS			**	(36,000)
SWU009I66 IRS AUD R F 3.75000 SWU009I66 CCPVANILLA	12/17/2019	3.75%	**	16,752,007
SWU009I66 IRS AUD P V 06MBBSW SWUV09I68 CCPVANILLA	12/17/2019	0.24%	**	(15,957,826)
SWU0VARE2 TRS USD R F .00000	8/3/2015		**	196,850
SWU0VARE2 TRS USD P F .00000 VARS SLVRLN	8/3/2015		**	(189,964)
SWU0RSD29 TRS USD R E MATURITY DATE 03/31/2015			**	3,845
SWU0RSD29 TRS USD P E COM FWD DTDBRTCO 1Q15			**	(1,800)
SWU0RSD45 TRS USD R E MATURITY DATE 03/31/2015			**	9,139
SWU0RSD45 TRS USD P E COM FWD DTDBRTCO 1Q15			**	(4,200)
SWU0EW085 TRS USD R E			**	378,224
SWU0EW085 TRS USD P V 03MTBILL	2/17/2015	0.18%	**	(397,972)
SWU00A7L2 IRS GBP R F 2.75000 SWU00A7L2 CCPVANILLA	3/18/2025	2.75%	**	11,295,574
SWU00A7L2 IRS GBP P V 06MLIBOR SWUV0A7L4 CCPVANILLA	3/18/2025	1%	**	(10,446,975)
SWU00A9B2 IRS EUR R F 1.25000 SWU00A9B2 CCPVANILLA	3/18/2025	1.25%	**	54,366,056
SWU00A9B2 IRS EUR P V 06MEURIB SWUV0A9B4 CCPVANILLA	3/18/2025	1%	**	(52,274,168)
SWU00AJD7 IRS MXN R F 6.07450 SWU00AJD7 CCPVANILLA	9/21/2021	6.07%	**	4,430,402
SWU00AJD7 IRS MXN P V 01MTIIE SWUV0AJD9 CCPVANILLA	9/21/2021	3.31%	**	(4,342,000)
SWU0COMK4 TRS USD R E MATURITY DATE 02/28/2015			**	9,692
SWU0COMK4 TRS USD P E COM FWD FBTMM Z14			**	(3,108)
SWU0COML2 TRS USD R E MATURITY DATE 03/31/2015			**	43,950
SWU0COML2 TRS USD P E			**	(7,788)
SWPC06WV1 CDS USD R F 1.00000 1 CCPCDX	12/20/2019	1%	**	40,236,324
SWPC06WV1 CDS USD P V 03MEVENT 2 CCPCDX	12/20/2019	1%	**	(39,600,000)
SWU09P631 TRS USD R E MATURITY DATE 02/28/2015			**	18,948
SWU09P631 TRS USD P E COM FWD FBTMM			**	(6,216)
SWU00AMB7 IRS MXN R F 6.71000 SWU00AMB7 CCPVANILLA	9/20/2029	6.71%	**	909,333
SWU00AMB7 IRS MXN P V 01MTIIE SWUV0AMB9 CCPVANILLA	9/20/2029	3.29%	**	(895,538)
SWU0COMM0 TRS USD R E MATURITY DATE 03/31/2015			**	58,044
SWU0COMM0 TRS USD P E COM FWD FBANM X14-H15			**	(11,741)
SWU00A7E8 IRS BRL R V 00MBRCDI FLO NDFPREDISWAP	1/4/2021	1%	**	1,297,731
SWU00A7E8 IRS BRL P F 11.50000 FIX NDFPREDISWAP	1/4/2021	11.5%	**	(1,279,061)
SWU00AP08 IRS AUD R F 3.25000 SWU00AP08 CCPVANILLA	12/17/2019	3.25%	**	14,869,442
SWU00AP08 IRS AUD P V 06MBBSW SWUV0AP00 CCPVANILLA	12/17/2019	2.77%	**	(14,484,795)
SWU0VART9 TRS USD R F .00000	11/17/2015		**	250,000
SWU0VART9 TRS USD P F .00000 VARS CLZ5	11/17/2015		**	(215,601)
SWU0NB610 TRS USD R F .00000	1/27/2015		**	82,948

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SWU0NB610 TRS USD P F .00000 VARS NGG5	1/27/2015		**	(77,280)
SWU0COMQ1 TRS USD R E MATURITY DATE 12/31/2014			**	(41,081)
SWU0COMS7 TRS USD R E MATURITY DATE 12/31/2014			**	87,263
SWU0COMS7 TRS USD P E COM FWD IIUM Z4			**	18,320
SWU0COMR9 TRS USD R E			**	(30,876)
SWU0COMR9 TRS USD P E			**	10,323
SWU0NB628 TRS USD R F .00000	1/27/2015		**	84,899
SWU0NB628 TRS USD P F .00000 VARS NGG5	1/27/2015		**	(82,645)
SWU00B706 IRS PLN R F 2.25000 SWU00B706 CCPVANILLA	3/18/2025	2.25%	**	3,664,886
SWU00B706 IRS PLN P V 06MWIBOR SWUV0B708 CCPVANILLA	3/18/2025	1%	**	(3,659,910)
SWU029RA5 TRS USD R E MATURITY DATE 06/30/2015			**	3,972
SWU029RA5 TRS USD P E COM FWD LLSBRT 1H15			**	(2,015)
SWU029RB3 TRS USD R E MATURITY DATE 02/27/2015			**	27,494
SWU029RB3 TRS USD P E COM FWD ACSH5			**	(10,000)
SWU0NB891 TRS USD R E MATURITY DATE 06/30/2015			**	1,986
SWU0NB891 TRS USD P E COM FWD LLSBRT 1H15			**	(809)
SWU0COMZ1 TRS USD R E MATURITY DATE 02/27/2015			**	11,498
SWU0COMZ1 TRS USD P E COM FWD ACSH5			**	(5,000)
SWU0COMY4 TRS USD R E MATURITY DATE 02/27/2015			**	11,648
SWU0COMY4 TRS USD P E COM FWD ACSH5			**	(5,000)
SWU0COM08 TRS USD R E MATURITY DATE 06/30/2015			**	1,986
SWU0COM08 TRS USD P E COM FWD LLSBRT 1H15			**	(710)
SWU09RY44 IRS GBP R F 3.10000	12/11/2024	3.1%	**	2,978,253
SWU09RY44 IRS GBP P V 00MUKRPI UKPRI	12/11/2024	1%	**	(2,962,575)
SWU09OBH7 IRS GBP R F 3.55000	12/11/2044	3.55%	**	773,253
SWU09OBH7 IRS GBP P V 00MUKRPI UKRPI	12/11/2044	1%	**	(732,847)
SWU09RY36 IRS GBP R F 3.10000	12/11/2024	3.1%	**	156,750
SWU09RY36 IRS GBP P V 00MUKRPI UKRPI	12/11/2024	1%	**	(155,925)
SWU09OBM6 IRS GBP R F 3.55000 INF SWU09OBM6 RF GBP3.55 LL	12/11/2044	3.55%	**	164,522
SWU09OBM6 IRS GBP P V 12MLIBOR INF SWU09OBM6 RF GBP3.55 SL	12/11/2044	1%	**	(155,925)
SWU0VA001 TRS USD R F .00000	1/14/2015		**	210,542
SWU0VA001 TRS USD P F .00000 VARS CLG5	1/14/2015		**	(208,333)
SWU09OBS3 IRS GBP R F 3.51000 INFLATIONZERO	12/15/2044	3.51%	**	488,915
SWU09OBS3 IRS GBP P V 00MUKRPI UKRPI	12/15/2044	1%	**	(467,775)
SWU09OBP9 IRS GBP R F 3.53000	12/15/2044	3.53%	**	164,371
SWU09OBP9 IRS GBP P V 00MRPI UKRPI	12/15/2044	1%	**	(155,925)
SWU00B9H7 IRS USD R F .00000	6/17/2025		**	15,973,115
SWU00B9H7 IRS USD P F .00000	6/17/2025		**	(15,500,000)
SWU09OCL7 IRS GBP R F 3.45000 INFLATIONZERO	12/15/2044	3.45%	**	631,523
SWU09OCL7 IRS GBP P V 00MUKRPI UKRPI	12/15/2044	1%	**	(623,700)
SWU0NA018 TRS USD R E MATURITY DATE 06/30/2015			**	1,998
SWU0NA018 TRS USD P E COM FWD LLSBRT 1H15			**	(1,213)
SWU0NA026 TRS USD R E MATURITY DATE 06/30/2015			**	1,008
SWU0NA026 TRS USD P E COM FWD LLSBRT 1H15			**	(662)
SWU0COM24 TRS USD R E MATURITY DATE 03/31/2015			**	1,705
SWU0COM24 TRS USD P E COM FWD NAPCO 1Q15			**	(588)

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SWU0RSR81 TRS USD R E MATURITY DATE 03/31/2015			**	2,478
SWU0RSR81 TRS USD P E COM FWD JETNWECO 1Q15			**	(588)
SWU0COM32 TRS USD R E MATURITY DATE 03/31/2015			**	1,714
SWU0COM32 TRS USD P E			**	(612)
SWU0RSR99 TRS USD R E MATURITY DATE 03/31/2015			**	2,518
SWU0RSR99 TRS USD P E COM FWD JETNWECO 1Q15			**	(612)
SWU00BGD8 IRS MXN R F 6.77000 SWU00BGD8 CCPVANILLA	11/29/2029	6.77%	**	1,488,527
SWU00BGD8 IRS MXN P V 01MTIIE SWUV0BGD0 CCPVANILLA	11/29/2029	3.3%	**	(1,458,641)
SWU00BGL0 IRS BRL R F 13.06000 FIX NDFPREDISWAP	1/2/2018	13.06%	**	10,894,777
SWU00BGL0 IRS BRL P V 00MBRCDI FLO NDFPREDISWAP	1/2/2018	1%	**	(10,796,780)
SWU00BGM8 IRS BRL R F 13.06000 FIX NDFPREDISWAP	1/2/2018	13.06%	**	3,340,559
SWU00BGM8 IRS BRL P V 00MBRCDI FLO NDFPREDISWAP	1/2/2018	1%	**	(3,310,511)
SWU0RSRA6 TRS USD R E MATURITY DATE 06/30/2015			**	2,274
SWU0RSRA6 TRS USD P E COM FWD LLSBRT 1H15			**	(1,154)
SWU0NA042 TRS USD R E MATURITY DATE 06/30/2015			**	2,400
SWU0NA042 TRS USD P E COM FWD LLSBRT 1H15			**	(1,697)
SWU0RSRB4 TRS USD R F .00000	1/14/2015		**	133,483
SWU0RSRB4 TRS USD P F .00000 VARS CLG5	1/14/2015		**	(126,000)
SWU0NA109 TRS USD R F .00000	1/14/2015		**	64,427
SWU0NA109 TRS USD P F .00000 VARS CLG5	1/14/2015		**	(61,000)
BWU008A41 IRS USD R V 03MLIBOR SWUV08A43 CCPVANILLA CME	9/25/2017	1%	**	106,357,374
BWU008A41 IRS USD P F .80000 SWU008A41 CCPVANILLA CME	9/25/2017	0.8%	**	(104,900,000)
GENERALITAT DE VALENCIA SR UNSECURED 07/15 3.25	7/6/2015	3.25%	**	243,571
317U187G2 IRO USD 30Y P 3.9575 MAY15 3.9575 PUT	5/11/2015		**	2,176
317U886G6 IRO EUR 10Y C 1.0000 SEP16 1 CALL	9/1/2016		**	321,199
3175063T8 OTC ECAL USD VS JPY FEB15 114 CALL	2/3/2015		**	239,093
3175063W1 OTC ECAL USD VS JPY FEB15 114 CALL	2/3/2015		**	229,131
WHEAT FTR OPTN MAR15 575 PUT	2/20/2015		**	20,475
317U555H4 IRO USD 1Y P 1.0000 JUN15 1 PUT	6/17/2015		**	18,619
BASF SE COMMON STOCK NPV			**	186,789
INDOFOOD CBP SUKSES MAKMUR T COMMON STOCK IDR100.			**	14,174
WARSAW STOCK EXCHANGE COMMON STOCK PLN1.			**	169,831
MMI HOLDINGS LTD COMMON STOCK ZAR.000001			**	197,544
SWISS RE AG COMMON STOCK CHF.1			**	1,909,474
UOA DEVELOPMENT BHD COMMON STOCK MYR.05			**	267,092
EFSF GOVT GUARANT REGS 07/21 3.375	7/5/2021	3.38%	**	4,319,033
INDONESIA GOVERNMENT SR UNSECURED 06/32 8.25	6/15/2032	8.25%	**	839,720
BONOS Y OBLIG DEL ESTADO SR UNSECURED 01/22 5.85	1/31/2022	5.85%	**	5,102,036
UNICREDIT SPA COMMON STOCK			**	1,651,941
KOREA TREASURY BOND SR UNSECURED 12/31 4	12/10/2031	4%	**	280,351
FMS WERTMANAGEMENT GOVT GUARANT REGS 02/17 1.625	2/22/2017	1.63%	**	250,440
BUONI POLIENNALI DEL TES BONDS 09/22 5.5	9/1/2022	5.5%	**	1,708,542
ROYAL BK OF SCOTLAND PLC SUBORDINATED REGS 03/22 VAR	3/16/2022	9.5%	**	5,682,080
KOREA TREASURY BOND SR UNSECURED 03/17 3.5	3/10/2017	3.5%	**	1,102,889
MALAYSIA GOVERNMENT SR UNSECURED 03/27 3.892	3/15/2027	3.89%	**	246,525
LLOYDS BANK PLC COVERED REGS 03/27 4.875	3/30/2027	4.88%	**	7,491,154
RCI BANQUE SA SR UNSECURED REGS 04/17 4.25	4/27/2017	4.25%	**	1,442,564

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NYKREDIT COVERED 01/15 2	1/1/2015	2%	**	1,153,768
MALAYSIA GOVERNMENT SR UNSECURED 10/17 3.314	10/31/2017	3.31%	**	453,387
SAPURAKENCANA PETROLEUM BHD COMMON STOCK MYR1.			**	100,722
FMS WERTMANAGEMENT GOVT GUARANT REGS 05/19 1.875	5/9/2019	1.88%	**	260,311
KOREA TREASURY BOND SR UNSECURED 06/15 3.25	6/10/2015	3.25%	**	861,374
KOREA TREASURY BOND SR UNSECURED 06/22 3.75	6/10/2022	3.75%	**	755,801
NEDER WATERSCHAPSBANK SR UNSECURED REGS 08/19 1.625	8/23/2019	1.63%	**	1,288,190
NORTHERN TRUST RUSSELL 2000 J FUND NUMBER 386 NON LENDING			**	2,409,272,563
BUONI POLIENNALI DEL TES BONDS 11/22 5.5	11/1/2022	5.5%	**	3,423,256
INDONESIA GOVERNMENT SR UNSECURED 05/33 6.625	5/15/2033	6.63%	**	119,945
LIGHTPOINT PAN EUROPEAN CLO PL LIGHP 2006 1X A REGS	1/31/2022	0.34%	**	680,871
REPUBLIC OF SLOVENIA SR UNSECURED REGS 10/22 5.5	10/26/2022	5.5%	**	7,983,000
NEW ZEALAND INDEX LINKED SR UNSECURED REGS 09/25 2	9/20/2025	2%	**	401,664
POLAND GOVERNMENT BOND BONDS 10/23 4	10/25/2023	4%	**	4,216,534
BUONI POLIENNALI DEL TES BONDS 09/18 1.7	9/15/2018	1.7%	**	635,273
FCE BANK PLC SR UNSECURED REGS 05/16 1.875	5/12/2016	1.88%	**	2,466,010
VIMPELCOM HOLDINGS BV COMPANY GUAR REGS 02/19 5.2	2/13/2019	5.2%	**	324,000
JUNTA DE ANDALUCIA SR UNSECURED REGS 04/16 VAR	4/6/2016	3.45%	**	1,314,177
GENERALITAT DE VALENCIA SR UNSECURED 09/17 VAR	9/3/2017	2.51%	**	242,407
BUONI POLIENNALI DEL TES BONDS 05/23 4.5	5/1/2023	4.5%	**	4,866,894
COMMERZBANK AG COMMON STOCK NPV			**	687,861
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/23 5.85	5/10/2023	5.85%	**	3,844,210
GROWTHPOINT PROPERTIES LTD REIT NPV			**	142,576
EUROBANK ERGASIAS SA COMMON STOCK EUR.3			**	84,244
BUONI POLIENNALI DEL TES BONDS 03/24 4.5	3/1/2024	4.5%	**	1,340,157
TOKYU FUDOSAN HOLDINGS CORP COMMON STOCK			**	46,997
BUNDESREPUB. DEUTSCHLAND BONDS 08/23 2	8/15/2023	2%	**	6,459,221
IIDA GROUP HOLDINGS CO LTD COMMON STOCK			**	245,661
PINNACLE HOLDINGS LTD COMMON STOCK ZAR.01			**	152,123
BUONI POLIENNALI DEL TES SR UNSECURED 05/21 3.75	5/1/2021	3.75%	**	12,361,300
FRANCE (GOVT OF) BONDS 05/24 2.25	5/25/2024	2.25%	**	1,788,430
BPE FINANCIACIONES SA COMPANY GUAR 05/16 2.875	5/19/2016	2.88%	**	2,224,606
ING BANK NV SUBORDINATED REGS 11/23 VAR	11/21/2023	4.13%	**	1,320,896
NOVO NORDISK A/S B COMMON STOCK DKK.2			**	982,700
VODAFONE GROUP PLC COMMON STOCK USD.2095			**	446,714
BANKIA SA SR UNSECURED REGS 01/19 3.5	1/17/2019	3.5%	**	391,727
BPE FINANCIACIONES SA COMPANY GUAR 02/17 2.5	2/1/2017	2.5%	**	987,564
REPUBLIC OF SLOVENIA SR UNSECURED REGS 02/24 5.25	2/18/2024	5.25%	**	219,750
SLOVENIA MOF T BILL BILLS 02/15 0.00000	2/12/2015		**	1,330,414
BUONI POLIENNALI DEL TES BONDS 09/24 3.75	9/1/2024	3.75%	**	1,835,594
LLOYDS BANKING GROUP PLC JR SUBORDINA REGS 12/49 VAR	12/29/2049	7.63%	**	3,107,529
SLOVENIA MOF T BILL BILLS 03/15 0.00000	3/12/2015		**	241,752
BUONI POLIENNALI DEL TES UNSECURED 144A REGS 09/24 2.35	9/15/2024	2.35%	**	135,304
KONINKLIJKE AHOLD NV COMMON STOCK EUR.01			**	1,073,007
SLOVENIA MOF T BILL BILLS 04/15 0.00000	4/9/2015		**	845,876
SUN HUNG KAI PROPERTIES SUN HUNG KA CW16	4/22/2016		**	83
BUONI POLIENNALI DEL TES BONDS REGS 04/20 1.65	4/23/2020	1.65%	**	4,472,724

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
FRANCE (GOVT OF) BONDS 05/30 2.5	5/25/2030	2.5%	**	6,133,460
FRANCE (GOVT OF) BONDS 11/24 1.75	11/25/2024	1.75%	**	8,685,934
WESTFIELD CORP REIT NPV			**	214,308
POLAND GOVERNMENT BOND BONDS 07/25 3.25	7/25/2025	3.25%	**	14,484,670
INTERCONTINENTAL HOTELS GROU COMMON STOCK GBP.158055			**	421,539
MEXICAN UDIBONOS BONDS 11/46 4	11/8/2046	4%	**	460,659
BONOS Y OBLIG DEL ESTADO SR UNSECURED 144A REGS 10/24 2	10/31/2024	2.75%	**	18,283,697
REPUBLIC OF INDONESIA 07/21 2.875	7/8/2021	2.88%	**	1,225,176
NOVO BANCO SA UNSECURED 04/19 5	4/4/2019	5%	**	118,887
NOVO BANCO SA SR UNSECURED 04/19 5	4/23/2019	5%	**	475,550
INDITEX COMMON STOCK EUR.03			**	6,339,705
REPUBLIC OF SOUTH AFRICA SR UNSECURED 07/26 3.75	7/24/2026	3.75%	**	515,481
TWINKLE PIZZA PLC SR SECURED REGS 08/21 6.625	8/1/2021	6.63%	**	476,808
NOVO BANCO SA SR UNSECURED 05/19 5	5/23/2019	5%	**	472,570
LETRA TESOURO NACIONAL BILLS 10/15 0.00000	10/1/2015		**	240,499
NOVO BANCO SA SR UNSECURED 03/16 7	3/4/2016	7%	**	243,882
HELLENIC T BILL BILLS 02/15 0.00000	2/6/2015	0.01%	**	963,349
AKER SOLUTIONS ASA COMMON STOCK NOK1.08			**	224,443
JAPAN (30 YEAR ISSUE) SR UNSECURED 09/44 1.7	9/20/2044	1.7%	**	19,918,877
JAPAN (20 YEAR ISSUE) SR UNSECURED 09/34 1.4	9/20/2034	1.4%	**	5,757,993
FIAT CHRYSLER AUTOMOBILES NV COMMON STOCK EUR.01			**	264,112
UBS GROUP AG COMMON STOCK CHF.1			**	6,079,114
JAPAN TREASURY DISC BILL BILLS 02/15 0.00000	2/9/2015		**	13,094,791
BELGACOM SA COMMON STOCK NPV			**	2,176,063
CNOOC LTD COMMON STOCK NPV			**	259,827
INVESTMENT AB KINNEVIK B SHS COMMON STOCK NPV			**	90,989
PETRONET LNG LTD COMMON STOCK INR10.			**	473,097
CATLIN GROUP LTD COMMON STOCK USD.01			**	803,337
LIFESTYLE INTL HLDGS LTD COMMON STOCK HKD.005			**	703,460
HALLA VISTEON CLIMATE CONTRO COMMON STOCK KRW500.			**	694,549
SINO BIOPHARMACEUTICAL COMMON STOCK HKD.025			**	623,594
CAPITACOMMERCIAL TRUST REIT NPV			**	23,840
HBOS PLC SUBORDINATED 09/16 VAR	9/1/2016	0.88%	**	240,800
WINCOR NIXDORF AG COMMON STOCK NPV			**	408,711
BUMRUNGRAD HOSPITAL PU NVDR NVDR THB1.0			**	57,000
TECHTRONIC INDUSTRIES CO LTD COMMON STOCK NPV			**	1,410,408
KOREAN REINSURANCE CO COMMON STOCK KRW500.			**	231,574
EUROPEAN INVESTMENT BANK SR UNSECURED 04/20 4.625	4/15/2020	4.63%	**	894,643
LG DISPLAY CO LTD COMMON STOCK KRW5000.			**	409,623
SURGUTNEFTEGAS SP ADR ADR			**	86,166
AEGON NV JR SUBORDINA 07/49 VAR	7/29/2049	2.55%	**	3,295,637
GOME ELECTRICAL APPLIANCES COMMON STOCK HKD.025			**	376,203
M3 INC COMMON STOCK			**	7,717,755
DEPFA ACS BANK COVERED REGS 01/15 4.375	1/15/2015	4.38%	**	2,786,219
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			**	11,743
SINGAPORE TELECOMMUNICATIONS COMMON STOCK NPV			**	1,365,633
NTT URBAN DEVELOPMENT CORP COMMON STOCK			**	17,341

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
CENTRICA PLC COMMON STOCK GBP.061728			**	362,576
DEXUS PROPERTY GROUP REIT NPV			**	75,873
JYSKE BANK REG COMMON STOCK DKK10.			**	340,566
GOODMAN GROUP REIT NPV			**	112,988
AIRASIA BHD COMMON STOCK MYR.1			**	52,276
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07			**	1,823,948
ROYAL DUTCH SHELL PLC B SHS COMMON STOCK EUR.07			**	1,245,268
AYGAZ AS COMMON STOCK TRY1.			**	210,245
TOFAS TURK OTOMOBIL FABRIKA COMMON STOCK TRY1.			**	71,271
TURK HAVA YOLLARI AO COMMON STOCK TRY1.			**	525,950
HACI OMER SABANCI HOLDING COMMON STOCK TRY1.			**	30,197
REPUBLIC OF SOUTH AFRICA BONDS 12/18 8	12/21/2018	8%	**	4,667,470
SPIRIT ISSUER PLC SR SECURED 12/27 6.582	12/28/2027	6.58%	**	1,191,891
PORTO SEGURO SA COMMON STOCK NPV			**	264,179
FIBRIA CELULOSE SA COMMON STOCK NPV			**	136,977
EURONAV SA COMMON STOCK NPV			**	312,451
SK NETWORKS CO LTD COMMON STOCK KRW2500.			**	354,770
SYNTHOS SA COMMON STOCK PLN.03			**	11,057
PIRAMAL ENTERPRISES LTD COMMON STOCK INR2.			**	397,789
COCA COLA ICECEK AS COMMON STOCK TRY1.			**	324,030
INTERNET INITIATIVE JAPAN COMMON STOCK			**	755,458
HAKUHODO DY HOLDINGS INC COMMON STOCK			**	688,869
SHIP HEALTHCARE HOLDINGS INC COMMON STOCK			**	210,404
SISTEMA JSFC REG S SPONS GDR GDR			**	97,484
MEX BONOS DESARR FIX RT BONDS 12/24 10	12/5/2024	10%	**	7,238,654
KABU.COM SECURITIES CO LTD COMMON STOCK			**	330,573
BURSA MALAYSIA BHD COMMON STOCK MYR.5			**	271,737
IG GROUP HOLDINGS PLC COMMON STOCK GBP.00005			**	414,807
INOTERA MEMORIES INC COMMON STOCK TWD10.			**	921,334
GLOW ENERGY PCL NVDR NVDR THB10.0			**	55,612
AYT CEDULAS CAJAS IX COVERED 03/15 3.75	3/31/2015	3.75%	**	243,835
SEEK LTD COMMON STOCK NPV			**	166,033
ATRESMEDIA CORP DE MEDIOS DE COMMON STOCK EUR.75			**	290,151
SEMBCORP INDUSTRIES LTD COMMON STOCK NPV			**	47,015
MTU AERO ENGINES AG COMMON STOCK			**	1,087,885
GRUPA LOTOS SA COMMON STOCK PLN1.			**	9,821
RMAC PLC RMAC 2005 NS2X A2C REGS	9/12/2037	0.3%	**	854,343
SARTORIUS STEDIM BIOTECH COMMON STOCK EUR1.0			**	1,151,568
GDF SUEZ COMMON STOCK EUR1.			**	5,739,267
SINOFERT HOLDINGS LTD COMMON STOCK HKD.1			**	242,377
BIM BIRLESIK MAGAZALAR AS COMMON STOCK TRY1.			**	139,664
FINMECCANICA SPA COMMON STOCK EUR4.4			**	910,684
NOVATEK OAO SPONS GDR REG S GDR			**	102,077
SEVEN + I HOLDINGS CO LTD COMMON STOCK			**	392,609
DAIICHI SANKYO CO LTD COMMON STOCK			**	2,311,066
BANDAI NAMCO HOLDINGS INC COMMON STOCK			**	440,539
STHREE PLC COMMON STOCK GBP.01			**	568,775
NAMPAK LTD COMMON STOCK ZAR.05			**	759,002

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SANLAM LTD COMMON STOCK ZAR.01			**	596,287
POLSKIE GORNICTWO NAFTOWE I COMMON STOCK PLN1.			**	142,722
HIKMA PHARMACEUTICALS PLC COMMON STOCK GBP.1			**	1,619,991
CHINA CONSTRUCTION BANK H COMMON STOCK CNY1.0			**	1,027,647
DAIWA OFFICE INVESTMENT CORP REIT			**	561,324
CIMC ENRIC HOLDINGS LTD COMMON STOCK HKD.01			**	142,981
SHENZHOU INTERNATIONAL GROUP COMMON STOCK HKD.1			**	471,144
SEOBU T+D COMMON STOCK KRW500.			**	463,177
BRITVIC PLC COMMON STOCK GBP.2			**	696,235
DEPFA ACS BANK COVERED REGS 10/15 4.875	10/28/2015	4.88%	**	1,961,438
LINK REIT REIT NPV			**	209,514
MEDICLINIC INTERNATIONAL LTD COMMON STOCK NPV			**	76,292
DONGFENG MOTOR GRP CO LTD H COMMON STOCK CNY1.0			**	186,557
LANCASHIRE HOLDINGS LTD COMMON STOCK USD.5			**	389,438
DUFRY AG REG COMMON STOCK CHF5.0			**	575,666
LONDON STOCK EXCHANGE GROUP COMMON STOCK GBP.06918605			**	97,313
BANKIA SA COVERED 12/15 3.5	12/14/2015	3.5%	**	124,445
SPARK INFRASTRUCTURE GROUP STAPLED SECURITY NPV			**	736,924
MIRAE ASSET SECURITIES CO LT COMMON STOCK KRW5000.			**	214,291
AUSTRALIAN GOVERNMENT SR UNSECURED 03/19 5.25	3/15/2019	5.25%	**	1,285,739
BANKIA SA SR UNSECURED 01/16 VAR	1/25/2016	1%	**	119,882
CASTELLUM AB COMMON STOCK NPV			**	756,472
BUONI POLIENNALI DEL TES BONDS REGS 08/21 3.75	8/1/2021	3.75%	**	556,739
DEUTSCHE WOHNEN AG BR COMMON STOCK NPV			**	180,065
GRUPO AEROPORT DEL PACIFIC B COMMON STOCK NPV			**	75,241
INPEX CORP COMMON STOCK			**	3,770,699
UNILEVER PLC COMMON STOCK GBP.0311			**	757,298
ANSALDO STS SPA COMMON STOCK EUR.5			**	346,339
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01			**	698,075
KONECRANES OYJ COMMON STOCK EUR.5			**	383,351
LEGRAND SA COMMON STOCK EUR4.			**	1,493,808
CEDULAS TDA 6 FONDO ACTI COVERED 04/31 4.25	4/10/2031	4.25%	**	3,727,103
HUSQVARNA AB B SHS COMMON STOCK NPV			**	792,982
ASHMORE GROUP PLC COMMON STOCK GBP.0001			**	275,488
ZUMTOBEL GROUP AG COMMON STOCK NPV			**	167,492
KUEHNE + NAGEL INTL AG REG COMMON STOCK CHF1.			**	1,777,357
AMPLIFON SPA COMMON STOCK EUR.02			**	474,727
BANK OF CHINA LTD H COMMON STOCK CNY1.0			**	859,365
TOTAL SA COMMON STOCK EUR2.5			**	1,131,878
AMOREPACIFIC CORP COMMON STOCK KRW5000.			**	246,409
RELIANCE INDS SPONS GDR 144A GDR			**	355,658
SHIMAO PROPERTY HOLDINGS LTD COMMON STOCK HKD.1			**	50,427
INVESTEC PLC COMMON STOCK GBP.0002			**	731,210
INVESTEC LTD COMMON STOCK ZAR.0002			**	279,418
ROSNEFT OJSC REG S GDR GDR			**	58,715
WILMAR INTERNATIONAL LTD COMMON STOCK NPV			**	117,365
CIA ENERGETICA DE SP PREF B PREFERENCE			**	357,036

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ORION OYJ CLASS B COMMON STOCK EUR.65			**	1,347,947
DEPFA ACS BANK COVERED 04/16 5.5	4/25/2016	5.5%	**	842,846
IPSOS COMMON STOCK EUR.25			**	258,267
VALLOUREC SA COMMON STOCK EUR2.0			**	188,874
ROSNEFT FINANCE SA COMPANY GUAR REGS 07/16 7.5	7/18/2016	7.5%	**	143,888
GENERALITAT DE CATALUNYA SR UNSECURED 11/16 4.3	11/15/2016	4.3%	**	189,056
PZ CUSSONS PLC COMMON STOCK GBP.01			**	160,316
SWEDISH ORPHAN BIOVITRUM AB COMMON STOCK SEK.55			**	408,496
NOMURA REAL ESTATE HOLDINGS COMMON STOCK			**	22,531
CHINA BLUECHEMICAL LTD H COMMON STOCK HKD1.			**	197,822
RMAC SECURITIES PLC RMACS 2006 NS3X A2A REGS	6/12/2044	0.71%	**	4,855,176
WM COVERED BOND PROGRAM COVERED REGS 11/16 4	11/26/2016	4%	**	502,015
BBA AVIATION PLC COMMON STOCK GBP.2976			**	473,201
HBOS PLC SUBORDINATED 09/16 VAR	9/30/2016	0.93%	**	2,581,017
GAGFAH SA COMMON STOCK EUR1.25			**	494,729
MEXICAN UDIBONOS BONDS 12/25 4.5	12/4/2025	4.5%	**	125,906
MEXICAN UDIBONOS BONDS 11/35 4.5	11/22/2035	4.5%	**	176,562
IND + COMM BK OF CHINA H COMMON STOCK CNY1.0			**	759,790
TATNEFT SPONSORED ADR ADR			**	225,792
GENERALITAT DE VALENCIA SR UNSECURED 11/16 4	11/2/2016	4%	**	2,159,985
DEPFA ACS BANK COVERED 11/16 3.875	11/14/2016	3.88%	**	1,934,620
NATIXIS COMMON STOCK EUR1.6			**	899,158
KINGBOARD LAMINATES HOLDINGS COMMON STOCK HKD.1			**	151,209
ZHUZHOU CSR TIMES ELECTRIC H COMMON STOCK CNY1.			**	726,158
SCOR SE COMMON STOCK EUR7.876972			**	224,325
METAIR INVESTMENTS LTD COMMON STOCK NPV			**	441,880
ATLAS COPCO AB B SHS COMMON STOCK SEK.64			**	89,232
TAV HAVALIMANLARI HOLDING AS COMMON STOCK TRY1.			**	401,118
BR MALLS PARTICIPACOES SA COMMON STOCK NPV			**	53,774
SILENUS (EUROP LOAN COND N25)P EURO 25X A REGS	5/15/2019	0.23%	**	25,481
FUKUOKA FINANCIAL GROUP INC COMMON STOCK			**	130,322
RAUBEX GROUP LTD COMMON STOCK ZAR.01			**	294,849
JBS SA COMMON STOCK NPV			**	456,730
COUNTRY GARDEN HOLDINGS CO COMMON STOCK HKD.1			**	28,503
CITIC TELECOM INTERNATIONAL COMMON STOCK NPV			**	371,872
AKASTOR ASA COMMON STOCK NOK.592			**	93,631
REXEL SA COMMON STOCK EUR5.			**	274,929
NUFLARE TECHNOLOGY INC COMMON STOCK			**	129,171
BA COVERED BOND ISSUER COVERED REGS 08/17 4.25	8/3/2017	4.25%	**	1,580,838
GENTING MALAYSIA BHD COMMON STOCK MYR.1			**	27,820
MEDA AB A SHS COMMON STOCK NPV			**	398,077
CHINA CITIC BANK CORP LTD H COMMON STOCK CNY1.0			**	397,191
BANKIA SA COVERED 04/22 4.5	4/26/2022	4.5%	**	1,201,318
AALBERTS INDUSTRIES NV COMMON STOCK EUR.25			**	534,394
BELLE INTERNATIONAL HOLDINGS COMMON STOCK HKD.01			**	357,167
SAMSUNG CARD CO COMMON STOCK KRW5000.			**	88,911
SMITHS GROUP PLC COMMON STOCK GBP.375			**	2,985,381
BANCO DE SABADELL SA COMMON STOCK EUR.125			**	89,314

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BOSKALIS WESTMINSTER COMMON STOCK EUR.8			**	699,889
BANK OF AMERICA CORP SUBORDINATED 05/17 VAR	5/23/2017	0.8%	**	3,120,961
BUNDESREPUB. DEUTSCHLAND BONDS 07/17 4.25	7/4/2017	4.25%	**	335,241
ANGLO AMERICAN PLC COMMON STOCK USD.54945			**	657,423
IOI CORP BHD COMMON STOCK MYR.1			**	159,794
SLC AGRICOLA SA COMMON STOCK NPV			**	154,356
DANONE COMMON STOCK EUR.25			**	6,231,944
SUNNY OPTICAL TECH COMMON STOCK HKD.1			**	7,872,872
ACTELION LTD REG COMMON STOCK CHF.5			**	2,458,240
3I GROUP PLC COMMON STOCK GBP.738636			**	1,071,023
AIR LIQUIDE SA COMMON STOCK EUR5.5			**	6,289,764
UNIBAIL RODAMCO SE REIT EUR5.			**	572,812
ALMIRALL SA COMMON STOCK EUR.12			**	1,577,167
TEGMA GESTAO LOGISTICA COMMON STOCK NPV			**	169,768
PITCH1 COVERED 07/22 5.125	7/20/2022	5.13%	**	6,356,585
ESTACIO PARTICIPACOES SA COMMON STOCK NPV			**	275,997
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1			**	6,784,420
SINO OCEAN LAND HOLDINGS COMMON STOCK NPV			**	30,631
DAH CHONG HONG COMMON STOCK NPV			**	186,946
IBERDROLA SA COMMON STOCK EUR.75			**	2,343,784
ROSNEFT FINANCE SA COMPANY GUAR REGS 03/18 7.875	3/13/2018	7.88%	**	2,212,229
BUREAU VERITAS SA COMMON STOCK EUR.12			**	1,225,161
ABLYNX NV COMMON STOCK			**	305,194
BRASIL BROKERS PARTICIPACOES COMMON STOCK NPV			**	95,368
BLUE LABEL TELECOMS LTD COMMON STOCK ZAR.00000001			**	81,316
MACQUARIE GROUP LTD COMMON STOCK NPV			**	586,301
G8 EDUCATION LTD COMMON STOCK			**	295,183
RIGHTMOVE PLC COMMON STOCK GBP.01			**	420,623
BYD ELECTRONIC INTL CO LTD COMMON STOCK NPV			**	385,918
INDO TAMBANGRAYA MEGAH TBK P COMMON STOCK IDR500.			**	27,311
KEPCO PLANT SERVICE + ENGINE COMMON STOCK KRW200.			**	497,278
SJM HOLDINGS LTD COMMON STOCK NPV			**	126,888
CHINA RAILWAY CONSTRUCTION H COMMON STOCK CNY1.0			**	84,724
EVERGRANDE REAL ESTATE GROUP COMMON STOCK USD.01			**	41,432
SHIRE PLC COMMON STOCK GBP.05			**	237,487
BUONI POLIENNALI DEL TES SR UNSECURED 144A REGS 08/23 4	8/1/2023	4.75%	**	1,804,185
GENERALITAT DE CATALUNYA SR UNSECURED 06/18 4.75	6/4/2018	4.75%	**	356,278
ARYZTA AG COMMON STOCK CHF.02			**	654,538
BOLSA MEXICANA DE VALORES SA COMMON STOCK NPV			**	605,470
ADARO ENERGY TBK PT COMMON STOCK IDR100.			**	131,971
REGUS PLC COMMON STOCK GBP.01			**	997,264
RAMI LEVY CHAIN STORES HASHI COMMON STOCK ILS.01			**	296,034
KOREA TREASURY BOND SR UNSECURED 09/18 5.75	9/10/2018	5.75%	**	1,129,603
ATRIUM EUROPEAN REAL ESTATE COMMON STOCK NPV			**	320,568
KB FINANCIAL GROUP INC COMMON STOCK KRW5000.			**	51,669
AYT CEDULAS CAJAS GLOBAL COVERED 02/18 VAR	2/22/2018	0.19%	**	827,818
KOZA ALTIN ISLETMELERI AS COMMON STOCK TRY1.0			**	80,077
AMADEUS IT HOLDING SA A SHS COMMON STOCK EUR.01			**	2,252,902

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
BBMG CORP H COMMON STOCK CNY1.0			**	431,910
OHL MEXICO SAB DE CV COMMON STOCK NPV			**	86,382
MULTIPLUS SA COMMON STOCK NPV			**	197,427
BANQUE PSA FINANCE SR UNSECURED REGS 01/15 3.875	1/14/2015	3.88%	**	2,421,611
CALBEE INC COMMON STOCK			**	233,308
BANQUE PSA FINANCE SR UNSECURED REGS 02/16 4.25	2/25/2016	4.25%	**	2,506,926
AUSTRALIAN GOVERNMENT SR UNSECURED 04/23 5.5	4/21/2023	5.5%	**	891,802
HERMES MICROVISION INC COMMON STOCK TWD10.			**	3,645,339
DOLPHIN ENERGY LTD SR SECURED REGS 06/19 5.888	6/15/2019	5.89%	**	87,096
SPAREBANK 1 SR BANK ASA COMMON STOCK NOK25.0			**	376,373
PREMIER OIL PLC COMMON STOCK GBP.125			**	175,977
PANDORA A/S COMMON STOCK DKK1.			**	1,993,897
AUSTRALIAN GOVERNMENT SR UNSECURED 06/16 4.75	6/15/2016	4.75%	**	25,413
LBG CAPITAL NO.2 PLC COMPANY GUAR REGS 12/19 15	12/21/2019	15%	**	213,929
LIFE HEALTHCARE GROUP HOLDIN COMMON STOCK			**	143,082
LBG CAPITAL NO.2 PLC COMPANY GUAR REGS 12/19 15	12/21/2019	15%	**	178,906
QUALICORP SA COMMON STOCK NPV			**	115,040
TOWER BERSAMA INFRASTRUCTURE COMMON STOCK IDR100.			**	768,716
WEST CHINA CEMENT LTD COMMON STOCK GBP.002			**	324,200
JULIUS BAER GROUP LTD COMMON STOCK CHF.02			**	3,115,670
AUSTRALIAN INDEX LINKED SR UNSECURED REGS 09/25 3	9/20/2025	3%	**	2,112,914
AIA GROUP LTD COMMON STOCK NPV			**	6,529,694
REPUBLIKA SLOVENIJA SR UNSECURED REGS 03/26 5.125	3/30/2026	5.13%	**	460,230
SIHUAN PHARMACEUTICAL HLDGS COMMON STOCK HKD.01			**	55,196
BARCLAYS BANK PLC SUBORDINATED REGS 05/21 10	5/21/2021	10%	**	3,509,324
INTL CONSOLIDATED AIRLINE DI COMMON STOCK EUR.5			**	265,176
PGE SA COMMON STOCK PLN10.			**	666,755
MALAYSIA GOVERNMENT SR UNSECURED 11/19 4.378	11/29/2019	4.38%	**	321,121
DELTA LLOYD NV COMMON STOCK EUR.2			**	868,462
GENERALITAT DE CATALUNYA SR UNSECURED 03/16 2.75	3/24/2016	2.75%	**	202,977
EMLAK KONUT GAYRIMENKUL YATI REIT TRY.01			**	38,064
PETRONAS CHEMICALS GROUP BHD COMMON STOCK MYR.1			**	181,277
INDORAMA VENTURES PCL NVDR NVDR THB1.0			**	61,889
MILLS ESTRUTURAS E SERVICOS COMMON STOCK NPV			**	79,398
OTSUKA HOLDINGS CO LTD COMMON STOCK			**	1,031,748
WOOD GROUP (JOHN) PLC COMMON STOCK GBP.042857			**	700,360
T4F ENTRETENIMENTO SA COMMON STOCK NPV			**	205,926
TAURON POLSKA ENERGIA SA COMMON STOCK PLN5.			**	41,992
SBERBANK SPONSORED ADR ADR			**	6,059
CIA BRASILEIRA DE DIS PREF PREFERENCE			**	170,679
SEGRO PLC REIT GBP.1			**	959,045
DEUTSCHLAND I/L BOND BONDS 04/20 1.75	4/15/2020	1.75%	**	44,386
MEIJI HOLDINGS CO LTD COMMON STOCK			**	247,942
AGRICULTURAL BANK OF CHINA H COMMON STOCK CNY1.0			**	168,328
TREASURY WINE ESTATES LTD COMMON STOCK			**	214,632
INCHCAPE PLC COMMON STOCK GBP.1			**	360,955
HANWHA LIFE INSURANCE CO LTD COMMON STOCK KRW5000.			**	125,442
FRIENDS LIFE GROUP LTD COMMON STOCK			**	496,054

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
NOVO BANCO SA SR UNSECURED 01/15 3.875	1/21/2015	3.88%	**	241,042
ENQUEST PLC COMMON STOCK GBP.05			**	84,967
FAR EAST HORIZON LTD COMMON STOCK NPV			**	51,297
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2			**	2,398,430
SHENG SIONG GROUP LTD COMMON STOCK NPV			**	53,113
FIBRA UNO ADMINISTRACION SA REIT NPV			**	189,172
BEIJING JINGNENG CLEAN ENE H COMMON STOCK CNY1.			**	367,643
JOHNSON MATTHEY PLC COMMON STOCK GBP1.047619			**	305,783
NMC HEALTH PLC COMMON STOCK GBP.1			**	1,594,501
EASYJET PLC COMMON STOCK GBP.2728571			**	1,366,380
PLAYTECH PLC COMMON STOCK NPV			**	328,646
TELEFONICA DEUTSCHLAND HOLDI COMMON STOCK			**	167,013
BARCLAYS AFRICA GROUP LTD COMMON STOCK ZAR2.0			**	55,802
UK TSY 3 1/4 2044 UNSECURED REGS 01/44 3.25	1/22/2044	3.25%	**	6,116,092
AAC TECHNOLOGIES HOLDINGS IN COMMON STOCK USD.01			**	4,990,116
TSY 0 1/8 2024 I/L GILT BONDS REGS 03/24 0.125	3/22/2024	0.13%	**	6,378,702
DIRECT LINE INSURANCE GROUP COMMON STOCK GBP.1			**	524,716
UNIPOLSAI SPA COMMON STOCK NPV			**	159,578
JAPAN AIRLINES CO LTD COMMON STOCK			**	822,720
AL NOOR HOSPITALS GROUP COMMON STOCK			**	1,721,193
GRAND CITY PROPERTIES COMMON STOCK EUR.1			**	497,749
WPP PLC COMMON STOCK GBP.1			**	8,120,219
REPUBLIKA SLOVENIJA SR UNSECURED REGS 01/20 4.125	1/26/2020	4.13%	**	684,816
EFSF GOVT GUARANT REGS 01/20 1.5	1/22/2020	1.5%	**	2,058,270
OSRAM LICHT AG COMMON STOCK			**	1,027,025
CHINA GALAXY SECURITIES CO H COMMON STOCK CNY1.			**	459,692
LT GROUP INC COMMON STOCK PHP1.0			**	352,673
FEDERATION CENTRES REIT			**	41,719
NIPPON PROLOGIS REIT INC REIT			**	32,604
BONOS Y OBLIG DEL ESTADO BONDS 144A REGS 01/23 5.4	1/31/2023	5.4%	**	1,265,974
VIMPELCOM HLDGS COMPANY GUAR REGS 02/23 5.95	2/13/2023	5.95%	**	303,800
BB SEGURIDADE PARTICIPACOES COMMON STOCK			**	141,551
REPUBLIC OF SLOVENIA SR UNSECURED REGS 05/18 4.75	5/10/2018	4.75%	**	214,000
PROSIEBEN SAT.1 MEDIA AG REG COMMON STOCK NPV			**	3,314,576
TELEKOMUNIKASI INDONESIA PER COMMON STOCK IDR50.			**	403,274
ROYAL MAIL PLC COMMON STOCK GBP.01			**	530,090
BANCA CARIGE SPA COVERED REGS 10/18 3.875	10/24/2018	3.88%	**	2,126,575
PW MEDTECH GROUP LTD COMMON STOCK USD.0001			**	170,930
PHOENIX HEALTHCARE GROUP CO COMMON STOCK HKD.00025			**	1,686,439
IMI PLC COMMON STOCK GBP.2857			**	685,564
ENERGA SA COMMON STOCK PLN10.92			**	43,609
COMPARTAMOS SAB DE CV COMMON STOCK			**	231,934
MELROSE INDUSTRIES PLC COMMON STOCK GBP.001182			**	573,820
NOTA DO TESOURO NACIONAL NOTES 01/25 10	1/1/2025	10%	**	5,336,383
BONOS Y OBLIG DEL ESTADO BONDS 144A REGS 04/24 3.8	4/30/2024	3.8%	**	723,834
JAPAN DISPLAY INC COMMON STOCK			**	169,423
BANCO POPOLARE SC SR UNSECURED REGS 03/19 3.5	3/14/2019	3.5%	**	3,847,764
COMPASS GROUP PLC COMMON STOCK GBP.10625			**	9,346,845

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
SCENTRE GROUP REIT NPV			**	214,903
INFORMA PLC COMMON STOCK GBP.001			**	548,670
UBS AG SUBORDINATED REGS 05/24 5.125	5/15/2024	5.13%	**	803,192
TENCENT HOLDINGS LTD COMMON STOCK HKD.00002			**	7,027,215
REDEFINE PROPERTIES LTD REIT NPV			**	37,530
CHINA VANKE CO LTD H COMMON STOCK			**	55,865
BRUNEL INTERNATIONAL COMMON STOCK EUR.03			**	230,394
SPIRE HEALTHCARE GROUP PLC COMMON STOCK GBP.01			**	1,733,503
GLOBAL BRANDS GROUP HOLDING COMMON STOCK HKD.0125			**	1,401,054
INDIVIOR PLC COMMON STOCK USD2.0			**	194,547
NOVION PROPERTY GROUP REIT NPV			**	46,613
WOORI BANK COMMON STOCK KRW5000.0			**	159,842
TUI AG NEW COMMON STOCK			**	63,677
CREDIT AGRICOLE SA SUBORDINATED REGS 09/33 VAR	9/19/2033	8.13%	**	223,135
ACTAVIS PLC COMMON STOCK USD.0033			**	31,796,828
ALKERMES PLC COMMON STOCK USD.01			**	9,023,569
AMDOCS LTD COMMON STOCK GBP.0001			**	2,006,165
AON PLC COMMON STOCK USD.01			**	6,306,100
ANGLO AMERICAN CAPITAL COMPANY GUAR REGS 04/21 4.125	4/15/2021	4.13%	**	5,016,800
ARCH CAPITAL GROUP LTD COMMON STOCK USD.01			**	3,630,513
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD.001514456			**	287,131
ASSURED GUARANTY LTD COMMON STOCK USD.01			**	439,543
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD.0125			**	523,673
ENERGY XXI LTD COMMON STOCK USD.005			**	20,382
ACCENTURE PLC CL A COMMON STOCK USD.0000225			**	23,784,771
BELMOND LTD CLASS A COMMON STOCK USD.01			**	114,113
BUNGE LTD COMMON STOCK USD.01			**	1,663,653
CENTRAL EUROPEAN MEDIA ENT A COMMON STOCK USD.08			**	39,483
CONSOLIDATED WATER CO ORD SH COMMON STOCK USD.6			**	15,326
CREDICORP LTD COMMON STOCK USD5.			**	160,180
COVIDIEN PLC COMMON STOCK USD.2			**	30,019,180
CSN ISLANDS XI CORP COMPANY GUAR REGS 09/19 6.875	9/21/2019	6.88%	**	37,100
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01			**	7,639,454
EATON CORP PLC COMMON STOCK USD.01			**	4,617,746
ENDURANCE SPECIALTY HOLD W/I COMMON STOCK USD1.0			**	269,878
ENSTAR GROUP LTD COMMON STOCK USD1.			**	250,740
ESSENT GROUP LTD COMMON STOCK USD.015			**	2,094,748
EVEREST RE GROUP LTD COMMON STOCK USD.01			**	768,053
FABRINET COMMON STOCK USD.01			**	58,187
FLEETMATICS GROUP PLC COMMON STOCK EUR.015			**	5,780,363
FRESH DEL MONTE PRODUCE W/D COMMON STOCK USD.01			**	189,121
FREESCALE SEMICONDUCTOR LTD COMMON STOCK USD.01			**	8,735,509
GASLOG LTD COMMON STOCK USD.01			**	552,874
GENPACT LTD W/D COMMON STOCK USD.01			**	9,412,189
GLOBAL INDEMNITY PLC COMMON STOCK USD.0001			**	37,789
GREENLIGHT CAPITAL RE LTD A COMMON STOCK USD.01			**	100,399
HELEN OF TROY LTD COMMON STOCK USD.1			**	34,287

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
ICON PLC COMMON STOCK EUR.06			**	3,520,350
IMPERIAL TOBACCO FINANCE COMPANY GUAR REGS 02/23 3.5	2/11/2023	3.5%	**	9,137,613
KNIGHTSBRIDGE SHIPPING LTD COMMON STOCK USD.01			**	24,145
KOFAX LTD COMMON STOCK USD.001			**	55,481
KOSMOS ENERGY LTD COMMON STOCK USD.01			**	250,937
LAZARD LTD CL A LTD PART USD.01			**	178,757
MAIDEN HOLDINGS LTD COMMON STOCK USD.01			**	93,073
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002			**	4,657,676
MIZUHO FIN GRP CAYMAN 3 COMPANY GUAR REGS 03/24 4.6	3/27/2024	4.6%	**	5,180,860
ALPHA + OMEGA SEMICONDUCTOR COMMON STOCK			**	23,585
NABORS INDUSTRIES LTD COMMON STOCK USD.001			**	252,786
NOBLE CORP PLC COMMON STOCK USD.01			**	387,241
NORDIC AMERICAN TANKERS LTD COMMON STOCK USD.01			**	91,859
NORWEGIAN CRUISE LINE HOLDIN COMMON STOCK USD.001			**	422,570
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/22 6.75	10/1/2022	6.75%	**	517,433
ODBRCHT OFFSHRE DRLL FIN SR SECURED REGS 10/23 6.625	10/1/2023	6.63%	**	516,809
ONEBEACON INSURANCE GROUP A COMMON STOCK USD.01			**	36,531
PARTNERRE LTD COMMON STOCK USD1.			**	561,520
RENAISSANCERE HOLDINGS LTD COMMON STOCK USD1.			**	1,759,682
ROWAN COMPANIES PLC A COMMON STOCK USD.125			**	2,935,335
SEAGATE TECHNOLOGY COMMON STOCK USD.00001			**	14,378,298
PENTAIR PLC COMMON STOCK USD.01			**	4,456,496
SHIP FINANCE INTL LTD COMMON STOCK USD1.			**	131,697
TEXTAINER GROUP HOLDINGS LTD COMMON STOCK USD.01			**	186,426
TYCO INTERNATIONAL PLC COMMON STOCK CHF.5			**	6,320,138
VALIDUS HOLDINGS LTD COMMON STOCK USD.175			**	379,110
VIRGIN MEDIA INVT HLDGS LTD B FACILITY	6/7/2020	1%	**	490,305
WHITE MOUNTAINS INSURANCE GP COMMON STOCK USD1.			**	387,518
PERRIGO CO PLC COMMON STOCK NPV			**	17,926,573
ACE LTD COMMON STOCK CHF24.77			**	16,658,519
ALLIED WORLD ASSURANCE CO COMMON STOCK USD12.98			**	365,359
PACIFIC DRILLING SA COMMON STOCK			**	54,218
CAESARSTONE SDOT YAM LTD COMMON STOCK			**	949,822
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01			**	12,060,888
CYBERARK SOFTWARE LTD/ISRAEL COMMON STOCK ILS.01			**	1,292,392
MELLANOX TECHNOLOGIES LTD COMMON STOCK ILS.0175			**	823,706
STRATASYS LTD COMMON STOCK ILS.01			**	199,796
AERCAP HOLDINGS NV COMMON STOCK EUR.01			**	2,523,300
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09			**	16,515,243
CNH INDUSTRIAL NV COMMON STOCK EUR.01			**	1,069,764
FRANK S INTERNATIONAL NV COMMON STOCK EUR.01			**	508,878
MOBILEYE NV COMMON STOCK			**	224,824
NXP SEMICONDUCTORS NV COMMON STOCK			**	36,672,229
ORTHOFIX INTERNATIONAL NV COMMON STOCK USD.1			**	52,365
COPA HOLDINGS SA CLASS A COMMON STOCK NPV			**	297,447
STEINER LEISURE LTD COMMON STOCK USD.01			**	66,311
ULTRAPETROL (BAHAMAS) LTD COMMON STOCK USD.01			**	10,090
TRONOX LTD CL A COMMON STOCK USD.01			**	151,757

Security Name	Maturity Date	Coupon Rate	Cost	Fair Value (In Dollars)
REPUBLIC OF SOUTH AFRICA BONDS 12/26 10.5	12/21/2026	10.5%	**	124,734
RUSSIAN FEDERATION SR UNSECURED REGS 03/30 VAR	3/31/2030	7.5%	**	3,158,443
AVAGO TECHNOLOGIES LTD COMMON STOCK			**	30,562,139
BALTIC TRADING LTD COMMON STOCK			**	8,489
DHT HOLDINGS INC COMMON STOCK USD.01			**	61,441
REPUBLIC OF INDONESIA SR UNSECURED REGS 03/20 5.875	3/13/2020	5.88%	**	614,663
PERTAMINA PERSERO PT SR UNSECURED REGS 05/22 4.875	5/3/2022	4.88%	**	900,000
SCORPIO TANKERS INC COMMON STOCK USD.01			**	148,747
SUNEDISON SEMICONDUCTOR LTD COMMON STOCK			**	1,039,920
TEEKAY TANKERS LTD CLASS A COMMON STOCK USD.01			**	36,822

TOTAL				$45,714,524,647

*PARTICIPANT LOANS (Interest from 2.0% to 9.8% maturing through December 2034)				$706,144,654

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2014

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
Fidelity Investments	Service Provider	Plan assets were inadvertently used to pay an overstated amount for investment advisory fees.	$173	$190	$17
BlackRock	Service Provider	An investment advisory firm was in control of plan assets held outside of the Plan and Master Trust.	$15,752	$16,650	$898
Voya	Service Provider	Plan assets were inadvertently used to pay an overstated amount for investment advisory fees.	$150,949	$153,149	$2,200